WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PRINCIPAL EXECUTIVE OFFICE
PROSPECTUS SUMMARY
OUR COMPANY
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL INFORMATION AND OTHER DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
BUSINESS
MANAGEMENT
PERFORMANCE GRAPH STOCK PRICE PERFORMANCE
OWNERSHIP OF CAPITAL STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF EXCHANGE NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF OTHER INDEBTEDNESS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
APPENDIX A

Filed pursuant to Rule 424(b)(3)
Registration No. 333-104927
PROSPECTUS
Exchange offer for
$200,000,000

(ON SEMICONDUCTOR LOGO)

ON Semiconductor Corporation
Semiconductor Components Industries, LLC

12% Senior Secured Notes due 2010

        Guaranteed by SCG (Malaysia SMP) Holding Corporation, SCG (China) Holding Corporation, SCG (Czech) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc.

Terms of the Exchange Offer

•	We are offering to exchange the notes that we sold in private and offshore offerings for new registered exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time on June 11, 2003, unless extended.

•	Tenders of outstanding initial notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

•	We believe that the exchange of initial notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the notes to be issued are identical to the outstanding initial notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

       Investing in the notes issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 10.

       We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

      Neither the Securities and Exchange Commission nor any State securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2003.

i

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of the initial notes. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is qualified in its entirety by reference to that contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Following the exchange offer, we will continue to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 as amended.

      You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC’s headquarters located at 450 Fifth Street N.W., Washington, D.C. 20549.

      You may also obtain copies of our SEC filings by mail from the Office of Investor Education and Assistance of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at 800-SEC-0330. You may obtain information on the operation of the Office of Investor Education and Assistance by calling the SEC at 800-SEC-0330. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC’s Internet site (http//www.sec.gov).

      You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing or emailing us at the following address or email address:

Secretary of ON Semiconductor Corporation

5005 East McDowell Road
Phoenix, AZ 85008
email: investor@onsemi.com

      TO OBTAIN TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS OR OTHER DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

      You should rely only on the information provided or incorporated by reference in this prospectus and the registration statement. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements”. All statements, other than statements of historical facts, included in this prospectus are forward-looking statements, particularly statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, and statements relating to second quarter 2003 revenues, gross margins, operating expenses, EBITDA, turns, cost reductions/savings and similar matters. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this prospectus are made based on our current expectations and estimates, which involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand

ii

for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt instruments, our transfer to the Nasdaq SmallCap Market (including impairment of the marketability and liquidity of our common stock, the impairment of our ability to raise capital and other risks associated with trading on the Nasdaq SmallCap Market), risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect our future results or events are described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Trends, Risks and Uncertainties” in our Form 10-K for the year ended December 31, 2002, and other factors are described from time to time in our SEC filings. See in particular the “Risk Factors” section of this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

      You should carefully consider the trends, risks and uncertainties described in the “Risk Factors” section of this prospectus and other information in this prospectus and reports filed with the SEC before making any investment decision with respect to the notes. If any of the trends, risks or uncertainties set forth in the “Risk Factors” section of this prospectus actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

      Effective January 1, 2001, we changed our accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. In the “Risk Factors” section of this prospectus, we have generally restated financial information on a pro forma basis for periods prior to 2001 to reflect the change in revenue recognition on sales to distributors.

PRINCIPAL EXECUTIVE OFFICE

      Our headquarters are located at 5005 E. McDowell Road, Phoenix, Arizona 85008 and our telephone number is (602) 244-6600.

iii

PROSPECTUS SUMMARY

      The following summary highlights selected information about the Company and this offering. It may not contain all of the information that is important to you. For a more comprehensive understanding of our company and this offering, you should read this entire document. Industry or business terms used but not defined in this summary are defined in the “Industry” or “Business” section of this prospectus.

      In this prospectus, the “Company,” “we,” “us,” “our” or “our company” refer, as the context requires, to:

•	ON Semiconductor Corporation, together with its wholly-owned direct subsidiaries, including Semiconductor Components Industries, LLC, and its wholly-owned indirect subsidiaries;

•	Solely in the context of our historical operations or results prior to our becoming an independent company as a result of our August 4, 1999 recapitalization, the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc.; and

•	ON Semiconductor Corporation and Semiconductor Components Industries, LLC, as co-issuers of the notes offered hereby.

      In this prospectus, the “notes” refers to the initial notes together with the exchange notes.

      The ON Semiconductor logo is a registered trademark of Semiconductor Components Industries, LLC.

Our Company

Overview

      We are a global supplier of power and data management semiconductors and standard semiconductor components. We design, manufacture and market an extensive portfolio of semiconductor components that addresses the design needs of sophisticated electronic systems and products. Our power management semiconductor components distribute and monitor the supply of power to the different elements within a wide variety of electronic devices. Our data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. Our standard semiconductor components serve as “building block” components within virtually all electronic devices.

      We serve a broad base of end-user markets including wireless communications, consumer electronics, automotive and industrial electronics and computing and networking. Applications for our products in these markets include portable electronics, computers, game stations, servers, automotive and industrial automation control systems, routers, switches, storage-area networks and automated test equipment.

      We have four main product lines: power management and standard analog devices, metal oxide semiconductor (MOS) power devices, high frequency clock and data management devices and standard components. Our extensive portfolio of devices enables us to offer advanced integrated circuits and “building block” components that deliver system level functionality and design solutions. Our product portfolio currently comprises approximately 15,000 products and we shipped approximately 21.1 billion units in 2002. We specialize in micro packages, which offer increased performance characteristics while reducing the critical board space inside today’s ever shrinking electronic devices. We believe that our ability to offer a broad range of products provides our customers with single source purchasing on a cost-effective and timely basis.

      We have approximately 200 direct customers worldwide, and we also service approximately 300 significant original equipment manufacturers indirectly through our distributor and electronic manufacturing service provider customers. Our direct and indirect customers include: (1) leading original equipment manufacturers in a broad variety of industries, such as Alcatel, DaimlerChrysler, Delphi, Delta Electronics, Intel, Motorola, Nokia, Siemens, Sony and Visteon; (2) electronic manufacturing service providers, such as Flextronics, Sanmina-SCI and Solectron; and (3) global distributors, such as Arrow, Avnet and Future Electronics.

      We have design operations in Arizona, Rhode Island, China, Hong Kong, the Czech Republic and France, and we operate manufacturing facilities independently and through joint ventures in Arizona, Rhode Island, China, the Czech Republic, Japan, Malaysia, the Philippines and Slovakia.

The Exchange Offer

      On March 6, 2003, we issued $200,000,000 aggregate principal amount of 12% Senior Secured Notes due 2010 to Citigroup Global Markets Inc., formerly known as Salomon Smith Barney Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated in private and offshore offerings. These initial purchasers sold the notes to institutional investors and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act of 1933. The notes are guaranteed by all seven of our domestic subsidiaries: SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc.

Exchange Offer and Registration Rights Agreement

      When we issued the initial notes, we entered into a Registration Rights Agreement in which we agreed, among other things, to use our best efforts to consummate the exchange offer for the initial notes on or prior to December 28, 2003.

The Exchange Offer

      Under the terms of the exchange offer, you are entitled to exchange the initial notes for registered exchange notes with substantially identical terms. You should read the discussion under the heading “Description of Exchange Notes” for further information regarding the exchange notes. As of this date, there are $200,000,000 aggregate principal amount of the initial notes outstanding. The initial notes may be tendered only in integral multiples of $1,000.

Resale of Exchange Notes

      We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not an “affiliate” of ours.

      If any of the foregoing are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

      Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Initial Notes

      If you are eligible to participate in the exchange offer but you do not exchange your initial notes for exchange notes, you will no longer be able to force us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless:

•	the offer or sale is registered under the Securities Act or

•	you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time, on June 11, 2003 unless we decide to extend the exchange offer.

Interest on the Exchange Notes

      The exchange notes will accrue interest at 12% per annum from the last interest payment date on which interest was paid on the initial notes surrendered in exchange or, if no interest has been paid on the initial notes, from the date of the original issue of the notes. We will pay interest on the exchange notes on March 15 and September 15 of each year through the maturity date of March 15, 2010. For more details, see “Description of Exchange Notes — Principal, Maturity and Interest.”

Procedures for Tendering Initial Notes

      If you wish to accept the exchange offer, you must:

•	complete, sign and date the letter of transmittal or a facsimile of it and

•	send the letter of transmittal accompanying this prospectus and all other documents required by it, including the initial notes to be exchanged, to Wells Fargo Bank Minnesota, National Association, as exchange agent. Alternatively, you can tender your initial notes by following the procedures for book-entry transfer described in this prospectus.

Guaranteed Delivery Procedures

      If you wish to tender your initial notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your initial notes according to the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights

      You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent by 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Initial Notes and Delivery of Exchange Notes

      If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date. See “The Exchange Offer — Conditions.”

Tax Considerations

      The exchange of initial notes for exchange notes will not be a taxable exchange for federal income tax purposes for U.S. holders of the notes. See “Certain U.S. Federal Income Tax Considerations.” You should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent

      Wells Fargo Bank Minnesota, National Association is serving as exchange agent for the exchange offer.

Fees and Expenses

      We will bear all expenses related to consummating the exchange offer and complying with the Registration Rights Agreement. See “The Exchange Offer — Fees and Expenses.”

Use of Proceeds

      We will not receive any cash proceeds from the issuance of the exchange notes. We used the proceeds from the sale of the initial notes to prepay a portion of the outstanding term loans, to repay and permanently reduce a portion of the revolving credit facility under our senior bank facilities and to pay associated fees and expenses. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Description of Exchange Notes

Issuers

      ON Semiconductor Corporation and its wholly-owned subsidiary Semiconductor Components Industries, LLC are the issuers. The issuers will be jointly and severally liable for the obligations under the exchange notes.

Notes Offered

      We are offering $200,000,000 aggregate principal amount of 12% Senior Secured Notes due 2010. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the offering and distribution of the exchange notes have been registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes are governed by the same indenture dated March 3, 2003.

Maturity

      March 15, 2010.

Interest and Payment Dates

      March 15 and September 15 of each year, commencing on September 15, 2003. Each note we issue will accrue interest at a rate of 12% per annum from the last interest payment date on which interest was paid on the initial notes surrendered in exchange or, if no interest has been paid on the initial notes, from the date of the original issue of the notes.

Exchange Note Guarantees

      Some of our subsidiaries will guarantee the exchange notes. If we cannot make payments on the exchange notes when they are due, the guarantor subsidiaries are obligated to make them. See “Description of Exchange Notes — Note Guarantees.”

Collateral

      The exchange notes and the guarantees will be secured by a lien equally and ratably with all secured debt outstanding under our senior bank facilities. The liens will constitute first-priority liens on the capital stock or other equity interests of domestic subsidiaries, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors. The lenders under our senior bank facilities and certain other indebtedness will benefit from first-priority liens on the collateral. Under certain circumstances, collateral may be released without the consent of the holders of the exchange notes. See “Description of Notes — Security.”

Collateral Sharing Agreement

      Pursuant to a collateral sharing agreement, the liens securing the exchange notes will be first-priority liens that are equal and ratable with all liens that secure (1) obligations under our senior bank facilities, (2) certain other future indebtedness permitted to be incurred under the indenture governing the notes and (3) certain obligations under our hedging, foreign exchange and cash management services arrangements. Such liens will be evidenced by security documents for the benefit of the holders of the notes, the lenders under the senior bank facilities and the holders of certain other future indebtedness and obligations. In certain circumstances, the release of the first-priority liens upon any collateral approved by the lenders under the senior bank facilities will also release the first-priority liens securing the notes on the same collateral. So long as the senior bank facilities or other future indebtedness or obligations secured by first-priority liens in the collateral are outstanding, the agent for such lenders may enter into amendments or waivers of the security documents that are not materially adverse to the holders of the exchange notes. See “Description of Exchange Notes — Security.”

Sharing of First-Priority Liens

      In certain circumstances, we may secure specified indebtedness permitted to be incurred by the covenant described in “Description of Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness” by granting liens upon any or all of the collateral securing the exchange notes, on an equal and ratable basis with the first-priority liens securing the senior bank facilities and the exchange notes.

Ranking

      The exchange notes and the note guarantees will rank:

•	equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness but, together with indebtedness under our senior bank facilities and any other first lien credit facilities, effectively senior to our second lien senior secured notes due 2008 to the extent of the value of the collateral;

•	senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness; and

•	effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes.

      With respect to the collateral, the indebtedness and obligations under the notes, our senior bank facilities and certain other future indebtedness and obligations permitted under the indenture governing the exchange notes and the initial notes will have first-priority liens. See “Description of Exchange Notes — Security.”

      As of April 4, 2003, we had, in addition to the initial notes:

•	$520.7 million of indebtedness outstanding under our senior bank facilities, with $8.6 million in revolving credit availability and $16.4 million in outstanding letters of credit;

•	$23.8 million under an unsecured loan from a Japanese bank;

•	$291.7 million of our second lien senior secured notes due 2008 (net of unamortized discount);

•	$260.0 million of senior subordinated notes due 2009; and

•	$130.2 million under the junior subordinated note due 2011 payable to Motorola.

      In addition, our non-guarantor subsidiaries had as of such date approximately $151.8 million of liabilities, including trade payables but excluding intercompany obligations and the Japanese loan referred to above.

Optional Redemption

      We may redeem any of the notes at any time on or after March 15, 2007, in whole or in part, in cash at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any. In addition, on or prior to March 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 112% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of certain equity offerings within 45 days of the closing of any such equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes issued remain outstanding. See “Description of Exchange Notes — Optional Redemption.”

Optional Redemption Upon Change of Control

      If we sell certain assets or experience specific kinds of changes of control, we will have the option, at any time on or prior to March 15, 2007, to redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium, together with accrued and unpaid interest, including additional interest, if any, to the date of redemption, as described in “Description of Exchange Notes — Optional Redemption Upon Change of Control.”

Repurchase of Notes at the Option of Holder Upon Change of Control

      If we sell certain assets or experience specific kinds of changes of control, each holder will have the right to require us to repurchase all or any part of such holder’s notes at 101% of the principal amount thereof, plus accrued and unpaid interest, including additional interest thereon, if any, to the date of repurchase, as described in “Description of Exchange Notes — Repurchase of Notes at the Option of the Holder Upon a Change of Control.”

Sinking Fund

      None.

Certain Covenants

      The indenture under which the exchange notes will be issued will contain covenants for your benefit that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale and leaseback transactions;

•	pay dividends, redeem capital stock, or make certain other restricted payments or investments;

•	enter into agreements that restrict dividends from restricted subsidiaries;

•	sell assets, including capital stock of restricted subsidiaries;

•	engage in transaction with affiliates; and

•	effect a consolidation or merger.

      These limitations will be subject to a number of important qualifications and exceptions. For more details, see “Description of Exchange Notes — Certain Covenants.”

Use of Proceeds

      We will not receive any proceeds from issuance of exchange notes under the exchange offer. See “Use of Proceeds.”

Risk Factors

      You should carefully consider the information under the “Risk Factors” section of this prospectus and other information in this prospectus and reports filed with the SEC before making any investment decision with respect to the notes.

Summary of Financial Information and Other Data

      The table below summarizes certain of our consolidated information as of and for the years ended December 31, 2000, 2001 and 2002 relating to our operating results that has been derived from our audited consolidated financial statements. This table should be read in conjunction with the information contained in “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,

	2000	2001	2002

	(in millions)
Statement of Operations Data(1):
Total revenues	$2,073.9	$1,214.6	$1,084.5
Gross profit	718.9	214.6	285.5
Research and development expense	69.2	80.9	67.9
Selling and marketing expense	100.1	74.8	61.2
General and administrative expense	233.4	130.9	102.1
Restructuring and other(2)	4.8	150.4	27.7
Operating income (loss)	267.7	(245.0)	14.7
Net income (loss)	71.7	(831.4)	(141.9)

	As of December 31,

	2001	2002

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$179.8	$182.4
Receivables, net	142.3	121.6
Inventories, net	183.7	160.0
Net working capital	201.6	195.0
Property, plant and equipment, net	555.5	454.1
Total assets	1,360.4	1,203.1
First-priority secured debt(3)	988.7	701.6
Total secured debt(4)	988.7	993.0
Total debt (including current maturities)	1,386.9	1,403.2
Total stockholders’ equity (deficit)(5)	(517.4)	(662.1)

	Year Ended December 31,

	2000	2001	2002

	(in millions)
Cash Flow Data:
Net cash provided by (used in) operating activities	$301.3	$(137.3)	$30.6
Net cash (used in) investing activities	(467.9)	(89.3)	(22.0)
Net cash provided by (used in) financing activities	228.8	216.7	(7.0)

	Year Ended December 31,

	2000	2001	2002

	(in millions)
Other Data:
Capital Expenditures	$198.8	$117.9	$26.5
Depreciation and Amortization	158.9	165.8	133.4
Ratio of Earnings to Fixed Charges(6)	2.0	—	—

(1)	Effective January 1, 2001, we changed our accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. We believe that this change better aligns reported results with, focuses us on, and allows investors to better understand end user demand for the products that we sell through distributors. Our new revenue recognition policy is commonly used in the semiconductor industry. The cumulative effect of this accounting change for periods prior to January 1, 2001 was a charge of $155.2 million ($116.4 million, net of income taxes) and was recorded in 2001.

(2)	Results of operations for the year ended December 31, 2000 include restructuring and other of $4.8 million and are comprised of $2.4 million to cover employee separation costs and $2.4 million for asset impairments. Results of operations for the year ended December 31, 2001 include restructuring and other of $150.4 million and are comprised of $80.4 million to cover employee separation costs, $66.2 million of asset impairments and costs related to facilities closures and termination of contracts and $3.8 million to cover the costs associated with the separation of one of our executive officers. Results of operations for the year ended December 31, 2002 include restructuring and other of $27.7 million and are comprised of $21.2 million of employee separation costs, $15.9 million of asset impairments and costs related to facilities closures and termination of contracts and $4.9 million to cover the costs associated with the termination of executive officers, which were partially offset by $1.9 million from the release of reserves and a $12.4 million gain from the settlement of various contractual issues with Motorola.

(3)	First-priority secured debt consists of loans outstanding under our senior bank facilities.

(4)	Total secured debt includes the loans outstanding under our senior bank facilities and our second lien senior secured notes due 2008 (net of unamortized debt discount).

(5)	The increase in stockholders’ deficit between December 31, 2001 and December 31, 2002 is primarily attributable to the 2002 net loss of $141.9 million.

(6)	We have calculated our ratio of earnings to fixed charges as earnings, which is pre-tax income before minority interests, income or loss from equity investments and fixed charges, divided by fixed charges. Fixed charges consist of expensed and capitalized interest, capitalized expenses related to indebtedness and estimated interest included in rental expense. The deficiencies for the years ended December 31, 2001 and 2002 were $375.4 million and $130.5 million, respectively.

RISK FACTORS

      You should carefully consider the risks described below and other information in this prospectus before making any decision to invest in the notes.

Risks Relating to Transfer Restrictions on the Notes

If you do not participate in the exchange offer, you will continue to be subject to transfer restrictions.

      If you do not exchange your initial notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your initial notes. We do not intend to register the initial notes under the Securities Act. To the extent initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. See “The Exchange Offer.”

Risks Relating to Our Indebtedness

Our substantial debt could impair our financial condition and adversely affect our ability to operate our business.

      Following this exchange offer, we will continue to be highly leveraged and have substantial debt service obligations. As of April 4, 2003, we had total long-term indebtedness of $1,417.4 million (including current maturities, but excluding unused commitments) and interest expense of $37.6 million for the first quarter of 2003. Also, we may incur additional debt in the future, subject to certain limitations contained in our debt instruments.

      The degree to which we are leveraged could have important consequences to you, including:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

•	a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt, which reduces the funds available to us for our operations;

•	some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in market interest rates;

•	our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us;

•	our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and the semiconductor industry; and

•	our substantial leverage could place us at a competitive disadvantage vis-à-vis our competitors who have less leverage relative to their overall capital structures.

      As a condition to the August 2001 modifications to the covenants under our senior bank facilities, we agreed to specified increases in the interest rates on our outstanding borrowings and the imposition of supplemental interest charges. These supplemental interest charges decreased in May 2002 because proceeds from the sale of our second lien senior secured notes due 2008 were used to reduce total borrowings under our senior bank facilities to below $750 million.

We may incur more debt, which could exacerbate the risks described above.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The agreements relating to our outstanding indebtedness restrict us from incurring additional indebtedness, but do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Capitalization,” “Selected Financial Information and Other Data” and “Description of Other Indebtedness.” Some of the debt we may incur may be secured by the collateral securing the exchange notes and the initial notes.

The agreements relating to our indebtedness may restrict our current and future operations, particularly our ability to respond to changes or to take some actions.

      Our debt agreements contain, and any future debt agreements may include, a number of restrictive covenants that impose significant operating and financial restrictions on, among other things, our ability to:

•	incur additional debt, including guarantees;

•	incur liens;

•	sell or otherwise dispose of assets;

•	make investments, loans or advances;

•	make some acquisitions;

•	engage in mergers or consolidations;

•	make capital expenditures;

•	pay dividends, redeem capital stock or make certain other restricted payments or investments;

•	pay dividends from Semiconductor Components Industries, LLC to ON Semiconductor Corporation;

•	engage in sale and leaseback transactions;

•	enter into new lines of business;

•	issue some types of preferred stock; and

•	enter into transactions with our affiliates.

      In addition, our senior bank facilities require that we maintain or achieve a minimum consolidated EBITDA and a minimum amount of cash and cash equivalents. Any future debt could contain financial and other covenants more restrictive than those that are currently applicable. See “Description of Other Indebtedness — Senior Bank Facilities.”

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our operating results and our financial condition.

      If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we were required to repurchase the exchange notes and the initial notes or any of our other debt securities upon a change of control, that we would be able to refinance or restructure the payments on those debt securities. Further, if we are unable to repay, refinance or restructure our indebtedness under our senior bank facilities, the lenders under our senior bank facilities could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied to reduce proportionally amounts due under the exchange notes and initial notes, our senior bank facilities and to certain other senior creditors. As of April 4, 2003, we had, in addition to the initial notes, $520.7 million of indebtedness outstanding under our senior bank facilities, with $8.6 million in revolving credit availability and $16.4 million in outstanding letters of credit. If there is a default, the value of the collateral may not be sufficient to repay both the other first-priority secured creditors and the holders of the exchange notes and the initial notes. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments, including the exchange notes and the initial notes.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the exchange notes and the initial notes.

      Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations and proceeds from sales of assets in the ordinary course of business to satisfy our debt obligations, including payments on the exchange notes and the initial notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling additional assets, reducing or delaying capital investments or seeking to raise additional capital. The terms of our financing agreements contain limitations on our ability to incur indebtedness and, as of April 4, 2003, we had only $8.6 million available of our $62.5 million revolving credit facility, reflecting outstanding loans of $37.5 million and outstanding letters of credit of $16.4 million. As of January 9, 2003, we amended our primary foreign exchange hedging agreement to provide for termination if at any time the amount available under our revolving credit facility is less than $2.5 million. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. As a result the offering and sale of the initial notes and the related refinancing, we expect that our interest expense will increase by an average of approximately $13.8 million per year until the maturity of the exchange notes and initial notes. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the exchange notes and the initial notes.

Risks Relating to this Offering

The collateral securing the exchange notes and the initial notes may be subject to control by the lenders under our senior bank facilities. If there is a default, the value of the collateral may not be sufficient to repay both the other first-priority secured creditors and the holders of the exchange notes and the initial notes.

      The exchange notes and the guarantees of the exchange notes will be, and the initial notes and the guarantees of the initial notes are, secured by a first-priority lien that is equal and ratable with the first-priority lien in the collateral securing obligations under the senior bank facilities. We also are permitted to grant first-priority liens in the collateral to secure certain other future indebtedness permitted to be incurred by us or a guarantor under the indenture governing the exchange notes and the initial notes and that is designated by us as first-priority lien secured indebtedness. The collateral consists of the capital stock of, and other equity interests in, existing and future domestic subsidiaries, 65% of the capital stock of, and other equity interests in, existing and future first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors. Although the holders of obligations secured by first-priority liens on the collateral and the holders of the exchange notes and the initial notes will share, on an equal and ratable basis, in the proceeds of this collateral, the proceeds from any realization of the collateral may not be sufficient to repay both the other first-priority creditors and the holders of the exchange notes and the initial notes.

      No appraisal of the value of the collateral has been made in connection with this offering. In particular none of the initial purchasers has performed an appraisal of the value of the collateral. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the first-priority liens. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes and the initial notes, then holders of the exchange notes and the initial notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. As of

April 4, 2003, we had, in addition to the initial notes, $520.7 million of indebtedness outstanding under our senior bank facilities, with $8.6 million in revolving credit availability and $16.4 million in outstanding letters of credit. All indebtedness under our senior bank facilities, including the revolving facility, is secured by first-priority liens on the collateral that will also secure the exchange notes, and that secures the initial notes on a first-priority basis. Under the indenture governing the exchange notes and the initial notes, we are also permitted to grant first-priority liens in the collateral to secure certain future indebtedness. See “Description of Exchange Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness.”

      With respect to the collateral securing the exchange notes and the initial notes, the rights of the holders of the exchange notes will be, and the rights of the holders of the initial notes are, limited pursuant to the terms of the collateral sharing agreement. Under the collateral sharing agreement, at any time that obligations under the senior bank facilities that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, and waivers of past defaults under, the collateral documents will be at the direction of the lenders under our senior bank facilities, and the trustee, on behalf of the holders of the exchange notes and the initial notes, will not have the ability to control or direct such actions, even if the rights of the holders of the exchange notes and the initial notes are adversely affected. Certain releases of the first-priority liens upon collateral approved by the holders of obligations under the senior bank facilities will also release the first-priority liens securing the exchange notes and the initial notes on the same collateral. Additional releases of collateral from the first-priority lien securing the exchange notes and the initial notes are permitted under some circumstances without the consent of the holders of the exchange notes and initial notes. See “Description of Exchange Notes — Security” and “Description of Exchange Notes — Amendment, Supplement and Waiver.”

      The indenture governing the exchange notes and the initial notes permits us to use the proceeds of asset sales permitted by the indenture, including the sale of assets that constitute collateral, to repay amounts outstanding under our senior bank facilities.

      The rights of the lenders under our senior bank facilities or the holders of the notes to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. In addition, because a portion of the collateral consists of pledges of a portion of the stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the exchange notes and the initial notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law.

Releases of the guarantees of the exchange notes and the initial notes or additional guarantees may be controlled by the collateral agent under our senior bank facilities.

      The exchange notes will be, and the initial notes are, guaranteed by each of our current and future domestic restricted subsidiaries that guarantees the obligations under our senior bank facilities or that, so long as the second lien senior secured notes due 2008 or our senior subordinated notes due 2009 are outstanding, guarantees any of those notes. If we create or acquire a domestic restricted subsidiary in the future and the collateral agent under our senior bank facilities does not require that subsidiary to guarantee the obligations under our senior bank facilities, then, so long as such subsidiary does not guarantee our second lien secured notes due 2008 or our senior subordinated notes due 2009, the subsidiary will not be required to guarantee the exchange notes or the initial notes. In addition, under the terms of the indenture, a guarantee of the exchange notes and the initial notes made by a guarantor may be released without any action on the part of the trustee or any holder of notes if the collateral agent under our senior bank facilities releases the guaranty of the obligations under our senior bank facilities made by that guarantor (unless the guarantor remains a guarantor of our second lien senior secured notes due 2008 or our senior subordinated notes due 2009). Additional releases of the guarantees of the exchange notes and the initial notes are permitted under some circumstances without the consent of the holders of the exchange notes and the initial notes. See “Description of Exchange Notes — Guarantees.”

None of our foreign subsidiaries is a guarantor. As a result, your right to receive payments on these exchange notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

      None of our foreign subsidiaries will guarantee the exchange notes or the initial notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of April 4, 2003, the non-guarantor subsidiaries had approximately $151.8 million of debt and other liabilities (including trade payables, but excluding intercompany obligations and $23.8 million under a loan from a Japanese bank) outstanding. The exchange notes and the initial notes will be effectively junior to such amount. The non-guarantor subsidiaries generated 66% of our consolidated revenues in the first quarter of 2003 and held 54% of our consolidated assets as of April 4, 2003.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require holders of the exchange notes and the initial notes to return payments received from us or the guarantors.

      Our creditors or the creditors of our guarantors could challenge the guarantees and the liens as fraudulent conveyances or on other grounds. The delivery of the guarantees and the grant of the first-priority liens securing the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the guarantor delivered the guarantee and granted the lien with the intent to hinder, delay or defraud its existing or future creditors, the guarantor did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien or the guarantor was insolvent at the time it delivered the guarantee and granted the lien. If a court declares either the guarantees or the liens to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the exchange notes and the initial notes would be unsecured and subordinated to the debt of our guarantors, including trade payables.

The guarantees are subject to certain defenses that may limit your right to receive payment on the exchange notes.

      Although the guarantees provide the holders of the exchange notes and the initial notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of such guarantors.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

      Any change of control would constitute a default under our senior bank facilities. Therefore, upon the occurrence of a change of control, the lenders under our senior bank facilities would have the right to accelerate their loans and we would be required to prepay all of our outstanding obligations under our senior bank facilities. In addition, upon a change of control, we will be required to make change of control offers under the indentures governing our second lien senior secured notes due 2008 and our senior subordinated notes due 2009. Our failure to make or consummate a change of control offer or pay the change of control purchase price when due would be an event of default under the indentures governing our second lien senior secured notes due 2008 and our senior subordinated notes due 2009 and also would constitute a default under our senior bank facilities.

      Moreover, upon the occurrence of any change of control, we will be required to make a change of control offer under the exchange notes and the initial notes. If a change of control offer is made, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any or all of the exchange notes and the initial notes that might be delivered by holders of the exchange notes and the initial notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes or the initial notes may receive the change of control purchase price for their exchange notes or the initial notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the exchange notes and the initial notes the rights described under “Description of Exchange Notes — Events of Default and Remedies.”

There may be no active trading market for the exchange notes.

      The exchange notes are new securities for which there is currently no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. The initial notes were sold pursuant to an exemption from registration under the Securities Act, and they may not be publicly offered, sold or otherwise transferred unless they are registered or are sold in a transaction exempt from registration. Although it is expected that the exchange notes will be eligible for trading in The Portal Market, a subsidiary of the Nasdaq Stock Market, Inc., there can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes. Any exchange notes traded after they are initially issued may trade at a discount from their initial offering price. The trading price of the exchange notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities.

      If initial notes are exchanged for exchange notes in the exchange offer, the trading market for initial notes that are not so exchanged could be adversely affected due to the limited amount, or “float,” of the initial notes that remain outstanding following the exchange offer. Generally, decreased float of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, if a large number of initial notes are not exchanged in the exchange offer, the trading market for the exchange notes could be similarly affected.

Risks Relating to Our Company

We have recently experienced declines in revenues and operating losses, and we may experience additional declines in revenues and operating losses in the future.

      Our historical financial results have been, and our future financial results are anticipated to be subject to substantial fluctuations. Our total revenues for 2002 were $1,084.5 million, compared to $1,214.6 million in 2001 and $1,958.7 million in 2000. This decline was due primarily to reduced demand for our products resulting from the current economic slowdown and decline in average selling prices for our products. We incurred a net loss for 2002 of $141.9 million, compared to a net loss of $831.4 million for 2001 and net income of $30.8 million in 2000. The most recent downturn in our business has been most pronounced with respect to our high frequency clock and data management products. Net revenues from high frequency clock and data management products represented $72.0 million, $118.5 million and $295.9 million, or 6.6%, 9.8% and 15.1% of the net product revenues, in 2002, 2001 and 2000, respectively.

      Reduced end-user demand, continued price declines, underutilization of our manufacturing capacity and other factors could adversely affect our business in the near term and we may experience additional declines in revenue and operating losses in the future. In order to return to profitability, we must successfully implement our business plan, including our cost reduction initiatives. However, we also currently face an environment of uncertain demand and pricing pressures in the markets our products address. We cannot assure you that we will be able to return to profitability or that we will be able to sustain our profitability, if achieved.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.

      The semiconductor industry is highly cyclical. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles (for semiconductors and for the end-user products in which they are used) and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. We have experienced these conditions in our business in the past, are currently experiencing a significant and prolonged downturn and may experience such downturns in the future. The most recent downturn, which began in the fourth quarter of 2000, has been severe and prolonged, and it is uncertain when any meaningful recovery will occur. Future downturns in the semiconductor industry may also be severe and prolonged. Future downturns in the semiconductor industry, or any failure of the industry to fully recover from its recent downturn, could seriously impact our revenues and harm our business, financial condition and results of operations.

      During the 1990s and continuing into 2000, the semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of the internet and other computing and communications technologies. During 2001, we — like many of our customers and competitors — were adversely affected by a general economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate our integrated circuits and standard semiconductors. The terrorist attacks of September 11, 2001 also further depressed economic activity and demand for end-user products. The impact of slowing end-customer demand has been compounded by higher than normal levels of equipment and component inventories among our original equipment manufacturer, subcontractor and distributor customers, resulting in increasing pricing pressure. We expect that factors including, but not limited to, economic uncertainty and downturns relating to the threat or actual occurrence of armed international conflict or terrorist attacks, reduced demand for end-user products, underutilization of our manufacturing capacity and changes in our revenue mix could adversely impact our operating results in the near term.

Our gross margin is dependent on a number of factors, including our level of capacity utilization.

      Semiconductor manufacturing requires significant capital investment, leading to high fixed costs, including depreciation expense. If we are unable to utilize our manufacturing and testing facilities at a high level, the fixed costs associated with these facilities will not be fully absorbed, resulting in higher average unit costs and lower gross margins. The decline in product orders and shipments in 2001 resulted in reduced capacity utilization of our facilities as we have attempted to match production with anticipated customer demand. From 2000 to 2001, gross margins declined primarily due to lower factory utilization resulting from lower customer demand, lower selling prices and a change in product mix towards lower margin devices, partially offset by cost reduction initiatives. As a percentage of total revenues, gross margin was 26.3% for 2002, compared to 17.7% for 2001 and 34.0% in 2000. Although our gross margin has improved between 2001 and 2002, gross margin has declined in the fourth quarter of 2002 and in the first quarter of 2003 as a result of pricing pressure. Increased competition and other factors may lead to further price erosion, lower revenues and lower margins for us in the future.

The failure to implement, as well as the completion and impact of, our restructuring programs and cost reductions could adversely affect our business.

      During 2000, 2001 and 2002, we implemented a number of cost reduction initiatives in response to the significant downturn in our industry. These initiatives have included accelerating our manufacturing moves into lower cost regions, transitioning higher-cost external supply to internal manufacturing, working with our material suppliers to further lower costs, personnel reductions, reductions in employee compensation, temporary shutdowns of facilities with mandatory vacation and aggressively streamlining our overhead. However, we cannot assure you that these cost reduction initiatives will, in and of themselves, return us to profitability.

      We recorded restructuring charges of $4.8 million in 2000, $146.6 million in 2001 and $35.2 million in 2002 to cover costs associated with our cost reduction initiatives. These costs were primarily comprised of employee separation costs and asset impairments. The impact of these restructuring actions on our ability to effectively compete are subject to risks and uncertainties. Because our restructuring activities involve changes to many aspects of our business, the cost reductions could adversely impact productivity and sales to an extent we have not anticipated. Even if we fully execute and implement these activities and they generate the anticipated cost savings, there may be other unforeseeable factors that could adversely impact our profitability and business.

If we are unable to implement our business strategy, our revenues and profitability may be adversely affected.

      Our future financial performance and success are largely dependent on our ability to implement our business strategy successfully. Our present business strategy to build upon our position as a global supplier of power and data management semiconductors and standard semiconductor components includes, without limitation, plans to: (1) maintain and refine our product portfolio; (2) continue to develop leading edge customer support services; (3) expand further our just-in-time delivery capabilities; (4) increase our die manufacturing capacity in a cost-effective manner; (5) reduce further the number of our product platforms and process flows; (6) continue to manage our existing portfolio of products aggressively; (7) rationalize our manufacturing operations; (8) relocate manufacturing operations or outsource to lower cost regions; (9) reduce selling and administrative expenses; (10) reduce capital expenditures; (11) actively manage working capital; (12) develop new products in a more efficient manner; and (13) focus on the development of power management and standard analog and high frequency clock and data management products. We cannot assure you that we will successfully implement our business strategy or that implementing our strategy will sustain or improve our results of operations. In particular, we cannot assure you that we will be able to build our position in markets with high growth potential, increase our volume or revenue, rationalize our manufacturing operations or reduce our costs and expenses.

      Our business strategy is based on our assumptions about the future demand for our current products and the new products and applications we are developing and on our ability to produce our products profitably. Each of these factors depends on our ability, among other things, to finance our operating and product development activities, maintain high quality and efficient manufacturing operations, relocate and close manufacturing facilities and reduce operating expenses as part of our ongoing cost restructuring with minimal disruption to our operations, access quality raw materials and contract manufacturing services in a cost-effective and timely manner, protect our intellectual property portfolio and attract and retain highly-skilled technical, managerial, marketing and finance personnel. Several of these and other factors that could affect our ability to implement our business strategy, such as risks associated with international operations, the threat or occurrence of armed international conflict and terrorist activities, increased competition, legal developments and general economic conditions, are beyond our control. In addition, circumstances beyond our control and changes in our business or industry may require us to change our business strategy.

We may require additional capital in the future, and additional funds may not be available on terms acceptable to us.

      We believe that our existing cash and cash equivalents, together with the cash that we expect to generate from our operations and sales of assets in the ordinary course of business, will be sufficient to meet our planned capital needs for 2003. However, it is possible that we may need to raise additional capital to fund our future activities or to consummate acquisitions of other businesses, products or technologies. As of April 4, 2003, we have $8.6 million of borrowing availability under our revolving credit facility. Subject to the restrictions contained in our senior bank facilities and the indentures governing the notes, our senior secured notes due 2008 and our senior subordinated notes due 2009, we may be able to raise these funds by selling securities to the public or selected investors, or by borrowing money. The transfer of our common stock from the Nasdaq Market System to the Nasday SmallCap Market, which occurred October 25, 2002, may make it more difficult for us to raise additional capital by selling securities. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations significantly, reduce planned capital expenditures and research and development, make selective dispositions of our assets or obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets, or otherwise impair our ability to remain competitive.

We may be unable to make the substantial research and development investments required to remain competitive in our business.

      The semiconductor industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. We are committed to maintaining spending on new product development in order to stay competitive in our markets. We cannot assure you that we will have sufficient resources to maintain the level of investment in research and development that is required to remain competitive. The primary emphasis of our new product development is in the power management and standard analog and high frequency clock and data management solutions, with 80% of our overall research and development investment targeted in these areas.

Uncertainties involving the ordering and shipment of, and payment for, our products could adversely affect our business.

      Our sales are typically made pursuant to individual purchase orders and we generally do not have long term supply arrangements with our customers. Generally, our customers may cancel orders 30 days prior to shipment without incurring a significant penalty. We routinely purchase inventory based on customers’ estimates of demand for their products, which is difficult to predict. This difficulty may be compounded when we sell to original equipment manufacturers indirectly through distributors or contract manufacturers, or both, as our forecasts for demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to failure of anticipated orders to materialize could result in excess obsolete inventory, which could result in write-downs of inventory or the incurrence of significant cancellation penalties under our arrangements with our raw materials and equipment suppliers.

      During 2001, the markets in which our customers operate were characterized by a dramatic decline in end-user demand and continued high levels of channel inventories, which reduced visibility of future demand for our products and, in some cases, led to delays or defaults in payments for our products. In 2002, short customer lead times prevailed given the over-capacity in the industry, and we believe that these and other factors could affect our revenues in the near term.

An inability to introduce new products could adversely affect us, and changing technologies or consumption patterns could reduce the demand for our products.

      Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries that are currently the primary end-users of semiconductors. As these industries evolve and introduce new products, our success will depend on our ability to predict and adapt to these changes in a timely and cost-effective manner by designing, developing, manufacturing, marketing and providing customer support for our own new products and technologies.

      We cannot assure you that we will be able to identify changes in the product markets and requirements of our customers and end-users and adapt to such changes in a timely and cost-effective manner. Nor can we assure you that products or technologies that may be developed in the future by our competitors and others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies or consumption patterns in our existing product markets or the product markets of our customers or end-users could have a material adverse effect on our business or prospects.

Competition in our industry could prevent us from maintaining our revenues and from raising prices to offset increases in costs.

      The semiconductor industry, particularly the market for semiconductor components, is highly competitive. As a result of the recent economic downturn, competition in the markets in which we operate has intensified as manufacturers of semiconductor components have offered reduced prices in order to combat production overcapacity and high inventory levels. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies as well as smaller companies focused on specific market niches. In addition, companies not currently in direct competition with us may introduce competing products in the future. The semiconductor components industry has also been undergoing significant restructuring and consolidations that could adversely affect our competitiveness.

      Many of our competitors may have certain advantages over us, including substantially greater financial and other resources with which to withstand adverse economic or market conditions and pursue development, engineering, manufacturing, marketing and distribution of their products; longer independent operating histories and presence in key markets; and greater name recognition.

      Because our components are often building block semiconductors that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

      We compete in different product lines to various degrees on the basis of price, quality, technical performance, product features, product system compatibility, customized design, strategic relationships with customers, new product innovation, availability, delivery timing and reliability and customer sales and technical support. Gross margins in the industry vary by geographic region depending on local demand for the products in which semiconductors are used, such as personal computers, industrial and telecommunications equipment, consumer electronics and automotive goods. Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends.

Unless we maintain manufacturing efficiency, our future profitability could be adversely affected.

      Manufacturing semiconductor components involves highly complex processes that require advanced equipment. We and our competitors continuously modify these processes in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

      From time to time, we have experienced difficulty in beginning production at new facilities, transferring production to other facilities or in effecting transitions to new manufacturing processes that have caused us to suffer delays in product deliveries or reduced yields. We cannot assure you that we will not experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, transferring production to other facilities, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our results of operations could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

We could be required to incur significant capital expenditures for manufacturing technology and equipment to remain competitive.

      Semiconductor manufacturing has historically required, and in the future is likely to continue to require, a constant upgrading of process technology to remain competitive, as new and enhanced semiconductor processes are developed which permit smaller, more efficient and more powerful semiconductor devices. We maintain certain of our own manufacturing, assembly and test facilities, which have required and will continue to require significant investments in manufacturing technology and equipment. We have made substantial capital expenditures and installed significant production capacity to support new technologies and increased production volume. We have reduced our capital expenditures from $198.8 million in 2000 to $117.9 million in 2001 and $26.5 million in 2002.

      We cannot assure you that we will have sufficient capital resources to make necessary investments in manufacturing technology and equipment. In addition, our principal credit agreement limits the amount of our capital expenditures.

If we were to lose one of our large customers, our revenues and profitability could be adversely affected.

      Product sales to our ten largest customers accounted in the aggregate for approximately 52%, 46% and 53% of our net product revenues in 2002, 2001 and 2000, respectively. Many of our customers operate in cyclical industries, and in the past we have experienced significant fluctuations from period to period in the volume of our products ordered. Generally, our agreements with our customers impose no minimum or continuing obligations to purchase our products. We cannot assure you that any of our customers will not significantly reduce orders or seek price reductions in the future or that the loss of one or more of our customers would not have a material adverse effect on our business or prospects.

The loss of our sources of raw materials or manufacturing services, or increases in the prices of such goods or services, could adversely affect our operations and productivity.

      Our results of operations could be adversely affected if we are unable to obtain adequate supplies of raw materials in a timely manner or if the costs of our raw materials increase significantly or their quality deteriorates. Our manufacturing processes rely on many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. Generally, our agreements with suppliers impose no minimum or continuing supply obligations, and we obtain our raw materials and supplies from a large number of sources on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that our current supplies of raw materials are adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

      In addition, for some of our products, such as our new Silicon Germanium (SiGe) technology, we are dependent upon a limited number of highly specialized suppliers for required components and materials. The number of qualified alternative suppliers for these kinds of technologies is extremely limited. We cannot assure you that we will not lose our suppliers for these key technologies or that our suppliers will be able to meet performance and quality specifications or delivery schedules. Disruption or termination of our limited supply sources for these components and materials could delay our shipments of products utilizing these technologies and damage relationships with current and prospective customers.

      We also use third-party contractors for some of our manufacturing activities, primarily for wafer fabrication and the assembly and testing of final goods. These contract manufacturers, including Motorola, AIT, ASE and Phenitec, accounted for approximately 30%, 31% and 40% of our cost of sales in 2002, 2001 and 2000, respectively. Our agreements with these manufacturers typically require us to forecast product needs and commit to purchase services consistent with these forecasts, and in some cases require longer-term commitments in the early stages of the relationship. Our operations could be adversely affected if these contractual relationships were disrupted or terminated, the cost of such services increased significantly, the quality of the services provided deteriorated or our forecasts proved to be materially incorrect.

      In the case of Motorola, we agreed to continue providing manufacturing services to each other (including Motorola’s manufacturing of our emitter-coupled logic products) for limited periods of time following our recapitalization. Under our agreements with Motorola, the prices of these services are fixed at levels that are intended to approximate each party’s cost of providing the services. We fulfilled our minimum commitments to purchase manufacturing services from Motorola in 2002. We could be adversely affected if we are unable to relocate these manufacturing operations to our own facilities or to other third-party manufacturers on cost-effective terms or make other satisfactory arrangements prior to the time when these agreements expire.

Acquisitions and strategic alliances may harm our operating results or cause us to incur debt or assume contingent liabilities.

      We may in the future acquire and form strategic alliances relating to other businesses, products and technologies. Successful acquisitions and alliances in the semiconductor industry are difficult to accomplish because they require, among other things, efficient integration and aligning of product offerings and manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of integration and alignment may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated and aligned and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration and alignment of operations following an acquisition or alliance requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. We may also incur debt or assume contingent liabilities in connection with acquisitions and alliances, which could harm our operating results. Without strategic acquisitions and alliances we may have difficulty meeting future customer product and service requirements.

Our international operations subject us to risks inherent in doing business on an international level that could adversely impact our results of operations.

      Approximately 40%, 38% and 22% of our total revenues in 2001 and 37%, 44% and 19% of our total revenues in 2002 were derived from the Americas, the Asia/Pacific region and Europe (including the Middle East), respectively. We maintain significant operations in Seremban, Malaysia; Carmona, the Philippines; Aizu, Japan; Leshan, China; Roznov, the Czech Republic; and Piestany, the Slovak Republic. In addition, we rely on a number of contract manufacturers (primarily for assembly and testing) whose operations are primarily located in the Asia/Pacific region.

      We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets. Risks inherent in doing business on an international level include, among others, the following:

•	economic and political instability (including as a result of the threat or occurrence of armed international conflict or terrorist attacks);

•	changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	transportation delays;

•	power supply shortages and shutdowns;

•	difficulties in staffing and managing foreign operations and other labor problems;

•	currency convertibility and repatriation;

•	taxation of our earnings and the earnings of our personnel; and

•	other risks relating to the administration of or changes in, or new interpretations of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

      Our activities outside the United States are subject to additional risks associated with fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. While our sales are primarily denominated in U.S. dollars, worldwide semiconductor pricing is influenced by currency rate fluctuations.

If we fail to attract and retain highly-skilled personnel, our results of operations and competitive position could deteriorate.

      Our success depends upon our ability to attract and retain highly-skilled technical, managerial, marketing and finance personnel. The market for personnel with such qualifications is highly competitive. For example, analog component designers are difficult to attract and retain, and the failure to attract and retain analog component designers could compromise our ability to keep pace with our competitors in the market for analog components. We have not entered into employment agreements with all of our key personnel. As employee incentives, we issue common stock options that generally have exercise prices at the market value at time of the grant and that are subject to vesting. Recently, our stock price has declined substantially, reducing the effectiveness of these incentives. Loss of the services of, or failure to effectively recruit, qualified personnel, including senior managers and design engineers, could have a material adverse effect on our business.

We use a significant amount of intellectual property in our business. Some of that intellectual property is currently subject to disputes with third parties, and litigation could arise in the future. If we are unable to protect the intellectual property we use, our business could be adversely affected.

      We rely on patents, trade secrets, trademarks, mask works and copyrights to protect our products and technologies. Some of our products and technologies are not covered by any patents or pending patent applications, and we cannot assure you that:

•	any of the substantial number of U.S. and foreign patents and pending patent applications that we employ in our business, including those that Motorola assigned, licensed or sublicensed to us in connection with our recapitalization, will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others;

•	the license rights granted by Motorola in connection with our recapitalization will provide competitive advantages to us;

•	any of our pending or future patent applications will be issued or have the coverage originally sought;

•	any of the trademarks, copyrights, trade secrets, know-how or mask works that Motorola has assigned, licensed or sublicensed to us in connection with our recapitalization will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others; or

•	any of our pending or future trademark, copyright, or mask work applications will be issued or have the coverage originally sought.

      In addition, our competitors or others may develop products or technologies that are similar or superior to our products or technologies, duplicate our products or technologies or design around our protected technologies. Effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in the United States and in foreign countries.

      Also, we may from time to time in the future be notified of claims that we may be infringing third-party patents or other intellectual property rights. Motorola has agreed to indemnify us for a limited period of time with respect to some claims that our activities infringe on the intellectual property rights of others. If necessary or desirable, we may seek licenses under such patents or intellectual property rights. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities or to suspend the manufacture or shipment of products or our use of processes requiring the technologies. Litigation could cause us to incur significant expense, by adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may be required to:

•	pay substantial damages;

•	cease the manufacture, use, sale or importation of infringing products;

•	expend significant resources to develop or acquire non-infringing technologies;

•	discontinue the use of processes; or

•	obtain licenses to the infringing technologies.

      We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available to us on reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

      We will also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that persons or institutions will not assert rights to intellectual property arising out of our research.

We are party to securities class action litigation which may be costly to defend and the outcome of which is uncertain.

      In July 2001, three stockholder class action lawsuits were filed in the United States District Court for the Southern District of New York against us, certain of our current and former officers and directors and various investment banking firms who acted as underwriters in connection with our initial public offering in May 2000. In April 2002, the plaintiffs filed a consolidated, amended complaint that supercedes the individual complaints originally filed. The amended complaint generally alleges that our offering documents failed to disclose certain underwriting fees and commissions and underwriter tie-ins and other arrangements with certain customers of the underwriters that impacted the price of our common stock in the after-market. The plaintiffs are seeking unspecified damages. On July 15, 2002, together with other issuer defendants, we filed a collective motion to dismiss the class action lawsuit. This motion is currently pending, and oral argument was heard on November 1, 2002. On February 19, 2003, as to the claims brought against us under the antifraud provisions of the securities laws, the Court dismissed these claims with prejudice. As to the claims brought under the registration provisions of the securities laws, the Court denied the motion to dismiss these claims. We cannot guarantee that the outcome of these proceedings will be in our favor.

      We can provide no assurance as to the outcome of this securities litigation. Any conclusion of this litigation in a manner adverse to us could have a material adverse effect on our business, financial condition and results of operations. In addition, the cost to us of defending the litigation, even if resolved in our favor, could be substantial. Such litigation could also substantially divert the attention of our management and our resources in general. Uncertainties resulting from the initiation and continuation of this litigation could harm our ability to compete in the marketplace. Because the price of our common stock has been, and may continue to be, volatile, we can provide no assurance that additional securities litigation will not be filed against us in the future.

Environmental and other regulatory matters could adversely affect our ability to conduct our business and could require expenditures that could have a material adverse affect on our results of operations and financial condition.

      Our manufacturing operations are subject to various environmental laws and regulations relating to the management, disposal and remediation of hazardous substances and the emission and discharge of pollutants into the air and water. Our operations are also subject to laws and regulations relating to workplace safety and worker health, which, among other things, regulate employee exposure to hazardous substances. Motorola has agreed to indemnify us for environmental and health and safety liabilities related to the conduct or operations of our business or Motorola’s ownership, occupancy or use of real property occurring prior to the closing of our recapitalization transaction. We also have purchased environmental insurance to cover certain claims related to historical contamination and future releases of hazardous substances. However, we cannot assure you that such indemnification arrangements and insurance policy will cover all material environmental costs. In addition, the nature of our operations exposes us to the continuing risk of environmental and health and safety liabilities related to events or activities occurring after our recapitalization.

      We believe that the future cost of compliance with existing environmental and health and safety laws and regulations, and any liability for currently known environmental conditions, will not have a material adverse effect on our business or prospects. However, we cannot predict:

•	changes in environmental or health and safety laws or regulations;

•	the manner in which environmental or health and safety laws or regulations will be enforced, administered or interpreted;

•	our ability to enforce and collect under indemnity agreements and insurance policies relating to environmental liabilities; or

•	the cost of compliance with future environmental or health and safety laws or regulations or the costs associated with any future environmental claims, including the cost of clean-up of currently unknown environmental conditions.

Terrorist attacks, such as the attacks that occurred in New York and Washington D.C. on September 11, 2001, or threats or occurrences of international armed conflict or other terrorist activities both in the United States and internationally may affect the markets in which our common stock trades, the markets in which we operate and our profitability.

      On September 11, 2001 the United States was the target of terrorist attacks of unprecedented scope. These attacks have led to other acts of terrorism since September 11, 2001. The threat or occurrences of international armed conflict or other terrorist activities both in the United States and internationally may affect the markets in which our securities trade, the market in which we operate and our profitability. The terrorist attacks have caused instability in the global financial markets, and future or threatened terrorist attacks or occurrences of international armed conflict could result in greater economic instability.

      The September 11 attacks and other terrorist attacks have disrupted the global insurance and reinsurance industries, and we may experience delays in renewing some insurance policies and may not be able to obtain insurance at historical levels on all of our facilities. Future terrorist attacks or occurrences of international armed conflict could affect our domestic and international sales, disrupt our supply chain and impair our ability to produce and deliver our products. Such conflicts and hostilities could directly impact our physical facilities or those of our joint ventures, suppliers or customers, both in the United States and elsewhere. Our primary facilities are located in the United States, Malaysia, the Philippines, Japan, the Czech Republic and Slovakia. In connection with our joint venture, we also have facilities in China. In addition, these sorts of activities may make transportation of our supplies and products more difficult or cost prohibitive. Any impairment of our financial performance as a result of terrorist attacks or armed conflict could increase the risk of noncompliance with the financial covenants in our principal credit agreement resulting in events of default and the possible acceleration of our indebtedness.

      Due to the broad and uncertain effects that terrorist attacks have had on financial and economic markets generally, we cannot provide any reliable measure of the impact that these terrorist attacks have had on our recent financial performance or any estimate as to how these sorts of attacks and activities might affect our future results.

      Control by Texas Pacific Group.

      Affiliates of Texas Pacific Group own 124,999,433 shares of our common stock and all of the outstanding shares of Series A Cumulative Convertible Redeemable Preferred Stock. As of March 7, 2003, these shares represented approximately 76.2% of the total voting power of our capital stock on a diluted basis. As a result, Texas Pacific Group, through its affiliates, will be able to:

•	elect all of our directors and, as a result, control matters requiring board approval;

•	control matters submitted to a stockholder vote, including mergers and consolidations with third parties and the sale of all or substantially all of our assets; and

•	otherwise control or influence our business direction and policies.

THE EXCHANGE OFFER

      The following is a summary of certain provisions of the Registration Rights Agreement dated March 3, 2003 among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc., Semiconductor Components Industries International of Rhode Island, Inc., Citigroup Global Markets Inc., formerly known as Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated. A copy of the Registration Rights Agreement is available as set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer

      In connection with the issuance of the initial notes pursuant to the Purchase Agreement dated as of March 3, 2003 among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc., Citigroup Global Markets Inc., formerly known as Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, these initial purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

      The Registration Rights Agreement requires ON Semiconductor Corporation and Semiconductor Components Industry, LLC and the note guarantors to file the registration statement, of which this prospectus is a part, for a registered exchange offer relating to an issue of new exchange notes identical in all material respects to the initial notes but containing no restrictive legends. Under the Registration Rights Agreement, the issuers and the note guarantors are required to:

•	file the registration statement with the SEC not later than 120 days following the date of original issuance of the initial notes;

•	use their reasonable best efforts to cause the registration statement to be declared effective by the SEC not later than 270 days after the date of issuance of the initial notes; and

•	use their reasonable best efforts to keep the registration statement effective for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders of the initial notes, which period may be extended in our reasonable judgment to enable more holders to exchange their initial notes, provided that the exchange offer is consummated no later than 300 days after the date of issuance of the initial notes.

The exchange offer that this prospectus describes, if commenced and consummated within the time periods described above, will satisfy those requirements under the Registration Rights Agreement.

      We will accept for exchange all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes for an equal principal amount of outstanding initial notes accepted in the exchange offer. Holders may tender initial notes only in integral multiples of $1,000. This prospectus, together with the accompanying letter of transmittal, is being sent to all record holders of initial notes as of May 12, 2003. The exchange offer is not conditioned upon the tender of any minimum principal amount of initial notes. Our obligation to accept initial notes for exchange is, however, subject to certain conditions as set forth herein under “— Conditions.”

      Initial notes will be deemed accepted when, as and if we have given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving the exchange notes and delivering them to the holders.

      Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to other issuers, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by each holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not a broker-dealer who acquires the initial notes directly from the issuers for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

•	the holder is not an “affiliate” of either of the issuers, as that term is defined in Rule 405 under the Securities Act; and

•	the exchange notes are acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

      By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will represent that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it is not engaged in, and does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding with any person to participate in a distribution of the initial or the exchange notes within the meaning of the Securities Act; and

•	it is not an affiliate, as defined in Rule 405 under the Securities Act, of either of the issuers, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if you are a person in the United Kingdom, that acquiring, holding, managing or disposing of investments as principal or agent for the purposes of your business are ordinary activities for you.

      If a holder of initial notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with any person with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes with the information set forth in the Registration Rights Agreement. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for a period of time not less than 180 days after the consummation of the exchange offer.

      In the event that:

•	because of any change in law or applicable interpretations thereof by the staff of the SEC, the issuers and the note guarantors are not permitted to effect the exchange offer as contemplated by the Registration Rights Agreement;

•	the exchange offer is not consummated within 300 days after the date of issuance of the initial notes;

•	any purchaser of the initial notes so requests by written notice to the issuers with respect to notes held by it after the exchange offer that are not eligible to be exchanged for exchange notes in the exchange offer; or

•	any holder of notes (other than specified broker-dealers) is not eligible to participate in the exchange offer or any holder of notes (other than specified broker-dealers) that participates in the exchange offer does not receive freely transferable exchange notes in the exchange offer and such holder so requests by written notice to the issuers;

then, in any such case, the issuers and the note guarantors shall as promptly as practicable, but in no event later than 60 days after the occurrence of any of the above shelf registration statement triggering events, file with the SEC a shelf registration statement covering resales of the initial notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

Additional Interest Under Certain Circumstances

      Under the Registration Rights Agreement, the issuers must pay additional interest to the holders of the initial notes in the event of any of the following registration defaults:

•	the registration statement is not filed with the SEC on or prior to 120 days following the date that the initial notes were issued;

•	the shelf registration statement, if any, is not filed with the SEC on or prior to 60 days after the occurrence of a shelf registration statement triggering event;

•	the registration statement or the shelf registration statement is not declared effective by the SEC on or prior to 270 days after the issuance of the initial notes, or the occurrence of a shelf registration statement triggering event, as the case may be;

•	the exchange offer has not been consummated on or prior to 300 days after the issuance of the initial notes; or

•	the registration statement is declared effective within 270 days after the issuance of the initial notes (or in the case of shelf registration statement to be filed in response to any change in law or applicable interpretations thereof, within 60 days after the publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that the issuers and the notes guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional registration statement filed and declared effective.

      Each of the foregoing will constitute a registration default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond the control of the issuers and the note guarantors or pursuant to operation of law or as a result of any action or inaction by the SEC.

      During the period of one or more such registration defaults, the issuers and the note guarantors will be obligated to pay additional interest to each holder of Transfer Restricted Securities (as such term is defined in the Registration Rights Agreement), in an amount equal to:

(i) $0.095 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for the first 90 day period following such Registration Default,

(ii) $0.19 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for the next 90 day period following such Registration Default,

(iii) $0.285 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for the next 90 day period following such Registration Default, and

(iv) $0.38 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder, thereafter.

      Additional interest shall accrue from the date on which any such registration default occurs until but excluding the date on which all such registration defaults have been cured. Registration defaults may be deemed cured when:

•	the applicable registration statement is filed;

•	the exchange offer registration statement is declared effective and the exchange offer is consummated;

•	the shelf registration statement is declared effective; or

•	the shelf registration statement again becomes effective, as applicable.

      Holders who do not tender their initial notes before the expiration of the exchange offer will not, subject to limited exceptions, be entitled to exchange these untendered initial notes for exchange notes. Holders of initial notes will not be able to offer or sell their initial notes, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws, unless the initial notes are subsequently registered under the Securities Act. Subject to limited exceptions, the issuers will have no obligation to register the initial notes.

Expiration Date; Extensions; Amendments; Termination

      The term “expiration date” shall mean June 11, unless the exchange offer is extended, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended.

      In order to extend the expiration date, the issuers will notify the exchange agent of any extension by written notice and may notify the holders of the initial notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      The issuers may at any time terminate all their obligations under the notes and the indenture governing the notes dated March 3, 2003, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the issuers may at any time terminate:

•	their obligations under the covenants described in the indenture governing the notes; and

•	the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under the indenture and the limitations contained in clause (iii) under Section 5.01 of the indenture governing the notes.

      In the event that the issuers exercise their defeasance option, each note guarantor will be released from all of their obligations with respect to its note guarantee.

      Subject to certain exceptions, the indenture, the notes, the note guarantees or the security documents may be amended with the written consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may be made concerning the items described in Section 9.02 of the indenture governing the notes.

      Without the consent of any holder, the issuers, note guarantors, and trustee may amend or supplement the indenture, the notes, the note guarantees or the security documents with respect to the items described in Section 9.01 of the indenture governing the notes.

      The consent of the holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

      After an amendment becomes effective, the issuers are required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Interest on the Exchange Notes

      The exchange notes will accrue interest payable in cash at 12% per annum, from:

•	the last interest payment date on which interest was paid on the initial notes surrendered in exchange therefor;

•	if the initial notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment; or

•	if no interest has been paid on the initial notes, from the date of the original issuance of the notes.

Procedures for Tendering

      In order to tender initial notes in the exchange offer, a holder must complete one of the procedures described below.

•	The holder must cause The Depository Trust Company (“DTC”) to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a confirmation that such holder’s initial notes have been transferred from the account of a DTC participant to the exchange agent’s account at DTC. The confirmation should include a message stating that DTC has received express acknowledgment from such DTC participant that it has received, and agrees to be bound by, the terms of the accompanying letter of transmittal and that the issuers may enforce such agreement against such DTC participant.

•	The holder must complete, sign and date the letter of transmittal or a facsimile of it, have the signature guaranteed, if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of it, together with certificates for the initial notes being tendered, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

•	The holder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures.”

      The method of delivery of initial notes, letters of transmittal and all other required documents is at the election and risk of the holders. In the case of any tender of certificated notes, we recommend that holders use an overnight or hand-delivery service rather than tendering by mail. If a holder does deliver by mail, we recommend using registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or initial notes should be sent to the issuers.

      Holders of initial notes may also request that their respective brokers, dealers, commercial banks, trust companies or nominees tender initial notes for them.

      The tender by a holder of initial notes will constitute an agreement between such holder and the issuers in accordance with the terms and subject to the conditions set forth here and in the accompanying letter of transmittal.

      Only a holder of initial notes may tender the initial notes in the exchange offer. The term “holder” for this purpose means any person in whose name initial notes are registered on the books of the issuers or any other person who has obtained a properly completed bond power from the registered holder.

      Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

      Except in the two situations described below, signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

      Signature guarantees are not required if the initial notes are tendered:

•	by a registered holder of the initial notes or a DTC participant whose name appears on the security position listing as holder, in either case who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the exchange notes are being issued directly to such registered holder or are being deposited into such DTC participant’s account at DTC, as applicable; or

•	for the account of an eligible guarantor institution.

Validity, Form, Eligibility, and Acceptance of Tendered Initial Notes

      All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by the issuers in their sole discretion, which determination will be final and binding. The issuers reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in the opinion of the issuers or their counsel, be unlawful. The issuers also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. The issuers’ interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as the issuers shall determine. Neither the issuers, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes, nor shall any of them incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such initial notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In addition, the issuers reserve the right in their sole discretion, subject to the provisions of the indenture relating to the initial notes and the exchange notes, to:

•	purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date or, terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

•	to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise.

•	The terms of any such purchases or offers could differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

      If a registered holder of initial notes desires to tender initial notes but cannot complete the procedures for tendering described above in a timely manner, such holder may tender initial notes by causing an “eligible guarantor” institution, within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, to mail or otherwise deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a properly completed and duly signed notice of guaranteed delivery and letter of transmittal, substantially in the form accompanying this prospectus. Such notice of guaranteed delivery must:

•	set forth the registered holder’s name and address, the certificate number or numbers of the initial notes being tendered, if available, and the principal amount of the initial notes being tendered;

•	state that the tender is being made by an eligible guarantor institution; and

•	guarantee that, within, five business days after the expiration date, the eligible guarantor institution will deposit with the exchange agent (1) a confirmation that the initial notes being tendered have been transferred from the account of a DTC participant to the exchange agent’s account at DTC and any other documents required by the letter of transmittal or (2) certificates for the initial notes being tendered in proper form for transfer and (3) any other documents required by the letter of transmittal.

      Any such tender will be valid if, within, five business days after the expiration date, the eligible guarantor institution makes such deposit as guaranteed.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

      After all of the conditions to the exchange offer have been satisfied or waived, all initial notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the initial notes. See “— Conditions” below. For purposes of the exchange offer, initial notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the issuers have given written notice thereof to the exchange agent.

      In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent’s timely receipt of:

•	certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal, and

•	all other required documents required by the letter of transmittal.

      If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of initial notes tendered by the book-entry transfer procedures described below, the non-exchanged initial notes will be credited to an account maintained with DTC.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a DTC participant may make book-entry delivery of initial notes by causing DTC to transfer such initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a confirmation of book-entry transfer or the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent. All references in this prospectus to deposit of initial notes shall be deemed to include DTC’s book-entry delivery method.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      A holder may withdraw initial notes it has tendered in the exchange offer by delivering a written notice of withdrawal to the exchange agent prior to 5:00 p.m., New York City time on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person that tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such initial notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of such initial notes into the name of the person withdrawing the tender;

•	specify the name in which any such initial notes are to be registered, if different from that of the person that deposited them initially; and

•	if the initial notes have been tendered pursuant to the book-entry procedures, specify the name and number of the DTC participant’s account at DTC to be credited, if different than that of the person withdrawing the tender.

      The issuers will determine all questions as to the validity, form and eligibility, time of receipt of such notices which shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of initial notes tendered by book-entry transfer, such initial notes will be credited to an account maintained with the Book-Entry Transfer Facility for the initial notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering” and “— Book-Entry Transfer” above at any time on or prior to the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, initial notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any initial notes, and the issuers may terminate or amend the exchange offer as provided herein before the acceptance of such initial notes, if:

•	because of any change in law, or applicable interpretations thereof by the SEC, the issuers determine that it is not permitted to effect the exchange offer;

•	an action is proceeding or threatened that would materially impair the issuers’ ability to proceed with the exchange offer; or

•	not all government approvals that the issuers deem necessary for the consummation of the exchange offer have been received.

      The issuers have no obligation to, and will not knowingly, permit acceptance of tenders of initial notes:

•	from affiliates of the issuers within the meaning of Rule 405 under the Securities Act;

•	from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

•	if the exchange notes to be received by such holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the

Exchange Act and without material restrictions under the “blue sky” or securities laws of substantially all of the states of the United States.

Accounting Treatment

      The exchange notes will be recorded in our accounting records at the same carrying value as the initial notes, as reflected in the issuers’ accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the issuers. The costs of the exchange offer and the unamortized expenses related to the issuance of the initial notes will be amortized over the term of the exchange notes.

Exchange Agent

      Wells Fargo Bank Minnesota, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail, Overnight Mail, or Courier:

Wells Fargo Bank Minnesota, National Association
Corporate Trust Services
213 Court Street, Suite 902
Middletown, CT 06457
Attention: Joseph O’Donnell

By Hand between 8 a.m. and 4:30 p.m.:

Wells Fargo Bank Minnesota, National Association
Corporate Trust Services
213 Court Street, Suite 902
Middletown, CT 06457
Attention: Joseph O’Donnell

By Facsimile: 860-704-6219

Confirm by Telephone: 860-704-6217

Fees and Expenses

      The issuers will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the issuers.

      The issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable documented out-of-pocket expenses in connection therewith. The issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

      The expenses to be incurred in connection with the exchange offer will be paid by the issuers, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

      The issuers will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however:

•	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer;

then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive initial notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. We used the gross proceeds from the sale of the initial notes, which were $190.9 million, to prepay a portion of the outstanding term loans, to repay and permanently reduce a portion of the revolving credit facility under our senior bank facilities and to pay associated fees and expenses.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and consolidated capitalization as of April 4, 2003. As part of the offering and sale of the initial notes in March 2003 and the application of the proceeds therefrom, we prepaid term loans under each of the four tranches of our senior bank facilities on a pro rata basis and applied $25.0 million of the net proceeds to repay and permanently reduce borrowings under our revolving credit facility. You should read the following information in conjunction with the information contained in “Use of Proceeds,” included elsewhere in this prospectus. You should also read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements included elsewhere in this prospectus.

As of April 4, 2003

Actual

(in millions)
Cash and cash equivalents	$189.1
Long-term debt (including current portion):
Senior bank facilities:
Revolving credit facility(1)	37.5
Tranche R term facility(1)	62.5
Tranche A term facility	4.8
Tranche B term facility	153.1
Tranche C term facility	164.9
Tranche D term facility	97.9
Senior secured notes due 2010	191.0
Second lien senior secured notes due 2008	291.7
Senior subordinated notes due 2009	260.0
Junior subordinated note due 2011(2)	130.2
Other debt(3)	23.8

Total long-term debt	1,417.4
Minority interest in consolidated subsidiaries	4.2
Series A cumulative convertible redeemable preferred stock	112.3
Total stockholders’ deficit	(692.5)

Total capitalization	$841.4

(1)	Our lenders permitted us to retain $25.0 million of the net proceeds of the offering of the initial notes; we repaid $25.0 million of borrowings under our revolving credit facility and permanently reduced the commitments thereunder by such amount. Also, upon completion of the offering of the initial notes, we converted $62.5 million of the outstanding loans under our revolving credit facility into a new tranche R term loan that matures on the date the revolving credit facility matures, does not amortize prior to maturity, bears the same interest rate and will not share in any prepayment (including from the proceeds of the offering of the initial notes) of the other term loans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

(2)	The 10% junior subordinated note due 2011 is held by Motorola. The amount of this note shown in the table above includes accrued interest of $39.2 million. Interest on this note compounds semi-annually and is payable at maturity.

(3)	Other debt reflects a yen-denominated unsecured loan by a Japanese bank to one of our Japanese subsidiaries that requires semi-annual principal and interest payments through September 2010.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

      The following table sets forth our selected financial data for the periods indicated. We derived the statement of operations data set forth below for the years ended December 31, 2002, 2001 and 2000 and the period from August 4, 1999 through December 31, 1999, and the balance sheet data for December 31, 2002, 2001, 2000 and 1999, from our audited post-Recapitalization consolidated financial statements. We derived the statement of operations data set forth below for the year ended December 31, 1998 and the period from January 1, 1999 through August 3, 1999, and the balance sheet data as of December 31, 1998, from our audited pre-Recapitalization combined financial statements. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Post-Recapitalization				Pre-Recapitalization

					January 1,
				August 4,	1999
	Year Ended December 31,			1999 through	through	Year Ended
				December 31,	August 3,	December 31,
	2002	2001	2000	1999	1999	1998

	(In millions, except per share data)
Statement of Operations data:
Total revenues	$1,084.5	$1,214.6	$2,073.9	$798.7	$986.4	$1,657.6
Write-off of acquired in-process research and development(1)	—	—	26.9	—	—	—
Restructuring and other(2)	27.7	150.4	4.8	3.7	—	189.8
Extraordinary loss on debt prepayment(3)	(6.5)	—	(17.5)	—	—	—
Cumulative effect of accounting change(4)	—	(116.4)	—	—	—	—
Revenues less direct and allocated expenses(5)	n/a	n/a	n/a	n/a	104.8	(136.3)
Net income (loss)(5)	(141.9)	(831.4)	71.1	29.8	n/a	n/a
Diluted earnings (loss) per common share(6)	$(0.86)	$(4.88)	$0.38	$0.13

	December 31,
					December 31,
	2002	2001	2000	1999	1998

Balance Sheet data:
Total assets	$1,203.1	$1,360.4	$2,023.0	$1,616.8	$840.7
Long-term debt, less current portion(7)	1,393.9	1,374.5	1,252.7	1,295.3	—
Redeemable preferred stock(8)	110.1	101.6	—	219.6	—
Stockholders’ equity(deficit)/business equity(9)	(662.1)	(517.4)	337.7	(247.7)	681.0

(1)	The write-off of acquired in-process research and development relates to our April 2000 acquisition of Cherry Semiconductor Corporation, and is presented net of tax.

(2)	Restructuring and other includes charges related to the worldwide profitability enhancement programs, fixed asset write-offs in connection with these programs, and a $12.4 million gain in 2002 associated with the settlement of various contractual issues with Motorola.

(3)	In 2002, the charge represents the write-off of deferred debt issuance costs in connection with the prepayment of a portion of our senior bank facilities. In 2000, the charge relates to repayment penalties, redemption premiums and the write-off of deferred debt issuance costs in connection with the repayment of a portion of our senior subordinated notes from a portion of the proceeds of our initial public offering of common stock.

(4)	Effective January 1, 2001, we changed our accounting method for recognizing revenue on sales to distributors. Recognition of revenue and the related gross profit on sales to distributors is now deferred until the distributor resells the product to the end user. The cumulative effect of this accounting change for periods prior to January 1, 2001 was a charge of $155.2 million ($116.4 million or $0.67 per share, net of taxes).

(5)	Prior to our recapitalization, cost of sales, research and development expenses, selling and marketing expenses, general and administrative expenses and interest expense included amounts allocated to us by Motorola. In addition, Motorola did not allocate income tax expense to us. Net income (loss) for the pre-recapitalization periods are not provided as they do not represent meaningful amounts for comparative purposes. The net loss for 2001 includes a charge of $366.8 million to establish a valuation allowance for a portion of our deferred tax assets.

(6)	Diluted earnings (loss) per common share for the years ended December 31, 2002, 2001 and 2000 and the period from August 4, 1999 to December 31, 1999 are calculated by deducting dividends on our redeemable preferred stock of $8.5 million, $2.4 million, $8.8 million and $10.6 million, respectively, and the accretion of the beneficial conversion feature on redeemable preferred stock of $13.1 million in 2001 from net income (loss) for such periods and then dividing the resulting amounts by the weighted average number of common shares outstanding (including the incremental shares issuable upon the assumed exercise of stock options and conversion of preferred stock to the extent they are not anti-dilutive) during such periods.

(7)	It is not meaningful to show long-term debt, less the current portion for the pre-recapitalization periods because Motorola’s cash management system was not designed to track centralized cash and related financing transactions to the specific cash requirements of our business.

(8)	The redeemable preferred stock outstanding at December 31, 1999 was issued to an affiliate of Texas Pacific Group and to Motorola in connection with our August 1999 recapitalization and redeemed in full with a portion of the proceeds from our initial public offering of common stock in May 2000. The redeemable preferred stock outstanding at December 31, 2001 was issued to an affiliate of Texas Pacific Group in September 2001.

(9)	For the pre-recapitalization periods, business equity represented Motorola’s ownership interest in our net assets. All cash transactions, accounts receivable, accounts payable in the United States, other allocations and intercompany transactions were reflected in this amount. For periods subsequent to our Recapitalization, our stockholders’ equity (deficit) consisted of our common stock, paid-in-capital, accumulated other comprehensive income (loss) and accumulated deficit.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion in conjunction with the audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Recent Developments

      The following section highlights significant recent developments in our financial performance, our marketplace and our liquidity and capital structure. For further information regarding the events summarized herein, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its entirety.

     Recent Financial Results

      On May 1, 2003, we publicly announced our unaudited financial results for the quarter ended April 4, 2003. The press release announcing these results is included in this prospectus as Appendix A.

      Our total revenues in the first quarter of 2003 were $267 million, an increase of approximately $1 million from the fourth quarter of 2002. We reported a net loss of $31 million in the first quarter of 2003 as compared to a net loss of $40 million in the fourth quarter of 2002. The first quarter 2003 results included a $3.5 million loss on debt prepayment stemming from our issuance of the initial notes to pay down bank debt. The fourth quarter 2002 results included $17.5 million of restructuring and other charges. Operating income for the first quarter of 2003 was $11 million, or approximately 4% of revenues.

      On a mix adjusted basis, average selling prices in the first quarter of 2003 were down around 5% quarter over quarter primarily resulting from contractual price negotiations that took place with some of our customers in the fourth quarter of 2002. The price decline in the first quarter was slightly higher than previously anticipated. EBITDA for the first quarter of 2003 was $41 million, as compared to EBITDA for the fourth quarter of 2002 of $30 million. EBITDA for the first quarter of 2003 included $3.5 million in loss on debt prepayment, and EBITDA for the fourth quarter of 2002 included $17.5 million of restructuring and other charges. A reconciliation of this non-GAAP financial measure to our net loss and net cash provided by (used in) operating activities prepared in accordance with U.S. GAAP is set forth below:

	Quarter Ended

	April 4,	December 31,	March 29,
	2003	2002	2002

	(in millions)
Net loss	$(30.6)	$(39.6)	$(50.0)
Plus:
Depreciation and amortization	32.0	33.2	34.0
Interest expense, net	37.6	37.5	34.7
Income tax provision (benefit)	2.0	(1.2)	3.7

EBITDA	41.0	29.9	22.4
Increase (decrease):
Interest expense, net of interest income	(37.6)	(37.5)	(34.7)
Income tax provision (benefit)	(2.0)	1.2	(3.7)
Loss on debt prepayment	3.5	—	—
Amortization of debt issuance costs and debt discount	2.2	2.4	1.6
Provision for excess inventories	4.0	(0.4)	10.7
Non-cash impairment of property, plant and equipment	—	1.0	—
Non-cash interest on junior subordinated note payable to Motorola	3.3	3.1	2.7
Undistributed earnings of unconsolidated joint ventures	(1.4)	(0.5)	(1.2)
Deferred income taxes	(2.5)	2.5	0.7
Stock compensation expense	0.1	3.2	0.3
Other	0.8	(0.1)	(0.3)
Changes in operating assets and liabilities	0.1	2.5	(22.9)

Net cash provided by (used in) operating activities	$11.5	$7.3	$(24.4)

     Second Quarter 2003 Outlook

      With regard to our second quarter 2003 outlook, we anticipate that total revenues will be in line with the first quarter 2003. Backlog levels at the beginning of the second quarter 2003 were similar to the backlog levels at the beginning of the first quarter 2003 and we continue to be in a high turns environment. We are assuming that turns levels in the second quarter of 2003 will be consistent with the first quarter of 2003. We expect that our gross margins and operating margins will increase slightly as a result of our cost reduction measures. Growing EBITDA is a key corporate priority, and we expect our cost reduction measures to result in EBITDA improvement in the second quarter of 2003. We also expect a slight reduction in our cash balance during the second quarter of 2003 due to modest changes in working capital.

     Semiconductor Market Performance

      The following table sets forth total worldwide semiconductor industry revenues and revenues in our total addressable market for the last three years:

			Total
	Total Worldwide		Addressable
	Semiconductor		Market
Year Ended December 31,	Industry Sales(1)	% Change	Sales(1),(2)	% Change

	(in billions)		(in billions)
2000	$204.4		$29.7
2001	$139.0	(32.0)%	$20.9	(29.6)%
2002	$140.7	1.2%	$21.7 (3)	3.8%

(1)	Based on shipment information published by World Semiconductor Trade Statistics (“WSTS”), an industry research firm. WSTS collects this information based on product shipments, which is different from our revenue recognition policy as described in “Critical Accounting Policies — Revenue Recognition” contained elsewhere in this prospectus. We believe the data provided by WSTS is reliable, but we have not independently verified it. WSTS periodically revises their information. We assume no obligation to update such information.

(2)	Our total addressable market comprises the following specific WSTS product categories: (a) discrete products (all discrete semiconductors other than sensors, RF and microwave power transistors/ modules, RF and microwave diodes, RF and microwave SS transistors, power FET modules, IGBT modules and optoelectronics); (b) standard analog products (amplifiers, voltage regulators and references, comparators, ASSP consumer, ASSP computer, ASSP automotive and ASSP industrial and others); and (c) standard logic products (general purpose logic and MOS general purpose logic only). Although we categorize our products as power and data management semiconductors and standard semiconductor components, WSTS uses different product categories.

(3)	We no longer participate in certain product categories in which we participated in 2002 and, accordingly, we will not include these product categories when determining our total addressable market in the future. If such product categories had been excluded from our total addressable market in 2002, sales in our total addressable market in 2002 would have been $20.3 billion as compared to $21.7 billion.

      Worldwide semiconductor market sales were $140.7 billion in 2002, including sales in our total addressable market of approximately $21.7 billion. In 2002, industry sales and sales in our total addressable market increased 1.2% and 3.8%, respectively, as compared to 2001. The industry is cyclical, and from 2000 to 2001 industry sales and sales in our total addressable market declined 32.0% from $204.4 billion to $139.0 billion and 29.6% from $29.7 billion to $20.9 billion, respectively. The foregoing information is based on information published by WSTS. The year 2001 was the worst single year downturn in industry history and was driven both by reduced volumes and lower average selling prices resulting from an inventory overbuild as well as excess semiconductor manufacturing capacity. This is in contrast to 2000, when industry sales and sales in our total addressable market grew 37% and 31%, respectively. Although semiconductor demand began to improve in 2002, it is uncertain when any meaningful recovery will occur. Current market conditions are characterized by excess capacity, short lead times and significant pricing pressures, particularly in a number of product lines in which we participate.

     ON Financial Performance

     Revenues

      The following table sets forth our total revenues for 2000 through 2002:

	Total
Year Ended December 31,	Revenues(1)	% Change

	(in millions)
2000	$1,958.7
2001	$1,214.6	(38.0)%
2002	$1,084.5	(10.7)%

(1)	Revenues for the year ended December 31, 2000 are pro forma to reflect what our total revenues would have been had the change in distributor revenue recognition methods implemented effective January 1, 2001 been applied retroactively. (See Note 4 “Accounting Changes” of the notes to our audited consolidated financial statements and “— Other Significant Events — Accounting Changes,” in each case included elsewhere in this prospectus.) We believe this presentation is useful to investors in comparing historical results and this presentation is used by our management in making historical comparisons.

      Our total revenues declined 38.0% in 2001 from 2000 while total sales in our total addressable market declined 29.6% during the same period. During that period, revenues from our high frequency clock and data management business declined $177.4 million, or 60.0%, and foundry services provided to Motorola decreased $53.5 million. Our total revenues declined 10.7% in 2002 from 2001 while total sales in our total addressable market increased by 3.8% during the same period. During this period, revenues from our high frequency clock and data management business declined further, foundry services provided to Motorola were reduced by $6.8 million, production of certain products was discontinued and certain low margin opportunities were not pursued.

           Profitability Enhancement Programs

      In order to better align our cost structure with our revenues, we initiated profitability enhancement programs in the fourth quarter of 2000 and in the fourth quarter of 2002. The principal elements of these programs are a manufacturing rationalization plan, a reduction of non-manufacturing personnel and other cost controls.

      The elements of the 2000 plan that we commenced in June 2001 were completed in the fourth quarter of 2002 and resulted in $365 million of annualized cost savings, based on a comparison of our cost structure during the first quarter of 2001 to our cost structure during the third quarter of 2002. We expect the 2002 plan to be completed by the end of 2003 and to result in an estimated $80 million of cost savings in 2003 and an estimated $125 million of annual cost savings thereafter, in both cases as compared to our cost structure during the third quarter of 2002. Savings from these plans include reduced employee costs resulting from staff reductions, reduced depreciation expense resulting from asset impairments and other cost savings resulting from the transfer of certain manufacturing and administrative functions to lower cost regions, renegotiation of service and supply contracts, and other actions taken to improve our manufacturing efficiency.

      The following table summarizes the annual cost savings from the 2000 plan by type and by the applicable caption contained in our consolidated statement of operations (in millions):

	Reduced		Other
	Employee	Reduced	Cost
	Costs	Depreciation	Savings	Total

Cost of sales	$75	$14	$166	$255
Research and development	22	—	1	23
Sales and marketing	18	—	16	34
General and administrative	20	1	32	53

	$135	$15	$215	$365

      The following table summarizes the estimated annual cost savings from the 2002 plan that we expect annually following 2003 by type and by the applicable caption contained in our consolidated statement of operations (in millions):

	Reduced	Other
	Employee	Cost
	Costs	Savings	Total

Cost of sales	$19	$93	$112
Research and development	—	—	—
Sales and marketing	4	—	4
General and administrative	7	2	9

	$30	$95	$125

      Manufacturing Rationalization Plan. To create operating leverage and efficiencies and to accelerate our ongoing transformation into a leading low cost producer, we have implemented and continue to implement manufacturing cost saving initiatives such as the closure of some of our plants, the relocation or outsourcing of operations to take advantage of lower cost labor markets, the consolidation of other operations, the transfer of some of our external supply to internal operations and the rationalization of our product portfolio. This plan included among other actions, phasing out manufacturing operations at our Guadalajara, Mexico facility and transferring some of the manufacturing activities performed at our Aizu, Japan and Seremban, Malaysia facilities to some of our other facilities or to third party contractors.

      In many cases, the volume from closed operations has been or is being shifted to our existing facilities in order to improve capacity utilization. Facility closures and production shifts have resulted in some reductions in our manufacturing capacity, but we do not expect these reductions to affect our ability to meet our foreseeable production needs. As part of our 2000 plan described above, we completed manufacturing rationalization actions resulting in a reduction of our manufacturing workforce by 27% from approximately 8,950 employees, as of December 31, 2000, to approximately 6,500 employees, as of December 31, 2002 and annualized cost savings of approximately $255 million. As part of our 2002 plan described above, we expect to complete further manufacturing rationalization actions by the fourth quarter of 2003. By December 31, 2003, we expect to generate annualized cost savings of approximately $112 million as a result of these actions, including approximately $67 million in respect of reduced wages and overhead for staff reductions and shifting manufacturing to lower cost regions, $25 million of reductions in materials costs and $20 million in manufacturing process improvements, as compared to our cost structure in the third quarter of 2002.

      Reducing Non-Manufacturing Personnel and Implementing Other Cost Controls. As part of our 2000 plan described above, we reduced selling, administrative and research and development personnel from approximately 1,800, as of June 1, 2001, to approximately 1,340, as of December 31, 2002. Approximately 41% of the employees involved in this reduction were in sales or marketing-related positions, approximately 40% were salaried employees in administrative or managerial positions and 19% were employees in research and development positions. As of September 27, 2002, we had achieved annualized cost savings of approximately $110 million starting in the fourth quarter of 2002 as compared to our cost structure in the first quarter of 2001 as a result of these non-manufacturing personnel reductions and other cost controls. As part of our 2002 plan described above, we expect to further reduce selling and administrative personnel by 180 employees by the fourth quarter of 2003. By December 31, 2003, we expect to generate annualized cost savings of approximately $13 million as a result of these actions. In connection with these reductions, we have adopted a more efficient hybrid sales force structure that combines direct sales personnel with sales representatives.

      The employee figures above exclude employees of our joint venture in Leshan, China.

     Liquidity and Capital Structure

     Cash Position and Capital Expenditures

      Cash flows changed significantly in 2002 as compared to 2001. Although our cash balance at December 31, 2002 increased by only $2.6 million as compared to December 31, 2001, cash flows provided by operating activities were $30.6 million in 2002, a $167.9 million improvement from the net cash usage of $137.3 million in 2001. This increase was primarily the result of reduced costs resulting from the restructuring programs and reduced restructuring payments in 2002. We have, as part of a targeted effort to improve our liquidity, also reduced our capital expenditures from $198.8 million in 2000 to $117.9 million in 2001 and $26.5 million in 2002. We do not expect that our capital expenditure reductions will have a negative impact on our ability to service our customers, as we believe that near-term access to additional manufacturing capacity, should it be required, could be readily obtained on reasonable terms through manufacturing agreements with third parties.

     Debt Refinancing

      During 2002 and the first quarter of 2003, we refinanced a portion of our senior bank facilities through the issuance of $300.0 million principal amount of our second lien senior secured notes due 2008 and $200 million principal amount of our first lien senior secured notes due 2010. The net proceeds from these two transactions were used to prepay a portion of our senior bank facilities. In connection with the issuance of the first lien senior secured notes, we amended our senior bank facilities to provide us additional financial flexibility by removing the requirement that we maintain certain minimum interest expense coverage ratios and that we do not exceed certain maximum leverage ratios, and by reducing to $140.0 million our minimum EBITDA requirement for any four consecutive fiscal quarters. While we also reduced our permitted capital expenditures to $100.0 million per year (subject to certain increases for improved financial performance and carryovers from prior periods), we do not expect this reduction to have a significant impact on our operating plans or financial performance. As a result of these refinancings we have extended our debt maturities. Assuming the first lien senior secured notes had been issued as of December 31, 2002, our total debt as of such date would amortize in the annual amounts shown below (in millions):

	Actual	2002 Activity			Actual
	Maturities				Maturities		Maturities
	as of				as of		as Adjusted
	December 31,			2002*	December 31,	2003**	December 31,
	2001	Additions	Repayments	Refinancing	2002	Refinancing	2002

2002	12.4		(9.6)	(2.8)	—		—
2003	13.8			(4.5)	9.3	(7.5)	1.8
2004	18.3			(6.5)	11.8	(5.8)	6.0
2005	290.1			(53.2)	236.9	(81.1)	155.8
2006	412.3			(131.4)	280.9	(86.4)	194.5
2007	258.8			(82.0)	176.8	—	176.8
Thereafter	381.2	13.1		293.2	687.5	190.8	878.3

	1,386.9	13.1	(9.6)	12.8	1,403.2	10.0	1,413.2

*	Relates to impact on debt maturities resulting from the May 2002 issuance of the second lien senior secured notes due 2008 and prepayment of amounts outstanding under our senior bank facilities.

**	Relates to impact on debt maturities resulting from the March 2003 issuance of the first-lien senior secured notes due 2010 and prepayment of amounts outstanding under our senior bank facilities.

      Because the effective interest rates on the first lien and second lien senior secured notes, which are fixed, are considerably higher than those that currently apply to our senior bank facilities, which are floating, our interest expense will increase as a result of these refinancings. At current rates that apply to our senior bank facilities, we expect net interest expense to be approximately $150 million in 2003.

Other Significant Events

     Accounting Changes

      Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” The provisions of SFAS No. 141 require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill and require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. SFAS No. 141 also requires that, upon adoption of SFAS No. 142, we reclassify the carrying amounts of certain intangible assets into or out of goodwill based on certain criteria. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that such assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), require that reporting units be identified for the purpose of assessing potential future impairments of goodwill and remove the forty-year limitation on the amortization period of intangible assets that have finite lives. Goodwill amortization expense totaled $10.6 million in 2001.

      SFAS No. 142 requires that goodwill be tested annually for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of a reporting unit with the related carrying amount including goodwill. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

      Our goodwill at January 1, 2002 totaled $77.3 million and relates to the April 2000 acquisition of Cherry Semiconductor Corporation (“Cherry”). As a result of the adoption of SFAS No. 142, we discontinued amortization of the Cherry goodwill at the beginning of 2002.

      During the first quarter of 2002, we identified our various reporting units, which correspond with our four product lines, and allocated its assets and liabilities to such reporting units. The goodwill relating to the Cherry acquisition was specifically identified with and included in our Power Management and Standard Analog reporting unit. During the second quarter of 2002, we completed the first step of its transitional goodwill impairment test and determined that the estimated fair value of the Power Management and Standard Analog reporting unit as of January 1, 2002 exceeded the reporting unit’s carrying amount by a substantial amount. As a result, an impairment of the Cherry goodwill as of that date was not indicated and completion of the second step test was not required. We updated our goodwill impairment analysis during the fourth quarter of 2002 and determined that a related impairment did not exist.

      As mentioned below in “Critical Accounting Policies,” effective January 1, 2001, we changed our accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. We believe that this change better aligns reported results with, focuses us on, and allows investors to better understand end user demand for the products that we sell through distributors. Our new revenue recognition policy is commonly used in the semiconductor industry. The cumulative effect of the accounting change for periods prior to January 1, 2001 was a charge of $155.2 million ($116.4 million, or $0.67 per share, net of income taxes). The accounting change resulted in an increase in revenues of $116.6 million and a decrease in our net loss before cumulative effect of accounting change of $53.1 million, or $0.30 per share, for the year ended December 31, 2001.

      Also effective January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. Our interest rate swaps in effect at January 1, 2001 were designated as cash flow hedges, were measured at fair value and recorded as assets or liabilities in the consolidated balance sheet. Upon adoption of SFAS No. 133, we recorded an after-tax charge of $3.4 million to accumulated other comprehensive income (loss) as of January 1, 2001. This charge consisted of a $2.1 million adjustment to record our interest rate swaps in the consolidated balance sheet at their estimated fair values as well as the write-off of an approximate $3.5 million pretax deferred charge (included in other assets in the accompanying consolidated balance sheet at December 31, 2000) relating to the payment made in December 2000 for the early termination of an interest rate protection agreement relating to a portion of the amounts outstanding under our senior bank facilities, both before income taxes of approximately $2.2 million.

      In addition to hedging a portion of our interest rate exposure, we use forward foreign currency contracts to reduce our overall exposure to the effects of foreign currency fluctuations on our results of operations and cash flows. The fair value of these derivative instruments are recorded as assets or liabilities with gains and losses offsetting the gains and losses on the underlying assets or liabilities. The adoption of SFAS No. 133 did not impact our accounting and reporting for these derivative instruments.

     Acquisition

      On April 3, 2000, we acquired all of the outstanding capital stock of Cherry Semiconductor Corporation (“Cherry”) for approximately $253.2 million in cash (including acquisition related costs), which was financed with cash on hand and borrowings of $220.0 million under our senior bank facilities. Cherry, which was renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets, and had revenues for its fiscal year ended February 29, 2000 of $129.1 million.

      The Cherry acquisition was accounted for using the purchase method of accounting and, as a result, the purchase price and related costs were allocated to the estimated fair value of assets acquired and liabilities assumed at the time of the acquisition based on management estimates as follows (in millions):

Fair value of tangible net assets	$71.3
Developed technology	59.3
In-process research and development	26.9
Assembled workforce	10.0
Excess of purchase price over estimated fair value of net assets acquired (goodwill)	85.7

Total	$253.2

      Developed technology is being amortized on a straight-line basis over an estimated useful life of five years. Goodwill was being amortized on a straight-line basis over an estimated useful life of ten years; however, as mentioned previously, such amortization was discontinued upon the adoption of SFAS No. 142. Additionally, assembled workforce was being amortized over an estimated useful life of five years. Assembled workforce does not meet the SFAS No. 141 requirements as an intangible asset apart from goodwill. Accordingly, upon adoption of SFAS No. 142, we reclassified the unamortized balance of assembled workforce to goodwill and the related amortization was discontinued.

      The fair value of the acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. Significant assumptions that had to be made in using this approach included revenue and operating margin projections and determination of the applicable discount rate. The fair value of the acquired in-process research and development was based on sales forecasts and cost assumptions projected to be achievable by Cherry on a stand-alone basis. Operating margins were based on cost of goods sold and selling, general and administrative expenses as a percentage of revenues. All projected revenue and cost information was based on historical results and trends and did not include any synergies or cost savings that may result from the acquisition. The rate used to discount future projected cash flows resulting from the acquired in-process research and development was 20%, which was derived from a weighted average cost of capital analysis adjusted upward to reflect additional risks inherent in the development life cycle.

      At the date of acquisition, the in-process research and development consisted of sixty-five projects that had not yet reached technological feasibility and for which no alternative future uses had been identified. Accordingly, these costs were expensed as of the acquisition date. Such projects were approximately 70% to 80% complete at the date of the acquisition. The estimated cost to complete these projects at that date was approximately $4.1 million. Of the sixty-five projects in process at the date of acquisition, we completed thirty-one projects, abandoned twenty-nine projects and are in the process of completing the remaining five projects, which have an estimated completion cost of $0.5 million. Subsequent to the acquisition date, we experienced an industry downturn that required us to scale back research and development activities. Due to the decline in product demand subsequent to the acquisition, 2002 revenues associated with the completed projects were approximately $12.5 million, or 30% of the amount originally forecasted for all acquired in-process research and development projects at the date of acquisition.

     Critical Accounting Policies

      The accompanying discussion and analysis of our financial condition and results of operation is based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Note 3 “Significant Accounting Policies” of the notes to our audited consolidated financial statements included elsewhere in this prospectus contain a detailed summary of our significant accounting policies. We believe certain of our accounting policies are critical to understanding our financial position and results of operations. We utilize the following critical accounting policies in the preparation of our financial statements.

      Revenue. We generate revenue from sales of our semiconductor products to original equipment manufacturers, electronic manufacturing service providers, and distributors. We recognize revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales returns and allowances.

      Prior to January 1, 2001, we recognized revenue on distributor sales when title passed to the distributor. Provisions were recorded at that time for estimated sales returns as well as for other related sales costs and allowances. Effective January 1, 2001, we changed our revenue recognition policy for distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by us so we record accounts receivable for the amount of the transaction, reduce our inventory for the products shipped and defer the related margin in our consolidated balance sheet. We recognize the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

      We believe that this change better aligns our reported results with, focuses us on, and enables investors to better understand, end user demand for the products we sell through distribution as our revenue is not influenced by our distributors’ stocking decisions.

      Inventories. We carry our inventories at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market and record provisions for slow moving inventories based upon a regular analysis of inventory on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months. These provisions can influence our results from operations. For example, when demand falls for a given part, all or a portion of the related inventory is reserved, impacting our cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, we will generally recognize a higher than normal margin. However, the vast majority of product inventory that has been previously reserved is ultimately discarded. Although we do sell some products that have previously been written down, such sales have historically been relatively consistent on a quarterly basis and the related impact on our margins has not been material.

      Deferred Tax Valuation Allowance. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction in which we operate. If we determine that we will not realize all or a portion of our remaining deferred tax assets, we will increase our valuation allowance with a charge to income tax expense. Conversely, if we determine that we will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, we established a valuation allowance for the majority of our deferred tax assets and throughout 2002, we have not recognized any incremental deferred tax benefits. We monitor our ability to utilize our deferred tax assets and the continuing need for a related valuation allowance on an ongoing basis.

      Impairment of Long-Lived Assets. We periodically evaluate the recoverability of the carrying amount of our property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. We continually apply our best judgment when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which we operate and the resulting assumptions used to estimate future cash flows impact the outcome of our impairment tests.

      Goodwill and Other Intangibles. We evaluate our goodwill for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing our goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

      Defined Benefit Plans. We maintain pension plans covering certain of our employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

Results of Operations

      The following table summarizes certain information relating to our operating results that has been derived from our audited consolidated financial statements. The pro forma column for 2000 reflects our results as if the change in distributor revenue recognition discussed above had been applied retroactively. The pro forma results are used for comparative purposes in the following discussion of our results of operations. We believe this presentation is useful to investors in comparing historical results and this presentation is used by our management in making historical comparisons. The amounts in the following table are in millions.

	Year Ended December 31,

			2000

	2002	2001	As Reported	Pro Forma

Total revenues	$1,084.5	$1,214.6	$2,073.9	$1,958.7
Cost of sales	799.0	1,000.0	1,355.0	1,293.5

Gross profit	285.5	214.6	718.9	665.2

Operating expenses:
Research and development	67.9	80.9	69.2	69.2
Selling and marketing	61.2	74.8	100.1	100.1
General and administrative	102.1	130.9	233.4	233.4
Amortization of goodwill and other intangibles	11.9	22.6	16.8	16.8
Write-off of acquired in-process research and development	—	—	26.9	26.9
Restructuring and other	27.7	150.4	4.8	4.8

Total operating expenses	270.8	459.6	451.2	451.2

Operating income (loss)	14.7	(245.0)	267.7	214.0

Other income (expenses):
Interest expense, net	(145.2)	(133.5)	(131.2)	(131.2)
Equity in earnings of joint ventures	3.9	4.0	4.4	4.4
Gain on sale of investment in joint venture	—	3.1	—	—

Other income (expenses), net	(141.3)	(126.4)	(126.8)	(126.8)

Income (loss) before income taxes, minority interests, extraordinary loss and cumulative effect of accounting change	(126.6)	(371.4)	140.9	87.2
Income tax provision	(8.8)	(345.7)	(50.1)	(36.7)
Minority interests	—	2.1	(2.2)	(2.2)

Net income (loss) before extraordinary loss and cumulative effect of accounting change	(135.4)	(715.0)	88.6	48.3
Extraordinary loss on debt prepayment, net of tax	(6.5)	—	(17.5)	(17.5)
Cumulative effect of accounting change, net of tax	—	(116.4)	—	—

Net income (loss)	$(141.9)	$(831.4)	$71.1	$30.8

      The following table summarizes certain information relating to our operating results as a percentage of total revenues and has been derived from our audited consolidated financial statements. The pro forma column for 2000 reflects our results as if the previously mentioned change in distributor revenue recognition had been applied retroactively. The pro forma results are used for comparative purposes in the following discussion of our results of operations. We believe this presentation is useful to investors in comparing historical results and this presentation is used by our management in making historical comparisons. Certain amounts in the table may not sum due to the rounding of individual components.

	Year Ended December 31,

			2000

	2002	2001	As Reported	Pro Forma

Total revenues	100.0%	100.0%	100.0%	100.0%
Cost of sales	73.7	82.3	65.3	66.0

Gross profit	26.3	17.7	34.7	34.0

Operating expenses:
Research and development	6.3	6.7	3.3	3.5
Selling and marketing	5.6	6.2	4.8	5.1
General and administrative	9.4	10.8	11.3	11.9
Amortization of goodwill and other intangibles	1.1	1.9	0.8	0.9
Write-off of acquired in-process research and development	—	—	1.3	1.4
Restructuring and other	2.6	12.4	0.2	0.2

Total operating expenses	25.0	37.8	21.8	23.0

Operating income (loss)	1.4	(20.2)	12.9	10.9

Other income (expenses):
Interest expense, net	(13.4)	(11.0)	(6.3)	(6.7)
Equity in earnings of joint ventures	0.4	0.3	0.2	0.2
Gain on sale of investment in joint venture	—	0.3	—	—

Other income (expenses), net	(13.0)	(10.4)	(6.1)	(6.5)

Income (loss) before income taxes, minority interests, extraordinary loss and cumulative effect of accounting change	(11.7)	(30.6)	6.8	4.5
Income tax provision	(0.8)	(28.5)	(2.4)	(1.9)
Minority interests	—	0.2	(0.1)	(0.1)

Net income (loss) before extraordinary loss and cumulative effect of accounting change	(12.5)	(58.9)	4.3	2.5
Extraordinary loss on debt prepayment, net of tax	(0.6)	—	(0.8)	(0.9)
Cumulative effect of accounting change, net of tax	—	(9.6)	—	—

Net income (loss)	(13.1)%	(68.5)%	3.4%	1.6%

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Total Revenues. Total revenues decreased $130.1 million, or 10.7%, to $1,084.5 million in 2002 from $1,214.6 million in 2001 due to declines in average selling prices of approximately 10% and a reduction of foundry revenues of approximately $7 million. The percentage of billings related to new products (defined as products introduced within the prior 36 months) increased in 2002 as compared to 2001. The revenues by product line for the years ended December 31, 2002 and 2001, respectively, are as follows (dollars in millions):

	Year Ended		Year Ended
	December 31,	As a %	December 31,	As a %	Dollar
	2002	Revenue(1)	2001	Revenue(1)	Change	% Change

Power Management and Standard Analog	$362.7	33.4%	$365.4	30.1%	$(2.7)	(0.7)%
MOS Power Devices	138.7	12.8%	146.7	12.1%	(8.0)	(5.5)%
High Frequency Clock and Data Management	72.0	6.6%	118.5	9.8%	(46.5)	(39.2)%
Standard Components	511.1	47.1%	584.0	48.1%	(72.9)	(12.5)%

Total Revenues	$1,084.5		$1,214.6		$(130.1)

(1)	Certain amounts may not total due to rounding of individual components

      On a percentage basis, the revenue decline has been the most pronounced in our high frequency clock and data management product line as unit demand from the networking and telecommunications end markets continued to decline. For our other product lines, we experienced an increase in unit demand in 2002; however, this was more than offset by decreases in average selling prices, resulting in total revenue declines in 2002.

      Approximately 37%, 44% and 19% of our revenues during 2002 were derived from the Americas, Asia/ Pacific and Europe (including the Middle East), respectively, compared to 40%, 38% and 22%, respectively, during 2001. The change from prior year reflects the continuing recovery of the Asia/Pacific markets and our growth in the China market.

      Cost of Sales. Cost of sales for the year ended December 31, 2002 decreased $201.0 million, or 20.1%, to $799.0 million from $1,000.0 million in 2001. This decrease is attributable to $175.2 million of cost reduction activities and $34.9 million of lower provisions for excess inventories taken during 2002 as compared to 2001. As of the end of the third quarter of 2002, we completed actions to achieve an estimated $255 million of annual cost of sales savings as compared to our cost structure as of the first quarter of 2001. These cost savings were partially offset by an increase in freight expense of $11 million in the second half of 2002 as compared to the second half of 2001 due to the expiration of the freight sharing agreement with Motorola during 2002.

      Looking forward, we anticipate additional cost savings from our restructuring programs (see Recent Developments above). Although freight expense in 2003 is expected to increase as compared to 2002, since we benefited from the Motorola freight sharing agreement during the first half of 2002, we do not expect our freight cost structure in 2003 to significantly change from that of the last two quarters of 2002.

      Gross Profit. Gross profit (computed as total revenues less cost of sales) for the year ended December 31, 2002 increased $70.9 million, or 33.0%, to $285.5 million from $214.6 million in 2001. As a percentage of total revenues, gross margin increased to 26.3% during 2002 from 17.7% in 2001. To summarize the fluctuations described above, the increase in gross margin was attributable to cost improvements from restructuring efforts and lower provisions for excess inventories, offset by decreases in average selling prices and an increase in freight expense with the expiration of the freight sharing agreement with Motorola.

     Operating expenses

      Research and Development. Research and development costs decreased $13.0 million, or 16.1%, to $67.9 million in 2002 compared with $80.9 million 2001, primarily as a result of aligning our operating costs with our revenues. As a percentage of revenues, research and development costs remained fairly consistent at 6.3% in 2002 as compared to 6.7% in 2001. The primary emphasis of our new product development efforts is in the expected high growth market applications of high frequency clock and data management and power management and standard analog solutions, with approximately 80% of our overall research and development investments focused in these areas. During 2002, we introduced 176 new products.

      Selling and Marketing. Selling and marketing expenses for the year ended December 31, 2002 decreased by $13.6 million, or 18.2%, to $61.2 million compared with $74.8 million in 2001. As a percentage of revenues, selling and marketing expenses for 2002 were 5.6% compared with 6.2% in 2001 with the decline attributable to our worldwide restructuring programs. Restructuring efforts in selling and marketing, including the downsizing of our sales force, closing of sales offices as well as our regional sales headquarters and centralizing and relocating our order entry functions to lower cost regions, were largely enacted during the second quarter of 2001. Selling and marketing expenses are targeted at approximately 5% of total revenues in 2003.

      General and Administrative. General and administrative expenses decreased by $28.8 million, or 22.0%, to $102.1 million from $130.9 million in 2001, as a result of personnel reductions of approximately 30% (as compared to 2001) and the relocation of functions to lower cost regions. As a percentage of revenues, these costs decreased to 9.4% in 2002 from 10.8% in 2001.

      Amortization of Intangibles. Amortization of intangibles decreased $10.7 million to $11.9 million in 2002 from $22.6 million 2001, as a result of the adoption of SFAS No. 142 effective January 1, 2002, which eliminated the amortization of goodwill (see Note 3 “Significant Accounting Policies” of the notes to our audited consolidated financial statements included elsewhere in this prospectus.)

      Restructuring and Other. Restructuring and other activity decreased $122.7 million to $27.7 million in 2002 from $150.4 million in 2001, as most of our restructuring activities were initiated in 2001. We have $19.5 million accrued in relation to the 2001 and 2002 programs and expect this amount to be paid over the next year. We expect that the savings from these programs will more than offset the expected payments in 2003.

      During 2002, we recorded charges of $35.2 million to cover costs associated with our worldwide profitability enhancement programs. The charges primarily relate to the consolidation of manufacturing, selling and administrative functions in the U.S. and Europe. The charges included $21.2 million to cover employee separation costs associated with the termination of approximately 451 employees, asset impairments of $9.4 million, and $4.6 million of other costs primarily related to facility closures and contract terminations. The asset impairments were charged directly against the related assets. Employee separation costs included $1.2 million of non-cash charges associated primarily with the acceleration of vesting of stock options for terminated employees. As of December 31, 2002, the remaining liability relating to this restructuring was $16.6 million. As of December 31, 2002, approximately 100 employees have been terminated under this restructuring plan.

      During the second quarter of 2002, we reached a settlement of various contractual issues with Motorola in exchange for a cash payment from Motorola of $10.6 million resulting in a related gain of $12.4 million (see Note 18 “Related Party Transactions” for further details of the Motorola settlement).

      In December 2002, we recorded a $4.9 million charge to cover costs associated with the separation of two of our executive officers. In connection with the separation, we reserved $2.0 million related to the cash portion of the related separation agreements. In addition, we agreed to modify the vesting and exercise period for a portion of the executives’ stock options. This modification resulted in a non-cash stock compensation charge of $2.9 million with an offsetting credit to additional paid-in capital.

      See Note 5 “Restructuring and Other” of the notes to our audited consolidated financial statements included elsewhere in this prospectus for a further discussion of these charges.

      Interest Expense. Interest expense increased $11.7 million, or 8.8%, to $145.2 million for 2002 from $133.5 million in 2001. The higher interest expense was due to the increased supplemental interest charges of $4.9 million in 2002 as compared to 2001 resulting from the August 2001 amendments to our senior bank facilities. The higher interest expense in 2002 also reflects a full year of interest on the draw on our revolving credit facility that occurred in June 2001. Our weighted-average interest rate on long-term debt (including current maturities) was 10.9% per annum and 10.5% per annum in 2002 and 2001, respectively, computed by dividing total interest expense by our average month-end debt balances. At current rates that apply to our senior bank facilities, we expect net interest expense to be approximately $150.0 million in 2003.

      Equity in Earnings of Joint Ventures. Equity in earnings from our joint ventures remained relatively consistent, decreasing $0.1 million to $3.9 million in 2002 from $4.0 million in 2001.

      Gain on Sale of Investment in Joint Venture. We had a 50% interest in Semiconductors Miniatures Products Malaysia Sdn. Bhd. (“SMP”). As a part of the joint venture agreement, our joint venture partner, Philips Semiconductors International B.V. (“Philips”), had the right to purchase our interest in SMP between January 2001 and July 2002. In February 2001, Philips exercised its purchase right, acquiring our 50% interest in SMP effective December 31, 2000. This transaction resulted in proceeds of approximately $20.4 million and a pre-tax gain of approximately $3.1 million.

      Income Tax Provision. We recognized an income tax provision of $8.8 million in 2002 compared with $345.7 in 2001. The 2002 provision related to income and withholding taxes of certain of our foreign operations. The 2001 amount was greatly influenced by our decision to limit the recognition of deferred tax benefits relating to our operating losses to the amount that could be recovered via carry-back. This decision resulted in an increase of $366.8 million in our valuation allowance established for our U.S. tax benefits. This was partially offset by deferred tax benefits recognized for certain operating losses incurred outside the U.S.

      Minority Interests. Minority interests represent the portion of the net loss of our two majority-owned Czech subsidiaries attributable to the minority owners of each subsidiary. We consolidate these subsidiaries in our financial statements. Losses experienced by these subsidiaries declined in 2002 as compared to 2001 as a result of improved capacity utilization; therefore the elimination of minority interests were $0 in 2002 compared to $2.1 million in 2001.

      Extraordinary Loss on Debt Prepayment. Extraordinary loss of $6.5 million in 2002 represents the write-off of debt issuance costs in connection with the debt refinancing that occurred in 2002.

     Year Ended December 31, 2001 Compared to Pro Forma Year Ended December 31, 2000

      Total Revenues. Total revenues decreased $744.1 million, or 38.0%, to $1,214.6 million in 2001 from $1,958.7 million in 2000. The decrease occurred in all of our major product lines. Approximately 10% of this decrease was due to reductions in selling prices with the remaining 28% decline due to reduced volume and changes in our product mix. Foundry revenues, included in our standard components product line, decreased by $53.5 million to $8.2 million in 2001 from $61.7 million in 2000. Foundry revenues result from agreements made with Motorola during our separation and we expect that these revenues will continue to decline in the future.

      The revenues by product line for the year ended December 31, 2001 compared to the pro forma revenues by product line for the year ended December 31, 2000 are as follows (dollars in millions):

	Year Ended		Year Ended
	December 31,	As a %	December 31,	As a %	Dollar
	2001	Revenue(1)	2000	Revenue(1)	Change	% Change

Power Management and Standard Analog	$365.4	30.1%	$496.7	25.4%	(131.3)	(26.4)%
MOS Power	146.7	12.1%	212.1	10.8%	(65.4)	(30.8)%
High Frequency Clock and Data Management	118.5	9.8%	295.9	15.1%	(177.4)	(60.0)%
Standard Components	584.0	48.1%	954.0	48.7%	(370.0)	(38.8)%

Total Revenues	$1,214.6		$1,958.7		$(744.1)

(1)	Certain amounts may not total due to rounding of individual components

      As previously discussed, beginning in the last quarter of 2000 and continuing into 2001, we experienced slowing demand and pricing pressures for our products as customers delayed or cancelled bookings in order to manage their inventories in line with incoming business. However, during the third and fourth quarters of 2001, demand for our products began to show signs of stabilization as customer orders across all of our product lines were up from the second quarter of 2001. Beginning in the third quarter of 2001, our book-to-bill ratio increased to higher than 1.0 and increased further in the fourth quarter of 2001.

      Approximately 40%, 38% and 22% of our total revenues in 2001 were derived from the Americas, Asia/ Pacific and Europe (including the Middle East), respectively, compared to 47%, 33% and 20%, respectively, in 2000. The increase in the Asia/Pacific region reflects our customers’ shift in production into that region.

      Cost of Sales. Cost of sales decreased $293.5 million, or 22.7%, to $1,000.0 million in 2001 from $1,293.5 million in 2000, as a result of decreased sales volume. Cost of sales as a percentage of revenues increased to 82.3% in 2001 from 66.0% in 2000 due to lower factory utilization coupled with increased provisions for excess and obsolete inventory, partially offset by cost savings resulting from our restructuring programs. The restructuring programs include the implementation of ongoing cost-saving initiatives to rationalize our product portfolio, close plants and relocate or outsource related operations to take advantage of lower-cost labor markets and make our manufacturing processes more efficient.

      Gross Profit. Gross profit (computed as total revenues less cost of sales) decreased $450.6 million, or 67.7%, to $214.6 million in 2001 from $665.2 million in 2000. As a percentage of total revenues, gross margin declined to 17.7% in 2001 from 34.0% in 2000. The decline in gross margin was primarily due to lower factory utilization resulting from lower customer demand, lower selling prices, and a change in mix towards lower margin devices, partially offset by cost restructuring initiatives.

     Operating expenses

      Research and Development. Research and development costs increased $11.7 million, or 16.9%, to $80.9 million in 2001 from $69.2 million in 2000. As a percentage of total revenues, research and development costs increased to 6.7% in 2001 from 3.5% in 2000 because of decreased revenues accompanied by increased spending on new product development. The primary emphasis of our new product development is on power management and standard analog and high frequency clock and data management solutions, which are the highest margin and fastest potential growth product lines in our portfolio. We have targeted 80% of our overall research and development investment on these products. We are committed to increase our spending on new product development in order to stay competitive in our markets. During 2001, we introduced 344 new products.

      Selling and Marketing. Selling and marketing expenses decreased by $25.3 million, or 25.3%, to $74.8 million in 2001 from $100.1 million in 2000 as a result of our restructuring program. As a percentage of total revenues, however, these costs increased to 6.2% in 2001 from 5.1% in 2000 as a result of decreased total revenues that were only partially offset by cost savings resulting from our restructuring actions. These actions included the downsizing of our sales force, closing of sales offices as well as our regional sales headquarters and centralizing and relocating our order entry function to lower cost locations.

      General and Administrative. General and administrative expenses decreased by $102.5 million, or 43.9% to $130.9 million in 2001 from $233.4 million in 2000, as a result of cost reduction actions from our restructuring program. The major reductions were associated with personnel reductions, simplification of our overall corporate structure and regional infrastructure, elimination of some of our employee bonuses and lower use of consultants. As a percentage of total revenues, these costs decreased to 10.8% in 2001 from 11.9% in 2000.

      Write-off of Acquired In-process Research and Development. In 2000, we incurred a $26.9 million charge for the write-off of acquired in-process research and development resulting from the Cherry acquisition. No such charges were incurred in 2001.

      Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles was $22.6 million in 2001 compared to $16.8 million in 2000. The amortization relates to the intangible assets that were acquired with Cherry in the second quarter of 2000, including amounts related to developed technology, assembled workforce and goodwill. In 2001, we had a full year of related amortization expenses as compared to only nine months of amortization in 2000.

      Restructuring and Other. During 2001, we recorded charges of $146.6 million to cover costs associated with our worldwide profitability enhancement programs. The charges relate to the consolidation of selling and administrative functions in the U.S. and Europe, phasing out manufacturing operations at our Guadalajara, Mexico facility, transferring certain manufacturing activities performed at our Aizu, Japan and Seremban, Malaysia facilities to other facilities we own or to third party contractors and consolidation of other operations. The charges included $80.4 million to cover employee separation costs associated with the termination of approximately 4,350 employees, asset impairments of $56.2 million and $10.0 million of other costs primarily related to facility closures and contract terminations. The asset impairments were charged directly against the related assets. Employee separation costs included $1.3 million of non-cash charges associated primarily with the acceleration of vesting of stock options for terminated employees and $7.4 million for additional pension charges related to terminated employees. As of December 31, 2001, the remaining liability relating to this restructuring was $19.8 million. As of December 31, 2001, approximately 3,500 employees have been terminated under this restructuring plan.

      In March 2001, we recorded a $3.8 million charge to cover costs associated with the separation of one of our executive officers. In connection with the separation, we paid the former executive officer $1.9 million. In addition, we agreed to accelerate the vesting of his remaining stock options and to allow such options to remain exercisable for the remainder of their ten-year term. We recorded a non-cash charge of $1.9 million related to the modification of these options.

      During 2000, we recorded a $5.6 million charge to cover costs associated with a restructuring program at our manufacturing facility in Guadalajara, Mexico. The charge included $3.2 million to cover employee separation costs associated with the termination of approximately 500 employees and $2.4 million for asset impairments that were charged directly against the related assets. In September 2000, we completed our evaluation of costs to be incurred and released $0.8 million of the reserve for employee separation costs to income. As of December 31, 2001, there was no remaining liability relating to the 2000 restructuring program.

      See Note 5 “Restructuring and Other” of the notes to our audited consolidated financial statements included elsewhere in this prospectus for a further discussion of our restructuring activity.

      Operating Income (Loss). Operating income (loss) decreased $459.0 million, or 214.5%, to a $245.0 million loss in 2001 from operating income of $214.0 million in 2000. This decrease was due to decreased gross profits resulting from reduced product revenues, lower factory utilization and inventory charges, increased research and development costs, increased amortization of goodwill and other intangibles and restructuring and other charges offset by reduced selling, marketing and general and administrative costs resulting from our restructuring actions and the lack of the acquired in-process research and development write-off which occurred in 2000. As a result of these efforts, we incurred restructuring and other charges of $150.4 million in 2001.

      Interest Expense. Interest expense increased $2.3 million, or 1.8%, to $133.5 million in 2001 from $131.2 million in 2000. The increase was due to interest related to the $125.0 million drawn on our revolving line of credit in May 2001 as well as increased interest rates related to the amendments to our senior bank facilities. (See “Liquidity and Capital Resources” below and Note 9 “Long-term Debt” of Notes to Consolidated Financial Statements included elsewhere in this prospectus). The increase in interest expense was partially offset by the redemption of a portion of the senior subordinated notes and prepayment of a portion of the loans outstanding under the senior bank facilities with the proceeds from our IPO during 2000.

      Equity in Earnings of Joint Ventures. Equity in earnings from joint ventures decreased $0.4 million to $4.0 million in 2001 from $4.4 million in 2000, due primarily to the sale of our interest in our SMP joint venture effective December 31, 2000, offset by an increase in earnings from our Leshan joint venture.

      Gain on Sale of Investment in Joint Venture. We had a 50% interest in SMP. As a part of the joint venture agreement, our joint venture partner, Philips, had the right to purchase our interest in SMP between

January 2001 and July 2002. In February 2001, Philips exercised its purchase right, acquiring our 50% interest in SMP effective December 31, 2000. This transaction resulted in proceeds of approximately $20.4 million and a pre-tax gain of approximately $3.1 million.

      Minority Interests. Minority interests represent the portion of the net income (loss) of our two majority-owned Czech subsidiaries attributable to the minority owners of each subsidiary. We consolidate these subsidiaries in our financial statements. Minority interests in the subsidiaries’ losses (income) were $2.1 million in 2001 compared to ($2.2) million in 2000 due to lower capacity utilization during 2001.

      Income Tax Provision. The provision for income taxes increased in 2001 to $345.7 million from $36.7 million in 2000. During the fourth quarter of 2001, we recorded a $366.8 million income tax charge to establish a valuation allowance for the portion of our deferred tax assets for which it is more likely than not that the related benefits will not be realized. When coupled with the tax benefits relating to the 2001 operating loss that were not recognized during the year, our valuation allowance totaled $450.6 million at December 31, 2001. We established the valuation allowance based upon management’s analysis of the information available which included, among other things, the operating loss experienced during the year as well as uncertainties surrounding the timing of the recovery in economic conditions both generally as well as with the semiconductor industry. Our 2001 effective tax rate, after valuation allowance, is 93.1% as compared to 35.6% in 2000. (See Note 10 “Income Taxes” of Notes to Consolidated Financial Statements elsewhere in this prospectus.)

Liquidity and Capital Resources

      In this section of the management discussion and analysis segment, we are going to discuss:

(1) Sources and uses of cash, and significant factors that influence both;

(2) Key events affecting our capital structure;

(3) Our analysis of our cash flows for 2002; and

(4) Our commitments and contractual obligations.

      All of these factors are important to an understanding of our ability to meet our current obligations, to fund working capital, to finance expansion either by internal means or through the acquisition of other businesses, or to pay down existing debt.

      To summarize our current status, our operating activities provided cash of $30.6 million in 2002 and $301.3 million in 2000 and used cash of $137.3 million in 2001. At December 31, 2002, we had $182.4 million in cash and cash equivalents, net working capital of $195.0 million, term or revolving debt of $1,403.2 million and a stockholders’ deficit of $662.1 million. Our long-term debt includes $701.6 million under our senior bank facilities; $291.4 million (net of discount) of our 12% second lien senior secured notes due 2008; $260.0 million of our 12% senior subordinated notes due 2009; $126.9 million under a 10% junior subordinated note payable to Motorola due 2011; and $23.3 million under a note payable to a Japanese bank due 2010. We were in compliance with all of the covenants contained in our various debt agreements as of December 31, 2002 and expect to remain in compliance over the following twelve months.

           Sources and Uses of Cash

      We require cash to fund our operating expenses, including working capital requirements and outlays for research and development, to make capital expenditures, strategic acquisitions and investments, and to pay debt service, including principal and interest and capital lease payments. Our principal sources of liquidity are cash on hand, cash generated from operations, and funds from external borrowings and equity issuances. In the near term, we expect to fund our primary cash requirements through cash generated from operations, cash and cash equivalents on hand, and targeted asset sales, including our Guadalajara, Mexico site, which is currently on the market for sale. Additionally, as part of our business strategy, we review acquisition and divestiture opportunities and proposals on a regular basis.

      We believe that the key factors that could affect our internal and external sources of cash include:

•	factors that affect our results of operations and cash flows, including reduced demand for our products resulting from the recent economic slowdown and actions taken by our customers to manage their inventories in line with incoming business, competitive pricing pressures, under-utilization of our manufacturing capacity, our ability to achieve further reductions in operating expenses, the impact of our restructuring program on our productivity, and our ability to make the research and development expenditures required to remain competitive in our business; and

•	factors that affect our access to bank financing and the debt and equity capital markets that could impair our ability to obtain needed financing on acceptable terms or to respond to business opportunities and developments as they arise including interest rate fluctuations, our ability to maintain compliance with financial covenants and ratios under our existing credit facilities, other limitations imposed by our credit facilities or arising from our substantial leverage, and our move to the Nasdaq SmallCap Market, discussed further herein.

      Our ability to service our long-term debt, to remain in compliance with the various covenants and restrictions contained in our credit agreements and to fund working capital, capital expenditures and business development efforts will depend on our ability to generate cash from operating activities which is subject to, among other things, our future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may beyond our control. As of April 4, 2003, $8.6 million of our $62.5 million revolving credit facility was available, reflecting outstanding loans of $37.5 million and outstanding letters of credit of $16.4 million. As of January 9, 2003, we amended our primary foreign exchange hedging agreement to provide for termination if at anytime the amount available under our revolving credit facility is less than $2.5 million.

      If we fail to generate sufficient cash from operations, we may need to raise additional equity or borrow additional funds to achieve our longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to us. Although there can be no assurance, we believe that cash flow from operating activities coupled with existing cash balances will be adequate to fund our operating and capital needs as well as enable us to maintain compliance with our various debt agreements through December 31, 2003. To the extent that results or events differ from our financial projections or business plans, our liquidity may be adversely impacted.

     Key Events Affecting our Capital Structure

     Debt Refinancing in 2002

      On May 6, 2002 we issued $300.0 million principal amount of second lien senior secured notes due 2008. The second lien senior secured notes were issued at a price of 96.902% of par and will mature on May 15, 2008. The second lien senior secured notes initially accrued interest at a rate of 12% per annum. Commencing February 6, 2003, the second lien senior secured notes began accruing interest at a rate of 13% per annum. This increased rate will remain in effect unless on or prior to August 6, 2003 we have issued common stock or certain convertible preferred stock to financial sponsors generating at least $100.0 million in gross cash proceeds to prepay indebtedness under our senior bank facilities or under any other senior credit facility secured by a first-priority lien and have permanently reduced the related loan commitments equal to the amount prepaid. Interest on the second lien senior secured notes is payable semi-annually in cash. The obligations under the second lien senior secured notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC, which is a co-issuer). The second lien senior secured notes and the guarantees thereof are secured on a second-priority basis by the assets that secure our senior bank facilities and they rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of our subsidiaries that have not guaranteed such second lien senior secured notes. In connection with the offering of second lien senior secured notes, we amended our senior bank facilities to, among other things, permit the issuance of the second lien senior secured notes, make certain of the financial ratio maintenance requirements thereunder less restrictive and impose minimum EBITDA and cash requirements. (See Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.) We used $278.6 million of net cash proceeds from the sale of the second lien senior secured notes to prepay a portion of our senior bank facilities. Because the remaining principal amount of loans outstanding under our senior bank facilities was reduced below $750.0 million as a result of this refinancing, the supplemental interest charges thereon (described in Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements elsewhere in this prospectus) were reduced from 3.0% to 1.0%. In connection with this refinancing, we wrote off $6.5 million of debt issuance costs.

     Debt Refinancing in 2003

      On March 3, 2003, we issued $200.0 million aggregate principal amount of first lien senior secured notes due 2010. The first lien senior secured notes were issued at a price of 95.467% of par value, bear interest at a rate of 12% per annum, payable semi-annually in cash, and will mature on March 15, 2010. The obligations under the first lien senior secured notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC, which is a co-issuer). The first lien senior secured notes and the guarantees thereof are secured on a first-priority basis by the assets that secure our senior bank facilities and they rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of our subsidiaries that have not guaranteed such notes. In connection with the offering of the first lien senior secured notes, we further amended our senior bank facilities to, among other things:

•	permit the issuance of the first lien senior secured notes,

•	remove the requirement that we maintain certain minimum interest expense coverage ratios and do not exceed certain maximum leverage ratios,

•	reduce to $140.0 million our minimum EBITDA requirement for any four consecutive fiscal quarters,

•	reduce our permitted capital expenditures to $100.0 million per year (subject to certain increases for improved financial performance and carryovers from prior periods),

•	permit the redemption of up to 35% of the senior secured first lien notes out of the net proceeds of equity offerings and

•	convert $62.5 million of the outstanding loans under our revolving credit facility into a new tranche of term loans, as described above.

      We used $180.9 million of net cash proceeds from the sale of the notes to prepay a portion of our senior bank facilities, including $25.0 million of which proceeds were used to repay borrowings under our revolving credit facility and permanently reduce the commitments thereunder by such amount. In connection with this refinancing, we wrote-off $3.5 million of debt issuance costs.

     Issuance of Series A Cumulative Convertible Redeemable Preferred Stock

      At June 29, 2001, we were not in compliance with minimum interest expense coverage ratio and maximum leverage ratio covenants under our senior bank facilities. On August 13, 2001, we received a waiver in respect of this noncompliance at June 29, 2001 and in respect of any future noncompliance with these covenants through December 31, 2002. In connection with this waiver, we amended our senior bank facilities. The key terms of this amendment are described in Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements included elsewhere in this prospectus. As a condition to the waiver and amendment, we were required to obtain $100.0 million through an equity investment from an affiliate of Texas Pacific Group. We satisfied this requirement on September 7, 2001, when we issued 10,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock to an affiliate of Texas Pacific Group in exchange for

$100 million ($99.2 million, net of issuance costs). The material terms of the preferred stock are summarized in Note 11 “Redeemable Preferred Stock” of the notes to our audited consolidated financial statements included elsewhere in this prospectus.

     Shelf Registration

      On April 24, 2002, we filed with the Securities and Exchange Commission a shelf registration statement on Form S-3, which we amended on March 14, 2003 and December 6, 2002, to register 40,000,000 shares of our common stock. We may sell the registered shares in one or more offerings depending on market and general business conditions.

     Transfer to Nasdaq SmallCap Market

      On July 9, 2002, we received a notice from Nasdaq advising us that we were not in compliance with the Nasdaq National Market’s minimum bid price requirement (Marketplace Rule 4450 (b)(4)) because our common stock had traded below $3.00 per share for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement by October 7, 2002, Nasdaq would provide us written notification that our securities would be delisted. Because our stock had not closed above $2.82 a share since July 9, 2002, it seemed unlikely that we would have regained compliance with the minimum bid price requirement. On October 2, 2002 we requested a transfer of the listing of our common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. On October 22, 2002 Nasdaq approved our transfer and effective October 25, 2002, our common stock began trading on the Nasdaq SmallCap Market. As the Nasdaq SmallCap Market does not have the same trading volume as the Nasdaq National Market, our stock may become more volatile and there can be no assurances that a ready market will exist. Movement from the Nasdaq National Market to the Nasdaq SmallCap Market does not prevent us from issuing additional securities; however, pricing of an offering may be more difficult given the less liquid nature of the Nasdaq SmallCap Market. If later we are able to meet the applicable listing requirements of the Nasdaq National Market once again, we may apply to list our common stock on the Nasdaq National Market.

     Analysis of Cash Flows

      Cash flow information for the years ended December 31, 2002 and 2001 are as follows (in millions):

	Year Ended December 31,

	2002	2001

	(in millions)
Cash flows from operating activities:
Net loss	$(141.9)	$(831.4)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	133.4	165.8
Extraordinary loss on debt prepayment	6.5	—
Cumulative effect of accounting change	—	155.2
Amortization of debt issuance costs and debt discount	8.1	6.0
Provision for excess inventories	16.0	50.9
Non-cash impairment of property, plant and equipment	12.4	56.2
Non-cash interest on junior subordinated note payable to Motorola	11.7	10.7
Undistributed earnings of unconsolidated joint ventures	(3.9)	(4.0)
Gain on sale of investment in joint venture	—	(3.1)
Deferred income taxes	6.4	317.1
Stock compensation expense	4.5	5.0
Other	0.4	(2.0)

	Year Ended December 31,

	2002	2001

	(in millions)
Changes in assets and liabilities:
Receivables	21.4	129.4
Inventories	8.0	23.1
Other assets	(5.1)	(4.6)
Accounts payable	(34.3)	(62.8)
Accrued expenses	(6.5)	(62.2)
Income taxes payable	3.1	(13.9)
Accrued interest	19.8	5.7
Deferred income on sales to distributors	(28.6)	(82.8)
Other long-term liabilities	(0.8)	4.4

Net cash provided by (used in) operating activities	30.6	(137.3)

Cash flows from investing activities:
Purchases of property, plant and equipment	(26.5)	(117.9)
Investments in and advances to joint ventures	—	(5.5)
Acquisition of minority interests in consolidated subsidiaries	—	(0.1)
Proceeds from sale of investment in joint venture	—	20.4
Proceeds from sales of property, plant and equipment	4.5	13.8

Net cash used in investing activities	(22.0)	(89.3)

Cash flows from financing activities:
Proceeds from debt issuance	290.7	—
Proceeds from senior credit facilities and other borrowings	—	125.0
Proceeds from issuance of common stock under the employee stock purchase plan	1.4	4.2
Proceeds from stock option exercises	1.2	0.9
Proceeds from issuance of redeemable preferred stock, net of issuance costs	—	99.2
Payment of capital lease obligation	(1.1)	(1.9)
Payment of debt issuance costs	(12.1)	(5.1)
Repayment of senior credit facilities	(287.1)	(5.6)

Net cash provided by (used in) financing activities	(7.0)	216.7

Effect of exchange rate changes on cash and cash equivalents	1.0	0.8

Net increase (decrease) in cash and cash equivalents	2.6	(9.1)
Cash and cash equivalents, beginning of period	179.8	188.9

Cash and cash equivalents, end of period	$182.4	$179.8

      For the years ended December 31, 2002 and 2001, we have provided $2.6 million and utilized $9.1 million in cash, respectively. However, the makeup of the cash flow from operations, investing and financing activities has been quite different in these periods. The year ended December 31, 2002, as compared to the year ended December 31, 2001, shows an improvement in cash flows from operations of $167.9 million, a reduction in the net cash used in investing activities of $67.3 million, and a decrease of $223.7 million in cash flows from financing activities.

      We generated $30.6 million in cash flow from operations during 2002 relative to cash used in operations of $137.3 million in 2001. This $167.9 million improvement is primarily the result of reduced costs resulting from our restructuring program and reduced restructuring payments.

      We used $22.0 million in net cash from investing activities in 2002 as compared to $89.3 million in 2001. The decline was the result of lower capital equipment spending. Our need for incremental property, plant or equipment has been significantly reduced given the current level of business. Furthermore, our senior bank facilities restrict the amount of capital equipment we can purchase within certain periods. As a result, we have been selective in purchasing new equipment.

      Financing activities during 2002 have resulted in net cash used of $7.0 million versus net cash provided in 2001 of $216.7 million. During 2002, we refinanced a portion of our long term debt by issuing $300.0 million of senior secured notes and using the net cash proceeds of $278.6 million (net of discount and issuance costs) and additional funds to prepay debt principal of $283.3 million of our senior bank facilities. In contrast, in 2001 we drew on our $125.0 million revolving credit facility and received net proceeds of $99.2 million from the issuance of redeemable preferred stock to help fund the cash used in operations and equipment purchases needed at the time.

     EBITDA

      While earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The following table sets forth our EBITDA for the years ended December 31, 2002, 2001 and 2000, with a reconciliation to cash flows from operations, the most directly comparable financial measure under generally accepted accounting principles:

	Year Ended December 31,

	2002	2001	2000

Net income (loss)	$(141.9)	$(831.4)	$71.1
Plus:
Depreciation and amortization	133.4	165.8	158.9
Interest expense, net	145.2	133.5	131.2
Income tax provision	8.8	345.7	50.1

EBITDA	$145.5	$(186.4)	$411.3

	Year Ended December 31,

	2002	2001	2000

Reconcilation of EBITDA to Net Cash Provided by (Used in)
Operating Activities:
EBITDA	$145.5	$(186.4)	$411.3
Increase (decrease):
Interest expense, net of interest income	(145.2)	(133.5)	(131.2)
Income tax provision (benefit)	(8.8)	(345.7)	(50.1)
Write-off of acquired in-process research and development	—	—	26.9
Extraordinary loss on debt prepayment	6.5	—	29.2
Cumulative effect of accounting change	—	155.2	—
Amortization of debt issuance costs and debt discount	8.1	6.0	5.9
Provision for excess inventories	16.0	50.9	44.1
Non-cash impairment of property, plant and equipment	12.4	56.2	—
Non-cash interest on junior subordinated note payable to Motorola	11.7	10.7	9.6
Undistributed earnings of unconsolidated joint ventures	(3.9)	(4.0)	(4.4)
Gain on sale of investment in joint venture	—	(3.1)	—
Deferred income taxes	6.4	317.1	(11.6)
Stock compensation expense	4.5	5.0	0.7
Other	0.4	(2.0)	2.4
Changes in operating assets and liabilities	(23.0)	(63.7)	(31.5)

Net cash provided by (used in) operations	30.6	(137.3)	301.3

      As discussed in Note 9 “Long-Term Debt” to our audited consolidated financial statements included elsewhere in this prospectus, our debt covenants require us to maintain minimum adjusted EBITDA levels, as defined by our credit agreement. This adjusted EBITDA computation excludes restructuring and certain other charges, and includes, among other things, the EBITDA of our Leshan, China joint venture. Therefore, EBITDA in the above table is not representative of the adjusted EBITDA used to determine our debt covenant compliance.

     Commercial Commitments and Contractual Obligations

      Our principal outstanding contractual obligations relate to our senior bank facilities, other long-term debt, operating leases, purchase obligations, pension obligations and our redeemable preferred stock. The following table summarizes our contractual obligations at December 31, 2002 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

Amount of Commitment by Expiration Period

	Total
	Amounts
Commercial Commitments	Committed	2003	2004	2005	2006	2007	Therafter

Standby letter of credit	$19.1	$17.7	$0.8	$—	$0.6	$—	$—

Total commercial commitments	$19.1	$17.7	$0.8	$—	$0.6	$—	$—

Payments Due by Period

Contractual Obligations	Total	2003	2004	2005	2006	2007	Therafter

Long-term debt	$1,403.2	$9.3	$11.8	$236.9	$280.9	$176.8	$687.5
Operating leases	17.6	9.4	4.3	2.5	1.1	0.3	—
Purchase obligations	98.5	65.3	20.4	10.9	1.9	—	—
Other long-term obligations — pension plan	40.9	8.4	11.8	20.7	—	—	—
Redeemable preferred stock (including future dividends)	188.5	—	—	—	—	—	188.5

Total contractual cash obligations	$1,748.7	$92.4	$48.3	$271.0	$283.9	$177.1	$876.0

      Our long-term debt includes $701.6 million under senior bank facilities, $291.4 million of senior secured notes (net of unamortized discount), $260.0 million of senior subordinated notes due 2009, $126.9 million under the junior subordinated note payable to Motorola, and $23.3 million under a note payable to a Japanese bank.

      In the normal course of our business, we enter into various operating leases for equipment including our mainframe computer system, desktop computers, communications, foundry equipment and service agreements relating to this equipment.

      In addition, we have the following purchase obligations at December 31, 2002:

	Total	2003	2004	2005	2006	2007	Thereafter

Capital purchase obligations	$1.5	$1.5	$—	$—	$—	$—	$—
Foundry and inventory purchase obligations	37.4	34.4	3.0	—	—	—	—
Mainframe support	36.3	14.1	12.5	7.8	1.9	—	—
Various information technology and communication services	20.2	13.0	4.2	3.0	—	—	—
Other	3.1	2.3	0.7	0.1	—	—	—

	$98.5	$65.3	$20.4	$10.9	$1.9	$—	$—

      Finally, our other long-term commitments consist of estimated payments relating to our U.S. and foreign pension plans. (See Note 14 “Employee Benefit Plans” of the notes to our audited consolidated financial statements included elsewhere in this prospectus.) In regards to the U.S. pension plan, we reevaluated our current assumptions in light of the actual returns experienced, current annuity rates and the expected termination of the U.S. pension plan as of December 31, 2004 with the subsequent payment of benefits in 2005. We expect pension expense to be approximately $27 million over the remaining life of the plan with a related cash funding requirement of $36 million. Upon the termination of the U.S. pension plan, we are under an obligation to ensure that the plan has assets sufficient to pay accrued benefits.

      Our Series A Cumulative Convertible Redeemable Preferred Stock is redeemable at the holder’s option anytime after September 7, 2009. The preferred stock has a cumulative dividend payable quarterly in cash, at the rate of 8.0% per annum (or, if greater during the relevant quarterly period, in an amount equal to the value of the dividends that would be paid on the common stock then issuable upon conversion of the preferred stock), compounded to the extent not paid, and subject to restrictions under the Company’s senior bank facilities, senior subordinated notes and other documents relating to the Company’s indebtedness. The amount shown in the table above assumes no redemption of the preferred stock or payments of accrued dividends until September 7, 2009.

      The table above does not include any obligations we may have in the future to purchase products from our joint venture in Leshan, China. We were obligated to purchase 85%, 81% and 86% of Leshan’s production capacity in 2002, 2001 and 2000, respectively, which resulted in purchases (including underutilization charges) from our Leshan joint venture of $88.2 million, $52.0 million and $62.0 million, of products, respectively, during such periods. For 2003, we are obligated to purchase 82% of the expected production capacity at Leshan during the year.

      In November 2000, our Leshan joint venture entered into a $20.0 million loan agreement with a Chinese bank. The loan has a variable interest rate, requires quarterly interest payments and principal payments on the third anniversary of the loan draw, and is secured with certain assets of the joint venture.

      In June 2002, we obtained approval from the Chinese government for our Leshan joint venture to invest up to $231 million for semiconductor operations, which is in addition to the $278 million originally approved. At December 31, 2002 our total investment in and advances to the joint venture was $99.3 million, including loans of $63.3 million. In August 2002, our joint venture began construction on a 6-inch wafer fabrication facility in Leshan. During 2003, we plan to spend approximately $5 million on construction of the fabrication building, and will determine the timing for additional capital expenditures based on end-market demand and our overall capacity utilization.

      For additional information on our Leshan joint venture, see Note 8 “Investments in Joint Ventures” of the notes to our audited consolidated financial statements and “Business — Manufacturing Operations” in each case included elsewhere in this prospectus.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. We will be required to adopt SFAS No. 143 effective January 1, 2003. We do not expect the implementation of SFAS No. 143 to have a material effect on our results of operations.

      We adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. Our adoption of SFAS No. 144 did not impact our financial condition or results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002,” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends FASB Statement No. 13, Accounting for Leases” and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. We are required to adopt SFAS No. 145 effective January 1, 2003. While the adoption of SFAS No. 145 will require reclassifications of amounts within our statement of operations, there will be no impact on the our financial condition, results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by us after December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal year 2002. The interim disclosure requirements are effective for the first quarter of fiscal year 2003. We have no plans to change to the fair value based method of accounting for stock-based employee compensation.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately and such disclosures have been included in Note 7 “Balance Sheet Information” in the notes to our audited consolidated financial statements included elsewhere in this prospectus. We do not expect the adoption of FIN No. 45 to have a material effect on our financial condition or results of operations.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied to the first interim or annual period beginning after June 15, 2003. Additionally, certain transitional disclosures are required immediately if it is reasonably possible that we will consolidate or disclose information about a variable interest entity when FIN No. 46 becomes effective. We are currently evaluating the effect that the adoption of FIN No. 46 will have on the accounting for our investment in Leshan-Phoenix Semiconductor Ltd. as well as the related impact on our results of operations and financial condition. We have included the transitional disclosures required by FIN No. 46 in Note 8, “Investment in Joint Ventures” in the notes to our audited consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

Information Regarding Our Industry

      In this prospectus, we rely on and refer to information regarding the semiconductor industry and our competitors that has been prepared by industry research firms, including World Semiconductor Trade Statistics and VLSI Research, or compiled from market research reports, analyst reports and other publicly available information. All industry and total addressable market data that are not cited as being from a specified source are from World Semiconductor Trade Statistics.

      All of our market share information presented in this prospectus refers to our total product revenues in our total addressable market, which comprises the following specific World Semiconductor Trade Statistics product categories: (1) discrete products (all discrete semiconductors other than sensors, radio frequency (RF) and microwave power transistors/ modules, RF and microwave diodes, RF and microwave small signal (SS) transistors, power field effect transistor (FET) modules, insulated gate bipolar transistors (IGBT) modules and optoelectronics); (2) standard analog products (amplifiers, voltage regulators and references, comparators, application specific semiconductor product (ASSP) consumer, ASSP computer, ASSP automotive and ASSP industrial and others); and (3) standard logic products (general purpose logic and metal oxide semiconductors (MOS) general purpose logic only). We believe that this information is reliable, but we have not independently verified it.

Industry

      Semiconductors are basic building blocks used to create a variety of electronic products and systems. Since the invention of the transistor in 1948, continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable devices at a lower cost per function. The availability of low-cost semiconductors together with increased customer demand for sophisticated electronic systems has led to the proliferation of semiconductors in diverse end products such as computers, consumer electronics, communications equipment, automotive systems and industrial automation and control systems. These factors have also led to an increase in the total number of semiconductor components in individual electronic systems and an increase in value of these components as a percentage of the total cost of electronic systems.

      The semiconductor industry is comprised of three broad product segments:

•	logic devices, which process data and range from complex integrated circuits such as microprocessors and digital signal processors to standard logic products (approximately 51% of total industry sales);

•	analog and discrete devices, which process electronic signals and control electrical power (approximately 31% of total industry sales); and

•	memory devices, which store data (approximately 18% of total industry sales).

      Within these categories, semiconductors are classified as either standard components or application-specific semiconductors. Standard components are used by a large group of systems designers for a broad range of applications, while application-specific semiconductors are designed to perform specific functions in specific applications. All of the products in our standard components product line and a substantial majority of the products in our other three product lines are standard semiconductor components.

      The manufacturing of a semiconductor device is a complex process that requires two primary stages: wafer fabrication and assembly/test. The wafer fabrication, or “front-end” process, is the more technologically demanding process in which the circuit patterns of the semiconductor are photolithographically etched on to raw silicon wafers. In the assembly/test, or “back-end” process, these wafers are cut into individual “die,” which are then bonded to a substrate. Connectors are attached to them, and they are encapsulated in a package. In the final step, the finished products are tested to ensure they meet their operating specifications. Historically, because the back-end process is less technology intensive (requiring, for example, less stringent clean room standards) these operations were often located in lower-cost facilities in emerging market countries while the front-end process remained near the manufacturer’s primary facilities. As these countries’ technology industries have matured, the front-end processes have been increasingly relocated abroad.

      Worldwide semiconductor market sales were $140.7 billion in 2002, including sales in our total addressable market of approximately $21.7 billion. The industry is cyclical, and from 2000 to 2001 industry sales and sales in our total addressable market declined 32% from $204.4 billion to $139.0 billion and 29% from $29.7 billion to $20.9 billion, respectively. The year 2001 was the worst single year downturn in industry history and was driven both by reduced volumes and average selling prices resulting primarily from an inventory overbuild and excess semiconductor manufacturing capacity. This is in contrast to 2000, when industry sales and sales in our total addressable market grew 37% and 31%, respectively.

      The following tables show sales and units in the industry and for our total addressable market over the most recent twelve calendar months for which World Semiconductor Trade Statistics data is available:

Monthly Worldwide Semiconductor Industry Sales

	Mar.	April	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.	Jan.	Feb.
	2002	2002	2002	2002	2002	2002	2002	2002	2002	2002	2003	2003

	(Dollars in billions)
Industry	$13.3	$10.0	$10.7	$13.3	$11.0	$11.5	$14.4	$11.7	$12.4	$13.5	$10.8	$11.2
Change from previous Month	35.9%	(24.7)%	6.9%	23.6%	(17.1)%	4.3%	25.0%	(18.7)%	6.5%	8.3%	(19.5)%	3.5%
Total addressable market	$2.0	$1.6	$1.7	$2.1	$1.8	$1.8	$2.2	$1.8	$1.8	$2.0	$1.6	$1.7
Change from previous Month	34.3%	(16.3)%	4.6%	22.7%	(15.4)%	2.4%	18.0%	(16.7)%	1.2%	11.7%	(21.9)%	4.8%

Monthly Worldwide Semiconductor Industry Units

	Mar.	April	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.	Jan.	Feb.
	2002	2002	2002	2002	2002	2002	2002	2002	2002	2002	2003	2003

	(Units in billions)
Industry	30.2	27.3	28.2	32.6	28.3	27.8	32.6	27.4	27.7	29.5	26.4	26.4
Change from previous Month	32.1%	(9.4)%	3.3%	15.3%	(13.1)%	(1.6)%	17.0%	(15.8)%	1.1%	6.4%	(10.7)%	0.0%
Total addressable market	22.4	20.4	20.9	24.1	20.8	20.2	24.1	19.9	20.4	22.2	19.2	19.3
Change from previous Month	33.2%	(9.1)%	2.5%	15.6%	(14.0)%	(2.7)%	19.1%	(17.4)%	2. 4%	9.2%	(13.6)%	0.5%

      The recent book-to-bill ratio trend suggests potential stabilization of demand in the semiconductor industry. The book-to-bill ratio is used as an indicator of supply and demand in the semiconductor industry. It is calculated as the ratio of orders booked by customers within a certain time period, to orders billed to customers for prior orders over the same time period. A book-to-bill ratio of 1.0 indicates that the value of incoming orders booked is equal to the value of billings for prior orders during a certain time period. The following table sets forth the book-to-bill ratio for the past 13 months as calculated by VLSI Research:

Monthly Worldwide Semiconductor Industry Book-to-Bill Ratio

	Mar.	April	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.	Jan.	Feb.	Mar.
	2002	2002	2002	2002	2002	2002	2002	2002	2002	2002	2003	2003	2003

Book-to-bill ratio	1.3	1.29	1.16	1.00	0.93	0.92	0.91	0.88	1.01	1.04	1.10	0.96	0.95

      The following table sets forth the total industry revenues for the semiconductor industry from 1998 through February of 2003, as well as 2003 estimates from the World Semiconductor Trade Statistics as of February 2003.

Annual Worldwide Semiconductor Industry Sales(1)

	Historical						Projected

								2001-2003
	1998	1999	2000	2001	2002	2003 YTD	2003E	CAGR(2)

						(Feb.)

	(Dollars in billions)
Logic	$67.0	$75.9	$97.2	$70.4	$69.6	$10.8	$78.0	5.2%
Analog	19.1	22.1	30.5	23.2	23.9	3.6	27.5	9.0%
Memory	23.0	32.3	49.2	24.9	27.0	4.3	32.5	14.4%
Discrete	16.5	19.2	27.4	20.5	20.2	3.4	22.5	4.8%

Total	$125.6	$149.4	$204.4	$139.0	$140.7	$22.1	$160.5	7.5%

(1)	Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2)	Compound annual growth rate.

Our Market

      Our market includes power and data management semiconductors and standard semiconductor components. These products fall into the industry product categories defined as discrete, standard analog and standard logic semiconductors, and they provide power control, power protection and interfacing functions. Electronic systems, such as computers, cellular phones and video recorders, rely on a combination of discrete, analog, logic, microprocessor and memory devices. In such a system, microprocessors and memory devices collectively operate as the “brains” of the system, and rely on discrete, standard analog and standard logic devices for usable electrical power and protection and to interface both between components within a system and with external power and signal sources. Despite the prominent role high-end microprocessors and memory products play in leading-edge computers and consumer electronic products, semiconductor components accounted for approximately 74% of total semiconductor unit volume and 15% of semiconductor industry revenues in 2001, and most consumer electronic products use a variety of these semiconductor components.

      Power Control and Protection Functions. Power control and protection is essential to virtually all electronic systems. Before sensitive electronic systems and semiconductors can use the “raw” electricity provided by external power sources, this electricity must be efficiently converted to a usable and regulated input. By the same token, these electronic systems must be able to control higher power outputs, such as when an automotive control box instructs a spark plug to fire or a starter engine to engage. Within an electronic system, the characteristics of this output must be further modified and regulated to meet the requirements of the different components within the system, and sensitive components must be protected from the output of other higher power components. Intelligent power control is also critical to meet consumer demands for long battery lives on increasingly complex and power hungry portable electronic devices. Power control is provided by discrete and standard analog products.

      Interface Functions. In order for components within an electronic system to interact with each other and with the outside world, non-electronic inputs must be converted to and from an electronic format and electronic signals generated by individual integrated circuits within a system must be interconnected and routed to other integrated circuits. Although complex integrated circuits, such as microprocessors, ultimately consist of sophisticated architectures of thousands or millions of interfacing functions, these complex integrated circuits still rely on single-purpose components for a number of functions. First, although many of these discrete products provide simple logic functions of the type that could be integrated into a single chip, in many cases it is more cost-effective to continue to use discrete products combined with standard processors or memory devices rather than designing a custom chip. Second, even when application specific or other new integrated circuits are designed, the complexity of the design process and demanding time-to-market pressures means these designs are rarely perfect, and discrete devices continue to be used to fix these imperfections. Finally, there are a number of applications, such as high-speed networking devices, that require high power/high performance discrete interface functions that cannot be efficiently integrated into a single chip. Interface functions are provided by standard logic products that provide simple digital logic functions in which electronic signals are treated as either “one” or “zero” and by standard analog products that amplify or otherwise modify non-digital signals.

      Discrete, Standard Analog and Standard Logic Products. Although we categorize our products as power and data management semiconductors and standard semiconductor components, industry classifications are typically based on the product family on which specific semiconductors are based. Our market includes discrete, standard analog and standard logic semiconductors. The following table sets forth total industry revenues, as well as 2003 estimates from the World Semiconductor Trade Statistics as of February 2003 for the product families in which we participate:

Worldwide Semiconductor Sales in Our Total Addressable Market(1)

	Historical						Projected

								2001-2003
	1998	1999	2000	2001	2002	2003 YTD	2003E	CAGR(2)

						(Feb.)

	(Dollars in billions)
Discrete(2)	$10.4	$10.2	$12.9	$9.1	$9.3	$1.5	$10.0	4.8%
Standard analog(3)	8.3	9.6	13.2	9.9	10.8	1.6	12.4	11.6%
Standard logic(4)	2.5	2.8	3.6	1.9	1.5	0.2	1.4	(13.4)%

Total	$21.2	$22.6	$29.7	$20.9	$21.7	$3.2	$23.8	6.6%

(1)	Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2)	Includes the following specific World Semiconductor Trade Statistics product categories: discrete products (all discrete semiconductors other than sensors, RF and microwave power transistors/ modules, RF and microwave diodes, RF and microwave SS transistors, power FET modules, IGBT modules and optoelectronics).

(3)	Includes the following specific World Semiconductor Trade Statistics product categories: standard analog products (amplifiers, voltage regulators and references, comparators, ASSP consumer, ASSP computer, ASSP automotive and ASSP industrial and others).

(4)	Includes the following specific World Semiconductor Trade Statistics product categories: standard logic products (general purpose logic and MOS general purpose logic only).

BUSINESS

Business Overview

      We are a global supplier of power and data management semiconductors and standard semiconductor components. We design, manufacture and market an extensive portfolio of semiconductor components that addresses the design needs of sophisticated electronic systems and products. Our power management semiconductor components distribute and monitor the supply of power to the different elements within a wide variety of electronic devices. Our data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. Our standard semiconductor components serve as “building block” components within virtually all electronic devices.

      We serve a broad base of end-user markets including wireless communications, consumer electronics, automotive and industrial electronics and computing and networking. Applications for our products in these markets include portable electronics, computers, game stations, servers, automotive and industrial automation control systems, routers, switches, storage-area networks and automated test equipment.

      We have four main product lines: power management and standard analog devices, metal oxide semiconductor (MOS) power devices, high frequency clock and data management devices and standard components. Our extensive portfolio of devices enables us to offer advanced integrated circuits and “building block” components that deliver system level functionality and design solutions. Our product portfolio currently comprises approximately 15,000 products and we shipped approximately 21.1 billion units in 2002. We specialize in micro packages, which offer increased performance characteristics while reducing the critical board space inside today’s ever shrinking electronic devices. We believe that our ability to offer a broad range of products provides our customers with single source purchasing on a cost-effective and timely basis.

      We have approximately 200 direct customers worldwide, and we also service approximately 300 significant original equipment manufacturers indirectly through our distributor and electronic manufacturing service provider customers. Our direct and indirect customers include: (1) leading original equipment manufacturers in a broad variety of industries, such as Alcatel, DaimlerChrysler, Delphi, Delta Electronics, Intel, Motorola, Nokia, Siemens, Sony and Visteon; (2) electronic manufacturing service providers, such as Flextronics, Sanmina-SCI and Solectron; and (3) global distributors, such as Arrow, Avnet and Future Electronics.

      We have design operations in Arizona, Rhode Island, China, Hong Kong, the Czech Republic and France, and we operate manufacturing facilities independently and through joint ventures in Arizona, Rhode Island, China, the Czech Republic, Japan, Malaysia, the Philippines and Slovakia.

      Immediately prior to our August 4, 1999 recapitalization, we were a wholly-owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries and a joint venture, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As a result of the recapitalization, an affiliate of Texas Pacific Group owned approximately 91% and Motorola owned approximately 9% of our outstanding common stock. In addition, as part of the recapitalization, Texas Pacific Group received 1,500 shares and Motorola received 590 shares of the Company’s mandatorily redeemable preferred stock with a liquidation value of $209.0 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note due 2011 issued by Semiconductor Components Industries, LLC, our primary domestic operating subsidiary. Cash payments to Motorola in connection with the recapitalization were financed through equity investments by affiliates of Texas Pacific Group totaling $337.5 million, borrowings totaling $740.5 million under our $875.0 million senior bank facilities and the issuance of $400.0 million of 12% senior subordinated notes due August 2009. Because Texas Pacific Group’s affiliate did not acquire substantially all of our common stock, the recapitalization did not impact the basis of our assets and liabilities for financial reporting purposes. At the time of the recapitalization, Motorola agreed to provide us with transition and manufacturing services in order to facilitate our transition to a stand-alone company independent of Motorola.

      On April 3, 2000, we acquired all of the outstanding capital stock of Cherry Semiconductor Corporation for $253.2 million in cash (including acquisition related costs), which we financed with cash on hand and borrowings of $220.0 million under our senior bank facilities. Cherry Semiconductor Corporation, which we have renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets. (See Note 6 “Acquisition” of the notes to our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.)

      On May 3, 2000, we completed the initial public offering of our common stock, selling 34.5 million shares with an issue price of $16 per share. Net proceeds from the initial public offering (after deducting issuance costs) were approximately $514.8 million. The net proceeds were used to redeem all outstanding preferred stock (including accrued dividends), redeem a portion of the senior subordinated notes and prepay a portion of the loans outstanding under the senior bank facilities. (See Note 12 “Common Stock” of the notes to our audited consolidated financial statements elsewhere in this prospectus.)

      On September 7, 2001, we obtained $100.0 million ($99.2 million, net of issuance costs) through an equity investment by an affiliate of Texas Pacific Group, our principal shareholder. In this transaction, we issued 10,000 shares of mandatorily redeemable cumulative convertible preferred stock. This investment was required because we were not in compliance with certain minimum interest expense coverage ratio and leverage ratio covenants under our senior bank facilities. (See Note 9 “Long-Term Debt” and Note 11 “Redeemable Preferred Stock” of the notes to our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus).

      On May 6, 2002 we issued $300.0 million principal amount of second lien senior secured notes due 2008. The second lien senior secured notes were issued at a price of 96.902% of par and will mature on May 15, 2008. The second lien senior secured notes initially accrued interest at a rate of 12% per annum. Commencing February 6, 2003, the second lien senior secured notes began accruing interest at a rate of 13% per annum. This increased rate will remain in effect unless on or prior to August 6, 2003 we have issued common stock or certain convertible preferred stock to financial sponsors generating at least $100.0 million in gross cash proceeds to prepay indebtedness under our senior bank facilities or under any other senior credit facility secured by a first-priority lien and have permanently reduced the related loan commitments equal to the amount prepaid. Interest on the second lien senior secured notes is payable semi annually in cash. The obligations under the second lien senior secured notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC, which is a co-issuer). The second lien senior secured notes and the guarantees thereof are secured on a second-priority basis by the assets that secure our senior bank facilities and they rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of our subsidiaries that have not guaranteed such second lien senior secured notes. In connection with the offering of second lien senior secured notes, we amended our senior bank facilities to, among other things, permit the issuance of the second lien senior secured notes, make certain of the financial ratio maintenance requirements thereunder less restrictive and impose minimum EBITDA and cash requirements. (See Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case included elsewhere in this prospectus.) We used $278.6 million of net cash proceeds from the sale of the second lien senior secured notes to prepay a portion of our senior bank facilities. Because the remaining principal amount of loans outstanding under our senior bank facilities was reduced below $750.0 million as a result of this refinancing, the supplemental interest charges thereon (described in Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements included elsewhere in this prospectus) were reduced from 3.0% to 1.0%. In connection with this refinancing, we wrote off $6.5 million of debt issuance costs.

      On March 3, 2003, we issued $200.0 million principal amount of first lien senior secured notes due 2010. The first lien senior secured notes were issued at a price of 95.467% of par value, bear interest at a rate of 12% per annum, payable semi-annually in cash, and will mature on March 15, 2010. The obligations under the first lien senior secured notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC, which is a co-issuer). The first lien senior secured notes and the guarantees thereof are secured on a first-priority basis by the assets that secure our senior bank facilities and they rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of our subsidiaries that have not guaranteed such notes. In connection with the offering of the first lien senior secured notes, we further amended our senior bank facilities to, among other things, permit the issuance of the first lien senior secured notes, remove certain of the financial ratio maintenance requirements thereunder, make the minimum EBITDA requirement thereunder less restrictive and make the maximum capital expenditure covenant more restrictive. We used $180.9 million of net cash proceeds from the sale of the first lien senior secured notes to prepay a portion of our senior bank facilities, including $25.0 million of which proceeds were used to repay borrowings under our revolving credit facility and permanently reduce the commitments thereunder by such amount. In connection with this refinancing, we wrote-off $3.5 million of debt issuance costs.

      The amendment to our senior bank facilities described in the paragraph above also resulted in the conversion of $62.5 million of the outstanding loans under our revolving credit facility into a new tranche of term loans that matures on the date our revolving credit facility matures. As of April 4, 2003, $8.6 million of our $62.5 million revolving credit facility was available, reflecting outstanding loans of $37.5 million and outstanding letters of credit of $16.4 million. As of January 9, 2003, we amended our primary foreign exchange hedging agreement to provide for termination if at any time the amount available under our revolving credit facility is less than $2.5 million.

      As a response to the downturn in the semiconductor industry, in the fourth quarter of 2000 and in the fourth quarter of 2002 we initiated worldwide profitability enhancement programs to better align our cost structure with our revenues. The principal elements of these programs are (1) implementing a manufacturing rationalization plan that involved, among other things, plant closures and the efficient reallocation of capacity among other facilities, the relocation or outsourcing of related operations to take advantage of lower cost labor markets and the rationalization of our product portfolio; (2) reducing non-manufacturing personnel and implementing other cost controls, in connection with which we have relocated certain of our order entry, finance, quality assurance and information technology functions to lower cost locations and simplified our overall corporate structure and our regional infrastructure; and (3) improving our liquidity by reducing capital expenditures, managing our working capital actively and reducing our cost structure through various measures, including reducing some employee compensation and spending on information technology and outside consultants. Certain elements of these programs that we commenced in June 2001 were completed in the fourth quarter of 2002, and resulted in $365.0 million of annualized cost savings, based on a comparison of our cost structure during the first quarter of 2001 to our cost structure during the third quarter of 2002. In addition, as a result of additional cost cutting commenced in the fourth quarter of 2002, which is scheduled to be completed by the end of 2003, we expect to achieve an estimated $80.0 million of cost savings in 2003 and an estimated $125.0 million of cost savings in each year thereafter, in both cases as compared to our cost structure during the third quarter of 2002. As a result of these efforts, we incurred restructuring and other charges of $27.7 million in 2002 and $150.4 million in 2001. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

      Effective January 1, 2001, we changed our accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. We believe that this change better aligns reported results with, focuses us on, and allows investors to better understand end user demand for the products that we sell through distributors. This revenue recognition policy is commonly used in the semiconductor industry. (See Note 4 “Accounting Changes” of the notes to our audited consolidated financial statements and “Management’s Discussion and

Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.)

Competitive Strengths

      We believe our core strengths are the following:

      Leading Market Position. We are one of the largest independent suppliers of power and data management semiconductors in the world, and we produce a broad range of standard semiconductor components. In 2002, we had a market share of approximately 5% in our total addressable market. Our total addressable market, consisting of discrete, standard analog and standard logic semiconductors, comprised approximately $21.7 billion in sales in 2002. We believe that the combination of our broad product portfolio, high level of customer service, world class quality and technological expertise has enabled us to enter into and maintain long-term relationships with leading original equipment manufacturers, electronic manufacturing service providers and global distributors. See “— Customers.”

      Extensive Product Portfolio Targeting Diverse End Markets. We offer our customers one of the largest and most diverse product offerings for power and data management semiconductors and standard semiconductor components. Our product portfolio consists of approximately 15,000 products, and we shipped approximately 21.1 billion units in 2002. Our products have long life cycles, which average 15 years. Additionally, our products are targeted at diverse end markets, including wireless communications, consumer electronics, automotive and industrial electronics and networking and computing. Our ability to provide customers with multiple products across multiple applications serves a growing requirement among our end users for a single source of supply.

      Broad Customer Base. We have a broad and diverse direct and indirect customer base that includes leading original equipment manufacturers such as Alcatel, DaimlerChrysler, Delphi, Delta Electronics, Intel, Motorola, Nokia, Siemens, Sony and Visteon. We also serve top tier electronic manufacturing service providers such as Flextronics, Sanmina-SCI and Solectron and global distributors, such as Arrow, Avnet and Future Electronics. Overall, we serve approximately 200 direct customers, and products incorporating our components are ultimately purchased by end-users in a large number of markets. We are less dependent on either specific customers or specific end-use applications than most manufacturers of more specialized and complex integrated circuits.

      Superior Customer Service. High quality customer service is an essential element of our business. Our focused, dedicated and experienced sales and marketing organization consists of approximately 410 professionals as of December 31, 2002. Our direct sales personnel are supported by approximately 290 sales representatives as of December 31, 2002. We meet our customers’ demands for reliable delivery and quick responses to inquiries and orders through efficient communication and inventory management, making extensive use of electronic data interchange functions for order and payment processing, just-in- time delivery facilities and internet-based communications. As a result of meeting the demands of our broad customer base, we received a number of supplier of the year awards from customers in the United States, Europe and Asia. Over the past two years, we have received such awards from Bosch, Celestica, DaimlerChrysler, Flextronics, i2, Jabil, Motorola, Philips, Samsung, Siemens, Solectron, Stack and Vtech. We have long-standing relationships with our customers, having served 44 of our 50 largest customers for more than 5 years.

      Low Cost Production. As a result of the elements of our profitability enhancement programs that we started in June 2001 and completed in the fourth quarter of 2002, we have achieved $365.0 million of annualized cost savings, based on a comparison of our cost structure during the first quarter of 2001 to our cost structure during the third quarter of 2002. In addition, as a result of additional cost cutting commenced in the fourth quarter of 2002, which is scheduled to be completed by the end of 2003, we expect to achieve an estimated $80.0 million of cost savings in 2003 and an estimated $125.0 million of annual cost savings thereafter, in both cases as compared to our cost structure during the third quarter of 2002. These savings are a result of a manufacturing rationalization plan, reductions in non-manufacturing personnel and other cost controls. As a result of these measures, we expect to rank among the industry’s lowest cost manufacturers. See “— Profitability Enhancement Programs.”

      New Product Innovation. As a result of the success of our research and development initiatives, we introduced 176 new products in 2002. The primary emphasis of our new product development efforts is on power management and standard analog and high frequency clock and data management solutions, which are the highest margin and fastest potential growth product families within our portfolio and which, we believe, have significant growth potential from current levels. The portion of our revenue attributable to new products has increased over the last three years, even though our overall revenue has declined over this period. We define new product revenue as revenue from the sale of products that we have introduced in the three years prior to or during the period measured.

      Experienced Management Team. Our management team is led by Keith Jackson, President and Chief Executive Officer, who has more than 20 years of industry experience. Mr. Jackson was executive vice president and general manager of the Analog-Mixed Signal division of Fairchild Semiconductor Corporation, and more recently, was selected to head Fairchild’s Integrated Circuits Group until he assumed his current role in November 2002. The 9 members of our senior management team have an average of 21 years of industry experience.

Business Strategy

      Our objective is to build upon our position as a global supplier of power and data management semiconductors and standard semiconductor components. The principal elements of our business strategy are described below.

      Intense Focus on our Customers. We believe that we are well positioned to increase our revenues and market share and to improve our operating results by focusing on the needs of our customers through the following initiatives:

•	maintain and refine our broad portfolio of products so that we can capitalize on industry trends and continue to offer our customers a single source of supply for virtually all their component needs;

•	continue to develop leading edge customer support services, such as a full range of internet services that provide advanced search capabilities, device specifications, design engineering capabilities and order entry, to enable us to reduce further our response time to customer inquiries and orders; and

•	expand further our just-in-time delivery and vendor-management inventory.

      Improvement in our Manufacturing Efficiency. We intend to build on our successful cost reduction initiatives to date by continuing to lower our production costs and by increasing our manufacturing efficiency through the following initiatives:

•	significantly increase our die manufacturing capacity in a cost-effective manner by continuing to move production from 4” to 6” wafers and increasing the number of die per square inch;

•	reduce further the number of new product platforms and process flows to continue to allow us to introduce new products in a more cost-effective manner and increase manufacturing efficiency; and

•	continue to manage our existing portfolio of products aggressively in order to focus our production on profitable product lines while continuing to meet our customers’ needs for a broad selection of component products.

      Focus on Cash Flow Generation. Since the fourth quarter of 2000, we have been implementing a profitability enhancement program to improve our cost structure. Additionally, we have reduced our capital expenditures and actively managed our working capital in an effort to increase our cash flow.

      Promote Efficient New Product Development. Since we became an independent company as a result of our August 1999 recapitalization, we have introduced over 900 new products. We are currently targeting approximately 80% of our overall research and development investments towards power management and standard analog and high frequency clock and data management products. We intend to continue to enhance our current portfolio of products through the following strategies:

•	reduce the number of research and development projects we pursue in order to make our product development efforts more efficient; and

•	concentrate on the development of power management and standard analog and high frequency clock and data management solutions, which are the highest margin product families within our portfolio and which, we believe, have significant growth potential from current levels.

Profitability Enhancement Programs

      In order to better align our cost structure with our revenues, we initiated profitability enhancement programs in the fourth quarter of 2000 and in the fourth quarter of 2002. The principal elements of these programs are a manufacturing rationalization plan, a reduction of non-manufacturing personnel and other cost controls.

      The elements of the 2000 plan that we commenced in June 2001 were completed in the fourth quarter of 2002 and resulted in $365 million of annualized cost savings, based on a comparison of our cost structure during the first quarter of 2001 to our cost structure during the third quarter of 2002. We expect the 2002 plan to be completed by the end of 2003 and to result in an estimated $80 million of cost savings in 2003 and an estimated $125 million of annual cost savings thereafter, in both cases as compared to our cost structure during the third quarter of 2002. Savings from these plans include reduced employee costs resulting from staff reductions, reduced depreciation expense resulting from asset impairments and other cost savings resulting from the transfer of certain manufacturing and administrative functions to lower cost regions, renegotiation of service and supply contracts, and other actions taken to improve our manufacturing efficiency.

      The following table summarizes the annual cost savings from the 2000 plan by type and by the applicable caption contained in our consolidated statement of operations (in millions):

	Reduced		Other
	Employee	Reduced	Cost
	Costs	Depreciation	Savings	Total

Cost of sales	$75	$14	$166	$255
Research and development	22	—	1	23
Sales and marketing	18	—	16	34
General and administrative	20	1	32	53

	$135	$15	$215	$365

      The following table summarizes the annual estimated cost savings from the 2002 plan that we expect annually following 2003 by type and by the applicable caption contained in our consolidated statement of operations (in millions):

	Reduced	Other
	Employee	Cost
	Costs	Savings	Total

Cost of sales	$19	$93	$112
Research and development	—	—	—
Sales and marketing	4	—	4
General and administrative	7	2	9

	$30	$95	$125

      Manufacturing Rationalization Plan. To create operating leverage and efficiencies and to accelerate our ongoing transformation into a leading low cost producer, we have implemented and continue to implement manufacturing cost saving initiatives such as the closure of some of our plants, the relocation or outsourcing of operations to take advantage of lower cost labor markets, the consolidation of other operations, the transfer of some of our external supply to internal operations and the rationalization of our product portfolio. This plan included, among other actions, phasing out manufacturing operations at our Guadalajara, Mexico facility and transferring some of the manufacturing activities performed at our Aizu, Japan and Seremban, Malaysia facilities to some of our other facilities or to third party contractors.

      In many cases, the volume from closed operations has been or is being shifted to our existing facilities in order to improve capacity utilization. Facility closures and production shifts have resulted in some reductions in our manufacturing capacity, but we do not expect these reductions to affect our ability to meet our foreseeable production needs. As part of our 2000 plan described above, we completed manufacturing rationalization actions resulting in a reduction of our manufacturing workforce by 27% from approximately 8,950 employees, as of December 31, 2000, to approximately 6,500 employees, as of December 31, 2002 and annualized cost savings of approximately $255 million as compared to our cost structure in the first quarter of 2001. As part of our 2002 plan described above, we expect to complete further manufacturing rationalization actions by the fourth quarter of 2003. By December 31, 2003, we expect to generate annualized cost savings of approximately $112 million as a result of these actions, including approximately $67 million in respect of reduced wages and overhead for staff reductions and shifting manufacturing to lower cost regions, $25 million of reductions in materials costs and $20 million in manufacturing process improvements, as compared to our cost structure in the third quarter of 2002.

      Reducing Non-Manufacturing Personnel and Implementing Other Cost Controls. As part of our 2000 plan described above, we reduced selling, administrative and research and development personnel from approximately 1,800, as of June 1, 2001, to approximately 1,340, as of December 31, 2002. Approximately 41% of the employees involved in this reduction were in sales or marketing-related positions, approximately 40% were salaried employees in administrative or managerial positions and 19% were employees in research and development positions. As of September 27, 2002, we had achieved annualized cost savings of approximately $110 million starting in the fourth quarter of 2002 as compared to our cost structure in the first quarter of 2001 as a result of these non-manufacturing personnel reductions and other cost controls. As part of our 2002 plan described above, we expect to further reduce selling and administrative personnel by 180 employees by the fourth quarter of 2003. By December 31, 2003, we expect to generate annualized cost savings of approximately $13 million as a result of these actions. In connection with these reductions, we have adopted a more efficient hybrid sales force structure that combines direct sales personnel with sales representatives.

      The employee figures above exclude employees of our joint venture in Leshan, China.

Products and Technology

      The following table provides information regarding our primary product lines:

	Power Management and		High Frequency Clock and
	Standard Analog	MOS Power Devices	Data Management	Standard Components

Approximate total revenues*
2002	$363 million	$139 million	$72 million	$511 million
2001	$365 million	$147 million	$118 million	$585 million
2000	$497 million	$212 million	$296 million	$954 million
Primary product function	Power control and regulation in portable and high-power applications.	Power conditioning and switching in a broad range of applications.	Interfacing and synchronizing functions, such as interconnecting and routing (moving) electronic signals within electronic systems.	Power control, interface, and data protection in a broad range of products.
Sample applications	Intelligent power management and battery protection in portable applications, desktop computers and automotive electronics.	Power management for computers, automobiles, servers, and battery protection in portable applications.	Fast routing of signals used in communication and networking switches, high-end servers, high- performance workstations, storage networks and precision measurement test systems.	Power management and interface elements for computer, consumer and portable equipment and automotive control systems.
Types of product	Amplifiers, comparators, voltage regulators and references, AC-DC/ DC- DC converters.	Ignition insulated gate bipolar transistors (IGBT’s), power MOS field effect transistors (MOSFET’s).	Clock distribution, drivers/ receivers, multiplexers, phase detectors, prescalers.	MicroIntegration™ , MiniGate™ logic, small signal transistors, zeners, rectifiers, standard logic integrated circuits, bipolar power transistors and thyristors.
Representative original equipment manufacturers customers and end users	Alcatel Delphi Delta Intel Motorola Nokia Philips Siemens Sony Visteon	Delphi Ericsson Hewlett-Packard IBM Intel Microsoft Motorola Seagate Sony Visteon	Alcatel Cisco Systems Ericsson Fujitsu Hewlett-Packard Lucent Technologies Motorola Nokia Nortel Networks Siemens	DaimlerChrysler Delphi Delta Intel Motorola Nokia Philips Siemens Sony Visteon

*	2000 total revenues are pro forma to reflect the change in the accounting method for revenue recognition on shipments to distributors, which was effective January 1, 2001. (See Note 4 “Accounting Changes” of the notes to our audited consolidated financial statements for a discussion of the change in accounting method and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” for a comparison of revenues on an actual and pro forma basis, each of which is included elsewhere in this prospectus).

      Power Management and Standard Analog. One of the fastest growing segments within the analog market is power management. We are one of the largest suppliers of power management analog products. We have a complete power management portfolio in the six major product categories, which include DC/DC converters, AC/DC converters, linear regulators, pulse width modulation (PWM)/power factor modulation (PFM) controllers, power factor controller (PFC) pre-regulators and battery charging/ management integrated circuits. Our products are engineered and manufactured to meet the power management needs of high-performance applications in the wireless, automotive and computing markets. Specifically in the computing market, we design controllers that meet the power requirements for today’s advanced microprocessors.

      MOS Power. We are a global supplier of power devices and ignition insulated gate bipolar transistors (IGBT’s). We have a complete power management portfolio of devices ranging from 12V up to 250V. Our products are engineered and manufactured to meet the power management needs of high-performance applications in the wireless, automotive and computing markets. We are advancing our portfolio to include multi function IC’s and multi chip modules for the automotive and computing markets.

      High Frequency Clock and Data Management. Our high frequency clock and data management products consist primarily of high margin emitter-coupled logic products. We are the market leader in this area with a market share in excess of 75%. We design and deliver application-specific integrated circuits using advanced technologies that address the high-performance needs of networking infrastructure, advanced test equipment and high end computing. Our extensive clock and data management portfolio, led by our GigaComm family, is designed into state-of-the-art systems such as communication and networking switches, high-end servers, high-performance work stations, storage networks and precision measurement test systems. We enable application specific designs for today’s advanced networks, including Asynchronous Transfer Mode (ATM), Enterprise Networks, Storage Area Networks (SAN) and Internet Protocol (IP) applications.

      Standard Components. We are a global supplier of standard semiconductors. We have special competencies in manufacturing surface mount packages. Our broad product line includes MicroIntegrationTM, MiniGateTM logic, small signal transistors and diodes, zeners, rectifiers, standard logic integrated circuits, bipolar power transistors and thyristors. Standard components are essential in substantially all modern pieces of electronic equipment, including computers, printers, wireless communication devices, DVD and MP3 players, video game consoles, and automotive navigation systems.

Customers

      We have been doing business with 19 of our 20 largest customers for more than five years, and have entered into purchase agreements with 15 of such customers. These agreements normally are renewable every twelve months and contain certain terms and conditions with respect to payment, delivery, warranty and supply. These agreements do not require minimum purchase commitments. Our customers include original equipment manufacturers, electronic manufacturing service providers and distributors. Our products are ultimately purchased by end users for use in a variety of markets, including networking and computing, wireless communications, consumer electronics, automotive electronics and industrial electronics. Sales to Arrow, Avnet and Motorola accounted for approximately 10%, 10% and 8%, respectively, of our total revenue during 2002, compared to 7%, 8% and 8%, respectively, during 2001 and 12%, 11% and 10%, respectively, for 2000.

      We generally warrant that products sold to our customers will, at the time of shipment, be free from defects in workmanship and materials and conform to our approved specifications. Subject to certain exceptions, our standard warranty extends for a period that is the greater of (1) three years from the date of shipment or (2) the period of time specified in the customer’s standard warranty (provided that the customer’s standard warranty is stated in writing and extended to purchasers at no additional charge). Warranty expense to date has been minimal. Generally, our customers may cancel orders 30 days prior to shipment without incurring a significant penalty. For additional information regarding agreements with our customers, see “Backlog” below.

      In the first quarter of 2003, we revised our analysis of revenues by end market in order to present a more refined view of revenues by such markets as compared to those previously disclosed. The following table sets forth our principal end-user markets, the estimated percentage (based in part on information provided by our distributors and electronic manufacturing service providers) of our total revenues generated from each end-

user market during 2002, sample applications for our products and representative original equipment manufacturer customers and end users.

End Markets for Our Products

		Computing and	Automotive		Wireless
	Industrial	Networking	Electronics	Consumer Electronics	Communications

Approximate percentage of our 2002 total revenues	16%	27%	27%	18%	12%
Sample applications	• Industrial automation and control systems
• Lamp ballasts (power systems for fluorescent lights)
• Large household appliances
• Electric motor controllers
• Power supplies for manufacturing equipment
• Surge protectors
• Thermostats for industrial and consumer applications	• Routers and switches
• Fiber optic networking products
• Automatic test equipment
• Cellular base stations and infrastructure
• Computer monitors
• Disk drives
• Ethernet cards and other network controllers
• High speed modems (cable, xDSL and ISDN)
• PBX telephone systems
• PC Motherboards
• Network controllers	• 4 wheel drive controllers
• Airbags
• Antilock braking systems
• Automatic door locks and windows
• Automatic transmissions
• Automotive entertainment systems
• Engine management and ignition systems
• Fuel injection systems
• GPS and other navigation systems	• DVD players Cable decoders, set-top boxes and satellite receivers
• Home security systems
• Photocopiers
• Scanners
• Small household appliances
• Smartcards
				• TVs, VCRs and other audio-visual equipment	• Cellular phones (analog and digital) • Pagers • Wireless modems and wireless local area networks
Representative original equipment manufacturer customers and end users	Astec Delta Electronics Eaton Emerson Electric Honeywell HR Electronics Magnatek Marconi	ACER Alcatel Cisco Compaq Ericsson Fujitsu Intel Italtel Lucent Motorola NEC Nortel Palm Seagate Siemens Tektronix Teradyne	BMW Bosch DaimlerChrysler Delphi TRW Valeo Visteon	Agilent Hewlett-Packard Philips Sony Toshiba Timex	Alcatel Ericsson Motorola NEC Nokia Philips Samsung

      Original Equipment Manufacturers. Direct sales to original equipment manufacturers accounted for approximately 48% of our total revenues in 2002, approximately 47% in 2001 and approximately 44% in 2000. These customers include a variety of companies in the electronics industry such as Alcatel, Hewlett-Packard, Intel, Motorola, Nokia, Philips, Siemens and Sony, and in the automotive industry such as DaimlerChrysler, Delphi, TRW and Visteon. We focus on three types of original equipment manufacturers: multi-nationals, selected regional accounts and target market customers. Large multi-nationals and selected regional accounts, which are significant in specific markets, are our core original equipment manufacturer customers. The target market customers in the communications, power management and standard analog and the high frequency clock and data management markets are original equipment manufacturers that are on the leading edge of specific technologies and provide direction for technology and new product development. Generally, our original equipment manufacturer customers do not have the right to return our products other than pursuant to the provisions of our standard warranty.

      Distributors. Sales to distributors accounted for approximately 41% of our total revenues in 2002, approximately 43% in 2001 and approximately 44% in 2000. Our distributors, which include Arrow, Avnet, All American, Eliteron and Future, resell to mid-sized and smaller original equipment manufacturers and to electronic manufacturing service providers and other companies. Sales to distributors are typically made pursuant to agreements that provide return rights with respect to discontinued or slow-moving products. Under certain agreements, distributors are allowed to return any product that we have removed from our price book or that is more than four years older than the manufacturing code date. In addition, agreements with our distributors typically contain standard stock rotation provisions permitting limited levels of product returns. However, since we defer recognition of revenue and gross profit on sales to distributors until the distributor resells the product, sales returns have minimal impact on our profits.

      Electronic Manufacturing Service Providers. Direct sales to electronic manufacturing service providers accounted for approximately 11% of our total revenues in 2002, approximately 10% in 2001 and approximately 12% in 2000. Our largest electronic manufacturing service customers are Flextronics, Sanmina-SCI and Solectron. These customers are manufacturers who typically provide contract manufacturing services for original equipment manufacturers. Originally, these companies were involved primarily in the assembly of printed circuit boards, but they now typically provide design, supply management and manufacturing solutions as well. Many original equipment manufacturers now outsource a large part of their manufacturing to electronic manufacturing service providers in order to focus on their core competencies. We are pursuing a number of strategies to penetrate this increasingly important marketplace.

Manufacturing Operations

      We operate our manufacturing facilities either directly or through a joint venture. Four of these are front-end wafer facilities located in Japan, Slovakia and the United States; two are back-end assembly and test facilities located in China and the Philippines; and two are integrated front-end and back-end facilities located in Malaysia and the Czech Republic. In addition to these manufacturing and assembly operations, our Terosil facility in Roznov, Czech Republic, manufactures raw wafers that are used by a number of our facilities. During 2001, we made the decision to shutdown our integrated facility in Guadalajara, Mexico and transfer the front-end and back-end manufacturing to other owned and contracted locations. Accordingly, the Guadalajara, Mexico facility ceased operations in the second quarter of 2002. Also during 2001, the back-end only manufacturing operation that was part of the integrated manufacturing operation at Site-2 in Seremban, Malaysia was shutdown and the related production transferred to our joint venture in Leshan, China. Front-end manufacturing remains unchanged at Site-2 and the existing back-end manufacturing remains unchanged at Site-1, also in Seremban, Malaysia. We also use third-party contract manufacturers. Our agreements with these contract manufacturers typically require us to forecast product needs and commit to purchase services consistent with these forecasts. In some cases, longer-term commitments are required in the early stages of the relationship.

      The table below sets forth information with respect to the manufacturing facilities we operate either directly or through our joint venture, as well as the products produced at these facilities. The sizes of the locations represent the approximate gross square feet of each site’s building and include, among other things, manufacturing, laboratory, warehousing, office, utility, support and unused areas.

		Building Size
Location	Products	(sq. ft.)

Integrated Facilities:
Roznov, Czech Republic (Tesla)	Power Management and Standard Analog	430,000
Front-end Facilities:
Phoenix, Arizona	High Frequency Clock and Data Management — Standard Components	1,600,000
Aizu, Japan	MOS Power — Power Management and Standard Analog — Standard Components	291,000
Piestany, Slovakia	Standard Components — MOS Power Devices	915,000
East Greenwich, Rhode Island	Power Management and Standard Analog	209,000
Seremban, Malaysia (Site- 2)	Standard Components	102,000
Back-end Facilities:
Leshan, China (Leshan joint venture)	Standard Components	264,000
Seremban, Malaysia (Site- 1)	MOS Power Devices — Power Management and Standard Analog — Standard Components	281,000
Carmona, Philippines	High Frequency Clock and Data Management — Power Management and Standard Analog — Standard Components	192,000
Other Facilities:
Roznov, Czech Republic (Terosil)	Raw wafers	200,000

      We entered into an agreement with Motorola to continue to provide manufacturing services to each other for limited periods of time following our recapitalization. We negotiated fixed prices with Motorola for the services covered by these agreements to approximate each party’s cost of providing the services. For 2002, 2001 and 2000, Motorola purchased $1.4 million, $8.2 million and $61.7 million, respectively, of manufacturing services from us with no minimum purchase commitments going forward at this time. These purchases are classified as revenues in our financial statements. We purchased $13.8 million, $86.1 million and $162.3 million of manufacturing services from Motorola in 2002, 2001 and 2000, respectively, fulfilling our minimum commitments to purchase manufacturing services from Motorola during such periods. Pursuant to a new agreement with Motorola, we have committed to purchase approximately $1.0 million of manufacturing services from Motorola in 2003.

      In the Czech Republic, we operate two majority-owned subsidiaries, Tesla and Terosil. These subsidiaries are publicly traded Czech companies in which we directly own 81.6% and 75.6% equity interests as of December 31, 2002, respectively. Tesla operates an integrated front-end manufacturing and back-end assembly facility while Terosil manufactures raw wafers that are used by a number of our facilities. We purchased 95%, 88% and 77% of the total output of Terosil in 2002, 2001 and 2000, respectively, and purchased the entire output of Tesla for all three years. In 2001, we entered into new seven-year agreements with Terosil and Tesla where we provide both subsidiaries with forecasted needs on a quarterly basis with minimum commitments limited to our forecasted demand within thirty days from the start of production.

      In Leshan, China, we operate a joint venture, Leshan-Phoenix Semiconductor Company Ltd. (“Leshan”), which operates a back-end manufacturing facility. We own a majority of the outstanding equity interests of the Leshan joint venture. The other shareholder is a Chinese state owned enterprise named Leshan Radio Company Ltd. Due to certain rights held by this minority shareholder, we do not exercise control over this entity normally commensurate with majority ownership and therefore, account for it using the equity method. Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder of the joint venture. These requests represent a purchase commitment by the respective shareholders of the Leshan joint venture; provided, however, that the shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. We committed to purchase 85%, 81% and 86% of Leshan’s production capacity in 2002, 2001 and 2000, respectively, and are currently committed to purchase 82% of Leshan’s expected production capacity in 2003. In 2002, 2001 and 2000, respectively, we purchased 76%, 43% and 91% of Leshan’s production. Because we purchased less than our committed amounts in 2002 and 2001, we incurred $1.5 million and $6.4 million in underutilization charges, respectively.

      We provide forecasted needs to Leshan on a periodic basis, an approximate six-month cycle, which are used to establish pricing over the forecasted period, and, as described above, we are responsible for underutilized capacity cost due to variations from our forecasted needs. As part of our manufacturing agreements with Leshan, we supply them with die used in the production process. Sales of die to Leshan are not recorded as revenue due to the related party nature of the transactions. As of December 31, 2002, we had accounts receivable and accounts payable of $9.6 million and $10.2 million, respectively, related to manufacturing activity with Leshan.

      The Leshan joint venture is one of our lowest cost providers and we anticipate any future expansion plans will include this facility, including the previously announced start of construction in August 2002 of a 6-inch wafer fabrication facility at Leshan. In June 2002, we obtained approval from the Chinese government for the Leshan joint venture to invest up to $231 million for semiconductor operations, which is in addition to the $278 million originally approved. At December 31, 2002 our total investment in and advances to this joint venture was $99.3 million, including loans of $63.3 million.

      Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We have no material agreements with any of our suppliers that impose minimum or continuing supply obligations and we obtain our raw materials and supplies from a large number of sources on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that supplies of the raw materials we use are currently and will continue to be available, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

      We also use third-party contractors for some of our manufacturing activities, primarily for wafer fabrication and the assembly and testing of final goods. These contract manufacturers, including ASAT, Amkor, PSI, AIT, ASE, Hynix, Liteon, Chartered and Phenitec, accounted for approximately 30%, 31% and 40% of our cost of sales in 2002, 2001 and 2000, respectively. These reductions in the use of third-party contractors were part of our efforts to improve internal capacity utilization under our manufacturing rationalization plan.

Sales, Marketing and Distribution

      As of December 31, 2002, our global sales and marketing organization consists of approximately 410 professionals operating out of approximately 50 offices and serving customers in 39 countries. We support our customers through logistics organizations and just-in-time warehouses. Global and regional distribution channels further support our customers’ needs for quick response and service. We offer efficient, cost-effective internet-based applications support from our laboratories in the Czech Republic, China and the United States. Through on-line connectivity, applications developed in one region of the world are now instantaneously available to all other regions. Pursuant to our restructuring programs, we have downsized our sales force by approximately 230 employees, closed approximately 20 of our sales offices and, in some regions, converted sales personnel to sales representatives. In addition, we have centralized and relocated our order entry functions to low cost locations. As a result of additional cost cutting measures announced in the fourth quarter of 2002, we expect further downsizing. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 5 “Restructuring and Other Charges” of the notes to our audited consolidated financial statements, in each case as included elsewhere in this prospectus).

      Motorola agreed to provide us with worldwide shipping and freight services for a period of up to three years following our 1999 recapitalization. This resulted in better prices than we could obtain from third parties. Cost increases resulting from the termination of the shipping and freight service agreement in July 2002 were estimated to be approximately $11 million in 2002 as compared to 2001.

Patents, Trademarks, Copyrights and Other Intellectual Property Rights

      We market our products under our registered trademark ON Semiconductor® and our ON logo. We own rights to a number of patents, trademarks, copyrights, trade secrets, and other intellectual property directly related to and important to our business. In connection with our recapitalization, Motorola assigned, licensed, or sublicensed, as the case may be, to us certain intellectual property to support and continue the operation of our business. As of February 10, 2003, we had approximately 450 U.S. and foreign patents and approximately 160 patent applications pending worldwide. Our patents have expiration dates ranging from 2003 to 2021. None of our patents that expire in the near future materially affect our business. Additionally, we hold more than 215 U.S. and foreign trademarks and applications. Our policy is to protect our products and processes by asserting our intellectual property rights where appropriate and prudent and by obtaining patents, copyrights and other intellectual property rights used in connection with our business when practicable and appropriate.

      Under an intellectual property agreement that we entered into with Motorola as part of our recapitalization, Motorola assigned approximately 295 U.S. patents and patent applications, approximately 292 foreign patents and patent applications, rights to over 50 trademarks (not including the Motorola name) previously used in connection with our products, rights in know-how relating to at least 39 semiconductor fabrication processes and rights in specified copyrightable materials. In addition, Motorola licensed on a non-exclusive, royalty-free basis other patent, trademark, copyright and know-how rights used in connection with our then existing products and products contemplated in our long-range plans. We have perpetual, royalty-free, worldwide rights under Motorola’s patent portfolio and other intellectual property, existing as of the date of our recapitalization or created in the five years thereafter (the five-year period existing only with respect to patents), as necessary to manufacture, market, and sell our then existing and long range plan product lines. Additionally, Motorola provided us with a limited indemnity umbrella to protect us from certain infringement claims by third parties who had granted Motorola licenses as of the date of our recapitalization, which will assist us in developing our own patent position and licensing program. We believe that we have the right to use all Motorola-owned technology used in connection with the products we currently offer.

Seasonality

      Historically, our revenues have been affected by the seasonal trends of the semiconductor and related industries. As a result of these trends, we typically experienced sales increases in the first two quarters of the year and relatively flat sales levels in the third and fourth quarters. However, over the past three years, various events have disrupted this pattern. In the fourth quarter of 2000, and throughout 2001, revenues declined due to slowing demand in the semiconductor market and the general economic decline. In 2002, revenues were relatively flat and at this time, it is unclear when the semiconductor industry is going to return to its seasonal trends.

Backlog

      Our trade sales are made primarily pursuant to standard purchase orders that are booked as far as 26 weeks in advance of delivery. Generally, prices and quantities are fixed at the time of booking. Backlog as of a given date consists of existing orders and our estimates of orders based on customer forecasts, in each case scheduled to be shipped over the 13-week period following such date. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. During 2002, our backlog at the beginning of each quarter represented between 74% and 87% of actual revenues during such quarter. Our backlog has increased from $199 million as of December 31, 2001 to $211 million as of December 31, 2002.

      In the semiconductor industry, backlog quantities and shipment schedules under outstanding purchase orders are frequently revised to reflect changes in customer needs. Agreements calling for the sale of specific quantities are either contractually subject to quantity revisions or, as a matter of industry practice, are often not enforced. Therefore, a significant portion of our order backlog may be cancelable. For these reasons, the amount of backlog as of any particular date may not be an accurate indicator of future results.

      We sell products to key customers pursuant to contracts that are typically annual fixed-price agreements subject, in some cases, to quarterly negotiations. These contracts allow us to schedule production capacity in advance and allow the customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered product. However, these contracts are typically amended to reflect changes in customer demands and periodic price renegotiations.

Competition

      The semiconductor industry, particularly the market for general-purpose semiconductor products like ours, is highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies, as well as smaller companies focused on specific market niches. Because our components are often building block semiconductors that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products. (See “Risk Factors — Competition in our industry could prevent us from maintaining our revenues and from raising prices to offset increases in costs” elsewhere in this prospectus.)

      We compete with respect to power management and standard analog products, standard components, MOS power devices and high frequency clock and data management products in the following manner:

Power Management and Standard Analog product line

      The principal methods of competition in this product line are new product innovation, technical performance, quality, service and price. Our competitive strengths in this product line are our strong technology and design resources, our industry recognition in applications, such as automotive, and our market share in this segment. Our significant competitors in this market include Texas Instruments, ST Microelectronics, Linear Technology, National Semiconductor, and Fairchild Semiconductor. Several of these competitors are larger in scale and size, have substantially greater financial and other resources than us with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able to withstand adverse economic or market conditions. Our weak presence in the Japanese market presents a competitive challenge to us as it reduces our revenue stream and market share.

Standard Components product line

      The principal methods of competition in this product line are price, technical performance, quality and service. Our competitive strengths in this product line are the breadth of our portfolio, our low cost manufacturing capability, our global market presence and our ability to service broad application market segments. The strong acceptance of ON’s MicroIntegration™ capability (with ability to integrate both active and passive components in multi-chip or monolithic approaches) into various applications in our existing markets is an additional competitive strength in this product line. Our significant competitors in this market include Fairchild Semiconductor, Philips, Rohm, ST Microelectronics, Texas Instruments, and Toshiba. Many of these competitors are larger in scale and size, have substantially greater financial and other resources than us with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able to withstand adverse economic or market conditions. Our weak presence in the

Japanese market presents a competitive challenge to us as it reduces our revenue stream and market share. Due to the high commodity nature of the standard component market, these products have a higher susceptibility to downward price pressure in market downturns.

MOS Power Devices product line

      The principal methods of competition in this product line are new product innovation, technical performance, price, quality and service. Our competitive strengths in this product line are our strong presence in areas such as IGBT’s and low voltage planar technology, our broad product offering and our low cost manufacturing capability. Our significant competitors in this market include Fairchild, International Rectifier, and Vishay. Some of these competitors are larger in scale and size, have substantially greater financial and other resources than us with which to pursue development, engineering, manufacturing, marketing and distribution of their products and are better able to withstand adverse economic or market conditions. Our weak presence in the Japanese market presents a competitive challenge to us as it reduces our revenue stream and market share.

High Frequency Clock and Data Management product line

      The principal methods of competition in this product line are new product innovation, technical performance, quality, service and price. Our competitive strengths in this product line are our leading market share as the number one supplier and the utilization of our existing products in advance high speed technology, such as Silicon Germanium. Our significant competitors in this market include Micrel, Semtech, and Motorola. Although we have a dominant share in this market, the total potential revenue has been reduced commensurate with the downturn in the networking, telecommunications and automated test equipment market segments, which currently drive the applications for this product.

Research and Development

      Company-sponsored research and development costs in 2002, 2001 and 2000 were $67.9 million (6.3% of total revenues), $80.9 million (6.7% of total revenues) and $69.2 million (3.3% of total revenues), respectively. The increase between 2000 and 2001 resulted primarily from increased spending on new product development. The primary emphasis of our new product development efforts is on power management and standard analog and high frequency clock and data management solutions, the highest margin product lines within our portfolio, with 80% of our overall research and development investments currently targeted in these areas. Since our IPO in May 2000, we have introduced over 850 new products, and the portion of our revenue attributable to new products has increased over the last three years.

Government Regulation

      Our manufacturing operations are subject to environmental and worker health and safety laws and regulations. These laws and regulations include those relating to emissions and discharges into the air and water; the management and disposal of hazardous substances; the release of hazardous substances into the environment at or from our facilities and at other sites; and the investigation and remediation of resulting contamination.

      Our manufacturing facility in Phoenix, Arizona is located on property that is a “Superfund” site, a property listed on the National Priorities List and subject to clean-up activities under the Comprehensive Environmental Response, Compensation, and Liability Act. Motorola is actively involved in the cleanup of on-site solvent contaminated soil and groundwater and off-site contaminated groundwater pursuant to consent decrees with the State of Arizona. As part of our recapitalization, Motorola has retained responsibility for this contamination, and has agreed to indemnify us with respect to remediation costs and other costs or liabilities related to this matter.

      Manufacturing facilities in Slovakia and those of our majority-owned subsidiaries in the Czech Republic have ongoing remediation projects to respond to releases of hazardous substances that occurred during the years that these facilities were operated by government-owned entities. In each case, these remediation projects consist primarily of monitoring groundwater wells located on-site and off-site with additional action plans developed to respond in the event activity levels are exceeded at each of the respective locations. The governments of the Czech Republic and Slovakia have agreed to indemnify us and the respective subsidiaries, subject to specified limitations, for remediation costs associated with this historical contamination. Based upon the information available, we do not believe that total future remediation costs to us will be material.

      Our manufacturing facility in East Greenwich, Rhode Island has adjoining property that has localized soil contamination. In connection with the purchase of the facility, we entered into a Settlement Agreement and Covenant Not To Sue with the State of Rhode Island. This agreement requires that remedial actions be undertaken and a quarterly groundwater monitoring program be initiated by the former owners of the property. Based on the information available, we do not believe that any costs to us in connection with this matter will be material.

      We believe that our operations are in material compliance with applicable environmental and health and safety laws and regulations. We do not expect the cost of compliance with existing environmental and health and safety laws and regulations, and liability for currently known environmental conditions, to have a material adverse effect on our business or prospects. It is possible, however, that future developments, including changes in laws and regulations, government policies, customer specification, personnel and physical property conditions, including currently undiscovered contamination, could lead to material costs.

Employees

      As of December 31, 2002, we employed approximately 9,570 worldwide, consisting of approximately 7,820 people employed directly and approximately 1,750 people employed through our joint venture in Leshan, China, most of whom are engaged in manufacturing services. We do not currently have any collective bargaining arrangements with our employees, except for those arrangements, such as works councils, that are obligatory for all employees or all employers in a particular industry under applicable foreign law. Of the total number of our employees (including our joint venture in Leshan, China) as of December 31, 2002, approximately 8,230 were engaged in manufacturing and information services, approximately 410 were engaged in our sales and marketing organization and in customer service, approximately 460 were engaged in administration and approximately 470 were engaged in research and development.

Geographical Information

      For certain geographic operating information, see Note 20, “Segment Information” of the notes to our audited consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, in each case, as included elsewhere in this prospectus. For information regarding the risks associated with our foreign operations, see “Risk Factors — Our international operations subject us to risks inherent in doing business on a international level that could adversely impact our results of operations” elsewhere in this prospectus.

Properties

      In the United States, our corporate headquarters as well as manufacturing, research and development and warehouse operations are located in approximately 1.8 million square feet of space in properties that we own in Phoenix, Arizona and East Greenwich, Rhode Island. We also lease properties around the world for use for sales offices, research and development labs, warehouses, logistic centers and trading offices. The size and/or location of these properties change from time to time based on business requirements. We operate distribution centers, which are leased or contracted through a third party, in locations including Canada, France, Japan, Singapore and Taiwan, as well as in Alabama, Indiana, Arizona, and Pennsylvania in the United States. We own our manufacturing facilities in the United States, Japan, Malaysia, Mexico, the Philippines, Slovakia and through our majority owned subsidiaries in the Czech Republic. These facilities are primarily manufacturing operations, but also include office, utility, laboratory, facilities, warehouse and unused space. Our joint venture in Leshan, China also owns manufacturing, warehouse, laboratory, office and unused space. The Guadalajara,

Mexico site is currently on the market for sale and, as discussed above in this prospectus, we have ceased manufacturing operations at this site in the second quarter of 2002.

      As part of our Recapitalization, Motorola conveyed to us the surface rights to a portion of the land located at our Phoenix facility, excluding the subsurface rights, and conveyed buildings located at the Phoenix facility. These buildings do not include any treatment facilities relating to Motorola’s environmental clean-up operations at the Phoenix facility. We executed a declaration of covenants, easements and restrictions with Motorola providing access easements for the parties and granting to us options to purchase or to lease the subsurface rights of the land. Motorola leases approximately 70,000 square feet of space at our Phoenix facility pursuant to an agreement that expires in June 2003. Motorola ceased manufacturing at our Phoenix facility during 2002 and substantially removed their equipment, material and personnel from the site as of December 31, 2002.

      We believe that our facilities around the world, whether owned or leased, are well maintained. Our manufacturing facilities contain sufficient productive capacity to meet our needs for the foreseeable future.

      We have pledged substantially all of our tangible and intangible assets and similar assets of each of our existing and subsequently acquired or organized domestic subsidiaries to secure our senior bank facilities, the exchange notes and the initial notes, and the second lien secured notes due 2008.

Legal Proceedings

      We currently are involved in a variety of legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters, including the matters described in the next paragraphs, will have a material adverse effect on our financial condition, results of operations or cash flows.

      During the period July 5, 2001 through July 27, 2001, we were named as a defendant in three shareholder class action lawsuits that were filed in federal court in New York City against us and certain of our current and former officers, current directors and the underwriters for our initial public offering. The lawsuits allege violations of the federal securities laws and have been docketed in the U.S. District Court for the Southern District of New York as: Abrams v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6114; Breuer v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6287; and Cohen v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6942. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint that supersedes the individual complaints originally filed. The amended complaint alleges, among other things, that the underwriters of our initial public offering improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of our common stock in the aftermarket as conditions of receiving shares in our initial public offering. The amended complaint further alleges that these supposed practices of the underwriters should have been disclosed in our initial public offering prospectus and registration statement. The amended complaint alleges violations of both the registration and antifraud provisions of the federal securities laws and seeks unspecified damages. We understand that various other plaintiffs have filed substantially similar class action cases against approximately 300 other publicly traded companies and their public offering underwriters in New York City, which along with the cases against us have all been transferred to a single federal district judge for purposes of coordinated case management. We believe that the claims against us are without merit and have defended, and intend to continue to defend, the litigation vigorously. The litigation process is inherently uncertain, however, and we cannot guarantee that the outcome of these claims will be favorable for us.

      Accordingly, on July 15, 2002, together with the other issuer defendants, we filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In addition, the parties have stipulated to the voluntary dismissal without prejudice of our individual current and former officers and directors who were named as defendants in our litigation, and they are no longer parties to the lawsuit. On February 19, 2003, the Court issued its ruling on the motions to dismiss filed by the underwriter and issuer defendants. In that ruling the Court granted in part and denied in part those motions. As to the claims brought against us under the antifraud provisions of the securities laws, the Court dismissed all of these claims with prejudice, and refused to allow plaintiffs the opportunity to re-plead these claims. As to the claims brought under the registration provisions of the securities laws, which do not require that intent to defraud be pleaded, the Court denied the motion to dismiss these claims as to us and as to substantially all of the other issuer defendants as well. The Court also denied the underwriter defendants’ motion to dismiss in all respects. While we can make no promises or guarantees as to the outcome of these proceedings, we believe that the final result of these actions will have no material effect on our consolidated financial condition, results of operations or cash flows.

      See “Government Regulation” above for information on environmental matters.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information, as of May 1, 2003, with respect to the persons who are currently serving as members of the Board of Directors and executive officers of the Company.

Name	Age	Position

Keith D. Jackson	47	President, Chief Executive Officer* and Director
J. Daniel McCranie	59	Chairman of the Board of Directors
David Bonderman	60	Director
Richard W. Boyce	48	Director
Justin T. Chang	35	Director
Curtis J. Crawford	55	Director
William A. Franke	66	Director
Jerome N. Gregoire	51	Director
Emmanuel T. Hernandez	47	Director
John W. Marren	40	Director
William Bradford	39	Senior Vice President of Sales and Marketing*
Donald Colvin	50	Senior Vice President, Chief Financial Officer and Treasurer*
William George	60	Senior Vice President, Operations*
George H. Cave	45	Vice President, Secretary and General Counsel*
Charlotte Diener	49	Vice President and General Manager of Standard Components Division**
Mike Heitzman	41	Vice President and General Manager of Analog and Power Management Products Division
Ramesh Ramchandani	39	Vice President and General Manager of Integrated Power Devices Division**
Peter Zdebel	57	Vice President and General Manager of High Frequency Products Division**

*	Executive Officers of both ON Semiconductor Corporation and Semiconductor Components Industries, LLC.

**	Executive Officers of Semiconductor Components Industries, LLC.

      Keith D. Jackson. Mr. Jackson has been a Director since November 2002. Mr. Jackson was appointed our President and Chief Executive Officer and became a Director on November 19, 2002. Mr. Jackson has over 20 years of semiconductor industry experience. Before joining our company, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Group beginning in 1998, and, more recently, was its head of the Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the Board of Directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held engineering positions at Texas Instruments Incorporated from 1973 to 1986.

      J. Daniel McCranie. Mr. McCranie has been Chairman of the Board since August 2002 and a Director since November 2001. From 1993 to 2001, Mr. McCranie was employed by Cypress Semiconductor Corporation, a diversified, broadline supplier with a communications focus located in San Jose, California, most recently as Vice President, Marketing and Sales. He retired from that position in 2001. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a

manufacturer of semiconductor devices. Since 2000 he has served as Chairman of the Board of Xicor, Inc., a provider of reprogrammable mixed signal products for the communications, consumer and industrial markets. He also serves on the Boards of Directors of California Micro Devices Corp., a supplier of integrated thin film passive devices and complementary analog semiconductors, and ASAT Holdings Limited, a provider of package assembly and test services to the semiconductor industry.

      David Bonderman. Mr. Bonderman has been a Director since August 1999. Mr. Bonderman is a Managing Partner of Texas Pacific Group, a privately held investment firm based in Fort Worth, Texas. Prior to forming Texas Pacific Group in 1992, Mr. Bonderman was Chief Operating Officer and Chief Investment Officer of Keystone Inc., a private investment firm from 1983 to August 1992. Mr. Bonderman serves on the Boards of Directors of the following companies: Burger King Corporation, Continental Airlines, Inc., Co-Star Group, Inc., Denbury Resources, Inc., Ducati Motor Holdings S.p.A., J. Crew Group, Inc., Magellan Health Services, Inc., Oxford Health Plans, Inc., Paradyne Networks, Inc., ProQuest Company, Ryanair Holdings, plc, and Seagate Technology, Inc. Mr. Bonderman also serves in general partner advisory board roles for Newbridge Asia Partners, Newbridge Latin America, Aqua International, Air Partners III, LLC and TPG Ventures, all of which are affiliated with TPG.

      Richard W. Boyce. Mr. Boyce has been a Director since September 1999. Mr. Boyce is a Partner of Texas Pacific Group, a privately held investment firm based in Fort Worth, Texas. From 1997 through January 2000, Mr. Boyce was President of CAF, Inc., a consulting firm that provided operating support and oversight to various companies controlled by Texas Pacific Group. Mr. Boyce periodically served, between 1997 and 1999, as Chief Executive Officer of J. Crew Group, Inc. He served as interim Chief Executive Officer from June to October 1998, and as Chairman from October 1998 to March 1999, of Favorite Brands International Holding Corp., which filed for protection under Chapter 11 of the Bankruptcy Code on March 30, 1999. He was a director from 1996 to 1999. Mr. Boyce served as Senior Vice President of Operations for Pepsi-Cola North America (“PCNA”) from 1996 to 1997 and as its Chief Financial Officer from 1994 to 1996. From 1992 to 1994, Mr. Boyce served as Senior Vice President — Strategic Planning for PCNA. Prior to joining PCNA, Mr. Boyce was a Director at the management-consulting firm of Bain & Company, where he was employed from 1980 to 1992. Mr. Boyce also serves on the Board of Directors of J. Crew Group, Inc., MEMC Electronic Materials, Inc. and Spirit Group Holdings, Ltd.

      Justin T. Chang. Mr. Chang has been a Director since August 1999. Mr. Chang is a Partner of Texas Pacific Group, a privately held investment firm based in Fort Worth, Texas, where he has been employed since 1993. Mr. Chang currently serves on the Board of Directors of Crystal Decisions, Inc. (formerly known as Seagate Software, Inc.).

      Curtis J. Crawford. Mr. Crawford has been a Director since September 1999. Mr. Crawford served as our Chairman of the Board from September 1999 until his resignation from that position in April 2002. From 2001 through March 2003, Mr. Crawford was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks located in Richmond, California. From 1998 to March 2001, he was Chairman, and from 1998 to January 2001, he was President and Chief Executive Officer, of Zilog, Inc., a semiconductor design, manufacture and marketing company based in Campbell, California. On February 28, 2002, one year after Mr. Crawford left Zilog, Inc., it filed for protection under Chapter 11 of the Bankruptcy Code. From 1997 to 1998, Mr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Mr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Mr. Crawford currently serves as a member of the Board of Trustees of DePaul University and as a member of the Boards of Directors of ITT Industries, Inc. and E.I. du Pont de Nemours.
      William A. Franke. Mr. Franke has been a Director since December 1999. Mr. Franke is the Managing Member of Air Partners III, LLC, a private equity fund focused on the air transportation industry and is a

Managing General Partner of Newbridge Latin America, L.P, a private equity fund focused on investments throughout Latin America. TPG is a partner in both of these funds, and they have their principal office in Fort Worth, Texas. Since 1987, he has been President and owner of Franke & Company, a private investment company located in Phoenix, Arizona. From 1992 to 2001, Mr. Franke also served as the President, Chief Executive Officer and Chairman of America West Holdings Corp. and was Chief Executive Officer of its subsidiary, America West Airlines, Inc. TPG holds a controlling interest in America West Holdings Corp. Mr. Franke also serves on the Board of Directors of Phelps Dodge Corporation and the Boards of several Newbridge portfolio companies affiliated with TPG.

      Jerome N. Gregoire. Mr. Gregoire has been a Director since February 2000. Mr. Gregoire is currently a writer with IDG Publications and a real estate developer in Austin, Texas. From July 1996 until November 1999, Mr. Gregoire was the Senior Vice President and Chief Information Officer of Dell Computer Corporation. Prior to joining Dell, Mr. Gregoire spent 10 years with PepsiCo, Inc., most recently as Vice President of Information Systems for Pepsi-Cola Company. He is a member of the Board of NetSolve, Incorporated.

      Emmanuel T. Hernandez. Mr. Hernandez has been a Director since November 2002. He is Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor Corporation, a diversified broadline semiconductor supplier with a communication focus, having joined as Corporate Controller in 1993. Prior to that, he held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez serves on the Board of Directors of Xicor, Inc., a provider of reprogrammable mixed signal products for the communications, consumer and industrial markets.

      John W. Marren. Mr. Marren has been a Director since July 2000. Mr. Marren is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas. From 1996 through April 2000, Mr. Marren was Managing Director and Co-Head of Technology Investment Banking at Morgan Stanley. From 1992 to 1996, he was Managing Director and Senior Semiconductor Analyst at Alex, Brown and Sons. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials, Inc. and serves on the Boards of Directors of GlobespanVirata and Zhone Technologies, Inc.

      William Bradford. Mr. Bradford joined ON Semiconductor and SCI, LLC as Senior Vice President of Sales and Marketing, effective March 28, 2002. He came from Cypress Semiconductor Corporation, a provider of high-performance integrated circuits for network infrastructure and access equipment. At Cypress Mr. Bradford served as the Vice President — European Sales & Marketing from 2001, as Senior Director of North American Sales — East from 1997 to 2000, and as Southeast Area Sales Manager from 1995 to 1996. Mr. Bradford was a Technical Sales Representative for Texas Instruments, Semiconductor Group from 1986 to 1991.

      Donald Colvin. Mr. Colvin joined ON Semiconductor and SCI, LLC as the Senior Financial Director on March 17, 2003. Effective April 2, 2003, he became the Senior Vice President, Chief Financial Officer and Treasurer. He came from Atmel Corporation, a manufacturer of advanced semiconductors, where he served as Vice President Finance and Chief Financial Officer, beginning in 1998. Mr. Colvin served as Chief Financial Officer of a subsidiary of Atmel from 1995-98. From 1985 to 1995, he held various positions with European Silicon Structures (ES2), most recently as Chief Financial Officer. He held various financial positions with Motorola Semiconductors Europe from 1977 to 1985. Mr. Colvin holds a B.A. in Economics and an M.B.A. from the University of Strathclyde, Scotland.

      William George. Dr. George has served as Senior Vice President and Chief Manufacturing Officer since August 1999. He served as Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Components Group from June 1997 until he assumed his current position. Prior to that time, Dr. George held several executive and management positions at Motorola, including Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Products Sector. From 1991 to 1994, he served as Executive Vice President and Chief Operations Officer of Sematech, a consortium of leading semiconductor companies. He joined Motorola in 1968.

      George H. Cave. Mr. Cave has served as our General Counsel and Assistant Secretary since August 1999. He was elected Secretary in March 2000 and Vice President in May 2000. In addition, since December 2002, he has been managing the Human Resources Department on an interim basis. Before his tenure with ON Semiconductor, he served for two years as the Regulatory Affairs Director for Motorola’s Semiconductor Components Group in Geneva, Switzerland. Prior to that position, Mr. Cave was Senior Counsel in the Corporate Law Department of Motorola in Phoenix, Arizona for a period of five years.

      Charlotte Diener. Prior to assuming the position of Vice President and General Manager of the Standard Components Division in December 2001, Ms. Diener served as Vice President and Director of Supply Chain Management Services for SCI, LLC, beginning in August 1999. From March 1999 to August 1999, Ms. Diener was Program Manager for ON Semiconductor’s separation from Motorola. From December 1998 through February 1999, she was Director of Commodity Purchasing for TRW, Inc., an automotive electronics firm. From March 1997 through November 1998, Ms. Diener was first Corporate Sales Director and then Product Engineering Manager for TMOS for Motorola. From 1994 to 1997, Ms. Diener was Core Commodity Purchasing Manager, Electronics for Ford Motor Co.

      Mike Heitzman. Mr. Heitzman assumed the position of Vice President and General Manager of Analog and Power Management Products Division for SCI, LLC in April 2002. Prior to this, he was General Manager of Analog Business Unit beginning in December 2001. From October 2000 to December 2001, Mr. Heitzman served as Director of the Standard Analog and Power Conversion Product Operations for SCI, LLC beginning in October 2000. During 1999 and 2000, Mr. Heitzman was Operations Manager for the MOS 12 wafer fabrication facility at Motorola. From 1994 to 1999, Mr. Heitzman managed the start-up and production ramp at MOS 12 as Engineering Manager at Motorola.

      Ramesh Ramchandani. Mr. Ramchandani assumed the position of Vice President and General Manager of Integrated Power Devices Division for SCI, LLC in April 2002. Prior to this, Mr. Ramchandani was General Manager from December 2001 to April 2002 and Director from September 2000 to December 2001 of MOS Power Business Unit. Prior to joining SCI, LLC, Mr. Ramchandani served as Director of Worldwide Sales/ Marketing and Applications for Celeritek, Inc., a commodity supplier of semiconductor products, from March 1997 to September 2000. From March 1996 to March 1997, Mr. Ramchandani was Manager, Marketing and Technology for Mitsubishi/QCI, a semiconductor company. Mr. Ramchandani has held various management positions in marketing and engineering with other semiconductor and modular components companies, including Fujitsu Microelectronics, Mitsubishi Electronics America and Avantek.

      Peter Zdebel. Mr. Zdebel joined SCI, LLC as Vice President in September 2000 and served as Chief Technology Officer from September 2000 to April 2002. In July 2001, he was appointed to the position of Broadband Business General Manager, which he held until April 2002. He then assumed the position of General Manager of High Frequency Products Division in April 2002. Prior to joining the company, Mr. Zdebel was with Motorola where he held several director and management positions, including Vice President and Director of System-on-Chip Technology Strategy. He was with Motorola from 1984 until 2000.

      The present term of office for the officers named above will generally expire on the earliest of their retirement, resignation or removal. There is no family relationship among any such officers.

Compensation Of Executive Officers

      The following tables set forth information concerning compensation earned by, or paid for, services provided to us and our subsidiaries for the periods indicated, to (1) our current Chief Executive Officer, (2) our former Chief Executive Officer, (3) the four most highly paid executive officers who were serving as executive officers at the end of the last fiscal year, and, if applicable, an executive officer who was one of the four most highly compensated executive officers during the fiscal year, but resigned during 2002 and was therefore not serving as an executive officer at the end of the fiscal year (“Named Executive Officers”).

Summary Compensation Table

				Long-Term
				Compensation

	Annual Compensation			No. of Securities

				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Options(4)	Compensation(5)

Keith D. Jackson	2002	$46,154	—	$1,329	1,200,000	$200,078
President and Chief	2001	—	—	—	—	—
Executive Officer(6)	2000	—	—	—	—	—
Steven P. Hanson	2002	428,269	—	13,292	350,000	7,458
Former President and	2001	376,615	383,318	14,400	400,000	(2,045)
Chief Executive	2000	411,538	426,533	14,400	50	9,618
Officer(7)
William George	2002	315,000	—	14,400	200,000	9,076
Senior Vice President,	2001	279,110	221,999	14,400	100,000	9,500
Operations	2000	310,961	305,197	14,400	50	10,196
William R. Bradford	2002	215,385	399,977	9,692	600,000	520,036
Senior Vice President of	2001	—	—	—	—	—
Sales and Marketing(6)	2000	—	—	—	—	—
John T. Kurtzweil	2002	270,000	288,687	10,523	500,000	22,437
Senior Vice President,	2001	—	—	—	—	—
Chief Financial Officer and Treasurer(6)	2000	—	—	—	—	—
Peter Zdebel	2002	280,000	44,409	30,000	50,000	29,487
Vice President and	2001	257,385	0	30,000	120,000	19,752
General Manager of High Frequency Products Division	2000	75,385	56,323	8,077	90,000	346

(1)	Messrs. Jackson, Bradford and Kurtzweil were not employed by us during 2000 and 2001.

(2)	There were no performance-based bonuses paid to our Named Executive Officers in the year 2002 for the 2001 measurement period, except for $44,409 earned by Mr. Zdebel. Amounts listed in 2002 include a special one-time bonus of $250,000 plus tax gross-up payments for federal, state and local taxes (“Tax Gross-up”) of $149,977 for Mr. Bradford, and $180,000 plus a Tax Gross-up of $108,687 for Mr. Kurtzweil pursuant to their employment arrangements. (See “— Employment, Severance, and Change In Control Agreements and Arrangements” below). During 2001, performance-based bonuses of $383,318 and $221,999 were paid to Messrs. Hanson and George, respectively. During 2000, performance-based bonuses of $276,533 and $155,197 were paid to Messrs. Hanson and George, respectively, and each of them received a special one-time bonus of $150,000, pursuant to their employment agreements, on the first anniversary of their employment. Also during 2000, Mr. Zdebel received a hiring bonus of $25,000 pursuant to his employment arrangement and a performance-based bonus of $31,323.

(3)	For 2002, Messrs. Jackson, Bradford and Kurtzweil were provided with a car allowance of $1,200 per month for the portion of the year that they were employed with us. For 2002, 2001 and 2000 Messrs. Hanson and George were provided with a car allowance of $1,200 per month. For 2002, 2001 and a portion of 2000, Mr. Zdebel was paid a monthly travel allowance of $2,500 due to his proximity to the Austin, Texas area where he performed much of his work for us.

(4)	During 2002, Messrs. Jackson, Bradford and Kurtzweil received an option to purchase 1,200,000, 600,000 and 500,000 shares, respectively, at the respective exercise prices of $1.80, $4.20 and $4.24 pursuant to their employment agreements/ arrangements, and Messrs. Hanson, George and Zdebel received an option for 350,000, 200,000 and 50,000 shares, respectively, at an exercise price of $3.22. During 2001, Messrs. Hanson, George and Zdebel received an option for 400,000, 100,000 and 20,000 shares, respectively, at an exercise price of $6.13, and Mr. Zdebel received an additional option for 100,000 shares at an exercise price of $3.86. During 2000, Messrs. Hanson and George each received an option for 50 shares at an exercise price of $16.00, which became exercisable on April 28, 2002, and Mr. Zdebel received an option for 90,000 shares at an exercise price of $13.0625. Effective with Mr. Hanson’s employment termination on November 19, 2002, 200,000 of his options became exercisable pursuant to his separation agreement and remain exercisable for two years. The remainder of his unvested options terminated. Except as specified above or in individual employment and/or severance agreements/arrangements, all options granted vest in 25% increments over a four year period, subject to continued employment, beginning on the first anniversary of the grant date. The exercise price for each of the option grants discussed above was 100% of the fair market value of the shares on the grant date.

(5)	During 2002, Mr. Jackson received a $200,000 relocation supplement pursuant to his employment agreement and a group term life payment of $78. Mr. Bradford received a $257,500 payment related to the sale of his house and other taxable and non-taxable relocation benefits of $256,000. Not included in 2002 for Mr. Hanson is the severance payment of $1,500,000 paid to him in 2003 pursuant to his severance agreement. Included for 2002 is our 401(k) plan match for Messrs. Hanson, George, Bradford and Zdebel of $5,606, $6,000, $6,000, and $5,492, respectively, and for Messrs. Hanson, George, Bradford, Kurtzweil and Zdebel, disability insurance, group term life insurance and/or Cobra or other medical insurance payments of $1,852, $3,076, $564, $897 and $2,164, respectively. For Messrs. Kurtzweil and Zdebel, amounts include relocation expenses of $16,181 and $15,399, Tax Gross-up payments of $5,359 and $5,232, respectively, and a $1,200 patent award for Mr. Zdebel. For 2001, amounts include our 401(k) plan match for Messrs. Hanson and George of $8,750 and $7,875, respectively, and disability insurance, group term life insurance and/or Cobra payments of $1,317 and $1,625, respectively; for Mr. Zdebel, amounts include disability insurance, group term life and/or Cobra payments of $1,468, relocation expenses of $12,479, with a Tax Gross-up of $4,305, and a patent award of $1,500; and Mr. Hanson had a tax equalization adjustment of $(12,112). For 2000, amounts include our 401(k) plan match for Messrs. Hanson and George of $8,500 and $8,650, respectively, and group term life insurance of $1,118 and $1,546, respectively.

(6)	Mr. Jackson became our President and Chief Executive Officer effective as of November 19, 2002. Effective March 28, 2002, William Bradford became our Senior Vice President of Sales and Marketing, and effective April 1, 2002, John Kurtzweil became our Senior Vice President, Chief Financial Officer and Treasurer. Effective April 2, 2003, Mr. Kurtzweil separated from us. Mr. Donald Colvin, who joined us on March 17, 2003, as the Senior Financial Director, became our Senior Vice President, Chief Financial Officer and Treasurer on April 2, 2003.

(7)	Mr. Hanson’s employment terminated effective as of November 19, 2002.

      For further information regarding these payments, see “— Employment, Severance, and Change In Control Agreements and Arrangements” and “Certain Relationships and Related Transactions” below.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding individual grants of options to purchase our common stock to the Named Executive Officers in 2002.

Individual grants

		Percent of
	Number of	Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise or		Appreciation For Option Term
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Keith D. Jackson	1,200,000	15.02%	$1.80	11/19/2012	$1,358,412	$3,442,484
Steven P. Hanson(1)	350,000	4.38%	$3.22	01/24/2012	$0	$0
William George	200,000	2.50%	$3.22	01/24/2012	$405,008	$1,026,370
William Bradford	600,000	7.51%	$4.20	03/28/2012	$1,584,814	$4,016,231
John Kurtzweil	500,000	6.26%	$4.24	04/01/2012	$1,333,257	$3,378,734
Peter Zdebel	50,000	0.63%	$3.22	01/24/2012	$101,252	$256,593

(1)	Mr. Hanson was granted options to purchase 350,000 shares on January 24, 2002. None of these options vested prior to his termination on November 19, 2002, and they expired according to their terms. Therefore, the potential realizable value as of December 31, 2002 was zero dollars.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth, on an aggregate basis, certain information with respect to the value of unexercised options held by the Named Executive Officers at the end of 2002.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of		Options at		In-The Money Options
	Shares		December 31, 2002		at December 31, 2002(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Keith D. Jackson	—	—	—	1,200,000	—	—
Steven Hanson(3)	—	—	870,050	—	—	—
William George	—	—	325,050	388,333	—	—
William Bradford	—	—	—	600,000	—	—
John Kurtzweil	—	—	—	500,000	—	—
Peter Zdebel	—	—	75,000	185,000	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	In-the-money options include only options for which the underlying security price at December 31, 2002 was greater than the exercise price of the options. The value of exercisable and unexercisable options equals the difference between the option exercise price and the closing price of our common stock on December 31, 2002 (the last day of trading for the fiscal year ended December 31, 2002), multiplied by the number of shares underlying the options. The closing price of our common stock on December 31, 2002, as reported on NASDAQ, was $1.37 per share. All granted options listed above have an exercise price that is higher than this closing price, so there were no in-the-money options.

(3)	Mr. Hanson’s employment termination was effective November 19, 2002. The options listed for him above include options to purchase 100,050 shares of common stock granted under the 2000 SIP and an option to purchase 570,000 shares of common stock granted under the Founders Plan that were already vested prior to his termination date. In accordance with his severance agreement, the option to purchase

200,000 shares of common stock granted under the Founders Plan was accelerated and is included above. His remaining unvested options terminated.

Retirement Plan

      The following table shows the estimated annual benefits payable under the ON Semiconductor Pension Plan (“Retirement Plan”) for employees who are eligible under the criteria stated below assuming a life annuity benefit:

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$27,933	$31,673	$35,413	$35,413	$35,413
125,000	35,969	40,959	45,949	45,949	45,949
150,000	44,005	50,245	56,484	56,484	56,484
175,000	52,041	59,530	67,020	67,020	67,020
200,000	60,076	68,816	77,556	77,556	77,556

      We maintain a Retirement Plan that covers employees within the United States, including certain Named Executive Officers whose sum of age plus years of service as of August 3, 1999 equaled or exceeded 65. The Retirement Plan provides for monthly pension benefits pursuant to a formula based on an employee’s years of service on or after January 1, 1978, employee contributions made prior to January 1, 1978, and compensation level (calculated as final average earnings for the five years of highest pay during the last ten years of employment). No additional Retirement Plan benefits will accrue after December 31, 2004. As of December 31, 2002, Mr. George is the only Named Executive Officer covered by the Retirement Plan. As of December 31, 2002, Mr. George had approximately 34 years of service, including his years of employment at Motorola. Mr. George’s 2002 annual compensation covered by the Retirement Plan is $200,000. Mr. George did not make employee contributions to the Retirement Plan during his years of service prior to January 1, 1978.

Employment, Severance, and Change in Control Agreements and Arrangements

      We entered into employment agreements or arrangements with each of the following Named Executive Officers: Messrs. Jackson, Hanson, George, Bradford, Kurtzweil and Zdebel. We also entered into an employment arrangement with Mr. Donald Colvin who joined us as Senior Financial Director on March 17, 2003 and became our Senior Vice President, Chief Financial Officer and Treasurer effective April 2, 2003. These employment agreements and arrangements, including severance and change in control provisions, along with the severance agreements of certain executives who separated from us, are discussed below.

      The agreements with Messrs. Jackson and George provide for an employment term ending on November 19, 2005, and August 4, 2003, respectively. We are in the process of negotiating an amendment to the employment agreement of Mr. George, which would include extending his employment term. The arrangements with Messrs. Bradford, Kurtzweil and Zdebel do not set a specific employment term. The agreements/ arrangements with Messrs. Jackson, George, Bradford, Kurtzweil and Zdebel, provide an annual base salary, subject to periodic adjustment, of $500,000, $315,000, $320,000, $360,000 and $280,000, respectively, and an annual target bonus, subject to periodic adjustment, of up to 75%, 60%, 60%, 60% and 45%, respectively, of the base salary depending on achievement of individual and Company performance objectives. Actual bonus payments could range from $0 up to an amount greater than target based on individual and Company performance. We adopted certain bonus plans in order to implement bonus arrangements described in this paragraph. For a summary of these bonus arrangements, see “Compensation Committee Report — Compensation Programs and Process — Incentive Awards” below.

      In addition to the above, Mr. Jackson’s employment agreement requires that, within 60 days of November 10, 2002, unless extended or not permitted by our policy or applicable law, he purchase at least the number of shares of our common stock that results from dividing $250,000 by the fair market value (as defined in his employment agreement) on the date of purchase of a share of our common stock. Our policy allows the purchase of our shares by our insiders to take place only during specified periods. On March 13, 2003, Mr. Jackson completed his stock purchase requirement pursuant to his employment agreement. Under this agreement, he received a relocation supplement of $200,000 to assist with the ancillary costs of relocating his family to Phoenix, Arizona. The relocation supplement will have to be repaid if he voluntarily terminates his employment other than for good reason or is terminated for cause (both as defined in his employment agreement). He also received options to purchase 1,200,000 shares of common stock at an exercise price of $1.80, which was the fair market value on the date of the grant. The options vest 25% annually over a four-year period beginning on the first anniversary of the date of the grant, subject to his continued employment.

      Mr. Bradford’s employment agreement provides for an annual base salary, subject to periodic adjustments, of $320,000 and a target bonus of 60% of his base salary with a guaranteed minimum bonus of $96,000 for the year 2002 measurement period. He also received a hiring bonus of $250,000 and Tax Gross-up. If Mr. Bradford stays with us for one year, he will receive a stay bonus of $50,000 and Tax Gross-up. The agreement also provides for a relocation benefit, pursuant to which he received $256,000. In addition, the agreement provides that we will purchase and resell his Atlanta, Georgia residence and pay to Mr. Bradford an amount equal to $900,000 minus the appraised value with a maximum payment of $350,000. He actually received $257,500, which is equal to the difference between $900,000 and the sale price of his home. He received a grant of options to purchase 600,000 shares of our common stock at an exercise price of $4.20 per share, which was the fair market value on the date of the grant. The options vest 25% annually over a four-year period beginning on the first anniversary of the date of grant, subject to his continued employment.

      Mr. Kurtzweil separated from us effective April 2, 2003. His employment arrangement provided for an annual base salary, subject to periodic adjustments, of $360,000 with an annual target bonus of 60% of his base salary. He received a hiring bonus of $180,000 and a Tax Gross-up resulting from the hiring bonus. In addition, he also received an option to purchase 500,000 shares of common stock at an exercise price of $4.24, which was the fair market value of the stock on the date of the grant. The options vest 25% annually over a four-year period beginning on the first anniversary of the date of grant, subject to his continued employment.

      Mr. Colvin’s employment arrangement provides for an annual base salary, subject to periodic adjustments, of $320,000 and a target bonus of 60% of his base salary. Notwithstanding the preceding, for 2003, Mr. Colvin’s bonus is guaranteed to be 50% of his target bonus. In addition, he must purchase, within 60 days of March 17, 2003, unless extended or not permitted by our policy or applicable law, at least the number of shares of our common stock that results from dividing $100,000 by the fair market value (as defined in his employment arrangement) on the date of purchase of a share of our common stock. Our policy allows the purchase of our shares by our insiders to take place only during specified periods. Pursuant to his employment arrangement he is entitled to reasonable relocation expenses. He also received options to purchase 600,000 shares of common stock at an exercise price of $1.31, which was the fair market value on the date of the grant. The options vest 25% annually over a four-year period beginning on the first anniversary of the date of the grant, subject to his continued employment.

      If the employment of Mr. Jackson is terminated without cause or he resigns for good reason (as defined in his employment agreement), he will be entitled to receive his base salary at the rate in effect immediately prior to the termination date for a period of two years, which will be paid ratably in equal installments over the two-year period. His termination amount will be offset by any amounts he earns from other comparable employment he obtains during the two-year period. In the event of his death or disability, we will pay an amount based on the bonus he received in the previous year times the percentage of the fiscal year that has passed prior to his termination. If his employment is terminated without cause or he resigns for good reason within two years following a change in control (as defined in his employment agreement), in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of (a) two years after the date of termination or (b) the remainder of the employment period (both as defined in his employment agreement), and the options granted pursuant to his employment agreement will become immediately exercisable. Any remaining unvested options on the date of termination will expire. The vested options will expire at the first to occur of: two years after termination for death, disability or termination without cause; the termination date if terminated for cause; 90 days after termination for any other reason; or

ten years after the grant date. He is also subject to customary non-solicitation of employees and confidentiality provisions and a two-year non-competition provision on termination.

      If the employment of Mr. George is terminated without cause or he resigns for good reason (as defined in his employment agreement), he will be entitled to a lump sum payment equal to the product of two times the sum of (A) the highest rate of his annualized base salary in effect at any time up to and including the date of termination, and (B) the annual bonus earned by him in the year immediately preceding his date of termination. If, prior to the scheduled termination date (as defined in his employment agreement), his employment is terminated without cause or he resigns for good reason, all unvested options granted prior to the scheduled termination date will become immediately exercisable on the earlier of (i) the scheduled termination date or (ii) the other termination date. In addition, all future options (as determined by his employment agreement) granted to him will become fully vested on the earlier of (i) the scheduled termination date or (ii) the date he is terminated without cause or resigns for good reason. If Mr. George (i) retires on or after the scheduled termination date, (ii) is terminated without cause, (iii) resigns for good reason, or (iv) dies (each a “qualifying termination”), then all current and future stock options granted to him (to the extent exercisable on the date of termination) will remain fully exercisable until the first to occur of (a) the last day of the three-year period after termination and (b) the tenth anniversary of the grant date of the option. If a qualifying termination occurs and we achieve certain cost reduction goals by December 2002 (which goals were timely met), all current and future stock options granted to him (to the extent exercisable on the date of termination) will remain fully exercisable until the first to occur of (i) the last day of the five-year period after termination and (ii) the tenth anniversary of the grant date of the option. In the event we terminate his employment without cause or he resigns for good reason within two years of a change in control (as defined in his employment agreement), then we will provide him with continuation of medical benefits for the greater of (i) two years after his date of termination (as defined in his employment agreement) or (ii) the remainder of the employment period (as defined in his employment agreement). He is also subject to customary non-solicitation of employees and confidentiality provisions.

      If Mr. Bradford’s employment is terminated without cause or he resigns for good reason (as defined in his employment agreement), he will be entitled to severance in the amount of his annual base salary in effect immediately prior to the date of termination plus the amount of his bonus earned in the year preceding his termination, all of which will be paid ratably in equal installments over a twelve-month period following termination. In addition, he is entitled to medical benefits until the earlier of (i) the date on which he becomes eligible for medical benefits with a new employer or (ii) the end of the twelve-month period. Further, if his employment is terminated without cause or he resigns for good reason within two years following a change in control (as defined in his employment agreement), the options granted under his employment agreement will become immediately exercisable. If Mr. Bradford is terminated for cause or he resigns for other than good reason within twelve months of his starting date, he must repay his hiring bonus. If he is terminated by us for cause or he resigns for other than good reason within twenty-four months of his commencement date, he must repay a portion of the relocation benefit he received relating to his Atlanta, Georgia residence and the entire amount of his stay bonus. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination.

      If Mr. Colvin’s employment is terminated without cause or he resigns for good reason (as defined in his employment arrangement), he will be entitled to receive his base salary at the rate in effect immediately prior to the termination date for a period of one year, which will be paid ratably in equal installments over the one-year period. His severance amount will be offset by any amounts he earns from other comparable employment he obtains during the one-year period. If he must relocate in order to commence employment with another employer, and he, in fact, does relocate, then we will continue to pay 50% of the severance amount for the remainder of the one-year period. In addition, he is entitled to medical benefits until the earlier of (i) the date on which he becomes eligible for medical benefits with a new employer or (ii) the end of the one-year period. Further, if he is terminated without cause or resigns for good reason within two years following a change in control (as defined in his employment arrangement), options granted under his employment arrangement will become immediately exercisable. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination.

      Due to Mr. Kurtzweil’s separation from us effective April 2, 2003, we expect to provide him severance benefits in accordance with his employment agreement which provides that if Mr. Kurtzweil’s employment is terminated without cause (as defined in his employment agreement), he will be entitled to severance in the amount of his annual base salary in effect immediately prior to the date of termination, which will be paid ratably in equal installments over a twelve-month period. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination, and will receive certain ancillary benefits.

      In connection with his termination of employment on November 19, 2002, we paid Mr. Hanson a severance payment of $1,500,000 pursuant to his severance agreement, and he was also provided with certain continuation coverage of medical benefits and certain ancillary benefits for a period of 18 months. In addition, pursuant to his severance agreement, we accelerated the vesting of 200,000 of the options granted to him under the Founders Plan. All of his other unvested options were cancelled pursuant to the terms of the stock option grants. All of his vested options will remain exercisable until the earlier of two years from his termination date or the tenth anniversary of the date of the grant. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination.

      At the time of his separation from us on August 9, 2002, Mr. Madavi, former Chairman of the Board and Executive Chair, retained 350,000 vested options pursuant to his employment agreement, and his remaining options terminated according to their terms. The vested options will remain exercisable for the ten year period from the date of the grant. He received no cash payment or other benefits on separation.

      Mr. Dario Sacomani, a former Senior Vice President, Chief Financial Officer and Treasurer, terminated his employment with us effective May 1, 2002. Pursuant to his employment agreement, we paid Mr. Sacomani a severance payment of $896,074, and we accelerated the vesting of 162,500 of the options granted to him under the Founders Plan. The remaining unvested options terminated according to their terms. His vested options will remain fully exercisable until the first to occur of (i) two years from the termination date, and (ii) the tenth anniversary of the grant date. In addition, he was provided with certain continuation of medical benefits through December 31, 2002.

      On March 10, 2001, James Thorburn, a former Senior Vice President and Chief Operating Officer, left our employment. In connection with his separation from us, we paid Mr. Thorburn a payment of $1,898,679, and we provided him with certain continuation of medical benefits and certain ancillary benefits. We also agreed to accelerate 312,500 outstanding options to purchase common stock that were granted to him under the Founders Plan pursuant to his employment agreement and to allow such options to remain exercisable for the remainder of their ten-year term. On July 21, 2000, we provided him with a loan of $1.469 million to purchase a home. In connection with his termination, we extended his repayment period for 18 months from his termination date, however, we required him to pay accrued interest up to the date that his severance was paid. At the same time as Mr. Thorburn was provided these severance benefits, he entered into a consulting arrangement with one of our major stockholders, TPG. For a discussion of loans to management, see “Relationships and Related Transactions” below.

      In connection with his separation from us on January 28, 2002, we paid Mr. Michael Rohleder, a former Senior Vice President of Sales and Marketing, a severance payment of $700,000 pursuant to his employment agreement, and he was also provided with certain continuation of medical benefits and certain ancillary benefits, including relocation costs of up to $15,000. In addition, we accelerated the vesting of 58,333 of the shares underlying the option granted to him under the Founders Plan. All of his unvested options were cancelled pursuant to their terms. On March 9, 2001, we provided Mr. Rohleder with a loan of $1,000,000 to refinance his home. Under his termination agreement, the loan repayment period was extended to 150 days from his termination date. For a discussion of loans to management, see “Certain Relationships and Related Transactions” below.

      For further information on transactions between us and our senior executives, see the other sections of “Compensation of Executive Officers” above and “Certain Relationships and Related Transactions” below.

Compensation Committee Report

      Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Commission, neither the “Compensation Committee Report” nor the material set forth in “Performance Graph — Stock Price Performance Graph” shall be deemed to be filed with the Commission for purposes of the Securities Exchange Act of 1934 nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933.

      The Compensation Committee consists entirely of non-employee Directors. The Compensation Committee sets the compensation of the Chief Executive Officer, reviews, administers and makes decisions each year regarding the effectiveness of compensation programs and policies for other key executives, and approves stock option grants, plans, programs and arrangements for executive officers and certain others.

Compensation Philosophy and Guiding Principles

      Our executive compensation programs are designed to attract, motivate, and retain highly talented executives. We have adopted a compensation philosophy based on a performance driven culture in which total compensation (short and long term incentives) should vary with individual performance and our performance as a company. The Compensation Committee’s goal is to provide base salaries and incentive plans that are competitive with other industry participants and which align management’s financial interests and ownership with those of the stockholders by providing stock option grants as long term incentives.

Compensation Programs and Process

      The Compensation Committee relies, in part, on third-party compensation experts in establishing and reviewing its compensation programs and processes for its executive officers. The Compensation Committee also uses compensation survey data from a number of independent sources. Our total compensation of executives and other employees is compared to external sources to ensure that our programs are competitive. Competitive peer companies and compensation survey data are used for comparison in the executive categories and industry-specific and related surveys are used for our other positions.

      Our executive officers receive certain perquisites. They are also eligible to participate in benefit programs designed for all of our full time employees. These programs include medical, disability and life insurance programs. The three major components of our executive officer compensation are base salary, annual and/or semi-annual incentive awards and long term incentives. The Compensation Committee uses subjective judgment in determining executive officers’ compensation levels for all these components and takes into account both qualitative and quantitative factors.

      Base Salary. Salaries set for all officers are reviewed for comparability with peer companies. We also consult with compensation experts and review available data, including published salary surveys and other compensation data for semiconductor and high technology companies.

      Incentive Awards. The Compensation Committee sets the bonus component of executive incentive compensation under annual and/or semi-annual bonus plans (“Bonus Plans”). The Bonus Plans are administered by the Compensation Committee and, subject to individual and Company performance, are designed to provide an annual and/or semi-annual bonus to certain regular full time and part time employees working 20 hours or more per week who provide a significant contribution to us or our subsidiaries. If chosen to participate in the Bonus Plans by the Compensation Committee, an employee’s total bonus is computed based on objective performance and/or subjective components. Typically these plans have been based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”). Certain eligible employees can opt to have all or a percentage of a bonus paid under the Bonus Plans deferred into the ON Semiconductor Executive Deferred Compensation Plan for tax purposes if the employees qualify as a select group of management or highly compensated employees. (See “— 401(k) Plan and Executive Deferred Compensa-

tion” below). No bonuses were paid under the 2002 Executive Incentive Plan in 2002 to the Named Executive Officers. As discussed below in this report, payments made under this bonus plan are designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

      Long Term Incentives. We grant stock options to provide long term incentives for executive officers and other key employees in an effort to align the individual’s interests with those of the stockholders and to provide each individual with a significant incentive to manage us from the perspective of an owner. Annual grants of options are made at an exercise price equal to the fair market value of a share on the day of the grant, and expire ten years from the date of the grant. The number of options granted may be based on a comparison to competitive survey data and may also be adjusted based on individual performance, retention, and other special factors. Options are granted to key contributors under the Founders Plan and the 2000 SIP and normally provide that, subject to continued employment, vesting occurs at a rate of 25% per year over a period of four years beginning on the first anniversary date of the grants. Certain employment agreements may vary the vesting rate and exercisability of options. (See “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above.)

      2000 Employee Stock Purchase Plan. In addition to encouraging stock ownership by granting stock options, we further encourage all eligible employees worldwide to own our common stock through the ESPP, which is a tax-qualified plan. The stock is purchased at a price equal to 85% of the fair market value of such shares as determined under the plan. The number of shares of stock subject to a participant’s purchase right for any offering period will not exceed the lesser of: (1) 500 shares of stock, or (2) the number derived by dividing $6,250 by 100% of the fair market value of one share of stock on the first day of the offering period. Participants can contribute up to 10% of their salary toward the purchase of our common stock.

      401(k) Plan and Executive Deferred Compensation. We have both tax-qualified and non-qualified capital accumulation/ retirement plans. The tax-qualified plan, i.e., the 401(k) Plan, is available to eligible employees in the U.S., and there are similar plans for certain non-U.S. employees.

      The non-qualified plan, i.e., the Executive Deferred Compensation Plan, was adopted in December 1999, and allows key employees to defer up to 25% of their base salary and up to 100% of their incentive compensation, up to a maximum of $250,000 per year. Participants generally receive their deferred amounts, plus any earnings or less any losses thereon, at the earliest to occur of death, disability, retirement, termination of employment, a change in control event (as defined in the plan), or a designated date that must be at least four calendar years after the date of deferral. We do not contribute any money to the Executive Deferred Compensation Plan.

The Chief Executive Officer’s Compensation

      Steven P. Hanson served as our President from August 1999 to November 19, 2002, and Chief Executive Officer from January 2000 to November 19, 2002.

      Pursuant to his employment agreement, Mr. Hanson was to receive an annual base salary of $425,000 in 2002. In January 2002, he received an option to purchase 350,000 shares of common stock at an exercise price of $3.22 per share. This option was granted pursuant to the 2000 SIP and vests 25% annually over a four-year period, subject to continued employment, beginning on the first anniversary date of the grant.

      In determining the Mr. Hanson’s compensation for 2002, the Compensation Committee included both cash-based and equity-based elements and made an overall assessment of the leadership in achieving our near term and long term strategic, operational and business goals. Mr. Hanson’s total compensation package reflected consideration of competitive forces, individual performance, and our performance. No specific weights were assigned to these categories.

      See “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above for a discussion of Mr. Hanson’s severance agreement.

      Keith D. Jackson has served as our President and Chief Executive Officer since November 19, 2002.

      Pursuant to his employment agreement, Mr. Jackson is to receive an annual base salary of $500,000 and is eligible to receive a performance-based bonus in 2003. On November 19, 2002, Mr. Jackson received two option grants for a total of 1,200,000 shares at an exercise price of $1.80 per share. Mr. Jackson’s option grants were made pursuant to the 2000 SIP and the Founders Plan and vest 25% annually over a four-year period, subject to continued employment, beginning on the first anniversary date of the grant.

      Mr. Hanson did not receive a performance-based bonus during 2002 because the specific performance criteria were not met. Mr. Jackson did not receive a performance-based bonus during 2002 because his employment with us began late in the year.

      The Compensation Committee believes that compensation for Mr. Hanson and Mr. Jackson during 2002 was appropriately linked to our financial goals and stockholder returns and were reasonable in relation to the compensation paid to chief executive officers of comparable publicly held semiconductor companies. As the members of the Compensation Committee, we reviewed and approved the compensation of Mr. Jackson, Mr. Hanson and our other executive officers for 2002, following the principles and procedures outlined in this report.

Compliance with Internal Revenue Code Section 162(m)

      The Compensation Committee adopted the below policy in order to qualify certain compensation paid to our Named Executive Officers as performance-based compensation, and to ensure that to the extent possible the compensation is deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

      Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to its chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) during a single year. Notwithstanding this general limitation, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and certain other criteria are met.

      Based on our understanding of the regulations under Section 162(m), we believe that the full amount of compensation resulting from the exercise of options under the Founders Plan, 2000 SIP and future payments of any cash bonuses under the 2002 Executive Incentive Plan will be deductible. All other forms of awards under the 2000 SIP must meet the general requirements described in the previous paragraph in order to avoid the deduction limitations of Section 162(m).

      While the tax impact of any compensation arrangement is one factor to be considered, the Compensation Committee evaluates such impact in light of its overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs that will maximize our related income tax deductions if the Compensation Committee determines that such actions are consistent with its philosophy and our best interest and the best interest of our stockholders. The Compensation Committee may, however, award certain compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with its philosophy and in our best interest and the best interest of our stockholders. To the extent possible, we will state our belief in our annual proxy statement as to the deductibility of compensation paid to executive officers during the pertinent reporting periods.

      Messrs. Gregoire and McCranie meet the independence requirement of Section 162(m). Mr. Boyce recuses himself from voting on compensation matters that are intended to comply with Section 162(m) or otherwise cause any appearance of a conflict.

      This report is submitted by the Compensation Committee.

Richard W. Boyce, Chairman

Jerome N. Gregoire
J. Daniel McCranie

Compensation Committee Interlocks and Insider Participation

      During 2002, none of our executive officers served on the board of directors of any entities whose directors or officers serve on the Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. Relevant to insider participation, see “Certain Relationships and Related Transactions” below.

PERFORMANCE GRAPH

STOCK PRICE PERFORMANCE

      The following graph shows a comparison of cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index for U.S. Companies, and the Philadelphia Semiconductor Index. The graph assumes the investment of $100 on April 28, 2000. The relevant performance period for the graph is April 28, 2000 through December 31, 2002. Subsequent to our initial public offering, our common stock began trading on April 28, 2000 on the NASDAQ National Market. Effective October 25, 2002, our common stock was transferred to, and began trading on, the Nasdaq SmallCap Market. The data regarding the Company assumes an investment at the initial public offering price of $16.00 per share of our common stock. The prices for our common stock used to calculate stockholder returns set forth below reflect the prices as reported by the Nasdaq SmallCap Market or Nasdaq National Market, as applicable. The performance shown is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN IN 2000-2002

	Apr-00	Jun-00	Sep-00	Dec-00	Mar-01	Jun-01	Sep-01	Dec-01	Mar-02	Jun-02	Sep-02	Dec-02

ON Semiconductor	$100	$137	$68	$33	$33	$28	$12	$13	$26	$13	$8	$9
Philadelphia Semiconductor	$100	$100	$75	$51	$48	$55	$33	$46	$52	$34	$21	$25
NASDAQ Composite	$100	$105	$97	$65	$49	$57	$40	$52	$49	$39	$31	$35

OWNERSHIP OF CAPITAL STOCK

Security Ownership of Certain Beneficial Owners

      The following table sets forth, as of March 7, 2003 certain information regarding any person who is a beneficial owner of more than five percent of our common stock and our Series A cumulative convertible redeemable preferred stock. The information set forth in the table below is based on 176,448,234 shares of common stock and 10,000 shares of Series A preferred stock outstanding on March 7, 2003. The information with respect to the number of shares of common stock and Series A preferred stock that the persons listed below own or have the right to acquire within 60 days of March 7, 2003 is based solely on information filed by such persons with the Commission under the Securities Exchange Act of 1934, as amended. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of March 7, 2003, through the exercise of any stock option, warrant or convertible security.

Series A Cumulative
Convertible Redeemable
	Common Stock		Preferred Stock

	Amount and		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class	Ownership	of Class

TPG Advisors II, Inc.	165,138,382 *	76.2%	10,000 **	100%
201 Main Street, Suite 2420
Fort Worth, Texas 76102
Motorola, Inc.	11,667,233	6.6%	0	0
1303 East Alogonquin Road
Schaumburg, IL 60196

*	The shares of common stock indicated as beneficially owned by TPG Advisors II, Inc. include (a) 124,999,433 shares of common stock directly held by TPG Semiconductor Holdings LLC and (b) 40,138,949 shares of common stock that TPG ON Holdings LLC has the right to acquire upon conversion of Series A preferred stock, which includes 4,677,956 shares that are or may become issuable as a result of accrued and unpaid dividends as of 60 days after March 7, 2003. At the option of its holder, each share of Series A preferred stock is convertible into a number of shares of common stock determined by dividing (a) its stated value of $10,000, plus accrued and unpaid dividends, by (b) the conversion price of $2.82, which is subject to specified anti-dilution adjustments. TPG Advisors II, Inc. indirectly controls both TPG Semiconductor Holdings LLC and TPG ON Holdings LLC. The foregoing entities are affiliated with the Texas Pacific Group (“TPG”).

**	The shares of Series A preferred stock indicated as beneficially owned by TPG Advisors II, Inc. are directly held by TPG ON Holdings LLC.

Security Ownership of Management

      The following table sets forth, as of March 7, 2003, except as otherwise noted, certain information regarding beneficial ownership of our common stock and our Series A preferred stock by each director, our Named Executive Officers, and our directors and executive officers as a group. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 7, 2003, through the exercise of any stock option, warrant or convertible security.

					Series A Cumulative Convertible Redeemable
	Common Stock				Preferred Stock

	Number of				Number of
	Shares	Right to		Percentage	Shares	Right to			Percentage
Name of Beneficial Owner	Owned	Acquire	Total	of Class	Owned	Acquire	Total		of Class

Keith Jackson	145,000	0	145,000	*	0	0	0		*
Steve Hanson(1)	30,000	870,050	900,050	*	0	0	0		*
William George	75,050	454,217	529,267	*	0	0	0		*
William R. Bradford	25,500	150,000	175,500	*	0	0	0		*
John T. Kurtzweil	1,300	125,00	126,300	*	0	0	0		*
Peter Zedebel	0	92,500	92,500	*	0	0	0		*
J. Daniel McCranie	50,000	33,333	83,333	*	0	0	0		*
Curtis J. Crawford(2)	0	204,678	204,678	*	0	0	0		*
David Bonderman(3)	124,999,433	40,143,627	165,143,060	76.2%	10,000	0	10,000		100%
Richard W. Boyce(3)	180,000	214,678	394,678	*	0	0	0		*
Justin J. Chang(3)	0	4,678	4,678	*	0	0	0		*
William A. Franke(4)	5,250	4,678	9,928	*	0	0	0		*
Jerome N. Gregoire	10,000	26,244	36,244	*	0	0	0		*
Emmanuel T. Hernandez	0	0	0	*	0	0	0		*
John W. Marren(3)	0	4,938	4,938	*	0	0	0		*
All directors and executive officers as a group (19 persons)	125,534,180	42,618,637 (5)	168,152,817	77.6%	10,000	0	10,000	(6)	100%

(1)	For Mr. Hanson, the amounts included above are as of his date of termination of employment, but include 200,000 shares underlying options that were accelerated and became exercisable as a result of his November 19, 2002 separation agreement.

(2)	The above table does not include Mr. Crawford’s beneficial ownership of a minority interest in ON Co-Investment Partners I, LP which owns a minority interest in TPG Semiconductor Holdings, LLC, an affiliate of TPG and an entity that TPG Advisors II, Inc. indirectly controls. Mr. Crawford does not have voting or dispositive power over any of the shares of common stock or Series A preferred stock beneficially owned by TPG Advisors II, Inc.

(3)	The above table includes for Mr. Bonderman, but excludes for Messrs. Boyce, Chang and Marren, (a) 165,138,382 shares of common stock beneficially owned by TPG Advisors II, Inc. consisting of (x) 124,999,433 shares of common stock directly held by TPG Semiconductor Holdings, LLC and (y) 40,138,949 shares of common stock that TPG ON Holdings LLC has the right to acquire within 60 days of March 7, 2003 upon conversion of Series A preferred stock, which includes additional shares after the original issuance of the Series A preferred stock that are or may become issuable as a result of accrued and unpaid dividends as of that date and (b) 10,000 shares of Series A preferred stock beneficially owned by TPG Advisors II, Inc. Each of Messrs. Bonderman, Boyce, Chang and Marren is a partner of TPG, and Mr. Bonderman is a director, executive officer and stockholder of TPG Advisors II, Inc. None of Messrs. Boyce, Chang or Marren has voting or dispositive power over any of the shares of common stock or Series A preferred stock beneficially owned by TPG Advisors II, Inc. Mr. Bonderman disclaims beneficial ownership of the shares of common stock and Series A preferred stock beneficially owned by TPG Advisors II, Inc., except to the extent of his pecuniary interest therein. Shares owned by Mr. Boyce include 180,000 shares of common stock owned directly by him.

(4)	The above table does not include any shares beneficially owned by TPG Advisors II, Inc., although Mr. Franke is the beneficial owner of a minority equity interest in TPG Semiconductor Holdings, LLC, our majority stockholder, an equity partner with TPG in other investment entities, and a former

President, CEO and Chairman of America West Holdings Corp., a company in which TPG has a controlling interest. Mr. Franke does not have voting or dispositive power over any of the shares of common stock or Series A preferred stock beneficially owned by TPG Advisors II, Inc. Shares owned by Mr. Franke include 5,250 shares of common stock owned directly by him.

(5)	This number includes shares of common stock issuable upon exercise of options within 60 days of March 7, 2003, shares of common stock beneficially owned by TPG Advisors II, Inc., and shares that would be beneficially owned by TPG Advisors II, Inc. upon conversion of Series A preferred stock within 60 days of March 7, 2003. Mr. Bonderman disclaims beneficial ownership of such shares as described above.

(6)	This number includes shares of Series A preferred stock beneficially owned by TPG Advisors II, Inc. Mr. Bonderman disclaims beneficial ownership of such shares as described above.

Equity Compensation Plan Information

      The following table provides information regarding our current equity compensation plans as of December 31, 2002:

			Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	To be Issued	Exercise Price of	Future Issuance Under
	Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column(a))

	(a)	(b)	(c)
Equity Compensation Plans
Approved By Stockholders(1)	22,386,886 (2)	$4.63	8,529,255 (3)
Equity Compensation Plans Not Approved By Stockholders(4)	1,250,000	$1.90	0

Total	23,636,886	$4.49	8,529,255

(1)	Consists of the 1999 Founders Stock Option Plan (“Founders Plan”), 2000 Stock Incentive Plan (“SIP”) and 2000 Employee Stock Purchase Plan (“ESPP”).

(2)	Excludes purchase rights accruing under the ESPP that have a shareholder approved reserve of 5,500,000 shares. Under the ESPP, each eligible employee may purchase up to the lesser of (a) 500 shares of our common stock or (b) the number derived by dividing $6,250 by 100% of the fair market value of one share of our common stock on the first day of the offering period, as defined in the ESPP, during each three-month period at a purchase price equal to 85% of the lesser of the fair market value of a share of stock on the first day of the period or the fair market value of a share of stock on the last day of the period.

(3)	Includes 2,233,729 shares of common stock reserved for future issuance under the ESPP and 6,295,526 shares of common stock available for issuance under the Founders Plan and the SIP. The number of securities remaining available for future issuance under these equity compensation plans increased by 7,057,596 effective January 1, 2003. This increase is not included in the above table. The increase in securities remaining available for future issuance is calculated based on 4% of the total number of outstanding shares of our common stock as of January 1, 2003.

(4)	This is pursuant to a warrant and warrant agreement dated as of October 11, 2001 (the “Warrant”). The Warrant was issued in partial consideration for certain consulting services provided to us by a consultant. Under the Warrant, the consultant is entitled to purchase up to 1,250,000 shares of our common stock at an exercise price of $1.90 per share, subject to certain adjustments as specified in the Warrant. The Warrant was fully vested and exercisable as of October 11, 2001. Unless earlier exercised, the Warrant expires after October 10, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Immediately prior to our August 4, 1999 recapitalization (“August 1999 Recapitalization”), we were a wholly owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As part of the August 1999 Recapitalization, an affiliate of TPG purchased a portion of our common stock from Motorola. As a result, TPG’s affiliate became the beneficial owner of approximately 91%, and Motorola was the beneficial owner of approximately 9% of our common stock. As of March 7, 2003, TPG was the beneficial owner of 76.2% of our common stock. As a result of the August 1999 Recapitalization, we agreed to pay TPG a management fee of not more than $2 million annually. Four of our Directors, David Bonderman, Richard Boyce, Justin Chang and John Marren are also TPG partners. Another Director, William Franke, is the beneficial owner of a minority equity interest in TPG Semiconductor Holdings LLC, our majority stockholder, an equity partner with TPG in other investment entities, and a former President, Chief Executive Officer and Chairman of America West Holdings Corp., a company in which TPG has a controlling interest.

      In connection with the amendment to our senior bank facilities in August 2001, TPG agreed that all management fees payable by us to TPG or its affiliates will accrue and not be payable in cash until our quarterly financial statements establish compliance with certain financial ratios. Prior to such time, however, we may pay management fees to TPG or its affiliates with our common stock or warrants in respect of our common stock. TPG subsequently agreed that these fees will not accrue during the period in which we are not permitted to pay such fees in cash. During 2002, no TPG management fee was paid or incurred.

      On September 7, 2001, TPG ON Holdings LLC, an affiliate of TPG, purchased 10,000 shares of our Series A cumulative convertible redeemable preferred stock for $100.0 million in cash. The Series A preferred stock was sold to TPG ON Holdings LLC in a private offering exempt from registration under the Securities Act of 1933. Each share of Series A preferred stock is convertible at the option of the holder any time into shares of common stock at a conversion price of $2.82 per share of common stock, representing a $0.37 discount from the closing price per share price of our common stock on the issuance date, subject to specified anti-dilution adjustments. As of March 7, 2003, the shares of Series A preferred stock were convertible into 39,351,911 shares of our common stock. At any time on or after the eighth anniversary of the issuance date of the Series A preferred stock, the holders may require that we redeem their shares at a redemption price per share equal to the greater of (i) the stated value of the Series A preferred stock plus all accrued and unpaid dividends thereon or (ii) 50% of the then current market price of the common stock (based upon the average closing price of the common stock over the preceding 30 trading days) and other assets and property, if any, into which one share of Series A preferred stock is then convertible. Upon a change in control, the holders of the Series A preferred stock may “put” their shares to us at 101% of the stated value plus accumulated and unpaid dividends. TPG ON Holdings LLC was also granted registration rights in respect of the common stock underlying the Series A preferred stock. On November 14, 2001, we filed a registration statement to register for future resale the common stock that is issuable upon the future conversion by TPG ON Holdings LLC of the Series A preferred stock. The holders of the Series A preferred stock will be entitled to vote with the holders of the common stock as a single class. As of the issuance date, each share of Series A preferred stock was entitled to approximately 3,135 votes, subject to certain adjustments for accumulated dividends and those made in accordance with the anti-dilution provisions. As the holder of our Series A preferred stock, TPG ON Holdings LLC is entitled to designate two Directors to serve on our Board of Directors for so long as TPG ON Holdings LLC and its affiliates beneficially own at least 50% of the Series A preferred stock. For the 2003 Annual Meeting, TPG ON Holdings LLC has confirmed to us in writing that, without limiting or impairing its future exercise of its rights under the Investment Agreement and certificate of designations, it will not exercise its right to designate relevant Director nominees for election at the Annual Meeting. In connection with the TPG investment, the Board of Directors appointed the Special Independent Committee, which was comprised solely of independent Directors, to negotiate, consider and recommend approval or disapproval of the proposed investment transaction. The Special Independent Committee engaged an investment banker and independent legal counsel to assist in its negotiation and consideration of the TPG investment. The investment banker rendered an opinion that the TPG investment was fair, from a financial point of view, to holders of our common stock other than TPG. The Special Independent Committee unanimously recommended the approval and adoption of the TPG investment by the Board of Directors. For further information with respect to the Series A preferred stock, see our Form 8-K Current Report filed with the SEC on September 7, 2001.

      In connection with our August 1999 Recapitalization, Motorola (i) assigned, licensed and sublicensed certain intellectual property in connection with the products we offer, (ii) agreed to continue providing information technology, human resources, supply management, logistics and finance services for agreed periods of time, (iii) agreed to continue providing manufacturing and assembly services to us and to continue using similar services we provide to them for agreed periods of time (see below for a discussion of these services), (iv) agreed to continue selling depreciated equipment to us to support capacity expansion and (v) leased real estate to and from us. Services may be provided on more favorable terms than we would expect to obtain from independent sources. With the exception of the manufacturing, assembly and other services described below, neither we nor Motorola are currently providing a material level of services to each other.

      The manufacturing and assembly services that Motorola and we have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. During 2002, we paid Motorola $13.8 million for manufacturing and assembly services, and $1.5 million for other services, and rent and equipment purchased from Motorola. During 2002, we provided Motorola approximately $1.4 million of manufacturing and assembly services. Motorola no longer has any minimum commitment to purchase manufacturing and assembly services from us. In the ordinary course of business Motorola is a customer of ours and we sell our products to them. During 2002, Motorola accounted for approximately 8% of our total revenues or approximately $87.7 million of revenues, inclusive of $1.4 million of manufacturing and assembly services previously described. During 2002, Motorola also paid us $21.4 million under the freight sharing agreement and $9.1 million for rental of property and manufacturing equipment. As of December 31, 2002, our receivable balance due from Motorola is $4.7 million, while our accounts payable and accrued expenses due to Motorola are $0.1 million and $0.7 million, respectively.

      On April 8, 2002, we reached an agreement with Motorola regarding certain post-closing payments to be made under agreements entered into in connection with the August 1999 Recapitalization. Pursuant to the agreement, Motorola paid us $10.6 million during the second quarter of 2002.

      In addition to the services described above, in connection with the August 1999 Recapitalization, Motorola became the holder of our 10% junior subordinated note due 2011 that has a balance, as of December 31, 2002, of $126.9 million. Interest is compounded semi-annually, and principal and interest are payable at maturity. During 2002, we accrued interest of $11.7 million relating to this note.

      We have loans outstanding to Leshan-Phoenix Semiconductor Company Ltd. (“Leshan”), a majority-owned joint venture in China. Such loans, which totaled $63.3 million at December 31, 2002, were renegotiated during the third quarter of 2002 to reduce the interest rate from 7.0% to 3.5% per annum, payable quarterly, to better align the interest rate with market rates for similar instruments in China. These loans mature at various dates through December 31, 2006. Pursuant to the joint venture agreement, requests for production capacity are made to the Board of Directors of Leshan by each shareholder of the joint venture. These requests represent a purchase commitment by the respective shareholders of Leshan; provided, however, that the shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. We committed to purchase 85% of Leshan’s expected production in 2002, which resulted in purchases (including underutilization charges) from Leshan of $88.2 million. We are currently committed to purchase 82% of Leshan’s expected production in 2003. In 2002, we actually purchased 76% of Leshan’s production and, as a result, incurred a $1.5 million dollar underutilization charge.

      We provide forecasted needs to Leshan on a monthly basis, which are used to establish pricing over the forecasted period, and, as described above, we are responsible for underutilized capacity cost due to variations from our forecasted needs. As part of our manufacturing agreements with Leshan, we supply them with die used in the production process. Sales of die to Leshan are not recorded as revenue due to the related party nature of the transactions. As of December 31, 2002, we had accounts receivable and accounts payable of

$9.6 million and $10.2 million, respectively, related to manufacturing activity with Leshan. At December 31, 2002, our total investment in and advances to Leshan were approximately $99.3 million, including the loan of $63.3 million.

      In November 1999, we provided Mr. Thorburn, a former Senior Vice President and Chief Operating Officer for us, with a non-recourse loan in the amount of approximately $227,900 for the purpose of exercising stock options granted by his former employer. This loan remains outstanding in accordance with its terms. Mr. Thorburn pledged the stock received upon the exercise of such options to us as security for the loan. The loan accrues interest at a rate of 5.54% per annum and the entire principal amount and accrued interest is repayable upon Mr. Thorburn’s sale of the stock. The highest aggregate amount owed on the loan, including accrued interest, during 2000, 2001 and 2002 was $242,453, $255,885 and $270,061, respectively. On July 21, 2000, we provided Mr. Thorburn with a loan of $1.469 million to purchase a home. The loan accrued interest at the rate of 6.62% per annum and was secured by the home. In connection with his separation on March 10, 2001, the repayment period for this loan was extended for 18 months after the date of his separation from us, however, he was required to pay accrued interest up to his severance date. The highest aggregate amount owed on the loan, including accrued interest, during 2000, 2001 and 2002 was $1,521,136, $1,534,372 and $1,478,455, respectively. Mr. Thorburn repaid the loan, including accrued interest, in full on July 24, 2002. For discussion of his severance arrangement, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above.

      On March 9, 2001, we provided Mr. Rohleder, a former Senior Vice President of Sales and Marketing for us, with a loan of $1.0 million to refinance his home. The loan, secured by Mr. Rohleder’s personal residence, required interest at the rate of 5.07% per annum and payment at the earlier of the fifth anniversary of the loan date or ninety days after his termination of employment. In connection with his separation from us on January 28, 2002, the loan repayment period was extended to 150 days from his termination date. The highest aggregate amount owed on the loan, including accrued interest, during 2001 and 2002 was $1,050,700 and $1,067,569, respectively. Mr. Rohleder repaid the loan and accrued interest on July 3, 2002. For discussion of his severance arrangement, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above.

      For transactions between us and our executive officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above.

DESCRIPTION OF EXCHANGE NOTES

      Certain terms used in this description may be found under “— Certain Definitions.” In this description, the term “Company” refers only to ON Semiconductor Corporation and not to any of its Subsidiaries, “SCI LLC” refers to Semiconductor Components Industries, LLC, a Wholly-Owned Subsidiary of the Company, the “Issuers” refers to the Company and SCI LLC and “we”, “our” and “us”, each refer to the Issuers. The term “note” refers to the initial and exchange notes collectively unless otherwise specified.

      The Issuers issued the initial notes and will issue the exchange notes under an indenture dated March 3, 2003 (the “Indenture”) among the Company, SCI LLC, the Guarantors and Wells Fargo Bank Minnesota, National Association, A National Banking Association, as trustee (the “Trustee”). The Indenture contains provisions that define your rights under the exchange notes. In addition, the Indenture governs the obligations of the Issuers and of each Guarantor under the exchange notes. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”). The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available as set forth under the heading “Prospectus Summary — Where You Can Find More Information.” The Security Documents referred to below under the caption “— Security” define the terms of the security interests that secure the initial notes and will secure the exchange notes. The Collateral Sharing Agreement referred to below under the caption “— Security” defines the relationship among the holders of the notes and the holders of Credit Agreement Obligations with respect to their shared security interests in the Collateral.

      This Description of Exchange Notes is meant to be only a summary of certain provisions of the Indenture, the Registration Rights Agreement, the Security Documents and the Collateral Sharing Agreement. It does not purport to be complete and is qualified in its entirety by reference to those agreements in their entirety and the TIA. We urge that you carefully read the Indenture, the Registration Rights Agreement, the Security Documents and the Collateral Sharing Agreement because they, and not this description, will govern your rights as Holders of the notes. Copies of the Indenture, the Registration Rights Agreement, the Security Documents and the Collateral Sharing Agreement are available as set forth below under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

Brief Description of the Exchange Notes and the Note Guarantees

The Exchange Notes

      The exchange notes will:

•	be general secured obligations of each of the Issuers;

•	be secured by equal and ratable first-priority security interests in all of the assets of the Issuers and Guarantors that secure Credit Agreement Obligations (the “Collateral”);

•	be equal in right of payment to all existing and any future senior Indebtedness of each of the Issuers, but, together with the Credit Agreement Obligations, are effectively senior to the Senior Secured Notes due 2008 to the extent of the value of the Collateral;

•	be senior in right of payment to all existing and any future Senior Subordinated Indebtedness and Subordinated Indebtedness of each of the Issuers; and

•	be unconditionally guaranteed by the Guarantors.

      Pursuant to the Security Documents and the Collateral Sharing Agreement, the security interests securing the exchange notes under the Security Documents will constitute first-priority liens and will be equal and ratable (subject to Permitted Liens) with any and all security interests at any time granted to secure Credit Agreement Obligations, which include certain Hedging Obligations, Commodity Hedge Obligations and obligations in respect of cash management services. As of April 4, 2003, after giving effect to the Refinancing, we had approximately $520.7 million of Indebtedness outstanding under the Credit Agreement, with approximately $8.6 million in revolving credit availability after giving effect to $16.4 million in outstanding letters of credit under the Credit Agreement. Such amounts are secured by first-priority liens on the Collateral. We also had outstanding $506.5 million in other senior Indebtedness ($191.0 million of the initial notes, $291.7 million of our Senior Secured Notes due 2008, and $23.8 million loan from a Japanese bank). We also may Incur additional Indebtedness secured by first-priority liens. See “Risk Factors — The collateral securing the exchange notes and the initial notes may be subject to control by the lenders under our senior bank facilities. If there is a default, the value of the collateral may not be sufficient to repay both the other first-priority secured creditors and the holders of the exchange notes and the initial notes.”

The Note Guarantees

      The exchange notes will be guaranteed by the following Subsidiaries of the Company:

•	all Domestic Subsidiaries that guarantee Credit Agreement Obligations, the Senior Secured Notes due 2008 or the Senior Subordinated Notes; and

•	any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture.

      The Note Guarantees will:

•	be general secured obligations of each Guarantor;

•	be secured by an equal and ratable first-priority security interest in all of the assets of each Guarantor that secures Credit Agreement Obligations;

•	be equal in right of payment to all existing and any future senior Indebtedness of each Guarantor, but together with the guarantee of the Credit Agreement Obligations by each Guarantor, are effectively senior to the guarantee of the Senior Secured Notes due 2008 to the extent of the value of the Collateral pledged by such Guarantor; and

•	be senior in right of payment to all existing and any future Senior Subordinated Indebtedness and Subordinated Indebtedness of each Guarantor.

      Currently, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Limitation on Restricted Payments,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not Guarantee the exchange notes.

      Also, none of our Foreign Subsidiaries will Guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 66% of our total revenues in the first quarter of 2003 and held 54% of our consolidated assets as of April 4, 2003.

      The exchange notes will not be Guaranteed by any of the Company’s existing or future Foreign Subsidiaries, unless any such Foreign Subsidiary Guarantees any other Indebtedness of the Company or any Domestic Subsidiary, and the aggregate principal amount of Indebtedness of the Company and its Domestic Subsidiaries Guaranteed by all Foreign Subsidiaries exceeds $25.0 million.

Principal, Maturity and Interest

      We will issue the exchange notes in an aggregate principal amount up to $200.0 million. The Issuers may issue additional notes from time to time after this offering (the “additional notes”). Any offering of additional notes is subject to the covenants described below under the captions “— Limitation on Incurrence of Additional Indebtedness” and “— Limitation on Liens.” The initial notes, exchange notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, collateral, amendments, redemptions and offers to purchase.

The exchange notes will mature on March 15, 2010. We will issue the exchange notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

      Each exchange note we issue will accrue interest at a rate of 12% per annum beginning on March 3, 2003, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually in arrears to Holders of record at the close of business on the March 1 and September 1 immediately preceding the interest payment date on March 15 and September 15 of each year.

      We also will pay Additional Interest to Holders if this registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. This Additional Interest provision is more fully explained under “Registration Rights; Additional Interest.”

      Interest on the exchange notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

      We will pay the principal of, premium, if any, and interest on the exchange notes at any office of ours or any agency designated by us that is located in the Borough of Manhattan, the City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 213 Court Street, Suite 902, Middletown, CT 06457. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Transfer and Exchange

      Holders may exchange or transfer their exchange notes at the same location given above under “— Methods of Receiving Payments on the Exchange Notes.” No service charge will be made for any registration of transfer or exchange of exchange notes. We, however, may require Holders, among other things, to furnish appropriate endorsements and transfer documents and to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

      Except as provided in the Indenture, the registered Holder of any of the exchange notes will be treated as the owner thereof for all purposes under the Indenture.

Guarantees

      SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development, LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc. and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally, fully and unconditionally guarantee on a senior secured basis full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, all obligations of the Issuers under the Indenture (including obligations to the Trustee) and the exchange notes, whether for payment of principal of or interest on or Additional Interest, if any, on the exchange notes, expenses, indemnification or otherwise. Such Guarantors will agree to pay, in addition to the amounts stated above, any and all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Note Guarantee were to be rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability in respect of its Note Guarantee could be reduced to zero.

      See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require noteholders to return payments received from us or the guarantors.”

      If (x) any Domestic Subsidiary shall, after the date hereof, become a guarantor (i) of any Credit Agreement Obligations, (ii) so long as the Senior Secured Notes due 2008 are outstanding, of the Senior Secured Notes due 2008, (iii) so long as any Senior Subordinated Notes are outstanding, of the Senior Subordinated Notes or (iv) any other obligations or (y) any Foreign Subsidiary shall, after the date hereof, become a guarantor of any of the Indebtedness of the Company or any Domestic Subsidiary, and the aggregate principal amount of Indebtedness of the Company and its Domestic Subsidiaries guaranteed by all Foreign Subsidiaries exceeds $25.0 million, then the Issuers shall, at the time, cause such Subsidiary to (a) execute a Guarantee of the obligations of the Issuers under the exchange notes substantially in the form set forth in the Indenture, and (b) if such Subsidiary grants any Lien upon any of its property as security for (i) any Credit Agreement Obligations, (ii) so long as any Senior Secured Notes due 2008 are outstanding, the Senior Secured Notes due 2008, (iii) so long as any Senior Subordinated Notes are outstanding, the Senior Subordinated Notes or (iv) any other obligations (other than, in the case of this clause (iv), Permitted Liens), execute Security Documents upon substantially the same terms in a form reasonably satisfactory to the Trustee, that grants the Trustee a first-priority Lien upon such property for the benefit of the Holders that is equal and ratable with any other first-priority Liens and (c) deliver to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, that such Guarantee and any such Security Document is a valid, binding and enforceable obligation of such Subsidiary, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. Any such Lien granted in favor of the Holders shall be subject to (i) if a Lien also is granted in favor of the holders of Credit Agreement Obligations, the terms of the Collateral Sharing Agreement and (ii) if a Lien also is granted in favor of the holders of the Senior Secured Notes due 2008, the terms of the Intercreditor Agreement. In all other cases, the Issuers, such Subsidiary, the Trustee and the agent for the holders of any other obligations secured by a Lien on such property shall enter into a customary collateral sharing or intercreditor agreement setting forth the respective rights of the Holders and the holders of such other obligations.

      Notwithstanding the foregoing, a Note Guarantee of the exchange notes provided by a Guarantor will be released without any action required on the part of the Trustee or any Holder:

(1)(a) if the aggregate principal amount of all Credit Agreement Obligations outstanding, after giving effect to such release and any transactions related thereto, is equal to or exceeds the aggregate principal amount of the exchange notes, including any additional notes, then outstanding, if the Credit Agent releases the guarantee of the Credit Agreement Obligations made by such Guarantor, provided that such Guarantor does not remain a guarantor of the Senior Secured Notes due 2008 or the Senior Subordinated Notes; or (b) if the aggregate principal amount of all Credit Agreement Obligations outstanding is less than the aggregate principal amount of the exchange notes, including any additional notes, then outstanding, if the Credit Agent releases the guarantee of the Credit Agreement Obligations made by such Guarantor, provided that (i) the release of the guarantee is not made as direct or indirect consideration for any prior, concurrent or contemplated repayment, prepayment, refinancing or reduction in commitments under the Credit Agreement Obligations and (ii) such Guarantor does not remain a guarantor of the Senior Secured Notes due 2008 or the Senior Subordinated Notes;

(2) if (a) all of the capital stock of, or other equity interests in, or all or substantially all of the assets of such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than us or any of our Domestic Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and we otherwise comply, to the extent applicable, with the covenants described below under the captions “— Limitation on Sales of Assets and Subsidiary Stock” and “Limitation on Merger, Sale or Consolidation”;

(3) if we designate such Guarantor as an Unrestricted Subsidiary; or

(4) upon our request if the fair market value of the assets of the applicable Guarantor (as determined in good faith by the Board of Directors of the Company), together with the fair market value of the assets of other Guarantors whose Note Guarantee was released in the same calendar year, do not exceed $2.0 million (subject to cumulative carryover for amounts not used in any prior calendar year).

      At our request, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligations under its Note Guarantee in connection with a permitted amendment. See “— Amendment, Supplement and Waiver.”

Security

      The exchange notes will be secured by a first-priority security interest (subject to Permitted Liens) on the Collateral that is equal and ratable with the first-priority security interest on the Collateral securing the Credit Agreement Obligations. The Collateral consists of 100% of the capital stock of, or other equity interests in, existing and future Domestic Subsidiaries and 65% of the capital stock of, or other equity interests in, existing and future first-tier Foreign Subsidiaries and substantially all of the other assets, in each case that are held by us or any of the Guarantors.

      If any Issuer or Guarantor creates any initial or additional Lien upon any property to secure (i) any Credit Agreement Obligations, (ii) so long as any Senior Secured Notes due 2008 are outstanding, the Senior Secured Notes due 2008, (iii) so long as any Senior Subordinated Notes are outstanding, the Senior Subordinated Notes or (iv) any other obligations (other than, in the case of clause (iv), Permitted Liens), it must concurrently grant a first-priority Lien that is equal and ratably with any other first-priority Liens upon such property as security for the exchange notes.

      The Issuers, the Guarantors and the Credit Agent have previously entered into one or more security agreements, pledge agreements, mortgages, deeds of trust and collateral assignments (collectively, the “Security Documents”) defining the terms of the security interests that secure the Credit Agreement Obligations. The Issuers, the Guarantors, the Credit Agent and the Trustee have entered into amendments to, or replacements or substitutes for, the Security Documents to define the terms of the security interests that secure the exchange notes and to provide that the Liens granted under the Security Documents secure the exchange notes and the Note Guarantees on a first-priority basis equally and ratably with the Credit Agreement Obligations. These security interests secure the payment and performance when due of all of the obligations of the Issuers and the Guarantors under the exchange notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. The Issuers and the Guarantors are required to use their commercially reasonable best efforts to complete any remaining filings and other similar actions required in connection with the perfection of such security interests as soon as reasonably practicable.

      The security interests securing the exchange notes will be equal in priority (subject to Permitted Liens) to any and all security interests at any time granted to secure Credit Agreement Obligations. Credit Agreement Obligations include the obligations under the Credit Agreement and obligations under any future Indebtedness of the Issuers and Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and is designated by us as first-priority Lien debt, as well as certain Hedging Obligations, Commodity Hedge Obligations and obligations in respect of cash management services.

      For purposes of the indenture governing the Senior Secured Notes due 2008, the exchange notes and the Note Guarantees will constitute a “First-Lien Credit Facility” (as defined in the indenture for the Senior Secured Notes due 2008) and any obligations in respect of the exchange notes and the Note Guarantees will constitute “Credit Agreement Obligations” (as defined in the indenture for the Senior Secured Notes due 2008). The relative rights of holders of the Senior Secured Notes due 2008 and the holders of Credit Agreement Obligations (as defined in the indenture for the Senior Secured Notes due 2008), including the exchange notes, are set forth in an Intercreditor Agreement (the “Intercreditor Agreement”) dated as of May 6, 2002 among JPMorgan Chase Bank, as credit agent, Wells Fargo Bank Minnesota, National Association, as trustee, and the Issuers.

      The Issuers, the Trustee and the Credit Agent entered into the Collateral Sharing Agreement on March 3, 2003. The Collateral Sharing Agreement provides for the sharing of the security interests in the Collateral granted pursuant to the Security Documents on an equal and ratable basis with holders of Credit

Agreement Obligations, the exercise of remedies under the Security Documents and related intercreditor issues. Pursuant to the terms of the Collateral Sharing Agreement, prior to the Discharge of Credit Agreement Obligations, the Credit Agent will determine the time and method by which the security interests in the Collateral will be enforced. Under the terms of the Collateral Sharing Agreement, so long as any Credit Agreement Obligations remain outstanding, the Credit Agent may enter into amendments to, or grant waivers or consents in respect of, the Security Documents, in each case that are not materially adverse to the holders of the exchange notes. So long as any Credit Agreement Obligations remain outstanding, the Trustee will not be permitted to enforce the security interests even if an Event of Default has occurred and the exchange notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the exchange notes or (b) as necessary to take any action not adverse to the liens securing the Credit Agreement Obligations in order to preserve or protect its rights in the liens securing the exchange notes or the Note Guarantees. Prior to the Discharge of Credit Agreement Obligations, in the event of any foreclosure on the Collateral, the Credit Agent and the Trustee in accordance with the provisions of the Collateral Sharing Agreement will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by either of them under the Security Documents for the ratable benefit of the holders of Credit Agreement Obligations and the holders of the exchange notes. After the Discharge of Credit Agreement Obligations, the Trustee in accordance with the provisions of the Indenture, the Security Documents and the Intercreditor Agreement, if the Senior Secured Notes due 2008 are still outstanding, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the benefit of the holders of the exchange notes. The Trustee shall distribute any such proceeds remaining after the payment in full in cash of the principal of and interest and premium, if any, on the exchange notes, including any additional notes, to the trustee under the indenture governing the Senior Secured Notes due 2008 in accordance with the Intercreditor Agreement. If, at any time following the Discharge of Credit Agreement Obligations, the Company or any Guarantor (1) incurs Indebtedness under any credit facility pursuant to clause (1) of paragraph (b) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness,” and (2) such Indebtedness constitutes Credit Agreement Obligations, the Trustee will enter into one or more amendments, supplements or replacements of the Security Documents and the Collateral Sharing Agreement establishing and setting forth the respective rights of the holders of such Credit Agreement Obligations and the holders of the exchange notes in respect of their shared first-priority security interest in the Collateral. Any such amendment, supplement or replacement of the Collateral Sharing Agreement shall include substantially the same terms as are set forth in the Collateral Sharing Agreement.

      Whether prior to or after the Discharge of Credit Agreement Obligations, we will be entitled to releases of assets included in the Collateral from the Liens securing the exchange notes under any one or more of the following circumstances:

(1)(a) if the aggregate principal amount of all Credit Agreement Obligations outstanding, after giving effect to such release and any transactions related thereto, is equal to or exceeds the aggregate principal amount of the exchange notes, including any additional notes, then outstanding, if all other Liens on that asset securing Credit Agreement Obligations (including all commitments thereunder) then secured by that asset are released, provided that the Senior Secured Notes due 2008 are not secured by a Lien on that asset; or (b) if the aggregate principal amount of all Credit Agreement Obligations outstanding is less than the aggregate principal amount of exchange notes, including any additional notes, then outstanding, if all other Liens on that asset securing Credit Agreement Obligations (including all commitments thereunder) then secured by that asset are released, provided that (i) the release is not made as direct or indirect consideration for any prior, concurrent or contemplated repayment, prepayment, refinancing or reduction in commitments under the Credit Agreement Obligations and (ii) the Senior Secured Notes due 2008 are not secured by a Lien on that asset;

(2) if such asset is sold, transferred, leased or otherwise disposed of in a transaction that is permitted or not prohibited by (a) the “asset sale” covenant of the Credit Agreement and (b) the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”;

(3) to enable us to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption “— Limitation on Sales of Assets and Subsidiary Stock”;

(4) if we provide substitute collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors;

(5) in respect of assets subject to a permitted purchase money lien;

(6) if all of the stock of any of our Subsidiaries that is pledged to the Trustee is released or if any Subsidiary that is a Guarantor is released from its Note Guarantee (in each case, in accordance with the provisions of the Indenture and the Security Documents), that Subsidiary’s assets will also be released;

(7) in respect of assets included in the Collateral with a fair value, as determined in good faith by the Board of Directors, of up to $2.0 million in any calendar year, subject to a cumulative carryover for any amount not used in any prior calendar year; or

(8) as described under “— Amendment, Supplement and Waiver” below.

      The security interests on all Collateral securing the Notes or the Note Guarantees also will be released upon (i) payment in full of the principal of, accrued and unpaid interest, including Additional Interest, if any, on the exchange notes and all other obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest, including Additional Interest, if any, are paid, (ii) a satisfaction and discharge of the Indenture and (iii) a Legal Defeasance or Covenant Defeasance as described below under the caption “— Legal Defeasance and Covenant Defeasance.”

Optional Redemption

      Except as set forth in the following paragraph and the following section, we may not redeem the exchange notes prior to March 15, 2007. On and after this date, we may redeem the exchange notes, in whole or in part, on one or more occasions, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Redemption
Year	Price

2007	106.0%
2008	103.0%
2009 and thereafter	100.0%

      On or prior to March 15, 2006, the Issuers also may (but shall not have the obligation to), on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the exchange notes (calculated giving effect to any issuance of additional notes) at a redemption price equal to 112.0% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds of one or more Equity Offerings by the Company; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the exchange notes (calculated giving effect to any issuance of additional notes) issued remains outstanding; and

(2) any such redemption by the Issuers must be made within 90 days of the date of the closing of the applicable Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Optional Redemption Upon Change of Control

      At any time on or prior to March 15, 2007, the exchange notes may also be redeemed as a whole at the option of the Issuers upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice but in no event more than 90 days after the occurrence of such Change of Control, mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the exchange notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, including Additional Interest, if any, to the date of the redemption (the “Change of Control Redemption Date”), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

      “Applicable Premium” means, with respect to the exchange notes at any Change of Control Redemption Date, the greater of:

(1) 1.0% of the principal amount of such notes; and

(2) the excess of

(A) the present value at such time of (i) the redemption price of such notes at March 15, 2007 (such redemption price being described under “— Optional Redemption”) plus (ii) all accrued and unpaid interest required to be paid on such notes from the date of redemption through March 15, 2007, computed using a discount rate equal to the Treasury Rate plus 0.5% per annum, over

(B) the principal amount of such notes.

      “Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15 (519) which has become publicly available at least two Business Days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Change of Control Redemption Date to March 15, 2007, provided, however, that if the period from the Change of Control Redemption Date to March 15, 2007, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that, if the period from the Change of Control Redemption Date to March 15, 2007 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

      If we redeem less than all of the exchange notes outstanding at any time, the Trustee will select the exchange notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no exchange note of $1,000 in original principal amount or less will be redeemed in part. We will mail notices of redemption by first class mail at least 30 but not more than 60 days before the applicable redemption date to each Holder of the exchange notes to be redeemed at such Holder’s registered address.

      If we redeem any exchange note in part only, the notice of redemption relating to such exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of such exchange notes or portions thereof, plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the applicable redemption date.

Certain Covenants

      The Indenture will contain covenants including, among others, the following:

Repurchase of Notes at the Option of the Holder Upon a Change of Control

      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to repurchase the exchange notes pursuant to this section in the event that they have exercised their right to redeem all the exchange notes as described under “— Optional Redemption”:

(1) (A) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company or SCI LLC, whether as a result of issuance of securities of the Company or SCI LLC, any merger, consolidation, liquidation or dissolution of the Company or SCI LLC, any direct or indirect transfer of securities by any Permitted Holder or otherwise, and (B) the Permitted Holders “beneficially own” (as defined in clause (A) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or SCI LLC, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or the similar governing body of SCI LLC, as the case may be;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or the similar governing body of SCI LLC, as the case may be (together with any new directors or members of such governing body, as the case may be, whose election by such board of directors of the Company or governing body of SCI LLC, as the case may be, or whose nomination for election by the shareholders of the Company or the members of SCI LLC, as the case may be, was approved by a vote of a majority of the directors of the Company or a majority of the members of the governing body of SCI LLC, as the case may be, then still in office who were either directors or members of such governing body, as the case may be, at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the board of directors of the Company or a majority of the members of the governing body of SCI LLC, as the case may be, then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company or SCI LLC (other than a plan with respect to SCI LLC adopted solely for the purpose of reorganizing SCI LLC as a corporation); or

(4) the merger or consolidation of the Company or SCI LLC with or into another Person or the merger of another Person with or into the Company or SCI LLC, or the sale of all or substantially all the assets of the Company or SCI LLC to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company or SCI LLC that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company or SCI LLC are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee or a Person controlling such surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee or a Person controlling such surviving Person or transferee.

      In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of the exchange notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, SCI LLC shall:

(1) repay in full all Bank Indebtedness; or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the exchange notes as provided for in the immediately following paragraph.

      Within 30 days following any Change of Control, the issuers shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable laws, rules and regulations) nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its exchange notes purchased.

      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

      The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture relating to Change of Control Offers, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

      The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that they would decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit rating. Restrictions on the ability of the Issuers to Incur additional Indebtedness are contained in the covenants described under “— Limitation on Incurrence of Additional Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together and then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

      The Credit Agreement restricts the Issuers from repurchasing any exchange notes and the Credit Agreement provides that certain asset sales and change of control events with respect to the Issuers would constitute a default thereunder. Any future Credit Facilities relating to Indebtedness to which the Company or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are effectively prohibited from purchasing exchange notes, the Issuers could seek the consent of their lenders to purchase the exchange notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, they will remain prohibited from purchasing exchange notes. In such case, such failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In addition, upon a Change of Control, the Issuers may be required to make change of control offers under the indenture governing the Senior Secured Notes due 2008 and the indenture governing the Senior Subordinated Notes which the Credit Agreement restricts. The Issuers’ failure to make or consummate a change of control offer or pay the change of control purchase price when due would be an event of default under that indenture and also would constitute a default under the Credit Agreement and the Indenture governing the exchange notes. See “Risk Factors — We may not be able to fulfill our repurchase obligations in the event of a change of control.”

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company or SCI LLC. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuers to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company or SCI LLC taken as a whole to another Person or group may be uncertain.

Limitation on Incurrence of Additional Indebtedness

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company, SCI LLC or any Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio would be greater than 2.25:1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and, to the extent specified, its Restricted Subsidiaries may Incur the following Indebtedness (collectively, the “Permitted Debt”):

(1) Bank Indebtedness of the Company, SCI LLC or any Guarantor, any Receivables Facility, any Indebtedness of the Company, SCI LLC or any Guarantor under First-Lien Credit Facilities and any additional exchange notes in an aggregate principal amount not to exceed $732.2 million less the lesser of (a) the sum of, without duplication, (x) the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness and (y) the aggregate net cash proceeds received by the Company from the issuance of the exchange notes (excluding any additional notes incurred pursuant to this clause (1) of this paragraph (b)) outstanding and (B) $332.2 million;

(2) Indebtedness in respect of a Receivables Facility in an aggregate principal amount not to exceed the lesser of (A) the amount of all prepayments of principal applied to permanently reduce Indebtedness under clause (1) of this paragraph (b) and (B) $100 million;

(3) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company, or SCI LLC is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes and (C) if a Guarantor is the obligor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Guarantor;

(4) Indebtedness represented by the Senior Secured Notes due 2008, the Guarantees of the Senior Secured Notes due 2008, the Senior Subordinated Notes, the Guarantees of the Senior Subordinated

Notes, the Junior Subordinated Note, the initial notes (not including any additional notes), the Note Guarantees, the exchange notes, Guarantees of the exchange notes and any replacement notes issued pursuant to the Indenture;

(5) Indebtedness outstanding on the Closing Date (other than the Indebtedness described in clause (2), (3) or (4) of this paragraph (b));

(6) Indebtedness consisting of Refinancing Indebtedness incurred in respect of any Indebtedness described in the foregoing paragraph (a) and in clauses (4), (5), (6), (7), (10) and (13) of this paragraph (b);

(7) Indebtedness consisting of Guarantees of (A) any Indebtedness permitted under paragraph (a), so long as the Person providing the Guarantee is a Guarantor or (B) any Indebtedness permitted under this paragraph (b);

(8) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of worker’s compensation claims, self-insurance obligations, performance bonds, bankers’ acceptances, letters of credit, surety, appeal or similar bonds and completion guarantees provided by the Company and the Restricted Subsidiaries in the ordinary course of their business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers’ compensation claims, or the Incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(9) Indebtedness under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business;

(10) Purchase Money Indebtedness, mortgage financings and Capitalized Lease Obligations, in each case Incurred by the Company, SCI LLC or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Permitted Business, and in an aggregate principal amount not in excess of $25.0 million at any one time outstanding;

(11) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));

(13) Indebtedness of the Company or any of its Restricted Subsidiaries that is Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $25.0 million; and

(14) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) of the Company or any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, shall not exceed $50.0 million, of which up to $25.0 million may be Incurred by Restricted Subsidiaries that are not Guarantors.

      (c) Notwithstanding the foregoing, neither the Company nor SCI LLC may Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness of such Person in reliance on clause (2) of paragraph (b) of the covenant described under “— Limitation on Restricted Payments” unless such Indebtedness will be subordinated to the exchange notes to at least the same extent as such Subordinated Indebtedness.

      (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

(1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

(4) the aggregate amount of any Indebtedness Guaranteed pursuant to clause (7) of paragraph (b) will be included in the calculation of Indebtedness but the corresponding amount of the Guarantee will not be so included.

      (e) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

      (f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, and (2) if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

      (g) The Company will not, and will not permit SCI LLC to, make any amendment to the Senior Secured Notes due 2008, the Senior Subordinated Notes or the Junior Subordinated Note which (1) makes either the Senior Subordinated Notes or the Junior Subordinated Note subordinated in right of payment to the exchange notes to a lesser extent than they were subordinated to the initial notes on the Closing Date or (2) results or could result in any cash payment of principal, premium or interest in respect of any of the Senior Secured Notes due 2008, the Senior Subordinated Notes or the Junior Subordinated Note becoming due at any time prior to the date such payment would have been required in accordance with the terms of each of the Senior Secured Notes due 2008, the Senior Subordinated Notes or the Junior Subordinated Note as in effect on the Closing Date.

Limitation on Liens

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by the Company or its Restricted Subsidiaries, except Permitted Liens.

      In addition, if any Issuer or Guarantor creates any initial or additional Lien upon any property to secure (i) any Credit Agreement Obligations (ii) so long as any Senior Secured Notes due 2008 are outstanding, the Senior Secured Notes due 2008, (iii) so long as any Senior Subordinated Notes are outstanding, the Senior Subordinated Notes or (iv) any other obligations (other than, in the case of clause (iv), Permitted Liens), it must concurrently grant a first-priority Lien that is equal and ratable with any other first-priority Lien upon such property as security for the exchange notes, as more fully described above in the second paragraph under the caption “— Security.”

Limitation on Restricted Payments

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, other than the making of a Permitted Investment;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Indebtedness or Senior Secured Notes due 2008 (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness or Senior Secured Notes due 2008 purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);

(4) make any Investment (other than a Permitted Investment) in any Person; or

(5) make or pay any interest or other distribution on the Junior Subordinated Note except interest or other distributions payable solely in Capital Stock (other than Disqualified Stock) or additional junior subordinated notes, (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment described in and not excluded from clauses (1) through (5) of this paragraph (a) being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum of (without duplication):

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) the aggregate Qualified Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries);

(iii) 100% of the aggregate Qualified Proceeds received by the Company from the issuance or sale of debt securities of the Company or Disqualified Stock of the Company that after the Closing Date have been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries (less the amount of any cash or the Fair Market Value of any property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); provided, however, that no amount will be included in this clause (iii) to the extent it is already included in Consolidated Net Income;

(iv) in the case of any Investment by the Company or any Restricted Subsidiary (other than any Permitted Investment) made after the Closing Date, the disposition of such Investment by, or repayment of such Investment to, the Company or a Restricted Subsidiary or the receipt by the Company or any Restricted Subsidiary of any dividends or distributions from such Investment, an aggregate amount equal to the lesser of (x) the aggregate amount of such Investment treated as a Restricted Payment pursuant to clause (4) above and (y) the aggregate amount in cash received by the Company or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution; provided, however, that no amount will be included in this clause (iv) to the extent it is already included in Consolidated Net Income;

(v) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person that was previously treated as a Restricted Payment pursuant to clause (4) above; provided, however, that such Person is engaged in a Permitted Business; and

(vi) the amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries and (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and treated as a Restricted Payment pursuant to clause (4) above.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries); provided, however, that:

(A) such Restricted Payment will be excluded from the calculation of the amount of Restricted Payments, and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Senior Secured Notes due 2008 or Subordinated Indebtedness of the Company or any Restricted Subsidiary, other than the Junior Subordinated Note, made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness that is permitted to be Incurred pursuant to clause (6) of paragraph (b) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded from the calculation of the amount of Restricted Payments;

(3) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or any Restricted Subsidiary that is permitted to be Incurred pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided, however, that such repurchase, redemption or other acquisition or retirement for value will be excluded from the calculation of the amount of Restricted Payments;

(4) any purchase or redemption of Senior Secured Notes due 2008 or Subordinated Indebtedness from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments;

(5) upon the occurrence of a Change of Control, any purchase of Senior Secured Notes due 2008 required pursuant to the terms thereof as a result of such Change of Control at a purchase price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that prior to or concurrently with consummating any such purchase, the Company has made the Change of Control Offer required by the Indenture and has purchased all notes validly tendered in such Change of Control Offer; and provided further, however, that such purchase will be included in the calculation of the amount of Restricted Payments;

(6) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the exchange notes pursuant to the covenant described under “— Repurchase of Notes at the Option of the Holder Upon a Change of Control” above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that (A) at the time of such purchase, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness” above after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption will be included in the calculation of the amount of Restricted Payments;

(7) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments (without duplication for declaration);

(8) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2.0 million in any calendar year; provided further, however, that such repurchases, redemptions and other acquisitions or retirements for value will be excluded from the calculation of the amount of Restricted Payments;

(9) the declaration and payment of any dividend (or the making of any similar distribution or redemption) to the holders of any class or series of Disqualified Stock of the Company, or SCI LLC or a Guarantor issued or Incurred after the Closing Date in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such declaration or payment; and provided further, that such payment will be excluded from the calculation of the amount of Restricted Payments;

(10) cash payments in lieu of fractional shares issuable as dividends on Preferred Stock of the Company or any of its Restricted Subsidiaries; provided that such cash payments shall not exceed $20,000 in the aggregate in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such cash payments; and provided further, that such cash payments will be excluded from the calculation of the amount of Restricted Payments;

(11) the optional redemption of up to 35% of the Senior Secured Notes due 2008 with the Net Cash Proceeds of one or more Equity Offerings by the Company provided that (a) such redemption is made at a redemption price of 112.0% and otherwise in compliance with indenture governing the Senior Secured Notes due 2008 and (b) prior to or concurrently with any such redemption, the Company has redeemed 35% of the original aggregate principal amount of the exchange notes (calculated giving effect to any issuance of additional notes) with the Net Cash Proceeds of such Equity Offerings at the price set forth in, and otherwise in compliance with, the second paragraph under “Optional Redemption”; provided, however, that (a) such Restricted Payment will be excluded from the calculation of the amount of Restricted Payments and (b) the Net Cash Proceeds applied to purchase Senior Secured Notes due 2008 in accordance with this clause (11) will be excluded from the calculation of the amounts under clause (C)(ii) of paragraph (a) above; or

(12) other Restricted Payments in an aggregate amount not to exceed $20.0 million.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries, except:

(A) any encumbrance or restriction pursuant to applicable law, regulation, order or an agreement in effect at or entered into on the Closing Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any agreement or amendment relating to such Refinancing are no less favorable to the Holders than the encumbrances and restrictions contained in the agreements relating to the Indebtedness so Refinanced;

(D) any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) that is contained in security agreements securing indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(G) agreements for the sale of assets containing customary restrictions with respect to such assets;

(H) restrictions relating to the common stock of Unrestricted Subsidiaries or Persons other than Subsidiaries;

(I) encumbrances or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(J) encumbrances or restrictions existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(K) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided that such restrictions apply only to such Receivables Facility.

Sale/Leaseback Transactions

      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale/Leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/Leaseback Transaction in compliance with the covenant described above under the caption “— Limitation on Incurrence of Additional Indebtedness”;

(2) the gross cash proceeds of the Sale/Leaseback Transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5.0 million as determined in good faith by the Board of Directors and set forth in the Officers’ Certificate delivered to the Trustee), of the property that is the subject of that Sale/Leaseback Transaction; and

(3) the transfer of assets in that Sale/Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described below under the caption “— Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Sales of Assets and Subsidiary Stock

      The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition; and

(2) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or other Qualified Proceeds (provided that the aggregate Fair Market Value of Qualified Proceeds (other than cash and Temporary Cash Investments) shall not exceed $10 million since the Closing Date).

      Within 365 days after the receipt of any Net Available Cash from such Asset Disposition, the Company or such Restricted Subsidiary may apply an amount equal to 100% of the Net Available Cash from such Asset Disposition

(A) to repay or cash collateralize any Credit Agreement Obligations or the exchange notes, to repay Indebtedness of the Company or any of its Restricted Subsidiaries secured by assets not in the Collateral, or to repay any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(B) to acquire all or substantially all of the assets of another Permitted Business;

(C) to make a capital expenditure; or

(D) to acquire other long-term assets that are used or useful in the Permitted Business;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      For the purposes of clause (2) above of this covenant only, the following are deemed to be cash:

•	the assumption of any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any Note Guarantee) pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability in connection with such Asset Disposition; and

•	any securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted within 90 days of receipt by the Company or such Restricted Subsidiary into cash.

      Pending the final application of any Net Available Cash, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.

      Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers will make an Asset Disposition Offer to all Holders of exchange notes and all holders of other Indebtedness that is pari passu in right of payment with the notes (other than the Senior Secured Notes due 2008) containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of principal amount plus accrued and unpaid interest, including Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis; provided, however, that the Issuers shall not be obligated to purchase notes in denominations other than integral multiples of $1,000 principal amount at maturity. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

      The Issuers will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Disposition provisions of the Indenture, the Issuers will comply in all material respects with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Disposition provisions of the Indenture by virtue of such conflict.

      The agreements governing the Issuers’ other Indebtedness (including the Credit Agreement) contain prohibitions of, and restrictions on, certain events, including events that would constitute an Asset Disposition and our ability to repurchase notes in an Asset Disposition Offer. In addition, the exercise by the Holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Disposition could cause a default under these other agreements. Finally, the Issuers’ ability to pay cash to the Holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors — We may not be able to fulfill our repurchase obligations in the event of a change of control.”

Limitation on Transactions with Affiliates

      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable (other than in immaterial respects) to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in comparable arm’s-length dealings with a Person who is not such an Affiliate,

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

(A) are set forth in writing, and

(B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

(3) that, in the event such Affiliate Transaction involves an amount in excess of $15.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

      (b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “— Limitation on Restricted Payments,”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

(3) the grant of stock options or similar rights to officers, employees, consultants and directors of the Company pursuant to plans approved by the Board of Directors and the payment of amounts or the issuance of securities pursuant thereto,

(4) loans or advances to employees in the ordinary course of business consistent with prudent business practice, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time,

(5) the payment of reasonable fees, compensation or employee benefit arrangements to and any indemnity provided for the benefit of directors, officers, consultants or employees of the Company or any Restricted Subsidiary in the ordinary course of business,

(6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

(7) the payment of management, consulting and advisory fees to TPG or its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in an amount not to exceed $2.0 million in any calendar year and any related out-of-pocket expenses,

(8) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture, and which are fair to the Company or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors or the senior management of the Company or its Restricted Subsidiaries, as applicable or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, or

(9) any transaction effected in connection with a Receivables Facility permitted under the covenant “— Limitations on Incurrence of Additional Indebtedness.”

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

      The Company will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

(1) to the Company or another Restricted Subsidiary;

(2) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Restricted Subsidiaries own any Capital Stock of such Restricted Subsidiary;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition;

(4) directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary; or

(5) in the case of a Restricted Subsidiary other than a wholly-owned Restricted Subsidiary, the issuance by that Restricted Subsidiary of Capital Stock on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority shareholders of the Restricted Subsidiary, on the other hand (or on less than a pro rata basis to any minority shareholder if the minority holder does not acquire its pro rata amount), so long as the Company or another Restricted Subsidiary owns and controls at least the same percentage of the Voting Stock of, and economic interest in, such Restricted Subsidiary as prior to such issuance.

      The cash proceeds of any sale of Capital Stock permitted under clauses (2) and (3) will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Lines of Business

      The Company will not, and will not permit any Restricted Subsidiary (other than a Receivables Subsidiary) to, engage in any business, other than a Permitted Business.

Limitation on Merger, Sale or Consolidation

      (a) The Company and SCI LLC each will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or, subject to the proviso below, a partnership or limited liability company, in each case organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company or SCI LLC, as the case may be) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company or SCI LLC, as the case may be, under the exchange notes and the Indenture; provided, however, that at all times, at least one Issuer must be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or SCI LLC, as the case may be, under the Indenture.

      (b) In addition, the Company will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1) in the case of any Guarantor that is a Domestic Subsidiary, the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that the foregoing shall not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a Subsidiary of the Company and the other terms of the Indenture, including the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock,” are complied with.

      (c) Notwithstanding the foregoing:

(1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or SCI LLC;

(2) the Company may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits;

(3) nothing herein shall limit any conveyance, transfer or lease of assets between or among any of the Company, SCI LLC and the note guarantors; and

(4) the foregoing clause (3) of paragraph (a) above will not prohibit (A) a merger between the Company and a Person that owns all of the Capital Stock of the Company created solely for the purpose of holding the Capital Stock of the Company or (B) a merger between SCI LLC and a Person that owns all of the Capital Stock of SCI LLC created solely for the purpose of holding the Capital Stock of SCI LLC; provided, however, that the other terms of paragraph (a) above are complied with.

Reports

      If at any time the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the Commission (or would be required to file with the Commission), copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act (collectively, the “Required Information”); provided, however, that if any of the Required Information is filed with the Commission, the Company shall only be required to provide the Trustee copies of such Required Information. In addition, the Company shall furnish to the Trustee, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) a default in any payment of interest on any exchange note or initial note or in any payment of Additional Interest with respect thereto, continued for 30 days;

(2) a default in the payment of principal of any exchange note or initial note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3) the failure by the Company, SCI LLC or any Guarantor to comply with its obligations under the covenant described under “— Limitation on Merger, Sale or Consolidation” above;

(4) the failure by the Company, SCI LLC or any Guarantor to comply for 30 days after notice with any of their obligations under the covenants described under “— Certain Covenants” above (in each case, other than a failure to purchase notes);

(5) the failure by the Company, SCI LLC or any Guarantor to comply for 60 days after notice with its other agreements contained in the notes, the Indenture, the Note Guarantees or the Security Documents (other than those referred to in clauses (1), (2), (3), and (4) of this paragraph);

(6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the notice specified in the Indenture;

(7) certain events of bankruptcy, insolvency or reorganization of the Company, SCI LLC or any other Significant Subsidiary (the “bankruptcy provisions”);

(8) with respect to any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent against the Company or any Restricted Subsidiary:

(A) the commencement of an enforcement proceeding thereon by any creditor if such judgment or decree is final and nonappealable and the failure by the Company or such Restricted Subsidiary, as applicable, to stay such proceeding within 10 days thereafter or

(B) the failure by the Company or such Restricted Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days following such judgment or decree without being paid, discharged, waived or stayed (the “judgment default provision”); and

(9) (a) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary or any Security Document or any security interest granted thereby shall be held in any judicial proceeding to be unenforceable or invalid, or shall cease for any reason to be in full force and effect and such default continues for 10 days after written notice, or (b) any Issuer or Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Significant Subsidiary, shall deny or disaffirm its obligations under any Note Guarantee or Security Document.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding notes notify the Issuers and the Trustee of the default and the Issuers or the relevant Guarantor, as applicable, do not cure such default within the time specified after receipt of such notice.

      The Holders of a majority in aggregate principal amount of the exchange notes and the initial notes taken together and then outstanding by notice to the Trustee may on behalf of the Holders of all of the exchange notes and the initial notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the exchange notes and the initial notes.

      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or SCI LLC) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding exchange notes and the initial notes taken together by notice to the issuers may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or SCI LLC occurs, the principal of and interest on all the exchange notes and the initial notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding exchange notes and the initial notes taken together may rescind any such acceleration with respect to the exchange notes and the initial notes and its consequences.

      In the event of a declaration of acceleration of the exchange notes and the initial notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the fifth preceding paragraph, the declaration of acceleration of the exchange notes and the initial notes shall be automatically annulled if the holders of any such Indebtedness have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such acceleration and if (1) the annulment of the acceleration of the exchange notes and the initial notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the exchange notes and the initial notes, have been cured or waived.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding exchange notes and the initial notes taken together have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5) the Holders of a majority in principal amount of the outstanding exchange notes and the initial notes taken together have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding exchange notes and the initial notes taken together will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any exchange note or initial note (including payments pursuant to the redemption provisions of such exchange note or initial note, as applicable), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or propose to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, stockholder, member or incorporator of the Company, SCI LLC or the Guarantors, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the exchange notes, the initial notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting an exchange note or an initial note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes and the initial notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

      The Issuers may at any time terminate all their obligations under the exchange notes and the Indenture (“Legal Defeasance”), except for certain obligations, including those respecting the Defeasance Trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the exchange notes. In addition, the Issuers may at any time terminate:

(1) their obligations under the covenants described under “— Certain Covenants,” and

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “— Events of Default and Remedies” above and the limitations contained in clause (3) under paragraph (a) of the covenant described under “— Limitation on Merger, Sale or Consolidation” above (“Covenant Defeasance”).

      In the event that the Issuers exercise their Legal Defeasance option or their Covenant Defeasance option, each Guarantor will be released from all of their obligations with respect to its Note Guarantee.

      The Issuers may exercise their Legal Defeasance option notwithstanding their prior exercise of their Covenant Defeasance option. If the Issuers exercise their Legal Defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their Covenant Defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4), (5) (other than with respect to transfer and exchange and similar obligations excepted from “Legal Defeasance”), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “— Events of Default and Remedies” above or because of the failure of the Company to comply with clause (3) under paragraph (a) of the covenant described under “— Limitation on Merger, Sale or Consolidation” above.

      In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “Defeasance Trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the exchange notes to redemption or maturity, as the case may be, including interest thereon to maturity or such redemption date and Additional Interest, if any, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of Legal Defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Amendment, Supplement and Waiver

      Subject to certain exceptions, the Indenture, the exchange notes, the initial notes, the Note Guarantees or the Security Documents may be amended with the written consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together and then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the exchange notes and the initial notes taken together and then outstanding. However, without the consent of each Holder of an outstanding exchange note and an outstanding initial note affected, no amendment may, among other things:

(1) reduce the amount of exchange notes and initial notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest or any Additional Interest on any exchange note,

(3) reduce the principal of or extend the Stated Maturity of any exchange note,

(4) reduce the premium payable upon the redemption of any exchange note or change the time at which any exchange note may be redeemed as described under “— Optional Redemption” above,

(5) make any exchange note payable in money other than that stated in the note,

(6) impair the right of any Holder to receive payment of principal of, and interest or any Additional Interest on, such Holder’s exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s exchange notes,

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, or

(8) modify the Note Guarantees in any manner adverse to the Holders.

      Without the consent of any Holder, the Company and Trustee may amend or supplement the Indenture, the exchange notes, the initial notes, the Note Guarantees or the Security Documents:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to provide for the assumption by a successor corporation of the obligations of either Issuer under the Indenture,

•	to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes; provided, however, that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f)(2)(B) of the Code,

•	to add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power conferred upon the Company,

•	to make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

•	to provide for the issuance of the Exchange Notes,

•	to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA, or

•	if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Security Documents.

      The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

      We will also be entitled to other releases of the Collateral or the Note Guarantees as described above under the captions “— Guarantees” and “— Security.” Under the terms of the Collateral Sharing Agreement, so long as any Credit Agreement Obligations remain outstanding, the Credit Agent may enter into amendments to, or grant waivers or consents in respect of, the Security Documents, in each case that are not materially adverse to the holders of the exchange notes and the initial notes. If we wish under other circumstances to obtain an amendment or waiver or seek a consent under any Security Document or Note Guarantee, we will be entitled to do so if we mail written notice of our request to the Trustee and the Holders of the exchange notes and the initial notes and if we do not receive written objections from Holders of at least 25% in principal amount of the exchange notes and the initial notes taken together within 20 Business Days after that mailing (provided, however, that, if prior to the Discharge of Credit Agreement Obligations, such amendment, waiver or consent is not inconsistent with the terms of the Collateral Sharing Agreement). If we receive such objections, then we will not be entitled to effect that amendment or waiver, and such consent will not be effective, unless we obtain the consent of the Holders of a majority in outstanding principal amount of the exchange notes and the initial notes taken together.

      After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the Trustee

      Wells Fargo Bank Minnesota, National Association, A National Banking Association is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that, if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

Governing Law

      The Indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “— Limitation on Transactions with Affiliates” and “— Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of shares representing more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Disposition” means any sale, lease (other than an operating lease), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) that have a Fair Market Value in excess of $5.0 million,

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A) disposition by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(B) an issuance of Capital Stock by a Subsidiary to the Company or to a Restricted Subsidiary;

(C) for purposes of the covenants described under “— Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments”;

(D) a disposition of assets with a Fair Market Value of less than $5.0 million;

(E) a Sale/Leaseback Transaction with respect to any assets within 90 days of the acquisition of such assets;

(F) a disposition of Temporary Cash Investments, the proceeds of which are used within five business days to make another Permitted Investment;

(G) a disposition of obsolete, uneconomical, negligible, worn out or surplus property or equipment in the ordinary course of business and the periodic clearance of aged inventory;

(H) any exchange of like-kind property of the type described in Section 1031 of the Code for use in a Permitted Business;

(I) the sale or disposition of any assets or property received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries of any secured Investment or any other transfer of title with respect to any secured Investment in default;

(J) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(K) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; and

(L) a sale of accounts receivable and related assets pursuant to a Receivables Facility.

      Notwithstanding the foregoing, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Certain Covenants — Repurchase of Notes at the Option of the Holder Upon a Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Limitation on Merger Sale or Consolidation” and not by the provisions of the covenant described under the caption “— Certain Covenants — Limitation of Sales of Assets and Subsidiary Stock.”

      “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may be, at the option of the lessor, extended).

      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the number of years obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the then outstanding sum of all such payments.

      “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or SCI LLC whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

      “Business Day” means each day which is not a Legal Holiday.

      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, partnership, membership or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock (but excluding any debt securities convertible into such equity) and any rights to purchase, warrants, options or similar interests with respect to the foregoing.

      “China JV” means the Company’s joint venture in Leshan, China.

      “Closing Date” means the date of the Indenture.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Collateral” means all property and assets of any Issuer or Guarantor with respect to which from time to time a Lien is granted as security for the notes or the Note Guarantees.

      “Collateral Sharing Agreement” means the Collateral Sharing Agreement dated as of March 3, 2003 among the Credit Agent, the Trustee and the Issuers, as such agreement may be amended, supplemented or replaced pursuant to the terms of the Indenture.

      “Commission” means the Securities and Exchange Commission.

      “Commodity Hedge Obligations” means with respect to any Person any commodity price protection agreement or other commodity price hedging arrangement or other similar agreement or arrangement as to which such Person is party.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to

(2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (in each case other than Indebtedness Incurred under any revolving credit facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, if such Indebtedness has been permanently repaid and has not been replaced, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness is permanently reduced, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned any interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations shall reflect any pro forma expense and cost reductions attributable to such acquisitions, to the extent such expense and cost reduction would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission.

      If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company or its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the imputed interest with respect to Attributable Debt;

(2) amortization of debt discount;

(3) amortization of debt issuance costs (other than any such costs associated with the Bank Indebtedness, the exchange notes, the Senior Secured Notes due 2008, the Senior Subordinated Notes or the Junior Subordinated Note);

(4) capitalized interest;

(5) noncash interest expense other than any noncash interest expense in connection with the Junior Subordinated Note;

(6) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(7) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

(8) net costs associated with Hedging Obligations (including amortization of fees) (other than any such costs associated with the Bank Indebtedness, the initial notes, the exchange notes, the Senior Secured Notes due 2008, the Subordinated Notes or the Junior Subordinated Note);

(9) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Restricted Subsidiaries of the Company, to the extent held by Persons other than the Company or another Restricted Subsidiary, other than accumulated but unpaid dividends on the TPG Preferred Stock;

(10) interest Incurred in connection with investments in discontinued operations; and

(11) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, in connection with a Receivables Facility) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets as contemplated by the definition of “Receivables Facility” shall be included in Consolidated Interest Expense.

      “Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, shall be excluded from such Consolidated Net Income, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from such Consolidated Net Income;

(3) any net income (or loss) of any Restricted Subsidiary, to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or is, directly or indirectly, restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders or other holders of its equity, shall be excluded from such Consolidated Net Income except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);

(5) any extraordinary gain or loss shall be excluded from such Consolidated Net Income;

(6) the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;

(7) gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded from such Consolidated Net Income;

(8) only for the purposes of the definition of EBITDA, one-time cash charges recorded in accordance with GAAP resulting from any merger, recapitalization or acquisition transaction shall be excluded from such Consolidated Net Income; and

(9) the amortization of any premiums, fees or expenses incurred in connection with the Refinancing shall be excluded from such Consolidated Net Income.

      “Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

      “Credit Agent” means JPMorgan Chase Bank, in its capacity as administrative and collateral agent for the lenders party to the Credit Agreement or any successor thereto, or any Person otherwise designated the “Credit Agent” pursuant to the Collateral Sharing Agreement.

      “Credit Agreement” means the credit agreement dated as of August 4, 1999, as amended and restated as of February 14, 2003, and as subsequently amended, among SCI LLC, the Company, the lenders and JPMorgan Chase Bank, as administrative agent, collateral agent and syndication agent, and Credit Lyonnais New York Branch, Credit Suisse First Boston and Lehman Commercial Paper Inc., as co-documentation agents, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (except to the extent that any such amendment, supplement, modification, extension, renewal, restatement or refunding would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of initial and exchange notes at the time outstanding) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

      “Credit Agreement Obligations” means (i) all Bank Indebtedness and all other Indebtedness outstanding under one or more of any other First-Lien Credit Facilities that constitutes Permitted Debt or is otherwise permitted under the covenant described in “— Limitation on Incurrence of Additional Indebtedness” and that is designated by the Issuers as “Credit Agreement Obligations” for purposes of the Indenture and is secured by a Permitted Lien described in clause (1) or clause (5) of the definition thereof, (ii) all other obligations (not constituting Indebtedness) of an Issuer or Guarantor under the Credit Agreement or any such other First-Lien Credit Facility and (iii) all other obligations of an Issuer or any Guarantor to a creditor under any First-Lien Credit Facilities in respect of Hedging Obligations, Commodity Hedge Obligations or cash management services that are designated by the Issuers to be “Credit Agreement Obligations” for purposes of the Indenture.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

      “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Discharge of Credit Agreement Obligations” means payment in full in cash of the principal of and interest and premium, if any, on all Indebtedness outstanding under the First-Lien Credit Facilities or, with respect to Hedging Obligations, Commodity Hedge Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Credit Facility, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full of any other Credit Agreement Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium, if any, are paid.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of clauses (1), (2) and (3), on or prior to 90 days after the Stated Maturity of the notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the notes shall be deemed Disqualified Stock; provided further, however, that (x) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 90 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “— Repurchase of Notes at the Option of the Holder Upon a Change of Control” and “— Limitation on Sale of Assets and Subsidiary Stock”, (y) a class of Capital Stock shall not be Disqualified Stock hereunder solely as a result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described above under “— Limitation on Restricted Payments” and (z) Capital Stock issued to any plan for the benefit of employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

      “EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) provision for taxes based on income or profits of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense (including amortization of goodwill and other intangibles) of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(5) all other noncash expenses or losses of the Company and its Consolidated Restricted Subsidiaries for such period (including, but not limited to, such expenses or losses in connection with restructuring activities, whether incurred before or after the Closing Date), determined on a consolidated basis in accordance with GAAP (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period);

(6) any non-recurring fees, expenses or charges realized by the Company and its Restricted Subsidiaries for such period related to (i) any offering of Capital Stock or Incurrence of Indebtedness permitted to be Incurred under the Indenture, or (ii) during the first six months of 2002, the Profitability Enhancement Program, provided the fees, expenses and charges referred to in this clause (ii) shall not exceed $20.0 million in the first six months of 2002; and

(7) noncash dividends on the TPG Preferred Stock;

and minus all noncash items increasing Consolidated Net Income of such Person for such Period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

      Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or similarly distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained) or is not, directly or indirectly, restricted by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders or other holders of its equity.

      “Equity Offering” means a primary offering of common stock of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8.

      “Exchange Act” means the Securities Exchange Act of 1934.

      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Indenture, Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

      “First-Lien Credit Facilities” means (x) the Credit Facilities provided pursuant to the Credit Agreement and (y) any other Credit Facility that, in the case of both clauses (x) and (y), is secured by a Permitted Lien described in clause (1) of the definition thereof and, except for the Credit Facilities provided pursuant to the existing senior bank facilities, is designated by the Issuers as a “First-Lien Credit Facility” for the purposes of the Indenture.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entities as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

      All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” means the Person in whose name a note is registered on the Registrar’s books.

      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing immediately after the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication) the following items if and to the extent that any of them (other than items specified under clauses (3), (8), (9) and (10) below) would appear as a liability or, in the case of clause (6) only, Preferred Stock on the balance sheet of such Person, prepared in accordance with GAAP on such date:

(1) the principal amount of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal amount of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto but excluding obligations in respect of letters of credit issued in respect of Trade Payables);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person;

(9) all obligations of such Person in respect of a Receivables Facility; and

(10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above, at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount of such Indebtedness less the remaining unaccreted portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

      “Intercreditor Agreement” means that certain intercreditor agreement, dated as of May 6, 2002, by and among the Issuers, JPMorgan Chase Bank, as credit agent, and Wells Fargo Bank Minnesota, National Association, as trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement but excluding commission, travel and similar advances to officers, consultants and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

      For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Limitation on Restricted Payments”;

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

      “Junior Subordinated Note” means the 10% junior subordinated note due 2011 issued by SCI LLC on August 4, 1999.

      “Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Motorola” means Motorola, Inc., a Delaware corporation.

      “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all direct costs relating to such Asset Disposition, including all legal, title, accounting and investment banking fees, and recording tax expenses, sales and other commissions and other fees and relocation expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP;

(2) all payments made on any Indebtedness that (x) is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or (y) must, by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Note Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

      “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of SCI LLC and of a Guarantor has a correlative meaning.

      “Officers’ Certificate” means a certificate signed by two Officers of each Person issuing such certificate. For the avoidance of doubt, any Officers’ Certificate to be delivered by the Issuers pursuant to the Indenture shall be signed by two Officers of each Issuer.

      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, SCI LLC, a Guarantor or the Trustee.

      “Permitted Business” means any business engaged in by the Issuers or any Restricted Subsidiary on the Closing Date and any Related Business.

      “Permitted Holders” means TPG Partners II, L.P and its Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company’s or SCI LLC’s Capital Stock.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary:

(1) in the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

(2) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Permitted Business;

(3) in Temporary Cash Investments;

(4) in receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) in loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $5.0 million in the aggregate outstanding at any one time;

(7) in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) in any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock” or a transaction not constituting an Asset Disposition by reason of the $1.0 million threshold contained in the definition thereof;

(9) that constitutes a Hedging Obligation or commodity hedging arrangement entered into for bona fide hedging purposes of the Company in the ordinary course of business and otherwise in accordance with the Indenture;

(10) in securities of any trade creditor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

(11) acquired as a result of a foreclosure by the Company or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12) existing as of the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Closing Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Closing Date, of the original Investment so extended, modified or renewed);

(13) consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and otherwise in accordance with the Indenture;

(14) in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant “— Limitation on Incurrence of Additional Indebtedness”; provided that, in the good faith determination of the Board of Directors, such Investment is necessary or advisable to effect such Receivables Facility;

(15) consisting of intercompany Indebtedness permitted under the covenant “— Limitation on Incurrence of Additional Indebtedness”;

(16) the consideration for which consists solely of shares of common stock of the Company; and

(17) so long as no Default shall have occurred and be continuing (or result therefrom), in any Person engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding (and measured on the date made and without giving effect to subsequent changes in value), not to exceed $15.0 million.

      “Permitted Liens” means any of the following Liens:

(1) Liens upon any property of any Issuer or Restricted Subsidiary securing any Indebtedness permitted to be incurred under clause (1) or (14) of paragraph (b) of the covenant set forth above under the caption “— Limitation on Incurrence of Additional Indebtedness” and all other obligations of any Issuer or Restricted Subsidiary in respect of such Indebtedness not constituting Indebtedness;

(2) Liens securing the notes and the Note Guarantees (including any additional notes);

(3) Liens in favor of the Company or any Restricted Subsidiary;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by the Company or the Restricted Subsidiary;

(5) Liens to secure Indebtedness existing at the time of a consolidation or merger of another Person with or into the Company; provided that (a) such consolidation or merger is permitted by the covenant described under “— Limitation on Merger, Sale or Consolidation,” (b) such Indebtedness is not Incurred in connection with or in contemplation of such consolidation or merger, (c) the granting of such Liens is required by the terms of such Indebtedness as a result of such consolidation or merger and (d) such other Person is not an Affiliate of the Company;

(6) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

(7) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (10) of paragraph (b) of the covenant set forth above under the caption “— Limitation on Incurrence of Additional Indebtedness” covering only the assets acquired with such Indebtedness or additions or improvements to such assets;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens incurred in the ordinary course of business including, without limitation, judgment and attachment liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed in the aggregate $25.0 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business, not evidenced by a note and not past due);

(10) Liens in favor of the Trustee;

(11) Liens incurred in connection with Refinancing Indebtedness, but only if such Liens extend to no more assets than the Liens securing the Indebtedness being refinanced;

(12) Liens securing Hedging Obligations;

(13) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like Liens (including contractual landlords liens) arising in the ordinary course of business and with respect to amounts not yet delinquent by more than 30 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(14) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(15) Liens to secure Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary, provided that such Indebtedness is used by such Restricted Subsidiary to finance operations of such Foreign Subsidiary outside the United States;

(16) easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(17) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and the property relating to such letters of credit and products and proceeds thereof;

(19) any interest or title of a lessor in the property subject to any lease or arising from filing UCC financing statements regarding leases;

(20) judgment Liens in respect of judgments that do not constitute an Event of Default;

(21) Liens existing on the date hereof;

(22) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligation of a like nature incurred in the ordinary course of business;

(23) Liens securing obligations in respect of cash management services;

(24) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(26) leases or subleases granted to other Persons and not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(27) Liens in connection with a Receivables Facility incurred in compliance with clause (b)(1) or (b)(2) of the covenant under the caption “Limitation on Incurrence of Additional Indebtedness”;

(28) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights;

(29) Liens on the assets of the China JV securing Indebtedness incurred in compliance with the covenant under the caption “Limitation on Incurrence of Additional Indebtedness.”

(30) Liens securing the Senior Secured Notes due 2008 and the Guarantees in respect thereof; provided that such Liens are junior to the Liens securing the notes and the Note Guarantees; and

(31) Liens that secure Indebtedness permitted to be Incurred pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness”, provided that (a) the grantor has granted or concurrently grants a first-priority Lien upon the property subject to such Lien as security for the notes and the Note Guarantees and (b) the Liens in respect of such Indebtedness are junior to the Liens securing the notes and the Note Guarantees.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “Profitability Enhancement Programs” means the profitability enhancement programs described in the offering memorandum and the prospectus relating to the notes.

      “Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of all or a portion of such asset, including additions and improvements;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset or the relevant addition or improvement.

      “Qualified Proceeds” means any of the following or any combination of the following: (1) cash, (2) Temporary Cash Investments, (3) the Fair Market Value of assets that are used or useful in the Permitted Business and (4) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary.

      “Receivables Facility” means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary pursuant to arrangements customary in the industry.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” shall have a correlative meaning.

      “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the

Company or any Restricted Subsidiary (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced,

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced, and

(5) if the Indebtedness (other than any Indebtedness permitted to be incurred under clause (1) or clause (14) of paragraph (b) of the covenant set forth above under the caption “— Limitation on Incurrence of Additional Indebtedness”) being Refinanced is secured with Liens junior to the Liens securing the notes and the Note Guarantees, any Liens securing such Refinancing Indebtedness are junior to the Liens securing the notes and the Note Guarantees;

provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Related Business” means any business related, ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

      “Representative” means the trustee, agent or representative (if any) for an issue of senior Indebtedness.

      “Restricted Subsidiary” means any Subsidiary of the Company (including without limitation SCI LLC) other than an Unrestricted Subsidiary.

      “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

      “Security Documents” means (a) the Security Agreement, the Pledge Agreement, the Collateral Assignment, the Mortgages and any other document or instrument pursuant to which a Lien is granted by any Issuer or any Guarantor to secure any obligations or under which rights or remedies with respect to such Lien are governed, as such agreements may be amended, modified or supplemented from time to time and (b) substantially identical agreements entered into hereafter pursuant to the Indenture. Prior to the Discharge of the Credit Agreement Obligations, the “Security Documents” will mean the Security Documents among the Issuers, the Guarantors and the Collateral Agent, as such agreements may be amended, modified or supplemented from time to time in accordance with their terms and the Collateral Sharing Agreement.

      “Senior Secured Notes due 2008” means the $300.0 million aggregate principal amount of 12.0% senior secured notes due 2008 issued by the Company and SCI LLC on May 6, 2002 and the exchange notes issued or to be issued in exchange therefor.

      “Senior Subordinated Indebtedness” of either of the Issuers means the Senior Subordinated Notes and any other Indebtedness of either of the Issuers (whether outstanding on the Closing Date or thereafter incurred) that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of either of the Issuers which is not senior Indebtedness. “Senior Subordinated Indebtedness” of a Guarantor has a correlative meaning.

      “Senior Subordinated Notes” means the 12% senior subordinated notes due 2009 issued by the Company and SCI LLC on July 28, 1999 and the exchange notes issued in exchange therefor.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

      “Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. “Subordinated Indebtedness” of SCI LLC or a Guarantor has a correlative meaning.

      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      Notwithstanding the foregoing, with respect to the Company, the term “Subsidiary” also shall include the following Persons: Tesla Sezam, a.s., Terosil, a.s. and Leshan-Phoenix Semiconductor Co. Ltd, so long as the Company directly or indirectly owns more than 50% of the Voting Stock or economic interests of such Person.

      “Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing not more than one year from the date of acquisition thereof, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with a bank or trust company that is organized under the laws of the United States of America, any state thereof (including any foreign branch of any of the foregoing) or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above or clause (5) below entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America having at the time as of which any investment therein is made one of the two highest ratings obtainable from either Moody’s Investors Service, Inc. (“Moody’s”) or Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”);

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any foreign government or any state, commonwealth or territory or by any political subdivision or taxing authority thereof, and, in each case, having one of the two highest ratings obtainable from either S&P or Moody’s; and

(6) investments in funds investing exclusively in investments of the types described in clauses (1) and (5) above.

      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the Closing Date.

      “TPG Preferred Stock” means the preferred stock issued on September 7, 2001, and any additional shares of such series issued thereafter.

      “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

      “Trust Officer” means any vice president, assistant vice president or trust officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “— Limitation on Restricted Payments.”

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness” and

(y) no Default shall have occurred and be continuing.

      Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled at the time to vote in the election of directors, managers or trustees thereof.

      “Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Book-Entry, Delivery and Form

      The exchange notes are being offered in exchange for the initial notes. Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The exchange notes will be issued only after the acceptance of the initial notes.

      The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as the custodian for the Depositary Trust Company (“DTC”) in New York, New York and registered in the name of DTC, or its nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. Except as set forth below, the Global Note may be transferred in whole and not in part, only to DTC or other nominees of DTC. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the notes in certificated form.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

      DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Issuers that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank, S.A,/N.V, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the relevant Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions.”

Same Day Settlement and Payment

      The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are beneficial owners of the notes and who hold such notes as capital assets (“Holders”). This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the notes by any particular investor and does not address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenues Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

      Prospective purchasers of the notes are urged to consult their tax advisors concerning the United States federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

      For purposes of the discussion below, a “U.S. Holder” is a Holder that is a citizen or individual resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the notes.

U.S. Federal Income Taxation of U.S. Holders

      The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder.

      Exchange Offer. The exchange of initial notes for exchange notes pursuant to the exchange offer contemplated herein will not constitute a taxable event for U.S. federal income tax purposes. As a result, a U.S. Holder that exchanges its initial note for exchange note pursuant to the exchange offer will not recognize gain or loss on the exchange. A tendering U.S. Holder’s tax basis in the exchange notes will be the same as such U.S. Holder’s adjusted tax basis in the initial notes for which they are exchanged. A tendering U.S. Holder’s holding period for the exchange notes received pursuant to the exchange offer will include its holding period for the initial notes surrendered therefor.

      Interest and Original Issue Discount. Payments of stated interest on a note will generally be includible in the income of a U.S. Holder as ordinary income at the time that such payments are accrued or are received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

      The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes in an amount equal to the excess of the “stated redemption price at maturity” of the notes over their “issue price”. For this purpose, the “stated redemption price at maturity” of the notes is their stated principal amount and the “issue price” of the notes is the first price at which a substantial amount of the notes are sold to the public (not including sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). A U.S. Holder will be required to include OID in ordinary gross income as it accrues in advance of the receipt of cash or other payment attributable to such income, regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

      In general, a U.S. Holder, whether such U.S. Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of any “daily portions” of OID on the notes for all days during the taxable year that such U.S. Holder owns the notes. The daily portions of OID on a note will be determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of the notes, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a note allocable to each accrual period will be determined by:

•	multiplying the “adjusted issue price” (as defined below) of the note at the beginning of the accrual period by the “yield to maturity” (as defined below) of such note, and

•	subtracting from that product the amount of stated interest payable on the note that is allocable to that accrual period.

      The “adjusted issue price” of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID, if any, allocable to all prior accrual periods. The “yield to maturity” of a note will be the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value of all payments on the note to equal the issue price of such note.

      Disposition of Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition by such U.S. Holder (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as such) and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the U.S. Holder’s original purchase price for the note, increased by any OID and market discount (as described below) previously included in income with respect to such note by such U.S. Holder and reduced by any amortized premium (as described below) and any principal payments received by such U.S. Holder with respect to the note.

      Except as discussed below with respect to market discount, gain or loss recognized on the disposition of a note generally will be capital gain or loss (and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year). The distinction between capital gain or loss and ordinary income or loss is potentially significant because limitations apply to a U.S. Holder’s ability to offset capital losses against ordinary income and because capital gain recognized by U.S. Holders that are individuals with respect to a note held for more than one year generally will be subject to a lower maximum rate of taxation.

      Premium and Market Discount. A U.S. Holder of a note that purchases the note at a cost greater than its adjusted issue price but equal to or less than its stated principal amount will be considered to have purchased the notes at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that a U.S. Holder must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

      A U.S. Holder of a note that purchases the note at a cost greater than its stated principal amount will be considered to have purchased the note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (“IRS”). A U.S. Holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. Holder’s tax basis when the note matures or is disposed of by the U.S. Holder. Therefore, a U.S. Holder that does not elect to amortize such premium and that holds the note to maturity generally will be required to treat the premium as capital loss when the note matures.

      If a U.S. Holder of a note purchases the note at a price that is lower than its adjusted issue price, by at least 0.25% of its stated principal amount multiplied by the number of remaining whole years to maturity, the note will be considered to have “market discount” in the hands of such U.S. Holder. In such case, gain realized by the U.S. Holder on the disposition of the note generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such U.S. Holder. In addition, the U.S. Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note. In general terms, market discount on a note will be treated as accruing ratably over the term of such note, or, at the election of the holder, under a constant yield method.

      A U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a note as ordinary income. If a U.S. Holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

      Exchange Offer. The exchange of initial notes for exchange notes pursuant to the exchange offer contemplated herein will not constitute a taxable event for U.S. federal income tax purposes.

      Interest and Original Issue Discount. In general, and subject to the discussion of backup withholding below, the payment of principal and interest on the notes by us or any of our agents (including OID accrued on the notes) to a holder of the notes that is, with respect to the United States, a foreign corporation or non-resident alien individual (a “Non-U.S. Holder”) will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest and accrued OID, (i) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements by completing a Form W-8BEN, or otherwise satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder.

      Subject to the discussion of withholding tax above and the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to payments of interest and accrual of OID on the notes unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

      Gain or Loss on Disposition. In general, a non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, maturity or redemption of a note unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States.

Information Reporting and Backup Withholding

      Payments on the notes and proceeds of a sale of notes that are paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Any amounts so withheld from distributions on the notes generally would be refunded by the IRS or allowed as a credit against the holder’s federal income tax, provided the investor makes a timely filing of an appropriate tax return or refund claim. Non-U.S. Holders generally are not subject to U.S. information reporting requirements or U.S. backup withholding. However, a non-U.S. Holder may be required to certify as to its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Bank Facilities

      We entered into the credit agreement governing our senior bank facilities on August 4, 1999 in connection with our recapitalization, and we amended and restated the credit agreement on April 3, 2000 in connection with our acquisition of Cherry Semiconductor. We further amended the amended and restated credit agreement on April 26, 2000, July 26, 2000, October 20, 2000, August 13, 2001, May 6, 2002 and February 3, 2003. In connection with the offering and sale of the notes, we will enter into a further amendment to the credit agreement with certain of the lenders thereunder, as described below. We will also enter into an intercreditor agreement with such lenders and the trustee under the notes.

      The obligations of Semiconductor Components Industries, LLC, as borrower, under the credit agreement are unconditionally and irrevocably guaranteed by ON Semiconductor Corporation and each of its existing and subsequently acquired or organized domestic subsidiaries (other than Semiconductor Components Industries, LLC). The loans and guarantees under our senior bank facilities are secured on a first-priority basis by the capital stock or other equity interests of domestic subsidiaries of ON Semiconductor Corporation, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or by any of the guarantors.

      The credit agreement contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, pay certain restricted payments and dividends, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, make capital expenditures, enter into sale and leaseback transactions, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, we are required to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, minimum levels of cash and EBITDA and limits on capital expenditures. The credit agreement also contains customary events of default.

      We have amended our senior bank facilities, effective upon completion of the initial note offering, to:

•	permit the issuance of the initial notes and the first-priority liens securing the exchange notes and the initial notes,

•	permit us to retain $25.0 million of the net proceeds of the offering; we repaid $25.0 million of borrowings under our revolving bank facility and permanently reduced the commitments thereunder by such amount,

•	eliminate the existing minimum interest expense coverage ratio and maximum leverage ratio requirements,

•	provide for a minimum EBITDA maintenance requirement of $140.0 million for any four consecutive fiscal quarters until the final maturity of the senior credit facilities,

•	amend the covenant limiting capital expenditures to provide for:

•	a maximum capital expenditure requirement for each fiscal year after 2003 of $100.0 million,

•	an increase in the permitted capital expenditure for each fiscal year after 2003 equal to 50% of the amount, if any, by which EBITDA in the prior fiscal year exceeds $200.0 million and

•	an increase in permitted capital expenditures in any measurement period, equal to the amount, if any, of capital expenditures that were permitted to be made in the prior measurement period but were not made (less an amount equal to the unused amount, if any, carried over to such prior measurement period), provided that any such increase may not exceed 50% of the amount of capital expenditures permitted to be made in such prior measurement period,

•	effect the conversion of $62.5 million of the outstanding revolving loans into a new tranche R or term loan that matures on the date the revolving credit facility matures, does not amortize prior to maturity, bears the same interest rate and will not share in any prepayment (including from the proceeds of this offering) of the other term loans and

•	permit the redemption of up to 35% of the notes out of the net proceeds of equity offerings.

      Borrowings and other obligations under the senior bank facilities are guaranteed by our domestic subsidiaries and secured by a first-priority lien on the capital stock or other equity interests of domestic subsidiaries, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors. As further described under “Description of Notes — Security,” the initial notes have, and the exchange notes will also have, a first-priority lien on such collateral.

      The credit agreement, as revised, provides for the following, as of April 4, 2003:

•	a $62.5 million senior secured revolving credit facility that will mature on the earlier of August 4, 2005 and the final repayment in full of the loans under the tranche A term loan facility, of which $37.5 was outstanding and $8.6 million was available for borrowing;

•	a senior secured tranche R term loan facility that matures upon the maturity of the revolving credit facility, of which $62.5 million was outstanding;

•	a senior secured tranche A term loan facility that matures on August 4, 2005, of which $4.8 million was outstanding;

•	a senior secured tranche B term loan facility that matures on August 4, 2006, of which $153.1 million was outstanding;

•	a senior secured tranche C term loan facility that matures on August 4, 2007, of which $164.9 million was outstanding; and

•	a senior secured tranche D term loan facility that matures on August 4, 2007, of which $97.9 million was outstanding.

      Loans under the senior bank facilities are subject to mandatory prepayment with, in general the proceeds of non-ordinary course assets sales, a specified percentage of the Excess Cash Flow (as defined in the credit agreement) and the proceeds from the issuance of debt obligations other than debt obligations permitted under the credit agreement.

      As discussed in Note 9 “Long-Term Debt” to the notes to the consolidated financial statements, included elsewhere in this prospectus, we were not in compliance with certain of the covenants contained in the agreement relating to our senior bank facilities. As of August 13, 2001, we received a waiver in respect of such noncompliance at June 29, 2001 and in respect of any future noncompliance with such covenants through December 31, 2002. In connection with such waiver, we amended our senior bank facilities. The key terms of this amendment, which are set forth below, will be further modified in certain respects by the amendment to the credit agreement described below, which became effective upon the completion of the sale of the initial notes:

•	Minimum interest expense coverage ratio requirements for periods between January 1, 2003 through December 31, 2005 were reduced, maximum leverage ratio requirements for periods after January 1, 2003 were increased, maximum capital expenditure limits were reduced and covenants requiring the maintenance of a minimum cash balance until certain financial ratios are achieved and minimum EBITDA levels through December 31, 2002 were added.

•	We were required to obtain $100.0 million through an equity investment from an affiliate of Texas Pacific Group. As described in Note 11 “Redeemable Preferred Stock” of the notes to the consolidated financial statements elsewhere in this prospectus, we issued 10,000 shares of Series A Cumulative

Convertible Redeemable Preferred Stock to an affiliate of Texas Pacific Group on September 7, 2001 resulting in net proceeds to us of $99.2 million.

•	The interest rate spread on outstanding borrowings increased to 3.0% with respect to alternate base rate loans and 4.0% with respect to Eurodollar loans. Payment of such interest is required on a monthly basis. Additionally, a supplemental interest charge of 2.0% accrued through September 30, 2001, increasing to 3.0% for the period October 1, 2001 through May 5, 2002 and decreasing to 1.0% for the period May 6, 2002 through June 30, 2003. Fifty percent of such supplemental interest must be paid by March 31, 2003 with the balance due by June 30, 2003. The total amount of such supplemental interest was approximately $27 million as of March 31, 2003.

•	Certain mandatory prepayment provisions contained in the original agreement were revised.

•	Texas Pacific Group agreed that all management fees payable by us to TPG or its affiliates would accrue and not be payable in cash until our quarterly annual statements establish compliance with certain ratios. However, TPG subsequently agreed that such fees would not accrue during this period.

      As of May 6, 2002, our senior bank facilities were amended to permit the issuance of our second lien senior secured notes due 2008 and to permit the second priority liens securing such notes and to provide that:

•	the minimum interest expense coverage ratio and maximum leverage ratio requirements do not apply until periods beginning after December 31, 2003;

•	minimum EBITDA levels apply until December 31, 2003 and minimum cash levels apply until certain minimum interest coverage ratio and maximum leverage ratio requirements are met;

•	from January 1, 2004 to June 30, 2006, the minimum required interest expense coverage ratio decrease and the maximum permitted leverage ratio increase, in each case as compared to the ratios required under the credit agreement prior to the amendment;

•	sales of plant, property and equipment in connection with specified restructuring activities are permitted; and

•	borrowings of up to $100 million by or for the benefit of our joint venture in Leshan, China are permitted, so long as the proceeds thereof are used to prepay loans under our senior bank facilities.

      We were in compliance with the revised covenants outlined above as of December 31, 2002. We believe that, pursuant to our current business plans, we will be able to maintain such compliance. For additional information concerning our senior bank facilities and the security supporting those senior bank facilities, see Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements included elsewhere in this prospectus.

      Borrowings and other obligations under the senior bank facilities are guaranteed by our domestic subsidiaries and secured by a first-priority lien on the capital stock or other equity interests of domestic subsidiaries, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors.

      As of April 4, 2003, the senior secured term loan facilities amortize on a quarterly basis in the annual amounts set forth below:

Calendar Year	Tranche R	Tranche A	Tranche B	Tranche C	Tranche D

	(dollars in millions)
2002	$—	$—	$—	$—	$—
2003	—	0.2	—	—	—
2004	—	2.8	—	—	—
2005	62.5	1.8	50.8	—	—
2006	—	—	102.3	55.9	33.2
2007	—	—	—	109.0	64.7

Total	$62.5	$4.8	$153.1	$164.9	$97.9

      The credit agreement provides that voluntary prepayments be allocated on a pro rata basis among the four tranches, subject to the rights of tranche B, tranche C and tranche D lenders to decline any such prepayment and cause it to be applied to prepay tranche A loans to the extent they are outstanding. The information in the table above assumes that none of the tranche B, tranche C and tranche D lenders will exercise this right. As described above, we have agreed with our lenders to convert a portion of the outstanding loans under the revolving credit facility into a new tranche of term loans that will not share in any prepayment with the other term loans.

      The credit agreement also provides that prepayments that are applied to a particular tranche will be applied to reduce scheduled repayments in reverse chronological order; however, as described above, we have agreed with our lenders that the proceeds of the initial offering will be applied to a particular tranche to reduce scheduled repayments in chronological order, which is reflected in the table above.

Second Lien Senior Secured Notes due 2008

      On May 6, 2002 we issued $300 million aggregate principal amount of Senior Secured Notes due 2008 that bear interest at a rate of 12% per annum, payable semi-annually in cash. Commencing February 6, 2003, these notes began accruing interest at a rate of 13% per annum. This increased rate will remain in effect until we have issued common stock or certain convertible preferred stock to financial sponsors generating at least $100 million in gross cash proceeds to prepay indebtedness under our senior bank facilities or under any other senior credit facility secured by a first-priority lien and have permanently reduced the related loan commitments equal to the amount prepaid, unless such stock issuance and repayment occurs after August 6, 2003, in which case such increase in interest will remain effective. The obligations thereunder are guaranteed by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC). These notes and the guarantees are secured on a second-priority basis by the capital stock or other equity interests of domestic subsidiaries, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors, but only to the extent that obligations under our senior bank facilities are secured by a first-priority lien thereon. The lenders under our senior bank facilities and certain other indebtedness benefit from first-priority liens on the collateral. These notes will mature on May 15, 2008. We may redeem some or all of these notes due 2008 at any time on or after May 15, 2006 and, if we experience a change of control, we must offer to purchase such notes. These notes and the guarantees rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of our subsidiaries that have not guaranteed such notes. The indenture governing these notes contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, pay certain restricted payments and dividends, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions or engage in certain transactions with subsidiaries and affiliates. The indenture also contains customary events of default.

Senior Subordinated Notes due 2009

      In connection with our recapitalization, we issued $400 million aggregate principal amount of senior subordinated notes that bear interest at a rate of 12% per annum, payable semi-annually in cash. The senior subordinated notes due 2009 are unsecured and the obligations thereunder are guaranteed by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC). These notes will mature on August 1, 2009. We may redeem some or all of these notes at any time on or after August 1, 2004 and, if we experience a change of control, we must offer to purchase such notes. These notes rank subordinated in right of payment to the loans under our senior bank facilities and senior to our junior subordinated notes due 2011, and will rank subordinated in right of payment to the initial notes and the exchange notes offered hereby and to our second lien senior secured notes due 2008, and pari passu in right of payment with, among other things, unsecured trade debt. We redeemed $140 million of the notes with a portion of the proceeds from our May 2000 initial public equity offering. The indenture governing these notes due 2009 contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, pay certain restricted payments and dividends, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions or engage in certain transactions with subsidiaries and affiliates. The indenture also contains customary events of default.

Junior Subordinated Note due 2011

      In connection with our recapitalization, Semiconductor Components Industries, LLC issued to Motorola a $91 million principal amount junior subordinated note due 2011 that bears interest at a rate of 10% per annum, payable semi-annually in kind. Interest may be paid by the issuer in cash after August 4, 2004 if, after giving effect to the payment of interest on any interest payment date, we would be in compliance with our obligation under the senior bank facilities and the indenture governing our senior subordinated notes due 2009. This note will mature on August 4, 2011 and ranks subordinate in right of payment to the loans under our senior bank facilities, our second lien senior secured notes due 2008 and our senior subordinated notes due 2009, and will rank subordinate in right of payment to the initial notes and the exchange notes offered hereby, and pari passu in right of payment with, among other things, unsecured trade debt.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date of the exchange offer the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the exchange notes, will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

      The consolidated financial statements of ON Semiconductor Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting. The separate financial statements of each of Semiconductor Components Industries, LLC, SCG Malaysia Holdings Sdn. Bhd. and SCG Philippines, Incorporated as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and of ON Semiconductor Trading Ltd as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 through December 31, 2000 included in this prospectus have been included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Page

ON Semiconductor Corporation and Subsidiaries Consolidated Financial Statements:
Report of Independent Accountants	F-2
Consolidated Balance Sheet as of December 31, 2002 and December 31, 2001	F-3
Consolidated Statement of Operations for the years ended December 31, 2002, 2001 and 2000	F-4
Consolidated Statement of Stockholders’ Equity (Deficit) for the years ended December 31, 2002, 2001 and 2000	F-5
Consolidated Statement of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-6
Notes to Consolidated Financial Statements	F-7
Consolidated Financial Statement Schedules:
Report of Independent Accountants on Financial Statement Schedule	F-54
Schedule II — Valuation and Qualifying Accounts and Reserves	F-55
Semiconductor Components Industries, LLC and Subsidiaries Consolidated Financial Statements as of December 31, 2002 and December 31, 2001 and for the years ended December 31, 2002, 2001 and 2000	F-56
ON Semiconductor Trading Ltd and Subsidiaries Consolidated Financial Statements as of and for the years ended December 31, 2002 and December 31, 2001 and for the periods from October 27, 2000 (Inception) through December 31, 2000
F-93
SCG Malaysia Holdings Sdn. Bhd. and Subsidiaries Consolidated Financial Statements as of December 31, 2002 and December 31, 2001 and for the years ended December 31, 2002, 2001 and 2000	F-116
SCG Philippines, Incorporated Financial Statements as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000	F-134

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of ON Semiconductor Corporation

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ON Semiconductor Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets effective January 1, 2002 as well as its methods of accounting for sales to distributors, derivative instruments and hedging activities effective January 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

February 5, 2003, except for Note 9
for which the date is March 3, 2003

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,

	2002	2001

	(In millions,
	except share data)
ASSETS
Cash and cash equivalents	$182.4	$179.8
Receivables, net (including $4.7 and $21.3 due from Motorola)	121.6	142.3
Inventories, net	160.0	183.7
Other current assets	36.6	35.8
Deferred income taxes	6.4	9.2

Total current assets	507.0	550.8
Property, plant and equipment, net	454.1	555.5
Deferred income taxes	—	1.3
Investments in and advances to joint ventures	99.3	95.4
Goodwill	77.3	77.3
Intangible asset, net	26.7	38.6
Other assets	38.7	41.5

Total assets	$1,203.1	$1,360.4

LIABILITIES, MINORITY INTERESTS, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable (including $0.1 and $3.3 payable to Motorola)	$77.4	$111.5
Accrued expenses (including $0.7 and $11.7 payable to Motorola)	99.9	104.5
Income taxes payable	11.0	8.0
Accrued interest	43.6	13.4
Deferred income on sales to distributors	70.8	99.4
Current portion of long-term debt	9.3	12.4

Total current liabilities	312.0	349.2
Long-term debt (including $126.9 and $115.2 payable to Motorola)	1,393.9	1,374.5
Other long-term liabilities	42.9	48.4
Deferred income taxes	2.2	—

Total liabilities	1,751.0	1,772.1

Commitments and contingencies (See Note 17)	—	—

Minority interests in consolidated subsidiaries	4.1	4.1

Series A cumulative, convertible, redeemable preferred stock ($0.01 par value 100,000 shares authorized, 10,000 shares issued and outstanding; 8% annual dividend rate; liquidation value — $100.0 plus $10.9 and $2.4 of accrued dividends)	110.1	101.6

Common stock ($0.01 par value, 500,000,000 shares authorized, 176,439,900 and 174,653,586 shares issued and outstanding)	1.8	1.7
Additional paid-in capital	737.4	738.8
Accumulated other comprehensive income (loss)	(34.3)	(32.8)
Accumulated deficit	(1,367.0)	(1,225.1)

Total stockholders’ equity (deficit)	(662.1)	(517.4)

Total liabilities, minority interests, redeemable preferred stock and stockholders’ equity (deficit)	$1,203.1	$1,360.4

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In millions except per share
	data)
Total revenues (including $87.7, $98.9 and $206.0 from Motorola)	$1,084.5	$1,214.6	$2,073.9
Cost of sales	799.0	1,000.0	1,355.0

Gross profit	285.5	214.6	718.9

Operating expenses:
Research and development	67.9	80.9	69.2
Selling and marketing	61.2	74.8	100.1
General and administrative	102.1	130.9	233.4
Amortization of intangibles	11.9	22.6	16.8
Write-off of acquired in-process research and development	—	—	26.9
Restructuring and other	27.7	150.4	4.8

Total operating expenses	270.8	459.6	451.2

Operating income (loss)	14.7	(245.0)	267.7

Other income (expenses):
Interest expense, net	(145.2)	(133.5)	(131.2)
Equity in earnings of joint ventures	3.9	4.0	4.4
Gain on sale of investment in joint venture	—	3.1	—

Other income (expenses), net	(141.3)	(126.4)	(126.8)

Income (loss) before income taxes, extraordinary loss and cumulative effect of accounting change	(126.6)	(371.4)	140.9
Income tax provision	(8.8)	(345.7)	(50.1)
Minority interests	—	2.1	(2.2)

Net income (loss) before extraordinary loss and cumulative effect of accounting change	(135.4)	(715.0)	88.6
Extraordinary loss on debt prepayment (net of income taxes of $0 in 2002 and $11.7 in 2000)	(6.5)	—	(17.5)
Cumulative effect of accounting change (net of income taxes of $38.8)	—	(116.4)	—

Net income (loss)	(141.9)	(831.4)	71.1
Less: Accretion of beneficial conversion feature relating to the convertible redeemable preferred stock	—	(13.1)	—
Less: Redeemable preferred stock dividends	(8.5)	(2.4)	(8.8)

Net income (loss) applicable to common stock	$(150.4)	$(846.9)	$62.3

Earnings (loss) per common share:
Basic:
Net income (loss) available for common stock before extraordinary loss and cumulative effect of accounting change	$(0.82)	$(4.21)	$0.50
Extraordinary loss on debt prepayment	(0.04)	—	(0.11)
Cumulative effect of accounting change	—	(0.67)	—

Net income (loss) available for common stock	$(0.86)	$(4.88)	$0.39

Diluted:
Net income (loss) available for common stock before extraordinary loss and cumulative effect of accounting change	$(0.82)	$(4.21)	$0.49
Extraordinary loss on debt prepayment	(0.04)	—	(0.11)
Cumulative effect of accounting change	—	(0.67)	—

Net income (loss) available for common stock	$(0.86)	$(4.88)	$0.38

Weighted average common shares outstanding:
Basic	175.6	173.6	160.2

Diluted	175.6	173.6	165.6

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
			Additional	Accumulated Other
	Number of	At	Paid-In	Comprehensive	Accumulated
	Shares	Par Value	Capital	Income (Loss)	Deficit	Total

	(In millions, except share data)
Balances at December 31, 1999	136,666,666	$1.4	$204.2	$2.7	$(456.0)	$(247.7)
Shares issued in connection with initial public offering	34,500,000	0.3	514.4	—	—	514.7
Stock options exercised	601,646	—	0.9	—	—	0.9
Tax benefit of stock option exercises	—	—	3.3	—	—	3.3
Stock compensation expense	—	—	0.7	—	—	0.7
Redeemable preferred stock dividends	—	—	—	—	(8.8)	(8.8)
Shares issued under employee stock purchase plan	978,123	—	6.9	—	—	6.9
Comprehensive income (loss):
Net income	—	—	—	—	71.1	71.1
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	—	(3.1)	—	(3.1)
Additional minimum pension liability	—	—	—	(0.3)	—	(0.3)

Other comprehensive loss	—	—	—	(3.4)		(3.4)

Comprehensive income	—	—	—	—	—	67.7

Balances at December 31, 2000	172,746,435	1.7	730.4	(0.7)	(393.7)	337.7
Stock options exercised	648,132	—	0.9	—	—	0.9
Tax benefit of stock option exercises	—	—	0.7	—	—	0.7
Stock compensation expense	—	—	5.0	—	—	5.0
Redeemable preferred stock dividends	—	—	(2.4)	—	—	(2.4)
Shares issued under the employee stock purchase plan	1,259,019	—	4.2	—	—	4.2
Beneficial conversion feature relating to convertible redeemable preferred stock	—	—	13.1	—	—	13.1
Accretion of beneficial conversion feature relating to convertible redeemable preferred stock	—	—	(13.1)	—	—	(13.1)
Comprehensive income (loss):
Net loss	—	—	—	—	(831.4)	(831.4)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	—	(3.9)	—	(3.9)
Additional minimum pension liability	—	—	—	(13.5)	—	(13.5)
Cumulative effect of accounting change	—	—	—	(5.7)	—	(5.7)
Effects of cash flow hedges	—	—	—	(9.0)	—	(9.0)

Other comprehensive loss	—	—	—	(32.1)	—	(32.1)

Comprehensive loss	—	—	—	—	—	(863.5)

Balances at December 31, 2001	174,653,586	1.7	738.8	(32.8)	(1,225.1)	(517.4)
Stock options exercised	757,185	0.1	1.1	—	—	1.2
Tax benefit of stock option exercises	—	—	0.1	—	—	0.1
Stock compensation expense	—	—	4.5	—	—	4.5
Redeemable preferred stock dividends	—	—	(8.5)	—	—	(8.5)
Shares issued under the employee stock purchase plan	1,029,129	—	1.4	—	—	1.4
Comprehensive income (loss), net of tax:
Net loss	—	—	—	—	(141.9)	(141.9)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	—	2.3	—	2.3
Additional minimum pension liability	—	—	—	(5.8)	—	(5.8)
Unrealized losses on deferred compensation plan investments	—	—	—	(0.6)	—	(0.6)
Effects of cash flow hedges	—	—	—	2.6	—	2.6

Other comprehensive loss				(1.5)	—	(1.5)

Comprehensive loss	—	—	—	—	—	(143.4)

Balances at December 31, 2002	176,439,900	$1.8	$737.4	$(34.3)	$(1,367.0)	$(662.1)

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Cash flows from operating activities:
Net income (loss)	$(141.9)	$(831.4)	$71.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	133.4	165.8	158.9
Write-off of acquired in-process research and development	—	—	26.9
Extraordinary loss on debt prepayment	6.5	—	29.2
Cumulative effect of accounting change	—	155.2	—
Amortization of debt issuance costs and debt discount	8.1	6.0	5.9
Provision for excess inventories	16.0	50.9	44.1
Non-cash impairment of property, plant and equipment	12.4	56.2	—
Non-cash interest on junior subordinated note payable to Motorola	11.7	10.7	9.6
Undistributed earnings of unconsolidated joint ventures	(3.9)	(4.0)	(4.4)
Gain on sale of investment in joint venture	—	(3.1)	—
Deferred income taxes	6.4	317.1	(11.6)
Stock compensation expense	4.5	5.0	0.7
Other	0.4	(2.0)	2.4
Changes in assets and liabilities:
Receivables	21.4	129.4	0.3
Inventories	8.0	23.1	(77.2)
Other assets	(5.1)	(4.6)	(25.2)
Accounts payable	(34.3)	(62.8)	47.1
Accrued expenses	(6.5)	(62.2)	44.2
Income taxes payable	3.1	(13.9)	(4.8)
Accrued interest	19.8	5.7	(12.2)
Deferred income on sales to distributors	(28.6)	(82.8)	—
Other long-term liabilities	(0.8)	4.4	(3.7)

Net cash provided by (used in) operating activities	30.6	(137.3)	301.3

Cash flows from investing activities:
Purchases of property, plant and equipment	(26.5)	(117.9)	(198.8)
Investment in business, net of cash acquired	—	—	(253.2)
Investments in and advances to joint ventures	—	(5.5)	(32.5)
Acquisition of minority interests in consolidated subsidiaries	—	(0.1)	(1.5)
Proceeds from sale of investment in joint venture	—	20.4	—
Proceeds from sales of property, plant and equipment	4.5	13.8	18.1

Net cash used in investing activities	(22.0)	(89.3)	(467.9)

Cash flows from financing activities:
Proceeds from debt issuance	290.7	—	—
Proceeds from initial public offering, net of offering expenses	—	—	514.8
Proceeds from senior credit facilities and other borrowings	—	125.0	226.1
Proceeds from issuance of common stock under the employee stock purchase plan	1.4	4.2	6.9
Proceeds from stock option exercises	1.2	0.9	0.9
Proceeds from issuance of convertible, redeemable preferred stock, net of issuance costs	—	99.2	—
Payment of capital lease obligation	(1.1)	(1.9)	—
Payment of debt issuance costs	(12.1)	(5.1)	(3.2)
Repayment of senior credit facilities, including prepayment penalty in 2000	(287.1)	(5.6)	(131.5)
Repayment of senior subordinated notes, including prepayment penalty	—	—	(156.8)
Redemption of redeemable preferred stock, including accrued dividends	—	—	(228.4)

Net cash provided by (used in) financing activities	(7.0)	216.7	228.8

Effect of exchange rate changes on cash and cash equivalents	1.0	0.8	(0.1)

Net increase (decrease) in cash and cash equivalents	2.6	(9.1)	62.1
Cash and cash equivalents, beginning of period	179.8	188.9	126.8

Cash and cash equivalents, end of period	$182.4	$179.8	$188.9

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:     Background and Basis of Presentation

      ON Semiconductor Corporation, together with its wholly and majority-owned subsidiaries (the “Company”), is one of the largest independent suppliers of semiconductor components in the world. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., the Company was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). The Company continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector.

      On August 4, 1999, the Company was recapitalized and certain related transactions were effected pursuant to an agreement among ON Semiconductor Corporation, its principal domestic operating subsidiary, Semiconductor Components Industries, LLC (“SCI LLC”), Motorola and affiliates of Texas Pacific Group (“TPG”). As a result of the Recapitalization, an affiliate of TPG owned approximately 91% and Motorola owned approximately 9% of the outstanding common stock of the Company. In addition, as part of these transactions, TPG received 1,500 shares and Motorola received 590 shares of the Company’s mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by SCI LLC. Cash payments to Motorola in connection with the Recapitalization were financed through equity investments by affiliates of TPG totaling $337.5 million, borrowings totaling $740.5 million under the Company’s $875 million senior bank facilities and the issuance of $400.0 million of 12% senior subordinated notes due August 2009. Because TPG’s affiliate did not acquire substantially all of the Company’s common stock, the basis of the Company’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

Note 2:     Liquidity

      During the year ended December 31, 2002, the Company incurred a net loss of $141.9 million compared to a net loss of $831.4 million in 2001 and net income of $71.1 million in 2000. The Company’s net results included restructuring and other of $27.7 million, $150.4 million and $4.8 million in 2002, 2001 and 2000, respectively, as well as interest expense of $145.2 million, $133.5 million and $131.2 million, respectively. The Company’s operating activities provided cash of $30.6 million in 2002 and $301.3 million in 2000 and used cash of $137.3 million in 2001.

      At December 31, 2002, the Company had $182.4 million in cash and cash equivalents, net working capital of $195.0 million, term or revolving debt of $1,403.2 million and a stockholders’ deficit of $662.1 million. The Company’s long-term debt includes $701.6 million under its senior bank facilities; $291.4 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $126.9 million under a 10% junior subordinated note payable to Motorola due 2011; and, $23.3 million under a note payable to a Japanese bank due 2010. The Company was in compliance with all of the covenants contained in its various debt agreements as of December 31, 2002 and expects to remain in compliance over the next twelve months.

      The Company’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may beyond its control.

      If the Company fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to the Company. Although there can be no assurance, management believes that cash flow from operating activities coupled with existing

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cash balances will be adequate to fund the Company’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2003. To the extent that results or events differ from the Company’s financial projections or business plans, its liquidity may be adversely impacted.

Note 3:     Significant Accounting Policies

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and the majority-owned subsidiaries that it controls. An investment in a majority-owned joint venture that the Company does not control as well as an investment in a 50%-owned joint venture is accounted for on the equity method. As described in Note 8, the Company sold its investment in the 50%-owned joint venture effective December 31, 2000. Investments in companies that represent less than 20% of the related voting stock are accounted for on the cost basis. All material intercompany accounts and transactions have been eliminated.

Reclassifications

      Certain amounts have been reclassified to conform with the current year presentation.

Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, inventories and deferred tax assets; reserves for customer incentives, warranties, restructuring charges and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates.

Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

      Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market. The Company records provisions for slow moving inventories based upon a regular analysis of inventory on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months.

      These provisions can influence results from operations. For example, when demand for a given part falls, all or a portion of the related inventory is reserved, impacting cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, a higher than normal margin will generally be recognized. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost and are depreciated over estimated useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using accelerated and straight-line methods. A vast majority of the machinery and equipment currently in use is depreciated on a straight-line basis over a useful life of 5 years. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

      The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of the purchase price of the Cherry acquisition described in Note 6 over the estimated fair value of the net assets acquired and was being amortized on a straight line basis over its estimated useful life of ten years until January 1, 2002 when the Company adopted Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets.” The Company also acquired certain intangible assets in the Cherry acquisition that are being amortized on a straight line basis over estimated useful lives of five years.

      Under SFAS No. 142, goodwill is evaluated for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company performs its annual impairment analysis during the fourth quarter of each year.

Debt Issuance Costs

      Debt issuance costs are capitalized and amortized over the terms of the underlying agreements. Upon prepayment of debt, the related unamortized debt issuance costs are charged to operations. Amortization of debt issuance costs is included in interest expense while the unamortized balance is included in other assets.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

      The Company generates revenue from sales of its semiconductor products to original equipment manufacturers, electronic manufacturing service providers, and distributors. The Company recognizes revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales returns and allowances.

      Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were recorded at that time for estimated sales returns as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy for distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Research and Development Costs

      Research and development costs are expensed as incurred.

Stock-Based Compensation

      The Company accounts for employee stock options relating to its common stock in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”)”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

      Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for 2002, 2001, and 2000 would have been reduced (increased) to the pro forma amounts indicated below (in millions except share data):

	Year Ended December 31,

	2002	2001	2000

Net income (loss), as reported	$(141.9)	$(831.4)	$71.1
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	4.5	3.7	0.5
Less: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(21.3)	(18.6)	(7.4)

Pro forma net income (loss)	$(158.7)	$(846.3)	$64.2

Earnings per share:
Basic — as reported	$(0.86)	$(4.88)	$0.39

Basic — pro forma	$(0.95)	$(4.96)	$0.35

Diluted — as reported	$(0.86)	$(4.88)	$0.38

Diluted — pro forma	$(0.95)	$(4.96)	$0.33

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan has been estimated at the beginning of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2002	2001	2000

Expected life (in years)	5	5	5
Risk-free interest rate	4.15%	4.82%	6.41%
Volatility	0.70	0.70	0.60

Employee Stock Purchase Plan	2002	2001	2000

Expected life (in years)	0.25	0.25	0.33
Risk-free interest rate	1.71%	4.26%	6.20%
Volatility	0.70	0.70	0.60

      The weighted-average estimated fair value of employee stock options granted during 2002, 2001 and 2000 was $1.91, $3.25 and $8.04 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during 2002, 2001 and 2000 was $0.60, $1.24 and $3.73, respectively.

Income Taxes

      Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

      In determining the amount of the valuation allowance, estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, a valuation allowance was established for the majority of the Company’s deferred tax assets Additionally, throughout 2002, no incremental deferred tax benefits were recognized. The Company’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

     Foreign Currencies

      Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of financial statements of these subsidiaries, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions. The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within stockholder’s equity (deficit).

     Defined Benefit Plans

      The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

     Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company does not expect the implementation of SFAS No. 143 to have a material effect on its results of operations.

      The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company’s adoption of SFAS No. 144 did not impact its financial condition or results of operations.

      In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends FASB Statement No. 13, “Accounting for Leases” and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective January 1, 2003. While the adoption of SFAS No. 145 will require reclassifications of amounts within the Company’s statement of operations, there will be no impact on the Company’s financial condition, results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for the Company’s fiscal year 2002. The interim disclosure requirements are effective for the first quarter of fiscal year 2003. The Company has no plans to change to the fair value based method of accounting for stock-based employee compensation.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately and such disclosures have been included in Note 7 “Balance Sheet Information.” The Company does not expect the adoption of FIN No. 45 to have a material effect on its financial condition or results of operations.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied to the first interim or annual period beginning after June 15, 2003. Additionally, certain transitional disclosures are required immediately if it is reasonably possible that the Company will consolidate or disclose information about a variable interest entity when FIN No. 46 becomes effective. The Company is currently evaluating the effect that the adoption of FIN No. 46 will have on the accounting for its investment in Leshan-Phoenix Semiconductor Ltd. (“Leshan”) as well as the related impact on its results of operations and financial condition. The Company has included the transitional disclosures required by FIN No. 46 in Note 8, “Investment in Joint Ventures.”

Note 4:     Accounting Changes

     Goodwill and Other Intangible Assets

      Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that such assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), require that reporting units be identified for the purpose of assessing potential future impairments of goodwill and remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s goodwill at January 1, 2002 totaled $77.3 million and relates to the Cherry acquisition described in Note 6. As a result of the adoption of SFAS No. 142, the Company discontinued amortization of the Cherry goodwill at the beginning of 2002. During the first quarter of 2002, the Company identified its various reporting units, which correspond with its four product lines, and allocated its assets and liabilities to such reporting units. The goodwill relating to the Cherry acquisition was specifically identified with and included in the Company’s Power Management and Standard Analog reporting unit. During the second quarter of 2002, the Company completed the first step of its transitional goodwill impairment test and determined that the estimated fair value of the Power Management and Standard Analog reporting unit as of January 1, 2002 exceeded the reporting unit’s carrying amount by a substantial amount. As a result, an impairment of the Cherry goodwill as of that date was not indicated and completion of the second step test was not required. The Company updated its goodwill impairment analysis during the fourth quarter of 2002 and determined that a related impairment did not exist.

      The following table, with comparable actual amounts, sets forth the pro forma effects on net income (loss) and earnings per share assuming that the Company had adopted the provisions of SFAS No. 142 at the date of the Cherry acquisition in April 2000:

	Year Ended December 31,

	As reported	As reported	Pro forma	As reported	Pro forma
	2002	2001	2001	2000	2000

Reported net income (loss) before extraordinary loss and cumulative effect of accounting change	$(135.4)	$(715.0)	$(715.0)	$88.6	$88.6

Add back: Goodwill amortization, net of tax			10.7		7.7

Pro forma net income (loss) before extraordinary loss and cumulative effect of accounting change			$(704.3)		$96.3

Reported net income (loss)	$(141.9)	$(831.4)	$(831.4)	$71.1	$71.1

Add back: Goodwill amortization, net of tax			10.7		7.7

Pro forma net income (loss)			$(820.7)		$78.8

Reported basic earnings (loss) per share before extraordinary loss and cumulative effect of accounting change	$(0.82)	$(4.21)	$(4.21)	$0.50	$0.50

Add back: Goodwill amortization, net of tax			0.06		0.05

Pro forma basic earnings (loss) per share before extraordinary loss and cumulative effect of accounting change			$(4.15)		$0.55

Reported basic earnings (loss) per share	$(0.86)	$(4.88)	$(4.88)	$0.39	$0.39

Add back: Goodwill amortization, net of tax			0.06		0.05

Pro forma basic earnings (loss) per share			$(4.82)		$0.44

Reported diluted earnings (loss) per share before extraordinary loss and cumulative effect of accounting change	$(0.82)	$(4.21)	$(4.21)	$0.49	$0.49

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	As reported	As reported	Pro forma	As reported	Pro forma
	2002	2001	2001	2000	2000

Add back: Goodwill amortization, net of tax			0.06		0.05

Pro forma diluted earnings (loss) per share before extraordinary loss and cumulative effect of accounting change(1)			$(4.15)		$0.53

Reported diluted earnings (loss) per share	$(0.86)	$(4.88)	$(4.88)	$0.38	$0.38

Add back: Goodwill amortization, net of tax			0.06		0.05

Pro forma diluted earnings (loss) per share(1)			$(4.82)		$0.42

(1)	Certain amounts may not total due to rounding of individual components.

     Revenue Recognition

      Sales are made to distributors under agreements that allow certain rights of return and price protections on products that are not resold by such distributors. Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from our distributors on these unsold products. Effective January 1, 2001, the Company changed its revenue recognition method on sales to distributors so that such revenues are recognized at the time the distributor sells the Company’s products to the end customer. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

      Management believes that this accounting change was to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand, end user demand for the products the Company sells through distribution. Additionally, the timing of revenue recognition is no longer influenced by the distributor’s stocking decisions. This revenue recognition policy and manner of presentation is commonly used in the semiconductor industry.

      The impact of the accounting change for periods prior to 2001 was a charge of $155.2 million ($116.4 million or $0.67 per share net of income taxes) and is reflected as the cumulative effect of change in accounting principle in the Company’s consolidated statement of operations and comprehensive loss for the year ended December 31, 2001. The accounting change resulted in an increase in revenues of $116.6 million and a reduction in net loss of $53.1 million ($0.30 per share) for the year ended December 31, 2001.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated pro forma effects of the accounting change for the year ended December 31, 2000 are as follows (in millions except per share data):

As reported:
Revenues	$2,073.9
Net income (loss) before extraordinary loss	88.6
Net income (loss)	71.1
Basic net income (loss) before extraordinary loss per share	$0.50
Basic net income (loss) per share	$0.39
Diluted net income (loss) before extraordinary loss per share	$0.49
Diluted net income (loss) per share	$0.38
Pro forma amounts reflecting the accounting change applied retroactively:
Revenues	$1,958.7
Net income (loss) before extraordinary loss	48.3
Net income (loss)	30.8
Basic net income (loss) before extraordinary loss per share	$0.25
Basic net income (loss) per share	$0.14
Diluted net income (loss) before extraordinary loss per share	$0.24
Diluted net income (loss) per share	$0.13

     Derivatives Instruments and Hedging Activities

      The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities effective January 1, 2001.

      Upon the adoption, the Company recorded an after-tax charge of approximately $3.4 million to accumulated other comprehensive income (loss). This charge consisted of an approximate $2.1 million adjustment to record the Company’s interest rate swaps in the consolidated balance sheet at their estimated fair values as well as the write-off of an approximate $3.5 million deferred charge relating to the payment made in December 2000 for the early termination of an interest rate protection agreement relating to a portion of the amounts outstanding under the Company’s senior bank facilities, both before income taxes of approximately $2.2 million.

      The Company uses forward foreign currency contracts to reduce its overall exposure to the effects of foreign currency fluctuations on its results of operations and cash flows. The fair value of these derivative instruments are recorded as assets or liabilities with gains and losses offsetting the losses and gains on the underlying assets or liabilities. The adoption of SFAS 133 did not impact the Company’s accounting and reporting for these derivative instruments.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5:     Restructuring and Other

      The activity related to the Company’s restructuring program is as follows (in millions):

	Reserve			Reserve				Reserve
	Balance at	2001	2001	Balance at	2002	2002	2002	Balance at
	12/31/2000	Charges	Usage	12/31/2001	Charges	Usage	Adjustments	12/31/02

	$0.7	$—	$(0.7)	$—	—	—	—	$—
December 2002 Restructuring
Cash employee separations charges					10.1	(0.2)	—	9.9
Cash exit costs					1.8	—	—	1.8
Non-cash fixed asset write-offs					1.0	(1.0)	—	—

December 2002 Restructuring reserve balance	—			—				11.7

June 2002 Restructuring
Cash employee separations charges	—	—	—	—	2.9	(2.5)	—	0.4
Cash exit costs	—	—	—	—	2.8	(1.3)	—	1.5
Non-cash fixed asset write-offs	—	—	—	—	8.4	(8.4)	—	—
Non-cash stock compensation charges	—	—	—	—	1.0	(1.0)	—	—

June 2002 Restructuring reserve balance	—			—				1.9

March 2002 Restructuring
Cash employee separations charges	—	—	—	—	7.0	(4.3)	0.3	3.0
Non-cash stock compensation charges	—	—	—	—	0.2	(0.2)	—	—

March 2002 Restructuring reserve balance	—			—				3.0

December 2001 Restructuring
Cash employee separations charges	—	4.0	(1.8)	2.2	—	(2.1)	—	0.1
Non-cash fixed asset write-offs	—	11.1	(11.1)	—	—	—	—	—
Non-cash stock compensation and pension charges	—	1.5	(1.5)	—	—	—	—	—

December 2001 Restructuring reserve balance	—			2.2				0.1

June 2001 Restructuring
Cash employee separations charges	—	36.4	(29.6)	6.8	—	(5.7)	0.6	1.7
Cash exit costs	—	10.0	—	10.0	—	(8.1)	(0.8)	1.1
Fixed asset write-offs	—	42.2	(42.2)	—	—	—	—	—
Stock compensation and pension charges	—	7.2	(7.2)	—	—	—	—	—

June 2001 Restructuring reserve balance	—			16.8				2.8

March 2001 Restructuring
Cash employee separations charges	—	31.3	(30.5)	0.8	—	(0.7)	(0.1)	—
Non-cash fixed asset write-offs	—	2.9	(2.9)	—	—	—	—	—

March 2001 Restructuring reserve balance	—			0.8				—

	$0.7	$146.6	$(127.5)	$19.8	$35.2	$(35.5)	$(0.0)	$19.5

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table reconciles the restructuring activity in the table above to the “Restructuring and other” caption on the Statement of Operations and Comprehensive Loss for the years ended December 31, 2002 and 2001, respectively (in millions):

Year Ended
December 31, 2002

2002 restructuring charges	$35.2
Plus: Additional charges related to Guadalajara (June 2001 Restructuring) and France (March 2002 Restructuring)	1.9
Less: Reserves released during the period	(1.9)
Plus: Charges related to the termination of executive officers (December 2002)	4.9
Less: Motorola gain	(12.4)

Restructuring and other	$27.7

Year Ended
December 31, 2001

2001 restructuring charges	$146.6
Plus: Charges related to the termination of an executive officer (March 2001)	3.8

Restructuring and other	$150.4

December 2002 Restructuring Program

      In December 2002, the Company recorded a $12.6 million (net of a $0.6 adjustment) restructuring charge. The charge included $10.1 million to cover employee separation costs relating the termination of approximately 300 employees, $1.0 million of asset impairments and approximately $1.8 million in expected lease termination and other exit costs associated with the decommissioning of certain assets. The headcount reductions began in the first quarter of 2003 and are expected to be completed by December 2003 and will impact both manufacturing and non-manufacturing personnel mainly in the United States. The asset impairments relate to the closure of a production line and an abandoned capital equipment project in the Czech Republic. The charge also included an additional $0.3 million reserve related to headcount reduction in Toulouse, France that was part of the March 2002 restructuring program. The $0.6 adjustment related to release of previous reserves associated with our March 2001 and June 2001 restructuring programs due the Company’s analysis estimated costs to complete those programs. As of December 31, 2002 the remaining liability relating to this restructuring was $11.7 million.

      In December 2002, the Company also recorded a $4.9 million charge to cover the costs associated with the separation of two of its executive officers. In connection with the separation, the Company reserved $2.0 million related to the cash portion of the related separation agreements. In addition, the Company agreed to modify the vesting and exercise period for a portion of the executives’ stock options. This modification resulted in a non-cash stock compensation charge of $2.9 million with an offsetting credit to additional paid-in capital.

June 2002 Restructuring Program

      In June 2002, the Company recorded charges totaling $16.7 million for costs associated with its worldwide restructuring programs. The charges included $3.9 million to cover employee separation costs associated with the termination of 79 U.S. employees, $2.8 million for exit costs consisting primarily of manufacturing equipment and supply contract termination charges, and $8.4 million for equipment write-offs that were charged directly against the related assets. An additional $1.0 million in exits costs and $0.6 million

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in employee separation costs were accrued relating to the closure of the Company’s Guadalajara, Mexico manufacturing facility that was part of the June 2001 restructuring program described below.

      The employee separation costs reflected further reductions in general and administrative staffing levels and included $1.0 million of non-cash stock compensation charges associated with the modification of stock options for certain terminated employees. As of December 31, 2002, all impacted employees had been terminated, and the Company currently expects that the remaining employee separation cost reserve of $0.4 million will be paid out by June 30, 2003.

      As a result of continuing economic conditions, the Company determined that certain manufacturing equipment purchase and supply agreements were no longer economical to complete and recorded estimated termination charges of $2.8 million during the second quarter of 2002. As of December 31, 2002, the Company had settled certain of these obligations with payments of $1.3 million and is currently in discussions to settle its remaining obligations.

      During the second quarter of 2002, the Company identified certain manufacturing equipment that would no longer be used internally and recorded a charge of $7.0 million to write-down the remaining carrying value to its estimated net realizable value. Additionally, the Company determined that it would not invest the capital required to complete an equipment project and recorded a charge of $1.4 million to write-off the carrying value of the related project.

      During the second quarter of 2002, the Company reached a settlement of various contractual issues with Motorola in exchange for a cash payment from Motorola of $10.6 million which resulted in a related gain of $12.4 million (see Note 18 “Related Party Transactions” for further details of the Motorola settlement). The Company also recorded a $1.2 million reversal of amounts previously provided in connection with the June 2001 restructuring program as a result of favorable negotiated contract termination costs.

March 2002 Restructuring Program

      In March 2002, the Company recorded a $7.1 million (net of a $0.1 million adjustment) charge to cover employee separation costs relating to the termination of approximately 72 employees. Approximately $5.0 million of this charge is attributable to employee terminations resulting from the Company’s decision to relocate its European administrative functions from Toulouse, France to Roznov, Czech Republic and Piestany, Slovakia. The relocation of these functions is currently expected to be completed by June 30, 2003. The remaining $2.2 million relates to reductions in selling, general and administrative personnel primarily in the U.S. The March 2002 charge also included $0.2 million of non-cash employee stock compensation expense associated with the modification of stock options for certain terminated employees. As discussed previously, the Company recorded an additional $0.3 million in employee separation costs relating to the relocation of the administrative functions in Toulouse, France during the fourth quarter of 2002 as a result of its reevaluation of remaining costs to be incurred. As of December 31, 2002, 51 employees have been terminated under this program and the Company currently expects that the remaining terminations will be completed by June 30, 2003. As of December 31, 2002 the remaining liability relating to this restructuring was $3.0 million.

December 2001 Restructuring Program

      In December 2001, the Company recorded charges totaling $16.6 million for costs associated with its worldwide restructuring programs. The charges included $5.5 million to cover employee separation costs associated with the termination of 50 employees as well as $11.1 million for property and equipment write-offs that were charged directly against the related assets.

      The employee separation costs reflected reductions in selling, general and administrative staffing levels in the U.S., United Kingdom, Germany, France and Singapore and included $0.2 million of non-cash charges

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

associated with the modification of stock options for certain terminated employees as well as $1.3 million for additional pension charges related to the terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet.) As of December 31, 2002, all impacted employees had been terminated and the Company currently expects that the remaining reserve of $0.1 million will be paid out by March 2003.

      The $11.1 million charge related to the write-off of certain property and equipment located in Phoenix, Arizona that the Company determined would no longer be utilized as a result of the its restructuring activities.

June 2001 Restructuring Program

      In June 2001, the Company recorded charges totaling $95.8 million for costs associated with its worldwide restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its manufacturing and distribution operations to meet declining customer demand. The programs included the phasing out of manufacturing operations at the Company’s Guadalajara, Mexico facility by June 2002, transferring certain manufacturing activities performed at the Company’s Aizu, Japan and Seremban, Malaysia facilities to other Company-owned facilities or to third party contractors by June 2002 and December 2001, respectively, and the shutdown of the Company’s Hong Kong Distribution Center and the transfer of related functions to its Singapore Distribution Center. The charge included $36.4 million to cover employee separation costs associated with the termination of approximately 3,200 employees, $1.1 million of non-cash charges associated with the modification of stock options for certain terminated employees and $6.1 million for additional pension charges related to terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet). As of December 31, 2002, all but 10 employees had been terminated under the June 2001 restructuring program. The remaining employees are located at the Company’s Guadalajara facility. Manufacturing operations in Guadalajara ceased in June 2002 as originally planned; however, various administrative activities relating to the plant closure remain. The Company currently expects that these activities will be completed by March 31, 2003.

      The planned discontinuation of manufacturing activities triggered an impairment analysis of the carrying value of the related assets and resulted in the Company recording asset impairment charges totaling $42.2 million. This charge included $31.6 million related to the Guadalajara manufacturing facility, $4.2 million related to the Aizu, Japan 4-inch wafer fabrication line and $2.2 million related to the Seremban assembly and test facility. The Company measured the amount of each asset impairment by comparing the carrying value of the respective assets to the related estimated fair value. The Company estimated future net cash flows for the period of continuing manufacturing activities (June 2002 for Guadalajara and Aizu, December 31, 2001 for Seremban) for each group of assets using price, volume, cost and salvage value assumptions that management considered to be reasonable in the circumstances. The impairment charges were recorded for the amount by which the carrying value of the respective assets exceeded their estimated fair value. The related assets have been sold to third parties at amounts that approximated their estimated fair values, were transferred to other manufacturing facilities at their previously existing carrying values or are currently held for sale. The only remaining assets to be disposed of under the June 2001 restructuring program are the land and building at the Guadalajara manufacturing facility. The Company is currently evaluating offers for these assets and, based on these offers, expects that the carrying value will be fully realized. The charge also included $4.2 million for the write-off of assets that will no longer be used by the Company as a result of the June 2001 restructuring program.

      The June 2001 charge also included $10.0 million to cover certain exit costs relating to facility closure and contract terminations including $2.8 million for expected facility clean up activities, $1.0 million for equipment disposal fees, $2.0 million for equipment purchase cancellations and $4.2 million for other contract cancellations. As discussed previously, the Company recorded an additional $1.0 million in exit costs and $0.6

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in employee separation costs relating to the Guadalajara manufacturing facility during the second quarter of 2002 as a result of its reevaluation of remaining costs to be incurred with respect to the closure of that facility. As previously mentioned, the Company currently expects that the remaining exit activities will be completed by March 31, 2003. As of December 31, 2002 the remaining liability relating to this restructuring program was $2.8 million.

March 2001 Restructuring Program

      In March 2001, the Company recorded charges totaling $34.2 million for costs associated with its worldwide restructuring programs. The charges included $31.3 million to cover employee separation costs associated with the termination of 1,100 employees as well as $2.9 million for equipment write-offs that were charged directly against the related assets.

      The employee separation costs reflected reductions in manufacturing, selling, general and administrative staffing levels in the U.S., Mexico, the Philippines and Malaysia as well as non-cash charges associated with the modification of stock options for certain terminated employees. All impacted employees had been terminated and the Company released the remaining $0.1 million reserve to income during the second quarter of 2002.

      The March 2001 charge included property and equipment write downs of $2.9 million relating to assets at the previously mentioned locations that could not be utilized or transferred to other locations.

      Also in March 2001, the Company recorded a $3.8 million charge to cover costs associated with the separation of one of the Company’s executive officers. In connection with the separation, the Company paid the former executive officer $1.9 million. In addition, the Company agreed to accelerate the vesting of the remaining stock options to purchase common stock and to allow such options to remain exercisable for the remainder of their ten-year term. The Company recorded a non-cash charge of $1.9 million related to modification of these options with an offsetting credit to additional paid-in capital.

2000 Restructuring Program

      During 2000, the Company recorded a $5.6 million charge to cover costs associated with a restructuring program at its manufacturing facility in Guadalajara, Mexico. The charge included $3.2 million to cover employee separation costs associated with the termination of approximately 500 employees and $2.4 million for asset impairments that were charged directly against the related assets. In September 2000, the Company completed its evaluation of the costs to be incurred and released $0.8 million of the remaining reserve for employee separation costs to income. As of December 31, 2001, there was no remaining liability relating to the 2000 restructuring program.

Note 6:     Acquisition

      On April 3, 2000, the Company acquired all of the outstanding capital stock of Cherry Semiconductor Corporation (“Cherry”) for approximately $253.2 million in cash (including acquisition related costs), which was financed with cash on hand and borrowings of $220.0 million under the Company’s senior bank facilities. Cherry, which was renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets, and had revenues for its fiscal year ended February 29, 2000 of $129.1 million.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Cherry acquisition was accounted for using the purchase method of accounting and, as a result, the purchase price and related costs were allocated to the estimated fair value of assets acquired and liabilities assumed at the time of the acquisition based on management estimates as follows (in millions):

Fair value of tangible net assets	$71.3
Developed technology	59.3
In-process research and development	26.9
Assembled workforce	10.0
Excess of purchase price over estimated fair value of net assets acquired (goodwill)	85.7

$253.2

      Developed technology is being amortized on a straight-line basis over an estimated useful life of five years. Goodwill was being amortized on a straight-line basis over an estimated useful life of ten years; however, as mentioned previously, such amortization was discontinued January 1, 2002 upon the adoption of SFAS 142. Additionally, assembled workforce was being amortized over an estimated useful life of five years, however assembled workforce does not meet the requirements for an intangible asset apart from goodwill. Accordingly, upon adoption of SFAS 142, the Company reclassified the unamortized balance of assembled workforce to goodwill and the related amortization was discontinued.

      The fair value of the acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. Significant assumptions that had to be made in using this approach included revenue and operating margin projections and determination of the applicable discount rate. The fair value of the acquired in-process research and development was based on sales forecasts and cost assumptions projected to be achievable by Cherry on a stand-alone basis. Operating margins were based on cost of goods sold and selling, general and administrative expenses as a percentage of revenues. All projected revenue and cost information was based on historical results and trends and did not include any synergies or cost savings that may result from the acquisition. The rate used to discount future projected cash flows resulting from the acquired in-process research and development was 20%, which was derived from a weighted average cost of capital analysis increased to reflect additional risks inherent in the development life cycle.

      At the date of acquisition, in-process research and development consisted of sixty-five projects that had not yet reached technological feasibility and for which no alternative future uses had been identified. Accordingly, the estimated fair value of these projects was expensed as of the acquisition date. Such projects were approximately 70% to 80% complete at the date of the acquisition. The estimated cost to complete these projects at that date was approximately $4.1 million. Of the sixty-five projects in process at the date of acquisition, the Company completed thirty-one projects, abandoned twenty-nine projects and are in the process of completing the remaining five projects, which have an estimated completion cost of $0.5 million. Subsequent to the acquisition date, the Company experienced an industry downturn that required it to scale back research and development activities. Due to the decline in product demand subsequent to the acquisition, 2002 revenues associated with the completed projects were approximately $12.5 million, or 30% of the amount originally forecasted for all acquired in-process research and development projects at the date of acquisition.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7:     Balance Sheet Information

      Balance sheet information is as follows (in millions):

	December 31,

	2002	2001

Receivables, net:
Accounts receivable	$123.5	$144.6
Less: Allowance for doubtful accounts	(1.9)	(2.3)

	$121.6	$142.3

Inventories, net:
Raw materials	$15.5	$14.4
Work in process	106.3	139.9
Finished goods	81.9	80.7

Total inventory	203.7	235.0
Less: Inventory reserves	(43.7)	(51.3)

	$160.0	$183.7

Property, plant and equipment, net:
Land	$11.7	$11.4
Buildings	449.6	505.3
Machinery and equipment	793.3	955.2

Total property, plant and equipment	1,254.6	1,471.9
Less: Accumulated depreciation	(800.5)	(916.4)

	$454.1	$555.5

Goodwill, net:
Goodwill	$95.7	$95.7
Less: Accumulated amortization	(18.4)	(18.4)

	$77.3	$77.3

Intangible asset, net:
Developed technology	$59.3	$59.3
Less: Accumulated amortization	(32.6)	(20.7)

	$26.7	$38.6

Other assets:
Debt issuance costs	$33.7	$35.2
Other	5.0	6.3

	$38.7	$41.5

Accrued expenses:
Accrued payroll	$27.5	$28.2
Sales related reserves	14.1	15.0
Restructuring reserves	19.5	19.8
Other	38.8	41.5

	$99.9	$104.5

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2002	2001

Other long-term liabilities:
Accrued retirement benefits	$33.7	$25.0
Cash flow hedge liability	8.2	12.2
Other	1.0	11.2

	$42.9	$48.4

Other comprehensive loss:
Foreign currency translation adjustments	$(2.0)	$(4.3)
Additional minimum pension liability	(19.6)	(13.8)
Net unrealized losses and adjustments related to cash flow hedges	(12.1)	(14.7)
Unrealized losses on deferred compensation plan investments	(0.6)	—

	$(34.3)	$(32.8)

      Depreciation expense totaled $115.2, $135.0 and 135.8 million for 2002, 2001 and 2000, respectively. Amortization expense related to the developed technology totaled $11.9, $11.6, and $9.1 million in 2002, 2001 and 2000, respectively.

      Estimated amortization expense for the intangible asset is as follows:

Year ended December 31,
2003	$11.9
2004	11.9
2005	2.9

$26.7

      The activity related to our warranty reserves for 2000, 2001 and 2002 follows:

Balance as of December 31, 1999	$2.1
Accruals	2.4
Usages	(1.0)

Balance as of December 31, 2000	$3.5

Accruals	0.1
Usages	(0.6)

Balance as of December 31, 2001	$3.0

Accruals	0.1
Usages	(0.4)

Balance as of December 31, 2002	$2.7

Note 8:     Investments in Joint Ventures

      Leshan-Phoenix Semiconductor Company Ltd. (“Leshan”) operates a back-end manufacturing facility in Leshan, China. The Company owns a majority of the outstanding equity interests in the Leshan joint venture while a Chinese state owned enterprise named Leshan Radio Company Ltd., owns the remaining interests. Due to certain rights held by this minority shareholder, the Company does not exercise control over

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leshan normally commensurate with majority ownership and therefore, accounts for its investment using the equity method.

      Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder. These requests represent a purchase commitment by the respective shareholders, however, each shareholder may elect to pay the cost associated with the unused capacity (generally equal to the fixed cost of the capacity), in lieu of the commitment. The Company provides forecasted needs to Leshan on a periodic basis, an approximate six-month cycle, which are used to establish pricing over the forecasted period. The Company committed to purchase 85%, 81% and 86% of the total products produced by Leshan in 2002, 2001 and 2000, respectively, and is currently committed to purchase 82% of the product produced by Leshan in 2003. In 2002, 2001 and 2000, respectively, the Company made actual purchases of 76%, 43% and 91% of Leshan’s production and, as a result, incurred $1.5 million and $6.4 million of unused capacity charges in 2002 and 2001, respectively.

      The Company’s investment in Leshan was $35.7 million and $31.2 million at December 31, 2002 and 2001, respectively. The Company’s equity in Leshan’s earnings totaled $4.5 million, $4.0 million and $3.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. Summarized financial information for Leshan is as follows (in millions):

	December 31,

	2002	2001

Current assets	$26.0	$18.3
Noncurrent assets	131.2	131.0

Total assets	$157.2	$149.3

Current liabilities	$15.4	$14.8
Noncurrent liabilities	83.3	83.3
Venture equity	58.6	51.2

Total liabilities and equity	$157.3	$149.3

	Year Ended December 31,

	2002	2001	2000

Net sales	$101.3	$58.0	$77.8
Gross profit	11.0	5.4	10.1
Net income	7.3	6.5	5.4

      In connection with the Recapitalization described in Note 1, the Company loaned Leshan $28.3 million to refinance third-party non-recourse loans. During 2001 and 2000, the Company loaned Leshan an additional $5.0 million and $30.0 million, respectively, to finance facility expansion. Such loans, which totaled $63.3 million at December 31, 2002 and 2001, are included in the investments in and advances to joint ventures in the consolidated balance sheet. The Company’s loans to Leshan bear interest at 3.5%, payable quarterly, and mature at various dates through December 31, 2006.

      At December 31, 2002, the Company’s exposure to losses related to Leshan included its $35.7 million equity investment in addition to the $63.3 million loan outstanding.

      The Company had a 50% interest in Semiconductor Miniatures Products Malaysia Sdn. Bhd. (“SMP”), a joint venture with Semiconductors International B.V. (“Philips”) which operates a back-end manufacturing facility in Seremban, Malaysia. Pursuant to the terms of the joint venture agreement, the Company sold its

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest in SMP to Philips on February 1, 2001, effective December 31, 2000, for $20.4 million resulting in a pre-tax gain of $3.1.

Note 9:     Long-Term Debt

      Long-term debt consists of the following (dollars in millions):

		December 31, 2002		December 31, 2001

	Amount of	Interest		Interest
	Facility	Rate	Balance	Rate	Balance

Senior Bank Facilities:
Tranche A	$200.0	6.4375%	$6.6	8.4375%	$17.0
Tranche B	325.0	6.4375%	209.9	8.4375%	312.5
Tranche C	350.0	6.4375%	226.0	8.4375%	336.5
Tranche D	200.0	6.4375%	134.1	8.4375%	197.7
Revolver	150.0	6.4375%	125.0	8.4375%	125.0

			701.6		988.7
12% Senior Secured Notes due 2008, interest payable semi-annually, net of debt discount of $8.6			291.4
12% Senior Subordinated Notes due 2009, interest payable semi-annually			260.0		260.0
10% Junior Subordinated Note to Motorola due 2011, interest compounded semi-annually, payable at maturity			126.9		115.2
2.25% Note payable to Japanese bank due 2010			23.3		21.9
Capital lease obligation			—		1.1

			1,403.2		1,386.9
Less: Current maturities			(9.3)		(12.4)

			$1,393.9		$1,374.5

     Senior Bank Facilities

      Borrowings under the senior bank facilities, which bear interest at rates selected by the Company based on either LIBOR or an alternative base rate, as defined, plus an interest rate spread, amortize within three to five years. As of December 31, 2002, the senior bank facilities contained a $150.0 million revolving line of credit. Borrowings of $125.0 million and letters of credit totaling $17.1 million were outstanding against the line of credit at December 31, 2002 leaving $7.9 million of availability at that date. As discussed below, $62.5 million of borrowings outstanding under the revolving line of credit were converted to a new Tranche R term loan in February 2003 pursuant to amendments to the senior bank facilities made in connection with the issuance of the Company’s 12% first-lien senior secured notes due 2010 (the “First-Lien Notes”). Additionally, the Company used $180.9 million of the net cash proceeds from the issuance of the First-Lien Notes to prepay a portion of the senior bank facilities, including $25.0 million of which proceeds were used to repay borrowings then outstanding under the revolving line of credit and permanently reduce the commitments thereunder by such amount. As described in Note 15, the Company hedges a portion of the interest rate risk associated with the senior bank facilities.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At June 29, 2001, the Company was not in compliance with the interest expense coverage and leverage ratio requirements under its senior bank facilities. On August 13, 2001, the Company received a waiver in respect to such non-compliance at June 29, 2001 and in respect of any future non-compliance with such covenants through December 31, 2002. In connection with such waiver, the Company amended its senior bank facilities to, among other things, reduce interest expense coverage and increase leverage ratio requirements through December 31, 2005, add minimum cash and EBITDA level covenants through December 31, 2002, require the Company to obtain $100 million through an equity investment from TPG (See Note 11), increase the required interest rate spreads applicable to outstanding borrowings (“supplemental interest”), and, to revise certain mandatory prepayment provisions contained in the original agreement.

      In connection with the issuance of the 12% second-lien senior secured notes due 2008 (the “Second-Lien Notes”) described below, the Company amended its senior bank facilities on April 17, 2002 to, among other things, permit the issuance of the Second-Lien Notes, eliminate interest expense coverage and leverage ratio requirements through December 31, 2003 and to reduce the minimum interest expense coverage ratio requirement and increase the maximum leverage ratio requirements for the period from January 1, 2004 through June 30, 2006, extend the minimum cash and EBITDA level covenants through December 31, 2003, permit the redemption of up to 35% of the Second-Lien Notes with net proceeds of any equity offerings on or prior to May 15, 2005, allow certain asset sales and to permit borrowings of up to $100.0 million by or for the benefit of the Company’s Leshan joint venture so long as the related proceeds are used to prepay loans under the senior bank facilities. The Company was in compliance with the various covenants and other requirements contained in its senior bank facilities, as amended, through December 31, 2002.

      In connection with the issuance of the First-Lien Notes described below, the Company amended its senior bank facilities effective as of February 14, 2003 to, among other things, permit the issuance of the First-Lien Notes, eliminate the interest expense and leverage coverage ratio requirements, reduce the minimum EBITDA level covenant (as defined in the credit agreement) to $140.0 million for any four consecutive fiscal quarters until the final maturity of the senior bank facilities, reduce permitted annual capital expenditures to $100.0 million (subject to increases in certain circumstances), permit the redemption of up to 35% of the First-Lien Notes with net proceeds of any equity offerings on or prior to March 15, 2006 and to convert $62.5 million of the amounts outstanding under the revolving credit facility to a new Tranche R term loan. Although there can be no assurances, the Company believes that it will be able to comply with the various covenants and other requirements contained in its senior bank facilities, as amended, through December 31, 2003.

     Second-Lien Notes

      On May 6, 2002, the Company and SCI LLC, (collectively, the “Issuers”) issued $300.0 million principal amount of Second-Lien Notes in a private offering that was exempt from the registration requirements of the federal securities laws. The Second-Lien Notes, which are callable after four years, were issued at 96.902% of par value and generated net proceeds of $278.6 million after such discount and the payment of issuance costs. The net proceeds were used to prepay a portion of the amounts outstanding under the Company’s senior bank facilities. Because the amount outstanding under the senior bank facilities was reduced below $750.0 million, the supplemental interest charges were reduced from 3.0% to 1.0%. The Company has the option to terminate the supplemental interest charges by paying the entire accrued balance of supplemental interest charges on March 31, 2003. Alternatively, the Company can elect to pay 50% of the existing accrued balance at March 31, 2003 and continue accruing supplemental interest charges through June 30, 2003, at which time all remaining supplemental interest is due. Approximately $25.7 million of supplemental interest charges had been accrued as of December 31, 2002. In connection with this prepayment, the Company wrote off $6.5 million of debt issuance costs which is reflected as an extraordinary loss in the Company’s consolidated statement of operations for the year ended December 31, 2002. The Second-Lien Notes accrued interest at the rate of 12% until February 6, 2003, when the related annual interest

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increased to 13%. The increased interest rate will remain in effect unless on or prior to August 6, 2003 the Company issues $100.0 million of its common stock or certain convertible preferred stock to financial sponsors and uses the net proceeds to prepay additional amounts outstanding under its senior bank facilities or under any other credit facility secured by a first-priority lien and permanently reduces the related loan commitments in an amount equal to the amount prepaid. Interest on Second-Lien Notes is payable semi-annually on May 15 and November 15.

      The Second-Lien Notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by the Company’s domestic restricted subsidiaries that are also guarantors under the 12% Senior Subordinated Notes Due 2009 (the “Senior Subordinated Notes”) described below. In addition, the Second-Lien Notes and the related guarantees are secured on a second-priority basis by the capital stock or other equity interests of the Company’s domestic subsidiaries, 65% of the capital stock or other equity interests of the Company’s first-tier foreign subsidiaries and substantially all other assets, in each case that are held by the Company or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

      The Issuers filed an exchange offer registration statement on October 1, 2002 relating to the Second-Lien Notes pursuant to a registration rights agreement. The registration statement was declared effective by the Securities and Exchange Commission on January 27, 2003.

     First-Lien Notes

      On March 3, 2003, the Issuers issued $200.0 million principal amount of First-Lien Notes in a private offering that was exempt from the registration requirements of the federal securities laws. The First-Lien Notes, which are callable after four years, were issued at 95.467% of par value and generated net proceeds of approximately $180.9 million after taking into consideration the discount and the payment of expected issuance costs. The net proceeds were used to prepay a portion of the amounts outstanding under the Company’s senior bank facilities, including $25.0 million relating to the Company’s revolving credit facility. In connection with the prepayment, the Company wrote off $3.5 million of debt issuance costs in the first quarter of 2003.

      The First-Lien Notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by the Company’s domestic restricted subsidiaries. In addition, the First-Lien Notes and related guarantees are secured on a first-priority basis by the assets that secure the senior bank facilities and they rank equal in right of payment with all of the Company’s and the guarantors’ existing and future senior indebtedness and senior to the Company’s and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of the Company’s subsidiaries that have not guaranteed such notes.

     Senior Subordinated Notes

      In connection with the Recapitalization described in Note 1, the Company issued $400.0 million principal amount of Senior Subordinated Notes due 2009. Except as described below, the Senior Subordinated Notes may not be redeemed prior to August 1, 2004. Redemption prices range from 106% of the principal amount if redeemed in 2004 to 100% if redeemed in 2008 or thereafter. The Company was able to redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes prior to August 4, 2002 with the proceeds of a public equity offering at a redemption price of 112% of the amount redeemed. On May 3, 2000, the Company completed its initial public offering (IPO) of its common stock and used a portion of the proceeds to redeem $140.0 million of the Senior Subordinated Notes.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Japanese Loan

      In 2000, the Company’s Japanese subsidiary entered into a yen-denominated note agreement with a Japanese bank to finance the expansion of its manufacturing facilities. The loan, which has a balance of $23.3 million at December 31, 2002 (based on the yen-to-dollar exchange rate in effect at that date) and bears interest at an annual rate of 2.25%, requires semi-annual principal and interest payments through September 2010 of approximately $1.9 million (based on the yen-to-dollar exchange rate at December 31, 2002.) The note is unsecured, however, the bank has rights under the agreement to obtain collateral in certain circumstances. In addition, the note is guaranteed by SCI, LLC the Company’s primary domestic operating subsidiary.

     Debt Issuance Costs

      In connection with the Recapitalization, the Company incurred $52.6 million in costs relating to the establishment of its senior bank facilities and the issuance of its Senior Subordinated Notes. During 2002, 2001 and 2000, the Company incurred $12.1 million, $5.1 million and $3.2 million, respectively, relating to amendments under its senior bank facilities and additional borrowings. The Company wrote-off $6.5 million and $17.5 million of debt issuance costs in 2002 and 2000, respectively, in connection with the various prepayments as outlined above. Other assets at December 31, 2002 and 2001 included $33.7 million and $35.2 million, respectively, of unamortized debt issuance costs.

      Annual maturities relating to the Company’s long-term debt as of December 31, 2002 are as follows (in millions):

Actual
Maturities

2003	$9.3
2004	11.8
2005	236.9
2006	280.9
2007	176.8
Thereafter	687.5

Total	$1,403.2

      The Company and SCI LLC are co-issuers of the First-Lien Notes (issued in March 2003), the Second-Lien Notes, and the Senior Subordinated Notes (collectively, “the Notes”.) The Company’s other domestic subsidiaries (collectively, the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis, the Issuers’ obligations under the Notes. The Guarantor Subsidiaries include Semiconductor Components Industries of Rhode Island, Inc, an operating subsidiary, as well as holding companies whose net assets consist primarily of investments in the Company’s Czech subsidiaries, the Leshan joint venture and nominal equity interests in certain of the Company’s other foreign subsidiaries. The Company’s remaining subsidiaries (collectively, the “Non-Guarantor Subsidiaries”) are not guarantors of the Notes.

      The Company does not believe that the separate financial statements and other disclosures concerning the Guarantor Subsidiaries provide any additional information that would be material to investors in making

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

an investment decision. Condensed consolidating financial information for the Issuers, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries is as follows (in millions):

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

As of December 31, 2002
Cash and cash equivalents	$—	$121.5	$—	$60.9	$—	$182.4
Receivables, net	—	38.2	—	83.4	—	121.6
Inventories, net	—	25.4	0.5	147.3	(13.2)	160.0
Other current assets	—	7.4	0.1	35.5	—	43.0

Total current assets	—	192.5	0.6	327.1	(13.2)	507.0
Property, plant and equipment, net	—	104.4	33.5	320.6	(4.4)	454.1
Goodwill and other intangibles, net	—	8.1	95.9	—	—	104.0
Investments and other assets	(596.3)	131.3	47.2	1.3	554.5	138.0

Total assets	$(596.3)	$436.3	$177.2	$649.0	$536.9	$1,203.1

Accounts payable	$—	$25.3	$1.7	$50.4	$—	$77.4
Accrued expenses and other current liabilities	—	134.9	1.6	25.4	1.9	163.8
Deferred income on sales to distributors	—	32.3	—	38.5	—	70.8

Total current liabilities	—	192.5	3.3	114.3	1.9	312.0
Long-term debt(1)	551.4	1,372.2	—	21.7	(551.4)	1,393.9
Other long-term liabilities	—	28.3	—	16.8	—	45.1
Intercompany(1)	(595.7)	(558.1)	158.9	401.4	593.5	—

Total liabilities	(44.3)	1,034.9	162.2	554.2	44.0	1,751.0
Minority interests in consolidated subsidiaries	—	—	—	—	4.1	4.1
Redeemable preferred stock	110.1	—	—	—	—	110.1
Stockholders’ equity (deficit)	(662.1)	(598.6)	15.0	94.8	488.8	(662.1)

Liabilities, minority interests and stockholders’ equity (deficit)	$(596.3)	$436.3	$177.2	$649.0	$536.9	$1,203.1

As of December 31, 2001
Cash and cash equivalents	$—	$124.9	$0.1	$54.8	$—	$179.8
Receivables, net	—	62.4	—	79.9	—	142.3
Inventories, net	—	25.9	3.1	158.8	(4.1)	183.7
Other current assets	—	6.8	0.1	38.1	—	45.0

Total current assets	—	220.0	3.3	331.6	(4.1)	550.8
Property, plant and equipment, net	—	148.3	42.7	368.9	(4.4)	555.5
Deferred income taxes	—	—	—	1.3	—	1.3
Goodwill and other intangibles, net	—	8.0	107.9	—	—	115.9
Investments and other assets	(453.1)	62.4	45.4	1.0	481.2	136.9

Total assets	$(453.1)	$438.7	$199.3	$702.8	$472.7	$1,360.4

Accounts payable	$—	$33.4	$2.4	$75.7	$—	$111.5
Accrued expenses and other current liabilities	—	101.1	0.2	37.0	—	138.3
Deferred income on sales to distributors	—	43.3	—	56.1	—	99.4

Total current liabilities	—	177.8	2.6	168.8	—	349.2

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

Long-term debt(1)	260.0	1,352.6	—	21.9	(260.0)	1,374.5
Other long-term liabilities	—	36.3	—	12.1	—	48.4
Intercompany(1)	(297.3)	(668.2)	156.1	510.1	299.3	—

Total liabilities	(37.3)	898.5	158.7	712.9	39.3	1,772.1
Minority interests in consolidated subsidiaries	—	—	—	—	4.1	4.1
Redeemable preferred stock	101.6	—	—	—	—	101.6
Stockholders’ equity (deficit)	(517.4)	(459.8)	40.6	(10.1)	429.3	(517.4)

Liabilities, minority interests and stockholders’ equity (deficit)	$(453.1)	$438.7	$199.3	$702.8	$472.7	$1,360.4

For the year ended December 31, 2002
Total revenues	$—	$534.5	$72.0	$1,228.4	$(750.4)	$1,084.5
Cost of sales	—	471.2	55.1	1,014.1	(741.4)	799.0

Gross profit	—	63.3	16.9	214.3	(9.0)	285.5

Research and development	—	22.4	13.6	31.9	—	67.9
Selling and marketing	—	32.1	1.6	27.5	—	61.2
General and administrative	—	60.5	(0.6)	42.2	—	102.1
Amortization of goodwill and other intangibles	—	—	11.9	—	—	11.9
Restructuring and other	—	25.7	(1.1)	3.1	—	27.7

Total operating expenses	—	140.7	25.4	104.7	—	270.8

Operating income (loss)	—	(77.4)	(8.5)	109.6	(9.0)	14.7
Interest expense, net	—	(89.6)	(18.9)	(36.7)	—	(145.2)
Other income and expense(2)	—	(40.4)	—	40.4	—	—
Equity in earnings of joint ventures	(141.9)	73.6	1.8	4.2	66.2	3.9

Income (loss) before income taxes, minority interests and extraordinary loss	(141.9)	(133.8)	(25.6)	117.5	57.2	(126.6)
Income tax benefit (provision)	—	(4.6)	—	(4.2)	—	(8.8)
Minority interests	—	—	—	—	—	—
Extraordinary loss on prepayment of debt (net of income taxes)	—	(6.5)	—	—	—	(6.5)

Net income (loss)	$(141.9)	$(144.9)	$(25.6)	$113.3	$57.2	$(141.9)

For the year ended December 31, 2001
Total revenues	$—	$639.6	$97.5	$1,398.7	$(921.2)	$1,214.6
Cost of sales	—	639.9	71.3	1,264.4	(975.6)	1,000.0

Gross profit	—	(0.3)	26.2	134.3	54.4	214.6

Research and development	—	12.9	3.8	64.2	—	80.9
Selling and marketing	—	39.1	4.3	31.4	—	74.8
General and administrative	—	45.8	—	85.1	—	130.9
Amortization of goodwill and other intangibles	—	—	22.6	—	—	22.6
Write-off of acquired in-process research and development	—	—	—	—	—	—
Restructuring and other	—	56.4	2.5	91.5	—	150.4

Total operating expenses	—	154.2	33.2	272.2	—	459.6

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

Operating income (loss)	—	(154.5)	(7.0)	(137.9)	54.4	(245.0)
Interest expense, net	—	(71.5)	(18.9)	(43.1)	—	(133.5)
Equity in earnings of joint ventures	(831.4)	(237.2)	(0.9)	0.2	1,073.3	4.0
Gain on the sale of investment in joint venture	—	—	3.1	—	—	3.1

Income (loss) before income taxes, minority interests and cumulative effect of accounting change	(831.4)	(463.2)	(23.7)	(180.8)	1,127.7	(371.4)
Income tax benefit (provision)	—	(325.5)	(14.8)	11.8	(17.2)	(345.7)
Minority interests	—	—	—	—	2.1	2.1
Cumulative effect of accounting change (net of income tax)	—	(44.1)	—	(72.3)	—	(116.4)

Net income (loss)	$(831.4)	$(832.8)	$(38.5)	$(241.3)	$1,112.6	$(831.4)

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

For the year ended December 31, 2000
Total revenues	$—	$2,245.8	$122.4	$2,504.5	$(2,798.8)	$2,073.9
Cost of sales	—	1,765.6	92.0	2,256.4	(2,759.0)	1,355.0

Gross profit	—	480.2	30.4	248.1	(39.8)	718.9

Research and development	—	36.8	13.0	19.4	—	69.2
Selling and marketing	—	56.9	6.4	36.8	—	100.1
General and administrative	—	180.7	5.0	47.7	—	233.4
Amortization of goodwill and other intangibles	—	—	16.8	—	—	16.8
Write-off of acquired in-process research and development	—	—	26.9	—	—	26.9
Restructuring and other	—	—	—	4.8	—	4.8

Total operating expenses	—	274.4	68.1	108.7	—	451.2

Operating income (loss)	—	205.8	(37.7)	139.4	(39.8)	267.7
Interest expense, net	—	(78.5)	(14.3)	(38.4)	—	(131.2)
Equity in earnings of joint ventures	71.1	16.1	6.3	—	(89.1)	4.4

Income (loss) before taxes, minority interests and extraordinary loss	71.1	143.4	(45.7)	101.0	(128.9)	140.9
Income tax benefit (provision)	—	(58.9)	20.8	(21.5)	9.5	(50.1)
Minority interests	—	—	—	—	(2.2)	(2.2)
Extraordinary loss on prepayment of debt (net of taxes)	—	(17.5)	—	—	—	(17.5)

Net income (loss)	$71.1	$67.0	$(24.9)	$79.5	$(121.6)	$71.1

For the year ended December 31, 2002
Net cash provided by (used in) operating activities	$—	$(187.9)	$0.4	$223.1	$(5.0)	$30.6

Cash flows from investing activities:
Purchases of property, plant and equipment	—	(6.7)	(0.5)	(19.3)	—	(26.5)
Equity injections from Parent	—	(0.5)	—	—	0.5	—
Proceeds from sales of property, plant and equipment	—	2.3	—	2.2	—	4.5

Net cash used in investing activities	—	(4.9)	(0.5)	(17.1)	0.5	(22.0)

Cash flows from financing activities:
Intercompany loans	—	(233.0)	—	233.0	—	—
Intercompany loan repayments	—	429.4	—	(429.4)	—	—
Proceeds from debt issuance, net of discount	—	278.6	—	—	—	278.6
Payment of capital lease obligation	—	(1.1)	—	—	—	(1.1)
Repayment of long term debt	—	(287.1)	—	—	—	(287.1)
Dividends paid to affiliates	—	—	—	(5.0)	5.0	—
Equity injections from Parent	—	—	—	0.5	(0.5)	—
Proceeds from exercise of stock options and issuance of common stock under the employee stock purchase plan	—	2.6	—	—	—	2.6

Net cash provided by financing activities	—	189.4	—	(200.9)	4.5	(7.0)

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

Effect of exchange rate changes on cash and cash equivalents	—	—	—	1.0	—	1.0

Net increase (decrease) in cash and cash equivalents	—	(3.4)	(0.1)	6.1	—	2.6
Cash and cash equivalents, beginning of period	—	124.9	0.1	54.8	—	179.8

Cash and cash equivalents, end of period	$—	$121.5	$—	$60.9	$—	$182.4

For the year ended December 31, 2001
Net cash provided by (used in) operating activities	$—	$(38.2)	$2.3	$(101.4)	$(0.0)	$(137.3)

Cash flows from investing activities:
Purchases of property, plant and equipment	—	(50.4)	(1.1)	(66.4)	—	(117.9)
Investments in and advances to joint ventures	—	(5.5)	—	—	—	(5.5)
Acquisition of minority interests in consolidated subsidiaries	—	—	—	(0.1)	—	(0.1)
Proceeds from sale of investment in joint venture	—	20.4	—	—	—	20.4
Proceeds from sales of property, plant and equipment	—	4.8	—	9.0	—	13.8

Net cash used in investing activities	—	(30.7)	(1.1)	(57.5)	—	(89.3)

Cash flows from financing activities:
Intercompany loans	—	(213.5)	—	213.5	—	—
Intercompany loan repayments	—	145.7	—	(145.7)	—	—
Proceeds from senior credit facilities and other borrowings	—	125.0	—	—	—	125.0
Payment of capital lease obligation	—	(1.9)	—	—	—	(1.9)
Proceeds from convertible redeemable preferred stock, net of issuance costs	—	99.2	—	—	—	99.2
Repayment of debt issuance costs	—	(5.1)	—	—	—	(5.1)
Repayment of long term debt	—	(5.6)	—	—	—	(5.6)
Proceeds from exercise of stock options and issuance of common stock under the employee stock purchase plan	—	5.1	—	—	—	5.1

Net cash provided by financing activities	—	148.9	—	67.8	—	216.7

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.8	—	0.8

Net increase (decrease) in cash and cash equivalents	—	80.0	1.2	(90.3)	(0.0)	(9.1)
Cash and cash equivalents, beginning of period	—	44.9	(1.1)	145.1	—	188.9

Cash and cash equivalents, end of period	$—	$124.9	$0.1	$54.8	$(0.0)	$179.8

For the year ended December 31, 2000
Net cash provided by (used in) operating activities	$—	$396.1	$8.9	$(103.7)	$—	$301.3

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from investing activities:
Purchases of property, plant and equipment	—	(49.4)	(10.0)	(139.4)	—	(198.8)
Investment in business, net of cash acquired	—	(253.2)	—	—	—	(253.2)
Investments in and advances to joint ventures	—	(32.5)	—	—	—	(32.5)
Acquisition of minority interests in consolidated subsidiaries	—	—	—	(1.5)	—	(1.5)
Proceeds from sales of property, plant and equipment	—	4.8	—	13.3	—	18.1

Net cash used in investing activities	—	(330.3)	(10.0)	(127.6)	—	(467.9)

Cash flows from financing activities:
Intercompany loans	—	(280.0)	—	280.0	—	—
Intercompany loan repayments	—	41.5	—	(41.5)	—	—
Proceeds from initial public offering, net of offering expenses	—	514.8	—	—	—	514.8
Proceeds from senior credit facilities and other borrowings	—	200.0	—	26.1	—	226.1
Payment of debt issuance costs	—	(3.2)	—	—	—	(3.2)
Repayment of senior credit facilities, including prepayment penalty	—	(131.5)	—	—	—	(131.5)
Repayment of senior subordinated notes, including prepayment penalty	—	(156.8)	—	—	—	(156.8)
Redemption of redeemable preferred stock, including accrued dividends	—	(228.4)	—	—	—	(228.4)
Proceeds from exercise of stock options and issuance of common stock under the employee stock purchase plan	—	7.8	—	—	—	7.8

Net cash (used in) provided by financing activities	—	(35.8)	—	264.6	—	228.8

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.1)	—	(0.1)

Net increase (decrease) in cash and cash equivalents	—	30.0	(1.1)	33.2	—	62.1
Cash and cash equivalents, beginning of period	—	14.9	—	111.9	—	126.8

Cash and cash equivalents, end of period	$—	$44.9	$(1.1)	$145.1	$—	$188.9

(1)	For purposes of this presentation, the Senior Subordinated Notes and the Second-Lien Notes have been reflected in the condensed balance sheets of both the Company and SCI LLC with the appropriate offset reflected in the eliminations column. Interest expense has been allocated to SCI LLC only.

(2)	Represents the effects of an intercompany loan write-off in connection with the closure of the Company’s Guadalajara, Mexico facility.

(3)	The Company is a holding company and has no operations apart from those of its operating subsidiaries. Additionally, the Company does not maintain a bank account; rather, all of its cash receipts and disbursements are processed on its behalf by SCI LLC, its primary operating subsidiary.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10:     Income Taxes

      Geographic sources of income (loss) before income taxes, minority interests, extraordinary loss and cumulative effect of accounting change are as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

United States	$(222.2)	$(186.7)	$65.4
Foreign	95.6	(184.7)	75.5

	$(126.6)	$(371.4)	$140.9

      The provision for income taxes is as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

Current
Federal	$—	$(16.5)	$37.1
State and local	0.1	0.5	4.6
Foreign	2.3	6.6	20.0

	2.4	(9.4)	61.7

Deferred
Federal	—	315.8	(8.8)
State and local	—	39.6	(1.2)
Foreign	6.4	(0.3)	(1.6)

	6.4	355.1	(11.6)

	$8.8	$345.7	$50.1

      A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,

	2002	2001	2000

U.S. federal statutory rate	(35.0)%	(35.0)%	35.0%
Increase (decrease) resulting from:
State and local taxes, net of federal tax benefit	(9.2)	(3.4)	2.8
Foreign withholding taxes	1.3	1.5	2.0
Foreign rate differential	(24.4)	11.4	(3.5)
Change in valuation allowance	73.2	118.2
Other	1.0	0.4	(0.7)

	6.9%	93.1%	35.6%

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred tax assets are as follows (in millions):

	Year Ended December 31,

	2002	2001

Tax-deductible goodwill	$235.2	$255.4
Reserves and accruals	24.3	31.9
Inventories	15.1	29.6
Property, plant and equipment	16.2	28.9
Net operating loss and tax credit carryforwards	237.0	95.3
Other	18.2	20.0

Gross deferred tax assets	$546.0	$461.1
Valuation allowance	(541.8)	(450.6)

Net deferred tax asset	$4.2	$10.5

      A valuation allowance has been recorded against the Company’s deferred tax assets, with the exception of deferred tax assets at certain foreign subsidiaries, as management believes it is more likely than not that these assets will not be realized.

      As of December 31, 2002, the Company’s federal, state, and foreign net operating loss carryforwards were $541.2 million, $608.0 million, and $17.3 million, respectively. If not utilized, these net operating losses will expire in varying amounts from 2006 through 2023. The Company’s ability to utilize its federal net operating loss carryforwards may be limited in the future if the Company experiences an ownership change as defined by the Internal Revenue Code.

      Income taxes have not been provided on the undistributed earnings of the Company’s foreign subsidiaries (approximately $87.8 million at December 31, 2002) over which it has sufficient influence to control the distribution of such earnings and has determined that such earnings have been reinvested indefinitely. These earnings could become subject to federal income tax if they are remitted as dividends, if foreign earnings are loaned to any of the Company’s domestic subsidiaries, or if the Company sells its investment in such subsidiaries. The Company estimates that repatriation of these foreign earnings would generate additional foreign withholding taxes of $13.1 million.

Note 11:     Redeemable Preferred Stock

      On September 7, 2001, the Company issued 10,000 shares of its Series A Cumulative Convertible Redeemable Preferred Stock (“the preferred stock”) with a stated value of $100 million to an affiliate of TPG. Net proceeds from the sale after deducting issuance costs were approximately $99.2 million. As of the issuance date, the preferred stock was convertible into 35,460,993 shares of the Company’s common stock at a price of $2.82 per share (subject to specified anti-dilution provisions) and is redeemable at the holder’s option any time after September 7, 2009. The preferred stock has a cumulative dividend payable quarterly in cash, at the rate of 8.0% per annum (or, if greater during the relevant quarterly period, in an amount equal to the value of the dividends that would be paid on the common stock then issuable upon conversion of the preferred stock), compounded to the extent not paid, and subject to restrictions under the Company’s senior bank facilities, the 12% Senior Subordinated Notes due in 2009 and other documents relating to the Company’s indebtedness.

      The per share price of the Company’s common stock on the date of issuance was $3.19, which was $0.37 higher than the conversion price of $2.82, resulting in a beneficial conversion feature (“BCF”) of approximately $13.1 million. The BCF was originally recorded as a discount against the preferred shares with an offsetting increase to additional paid-in capital. However, since the preferred shares are convertible

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

immediately and have no stated redemption date, the discount was accreted in full on the date of issuance effectively eliminating the originally recorded discount. The net loss applicable to common shareholders in 2001 was increased by the $13.1 million accretion for purposes of calculating earnings per share.

      At any time after September 7, 2009, the holders may require that the Company redeem their shares at a redemption price equal to the greater of (i) the stated value of the preferred stock plus all accrued and unpaid dividends thereon or (ii) 50% of the then current market price of the common stock (based upon the average closing price of the common stock over the preceding 30 trading days) and other assets and property, if any, into which one share of preferred stock is then convertible. Upon a change of control, the holders of the preferred stock may “put” their shares to the Company at 101% of the stated value plus accumulated and unpaid dividends. The holders of the preferred stock were also granted registration rights in respect of the common stock underlying the preferred stock.

      The holder’s right to require the Company to redeem the preferred stock is subject to, and expressly conditioned upon, limitations under the Company’s various debt agreements. The holders of the preferred stock will be entitled to vote with the holders of the Company’s common stock as a single class. As of the issuance date, each share of preferred stock was entitled to approximately 3,135 votes, subject to certain adjustments for accumulated dividends and those made in accordance with anti-dilution provisions contained in the underlying agreements.

Note 12:     Common Stock

      On May 3, 2000, the Company completed the initial public offering of its common stock, selling 34.5 million shares with an issue price of $16 per share. Net proceeds from the IPO (after deducting issuance costs) were approximately $514.8 million. The net proceeds were used to redeem all of the preferred stock then outstanding (including accrued dividends), redeem a portion of the 12% Senior Subordinated Notes due in 2009 and prepay a portion of the loans outstanding under the senior bank facilities. In connection with this debt prepayment, the Company incurred prepayment penalties and redemption premiums of $17.3 million and wrote off $11.9 million of debt issuance costs. These amounts, totaling $29.2 million ($17.5 million or $0.11 per share, net of income taxes), have been classified as an extraordinary loss in the accompanying consolidated statement of operations for 2000.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Earnings (loss) per share calculations for 2002, 2001 and 2000 are as follows (in millions, except per share data):

	2002	2001	2000

Net income (loss) before extraordinary loss and cumulative effect of accounting change	$(135.4)	$(715.0)	$88.6
Less: Accretion of beneficial conversion feature of redeemable preferred stock	—	(13.1)	—
Less: Redeemable preferred stock dividends	(8.5)	(2.4)	(8.8)

Net income (loss) applicable to common stock before extraordinary loss and cumulative effect of accounting change	(143.9)	(730.5)	79.8
Extraordinary loss on debt prepayment	(6.5)	—	(17.5)
Cumulative effect of accounting change	—	(116.4)	—

Net income (loss) applicable to common stock	$(150.4)	$(846.9)	$62.3

Basic weighted average common shares outstanding	175.6	173.6	160.2
Add: Incremental shares for :
Dilutive effect of stock options	—	—	5.4
Convertible redeemable preferred stock		—	—

Diluted weighted average common shares outstanding	175.6	173.6	165.6

Earnings per share
Basic:
Net income (loss) applicable to common stock before extraordinary loss and cumulative effect of accounting change	$(0.82)	$(4.21)	$0.50
Extraordinary loss on debt prepayment	(0.04)	—	(0.11)
Cumulative effect of accounting change	—	(0.67)	—

Net (loss) income applicable to common stock	$(0.86)	$(4.88)	$0.39

Diluted:
Net income (loss) applicable to common stock before extraordinary loss and cumulative effect of accounting change	$(0.82)	$(4.21)	$0.49
Extraordinary loss on debt prepayment	(0.04)	—	(0.11)
Cumulative effect of accounting change	—	(0.67)	—

Net (loss) income applicable to common stock	$(0.86)	$(4.88)	$(0.38)

      Basic earnings (loss) per share is computed by dividing net income (loss) available for common stock adjusted for dividends accrued on the Company’s redeemable preferred stock and the accretion of the beneficial conversion feature on the redeemable preferred stock by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share generally assumes the conversion of the convertible redeemable preferred stock into common stock and also incorporates the incremental impact of shares issuable upon the assumed exercise of stock options. The number of incremental shares from the assumed exercise of stock options is calculated by applying the treasury stock method. For 2002 and 2001, the effect of stock option shares were not included as the related impact would have been anti-dilutive as the Company generated a net loss in those periods. Had the Company generated net income in 2002 and 2001, the assumed exercise of stock options would have resulted in an additional 3.5 million shares and 5.1 million shares of diluted weighted average common shares outstanding in 2002 and 2001, respectively. This

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

computation excludes an additional 13.3 million and 8.8 million of options outstanding at December 31, 2002 and 2001 as their exercise price exceeds the average fair market value during those years and, accordingly, the related impact would have been anti-dilutive. For 2002 and 2001, the assumed conversion of the redeemable preferred stock was also not included in determining diluted earnings per share as the related impact would have been anti-dilutive. The redeemable preferred stock is convertible into shares of the Company’s common stock at a price of $2.82.

      On April 24, 2002, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission to register 40,000,000 shares of common stock. The Company may sell the registered shares in one or more offerings depending on market and general business conditions. Because the Company is not planning on issuing any shares in the near future, the Company has not yet requested that the shelf registration statement be declared effective.

      On July 9, 2002, the Company received a notice from Nasdaq advising that it was not in compliance with the Nasdaq National Market’s minimum bid price requirement (Marketplace Rule 4450 (b)(4)) because its common stock had traded below $3.00 per share for 30 consecutive trading days and that, if the Company were unable to demonstrate compliance with this requirement by October 7, 2002, Nasdaq would provide it written notification that its securities will be delisted. Because the Company’s stock had not closed above $2.82 a share since July 9, 2002, it seemed unlikely that it would have regained compliance with the minimum bid price requirement. Therefore, on October 2, 2002 the Company requested a transfer of the listing of our common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. On October 22, 2002 Nasdaq approved the transfer and effective October 25, 2002, the Company began trading on the Nasdaq SmallCap Market

Note 13:     Stock Options

      The Company adopted the ON Semiconductor 1999 Founders Stock Option Plan (“the 1999 Plan”), which is an incentive plan for key employees, directors and consultants. A total of 11.6 million shares of the Company’s common stock have been reserved for issuance under the 1999 Plan. The 1999 Plan is administered by the Board of Directors or a committee thereof, which is authorized to, among other things, select the key employees, directors and consultants who will receive grants and determine the exercise prices and vesting schedules of the options. Prior to the existence of a public market for the Company’s common stock, the Board of Directors determined fair market value.

      On February 17, 2000, the Company adopted the 2000 Stock Incentive Plan (“the 2000 Plan”) to provide key employees, directors and consultants with various equity-based incentives as described in the plan document. During 2001, stockholders voted to amend the 2000 Plan to increase the number of shares of the Company’s common stock issuable thereunder by 3.0 million (for an aggregate of 13.0 million shares at December 31, 2001). The 2000 Plan is administered by the Board of Directors or a committee thereof, which is authorized to determine, among other things, the key employees, directors or consultants who will receive awards under the plan, the amount and type of award, exercise prices or performance criteria, if applicable, and vesting schedules.

      Generally, the options granted under both plans vest over a period of four years. Under the 1999 Plan, all outstanding options and under the 2000 Plan certain outstanding options vest automatically upon a change of control, as defined, provided the option holder is employed by the Company on the date of the change in control. Under the 2000 Plan, certain other outstanding options vest upon a change of control if the Board of Directors of the Company, in its discretion, provides for acceleration of the vesting of said options. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      There was an aggregate of 6.3 million, 4.7 million and 6.6 million shares of common stock available for grant under the 1999 Plan and the 2000 Plan at December 31, 2002, 2001 and 2000, respectively.

      Additional information with respect to the activity of the Company’s stock option plans is as follows (in millions, except per share data):

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	18.7	$5.91	14.4	$6.46	10.1	$1.50
Grants	9.0	3.12	8.4	5.26	5.5	15.18
Exercises	(0.8)	1.50	(0.6)	1.50	(0.6)	1.67
Cancellations	(4.5)	7.47	(3.5)	7.42	(0.6)	7.71

Outstanding at end of year	22.4	$4.63	18.7	$5.91	14.4	$6.46

Exercisable at end of year	8.8	$4.90	4.6	$4.65	2.6	$3.32

Weighted average fair value of options granted during the period		$1.91		$3.25		$8.04

      The following tables summarize options outstanding and options exercisable at December 31, 2002:

	Outstanding Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
	Shares	Life (in years)	Price

Range of Exercise Prices
$1.25-$1.50	7.3	6.99	$1.48
$1.80-$2.71	2.1	9.84	1.95
$3.22-$4.24	6.8	8.96	3.61
$5.50-$9.03	3.7	8.20	6.42
$10.88-$21.38	2.5	7.38	15.95

Totals	22.4		$4.63

	Exercisable Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
	Shares	Life (in years)	Price

Range of Exercise Prices
$1.25-$1.50	5.4	6.73	$1.50
$3.22-$4.24	0.8	8.86	4.00
$5.50-$9.03	1.0	8.10	6.64
$10.88-$21.38	1.6	7.37	15.97

Totals	8.8		$4.90

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      These options will expire if not exercised at specific dates through November 2012.

      In 2002, the Company recorded charges of $4.1 million related to the modification of option terms for employees terminated under the restructuring plan as well as the separation of an executive officer. These charges are recorded in restructuring and other charges in the consolidated statement of operations with an offsetting credit to additional paid-in capital. In 2002, the Company also recorded $0.4 million of compensation expense related to stock options issued to consultants and other stock option modifications to certain employees.

      In 2001, the Company issued warrants to purchase 1,250,000 shares of common stock to consultants for services rendered during 2001. These warrants, which have an exercise price of $1.90 per share, were recorded at their estimated fair value of $1.3 million as a charge to general and administrative expense with an offsetting credit to additional paid-in capital. These warrants vested at the date of grant and expire in October 2005.

      During 2000, an employee of the Company was granted 80,000 stock appreciation rights under the 2000 Plan with a reference price of $16.00.

      In 2000, the Company granted certain consultants options to purchase approximately 91,000 shares of common stock at exercise prices ranging from $1.50 to $16.00 per share. The aggregate estimated fair value of these options of $1.2 million was recognized as general and administrative expense over the term of the respective consulting agreements, approximately $0.5 million in 2001 and $0.7 million in 2000. These grants expire at various dates through June 2003.

      On February 17, 2000, the Company adopted the 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of the Company’s common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. Employees will be limited to annual purchases of $25,000 under this plan. In addition, during each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2002, 2001 and 2000, employees purchased approximately 1.0 million, 1.3 million and 1.0 million shares under the plan. During 2001, shareholders voted to amend the 2000 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock issuable thereunder by 4.0 million (for an aggregate of 5.5 million shares).

Note 14:     Employee Benefit Plans

     Defined Benefit Plans

      In connection with the Recapitalization, the Company established the ON Semiconductor Pension Plan (the “Plan”) that, after one year of service, covered most U.S. employees who were also formerly employees of Motorola. The Plan’s benefit formula was dependent upon each employee’s earnings and years of service. Benefits under the Plan are valued utilizing the projected unit credit cost method. The Company’s policy is to fund its defined benefit plans in accordance with the requirements and regulations of the Internal Revenue Code.

      In November 1999, the Plan was amended so that benefit accruals under the Plan will be discontinued effective December 31, 2004 for those employees whose combined age and years of service (in complete years) equaled or exceeded 65 at August 4, 1999 (the “Grandfathered Employees”). Benefit accruals under the plan for all other employees were discontinued effective December 31, 2000. Upon termination or retirement, employees may elect to receive their benefits in the form of either an annuity contract or a lump-sum distribution. In 2000, the ON Semiconductor Grandfathered Pension Plan (the “Grandfathered Plan”) was established and the assets and accumulated benefits related to the Grandfathered Employees were transferred to the Grandfathered Plan.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Effective April 15, 2001, the Company terminated the Plan in a standard termination, which requires plan assets be sufficient to provide all benefits for participants and beneficiaries of deceased participants. Substantially all accrued benefits under the Plan were distributed to participants by December 31, 2001.

      Certain of the Company’s foreign subsidiaries provide retirement plans for substantially all of their employees. Such plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under all foreign pension plans are also valued using the projected unit credit cost method.

      The following is a summary of the status of the Company’s various pension plans and the net periodic pension cost (dollars in millions):

	2002			2001

	U.S.	Foreign		U.S.	Foreign
	Pension	Pension		Pension	Pension
	Plans	Plans	Total	Plans	Plans	Total

Assumptions used to value the Company’s pension obligations are as follows:
Rate of compensation increase	3.00%	3.17%		3.00%	3.77%
Discount rate	5.00%	4.40%		7.40%	5.08%
Benefit obligation, beginning of period	$41.5	$22.3	$63.8	$77.4	$32.8	$110.2
Service cost	1.8	1.3	3.1	2.1	2.2	4.3
Interest cost	3.0	0.8	3.8	2.4	1.6	4.0
Curtailment gain	—	(0.3)	(0.3)	—	(0.2)	(0.2)
Actuarial (gain) loss	5.3	1.2	6.5	18.0	(0.5)	17.5
Benefits paid	(4.8)	(6.7)	(11.5)	(58.4)	(11.7)	(70.1)
Translation (gain) loss	—	0.7	0.7	—	(1.9)	(1.9)

Benefit obligation, end of period	$46.8	$19.3	$66.1	$41.5	$22.3	$63.8

Change in Plan Assets:
Fair value, beginning of period	$10.1	$9.1	$19.2	$60.5	$18.1	$78.6
Actual return on plan assets	(1.1)	0.3	(0.8)	0.4	(0.6)	(0.2)
Employer contributions	13.0	1.3	14.3	7.6	4.4	12.0
Benefits paid	(4.8)	(6.7)	(11.5)	(58.4)	(11.7)	(70.1)
Translation gain (loss)	—	—	—	—	(1.1)	(1.1)

Fair value, end of period	$17.2	$4.0	$21.2	$10.1	$9.1	$19.2

Balances, end of period:
Pension benefit obligation	$(46.8)	$(19.3)	$(66.1)	$(41.5)	$(22.3)	$(63.8)
Fair value of plan assets	17.2	4.0	21.2	10.1	9.1	19.2

Funded status	(29.6)	(15.3)	(44.9)	(31.4)	(13.2)	(44.6)
Unrecognized net actuarial loss (gain)	20.0	1.5	21.5	17.3	(0.2)	17.1
Unrecognized prior service cost	0.9	1.9	2.8	1.3	2.2	3.5

Net liability recognized end of period	$(8.7)	$(11.9)	$(20.6)	$(12.8)	$(11.2)	$(24.0)

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002			2001

	U.S.	Foreign		U.S.	Foreign
	Pension	Pension		Pension	Pension
	Plans	Plans	Total	Plans	Plans	Total

The net amounts recognized in the consolidated balance sheet consist of the following:
Accrued expenses	$(6.4)	$(2.0)	$(8.4)	$(13.0)	$(1.3)	$(14.3)
Other long-term liabilities	(22.0)	(11.8)	(33.8)	(14.9)	(9.9)	(24.8)
Intangible asset	0.8	1.2	2.0	1.3	—	1.3
Accumulated other comprehensive income (loss)	18.9	0.7	19.6	13.8	—	13.8

Net liability recognized, end of period	$(8.7)	$(11.9)	$(20.6)	$(12.8)	$(11.2)	$(24.0)

	2002			2001			2000

	U.S.	Foreign		U.S.	Foreign		U.S.	Foreign
	Pension	Pension		Pension	Pension		Pension	Pension
	Plans	Plans	Total	Plans	Plans	Total	Plans	Plans	Total

Assumptions used to determine pension costs are as follows:
Discount rate	7.40%	5.08%		6.80%	5.76%		6.80%	6.22%
Expected return on assets	8.50%	3.17%		8.50%	7.46%		8.50%	5.15%
Rate of compensation increase	3.00%	3.77%		3.00%	3.77%		5.00%	4.75%
Components of net periodic pension cost:
Service cost	$1.8	$1.3	$3.1	$2.1	$2.2	$4.3	$4.7	$2.6	$7.3
Interest cost	3.0	0.8	3.8	2.4	1.6	4.0	4.5	2.0	6.5
Expected return on assets	(1.2)	(0.3)	(1.5)	(1.4)	(1.0)	(2.4)	(5.2)	(1.5)	(6.7)
Amortization of prior service cost	0.1	0.3	0.4	0.2	0.4	0.6	0.2	0.6	0.8
Other losses	4.9	—	4.9	0.3	—	0.3	—	—	—
Settlement loss (curtailment gain)	0.4	(0.3)	0.1	9.9	2.3	12.2	—	—	—

Net periodic pension cost	$9.0	$1.8	$10.8	$13.5	$5.5	$19.0	$4.2	$3.7	$7.9

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $63.8 million, $56.8 million, and $19.6 million, respectively as of December 31, 2002 and $60.4 million, $54.6 million and $16.3 million, respectively as of December 31, 2001.

      We recognize a minimum liability in our financial statements for our underfunded pension plans. The total accrued pension liability of $42.2 million and $39.1 million at December 31, 2002 and 2001, respectively and includes an additional minimum pension liability of $21.6 and $15.1 million, respectively. The additional minimum liability was offset by a $2.0 million intangible asset and a $19.6 million increase to stockholders’ deficit at December 31, 2002 compared with a $1.3 million intangible asset and a $13.8 million increase to stockholders’ deficit at December 31, 2001.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In regards to the Grandfathered Plan, the Company reevaluated its current assumptions in light of the actual returns experienced, current annuity rates and the expected discontinuation of benefits as of December 31, 2004 with the subsequent payment of benefits in 2005. The discount rate used to determine the pension obligation at December 31, 2002 and to determine future expense was lowered to 5.0% from 7.4% in the previous year. In addition, the expected return on plan assets used to determine future expense was lowered to 2.5% from 8.5%, reflecting the Company’s change in investment policy regarding the assets of the Grandfathered Plan. Upon the termination of the Grandfathered Plan, the Company is obligated to ensure that the plan has assets sufficient to pay accrued benefits.

     Defined Contribution Plans

      The Company has a deferred compensation plan (“the Savings Plan”) for all eligible U.S. employees established under the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may contribute a percentage of their salary subject to certain limitations. Effective January 1, 2000, the Company began a matching contribution of 100% of the first 4% of employee contributions, and 50% of the next 4% of employee contributions, as defined in the Savings Plan.

      The Company recognized $7.1 million of expense relating to matching contributions in 2000. Effective March 1, 2001 the Company amended the Savings Plan to make the matching contribution discretionary. A discretionary matching contribution was offered through April 2001, resulting in $2.2 million of related expense in 2001. Effective January 1, 2002, the Company reinstated a discretionary matching contribution of 100% of the first 3% of employee contributions and, if certain financial goals are achieved, an additional 50% of the next 6% of employee contributions. In 2002 the Company recognized $4.0 million of expense relating to matching contributions in 2002.

      Certain foreign subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.4 million, $0.6 million and $1.0 million relating to these plans for the years ended 2002, 2001 and 2000, respectively.

Note 15:     Financial Instruments

     Foreign Currencies

      As a multinational business, the Company’s transactions are denominated in a variety of currencies. When appropriate, the Company uses forward foreign currency contracts to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. The Company’s policy prohibits trading in currencies for which there are no underlying exposures, or entering into trades for any currency to intentionally increase the underlying exposure.

      Under the Company’s foreign exchange management program, foreign subsidiaries provide forecasts of their foreign currency exposures. The Company then aggregates the forecasted amounts and enters into foreign currency contracts in order to create an offset to the underlying exposures. Losses or gains on the underlying cash flows or investments offset gains or losses on the financial instruments. The Company primarily hedges existing assets and liabilities and cash flows associated with transactions currently on its balance sheet.

      At December 31, 2002 and 2001, the Company had net outstanding foreign exchange contracts with notional amounts of $19.5 million and $33.8 million, respectively. Such contracts were obtained through financial institutions and were scheduled to mature within three months. Management believes that these financial instruments should not subject the Company to increased risks from foreign exchange movements because gains and losses on these contracts, which are included in other current liabilities, should offset losses

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and gains on the assets, liabilities and transactions being hedged. The following schedule shows the net foreign exchange positions in U.S. dollars as of December 31, 2002 and 2001 (in millions):

	December 31,

	2002	2001
	Buy (Sell)	Buy (Sell)

Japanese Yen	$(16.3)	$(31.9)
Czech Koruna	2.7	—
Euro	(11.4)	(8.0)
Philippine Peso	1.8	—
Mexican Peso	0.3	2.4
British Pound	5.0	6.1
Singapore Dollar	1.8	1.5
Swedish Krona	1.5	—
Taiwan Dollar	(4.9)	(3.4)
Other	—	(0.5)

	$(19.5)	$(33.8)

      The Company is exposed to credit-related losses if counterparties to its foreign exchange contracts fail to perform their obligations. At December 31, 2002, the counterparties on the Company’s foreign exchange contracts are two highly rated financial institutions and no credit-related losses are anticipated. Amounts payable or receivable under the contracts are included in other current assets or accrued expenses in the accompanying consolidated balance sheet. For 2002, 2001, and 2000, aggregate foreign currency transaction gains/(losses) total $(0.3) million, $1.2 million and $6.9 million, respectively.

     Interest Rate Agreements

      At December 31, 2002, the Company had two interest rate swaps of $100.0 million and $55.0 million, which were required by its senior bank facilities. The interest rate swaps are floating-to-fixed rate agreements based on LIBOR with quarterly interest rate resets. The $100.0 million swap has a fixed rate is 5.9% and expires in December 2004 while the $55.0 million swap has a fixed rate of 6.8% and expires in September 2003. The notional amounts are used solely as the basis for which the payment streams are calculated and exchanged. The notional amount is not a measure of the exposure to the Company through the use of the swaps. Amounts to be paid or received under the contracts are recorded in either other current assets or accrued expenses in the accompanying consolidated balance sheet and as an adjustment to interest expense.

     Other

      At December 31, 2002, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not hedge the value of its equity investments in its subsidiaries or affiliated companies.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16:     Fair Value of Financial Instruments

      The Company uses the following methods to estimate the fair values of its financial instruments:

     Cash and Cash Equivalents

      The carrying amount approximates fair value due to the short-term maturities of such instruments.

     Leshan Notes Receivable

      The fair value of the Leshan notes receivable approximates its carrying amount as the interest rate on these notes approximates market.

     Investment in Joint Ventures

      It was not practicable to estimate the fair value of non-marketable investments because of a lack of quoted market prices and the inability to estimate fair values without incurring excessive costs. The carrying amounts of $36.0 and $32.1 at December 31, 2002 and December 31, 2001 represents the equity of investments currently owned, which management believes are not impaired.

     Long-term Debt

      The fair values of the Company’s long-term borrowings are determined by obtaining quoted market prices if available or market prices for comparable debt instruments.

     Foreign Currency Exchange Contracts

      Forward foreign exchange contracts are valued at current foreign exchange rates for contracts with similar maturities.

     Interest Rate Agreements

      The fair values of the Company’s interest rate swaps represent the amounts at which they could be settled and are estimated by obtaining quotes from brokers.

     Series A Cumulative Convertible Redeemable Preferred Stock

      The fair value of the Company’s cumulative convertible redeemable preferred stock as of December 31, 2002 was estimated as the sum of the present value of the related future cash flows discounted at a rate for a financial instrument with similar characteristics plus the estimated fair value of the conversion option using the Black Scholes option-pricing model. As of December 31, 2001, the fair value was estimated to approximate the carrying value.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The carrying amounts and fair values of the Company’s financial instruments at December 31, 2002 and 2001 are as follows (in millions):

	December 31, 2002		December 31, 2001

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Leshan note receivable	$63.3	$63.3	$63.3	$63.3
Investment in joint ventures	36.0	36.0	32.1	32.1
Long-term debt	(1,393.9)	(999.9)	(1,374.5)	(1,132.3)
Foreign currency exchange contracts	(0.3)	(0.3)	0.9	0.9
Interest rate agreements	(10.5)	(10.5)	(12.2)	(12.2)
Series A preferred stock	110.1	93.1	101.6	101.6

Note 17:     Commitments and Contingencies

     Leases

      The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2002 (in millions):

Year Ending December 31,
2003	$9.4
2004	4.3
2005	2.5
2006	1.1
2007	0.3
Thereafter	—

Total	$17.6

      The Company’s existing leases do not contain significant restrictive provisions; however, certain leases contain renewal options and provisions for payment by the Company of real estate taxes, insurance and maintenance costs. Total rent expense for 2002, 2001, and 2000 was $12.3 million, $11.0 million, and $13.0 million, respectively.

      At December 31, 2002, two letters of credit totaling $7.5 million partially secure an operating lease and a service agreement with an information technology vendor. A downgrade in the Company’s debt rating could trigger acceleration of remaining amounts due under these agreements, a portion of which would be satisfied by the letters of credit. The lease expires 2003 while the service agreement expires in 2006. These letters of credit are renewable on a yearly basis until 2005 when they expire.

     Other Contingencies

      The Company’s manufacturing facility in Phoenix, Arizona is located on property that is a “Superfund” site, a property listed on the National Priorities List and subject to clean-up activities under the Comprehensive Environmental Response, Compensation, and Liability Act. Motorola is actively involved in the cleanup of on-site solvent contaminated soil and groundwater and off-site contaminated groundwater pursuant to consent decrees with the State of Arizona. As part of the August 4, 1999 recapitalization, Motorola has retained responsibility for this contamination, and has agreed to indemnify the Company with respect to remediation costs and other costs or liabilities related to this matter.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Legal Matters

      The Company is involved in a variety of legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters, including the matters described in the next paragraph, will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

      During the period July 5, 2001 through July 27, 2001, the Company was named as a defendant in three shareholder class action lawsuits that were filed in federal court in New York City against the Company and certain of its current and former officers, current directors and the underwriters for its initial public offering. The lawsuits allege violations of the federal securities laws and have been docketed in the U.S. District Court for the Southern District of New York as: Abrams v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6114; Breuer v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6287; and Cohen v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6942. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint that supersedes the individual complaints originally filed. The amended complaint alleges, among other things, that the underwriters of the Company’s initial public offering improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of the Company’s common stock in the aftermarket as conditions of receiving shares in its initial public offering. The amended complaint further alleges that these supposed practices of the underwriters should have been disclosed in the Company’s initial public offering prospectus and registration statement. The amended complaint alleges violations of both the registration and antifraud provisions of the federal securities laws and seeks unspecified damages. We understand that various other plaintiffs have filed substantially similar class action cases against approximately 300 other publicly traded companies and their public offering underwriters in New York City, which along with the cases against the Company have all been transferred to a single federal district judge for purposes of coordinated case management. The Company believes that the claims against it are without merit and have defended, and intend to continue to defend, the litigation vigorously. The litigation process is inherently uncertain, however, and the Company cannot guarantee that the outcome of these claims will be favorable.

      Accordingly, on July 15, 2002, together with the other issuer defendants, the Company filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In addition, the parties have stipulated to the voluntary dismissal without prejudice of our individual current and former officers and directors who were named as defendants in our litigation, and they are no longer parties to the lawsuit. On February 19, 2003, the Court issued its ruling on the motions to dismiss filed by the underwriter and issuer defendants. In that ruling the Court granted in part and denied in part those motions. As to the claims brought against the Company under the antifraud provisions of the securities laws, the Court dismissed all of these claims with prejudice, and refused to allow plaintiffs the opportunity to re-plead these claims. As to the claims brought under the registration provisions of the securities laws, which do not require that intent to defraud be pleaded, the Court denied the motion to dismiss these claims as to the Company and as to substantially all of the other issuer defendants as well. The Court also denied the underwriter defendants’ motion to dismiss in all respects. While the Company can make no promises or guarantees as to the outcome of these proceedings, it believes that the final result of these actions will have no material effect on the Company’s consolidated financial condition, results of operations or cash flows.

Note 18:     Related Party Transactions

      The Company agreed to pay TPG an annual management fee of up to $2.0 million. In connection with the Cherry acquisition described in Note 6, the Company paid TPG a $2.0 million advisory fee in-lieu of the annual management fee for 2000. Under the Company’s amended debt agreements, the payment of the annual

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management fees to TPG in cash has been deferred until certain conditions are met and no such payments occurred in 2001 or 2002. Management fees may be paid to TPG with the Company’s common stock or warrants.

      In connection with the Recapitalization, Motorola assigned, licensed or sublicensed intellectual property to the Company relating to certain of the Company’s products. Motorola also agreed to continue providing manufacturing and assembly services, to continue using similar services the Company provides to them and to lease real estate to the Company. The manufacturing and assembly services that the Company and Motorola have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. Subject to the Company’s right to cancel upon six months’ written notice, the Company has minimum commitments to purchase manufacturing services from Motorola of approximately $1.0 million 2003.

	Year Ended December 31,

	2002	2001	2000

Cash paid for:
Purchases of manufacturing services from Motorola	$13.8	$86.1	$162.3

Cost of other services, rent and equipment purchased from Motorola	$1.5	$17.7	$96.0

Cash received for:
Freight sharing agreement with Motorola	$21.4	$21.9	$23.8

Rental of property and equipment to Motorola	$9.1	$11.2	$11.9

Product sales to Motorola	$98.2	$92.5	$215.8

      Related party activity between the Company and Motorola is as follows (in millions):

      On April 8, 2002, the Company and Motorola, Inc. reached agreement regarding certain post-closing payments to be made under agreements entered into in connection with the August 1999 Recapitalization. Pursuant to the agreement, Motorola paid the Company $10.6 million during the second quarter of 2002. As a result, the Company recognized a related gain of $12.4 million, which is included in restructuring and other charges in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2002.

      As part of the recapitalization, Motorola agreed to provide the Company with worldwide freight services through August 4, 2002. This agreement resulted in better prices than the Company could obtain from third parties. The cost increases resulting from the expiration of this agreement, which totaled approximately $11 million in 2002 as compared to 2001, have been factored into our current operating plans.

Note 19:     Supplemental Disclosure of Cash Flow Information

      The Company’s non-cash financing activities and cash payments for interest and income taxes are as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

Non-cash financing activities:
Equipment acquired through capital leases	$—	$3.0	$—
Cash (received) paid for:
Interest	98.9	118.1	131.2
Income taxes	(0.6)	(2.4)	54.2

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20:     Segment Information

      The Company is engaged in the design, development, manufacture and marketing of a wide variety of semiconductor components and operates in one segment. The Company operates in various geographic locations. Sales to unaffiliated customers have little correlation with the location of manufacture. It is, therefore, not meaningful to present operating profit by geographic location. The Company conducts a substantial portion of its operations outside of the United States and is subject to risks associated with non-U.S. operations, such as political risks, currency controls and fluctuations, tariffs, import controls and air transportation.

      Total revenues by geographic location and product line, including local sales and exports made by operations within each area, are summarized as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

United States	$393.1	$430.6	$856.0
The Other Americas	8.2	55.1	109.1
Asia/ Pacific	416.5	376.8	551.5
Europe	201.7	264.0	414.8
Japan	65.0	88.1	142.5

	$1,084.5	$1,214.6	$2,073.9

	Year Ended December 31,

	2002	2001	2000

Power Management and Standard Analog	$362.7	$365.4	$533.5
MOS Power Devices	138.7	146.7	221.3
High Frequency Clock and Data Management	72.0	118.5	312.4
Standard Components	511.1	584.0	1,006.7

	$1,084.5	$1,214.6	$2,073.9

      Property, plant and equipment by geographic location is summarized as follows (in millions):

	December 31,

	2002	2001

The Americas*	$148.4	$202.4
Asia/ Pacific	135.7	171.3
Europe	97.4	103.3
Japan	72.6	78.5

	$454.1	$555.5

*	The decrease from 2000 to 2001 relates primarily to the decision to phase-out manufacturing operations at the Company’s Guadalajara, Mexico facility and the related asset impairment charges recorded in 2001.

      Sales to Motorola and two other customers accounted for approximately 8%, 10% and 10%, respectively of the Company’s total revenue during 2002 compared to approximately 7%, 8% and 8%, respectively during 2001, and approximately 10%, 11% and 12%, respectively during 2000.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21:     Selected Quarterly Financial Data (unaudited):

      Consolidated quarterly financial information for 2002 and 2001 follows (in millions, except per share data):

	Quarter Ended 2002

	Mar. 29	June 28(1)	Sept. 27	Dec. 31(2)

Total revenues	$269.1	$277.7	$272.0	$265.7
Gross profit	58.2	76.0	78.0	73.3
Net loss before extraordinary loss and cumulative effect of accounting change	(50.0)	(25.3)	(20.5)	(39.6)
Net loss	(50.0)	(31.8)	(20.5)	(39.6)
Diluted net loss before extraordinary loss cumulative effect of accounting change per common share	$(0.30)	$(0.16)	$(0.13)	$(0.24)
Diluted net loss per common share	$(0.30)	$(0.19)	$(0.13)	$(0.24)

	Quarter Ended 2001

	Mar. 30(3)	June 29(4)	Sept. 28(5)	Dec. 31(6)

Total revenues	$360.5	$310.7	$276.5	$266.9
Gross profit	86.6	55.1	36.2	36.7
Net loss before cumulative effect of accounting change	(43.0)	(152.2)	(68.9)	(450.9)
Net loss	(159.4)	(152.2)	(68.9)	(450.9)
Diluted net loss before cumulative effect of accounting change per common share	$(0.25)	$(0.88)	$(0.47)	$(2.60)
Diluted net loss per common share	$(0.92)	$(0.88)	$(0.47)	$(2.60)

(1)	In June 2002, the Company recorded charges totaling $16.7 million for costs associated with its worldwide restructuring programs. The charges included $3.9 million to cover employee separation costs associated with the termination of 79 U.S. employees, $2.8 million for exit costs consisting primarily of manufacturing equipment and supply contract termination charges, and $8.4 million for equipment write-offs that were charged directly against the related assets. An additional $1.0 million in exits costs and $0.6 million in employee separation costs were accrued relating to the closure of the Company’s Guadalajara, Mexico manufacturing facility that was part of the June 2001 restructuring program described below. Also during the second quarter of 2002, the Company reached a settlement of various contractual issues with Motorola in exchange for a cash payment from Motorola of $10.6 million and recorded a related gain of $12.4 million.

(2)	In December 2002, the Company recorded $12.6 million (net of a $0.6 adjustment) of restructuring and other charges. The charges included $10.1 million to cover employee separation costs relating the termination of approximately 300 employees, $1.0 million of asset impairments and approximately $1.8 million in expected lease termination and other exit costs associated with the decommissioning of certain assets. The Company also recorded a $4.9 million charge to cover the costs associated with the separation of two of the Company’s executive officers including $2.9 million of non-cash stock compensation relating to the modification of the vesting and exercise period for a portion of the executives’ stock options.

(3)	Effective January 1, 2001, the Company changed its accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. The cumulative effect of the accounting change for periods prior

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to January 1, 2001 was a charge of $155.2 million ($116.4 million or $0.67 per share, net of income taxes) and was recorded during the quarter ended March 30, 2001.

In March 2001, the Company recorded a $34.2 million charge to cover costs associated with a worldwide restructuring program covering both manufacturing locations and selling, general and administrative functions. See Note 5 “Restructuring and Other Charges” for further discussion regarding the restructuring. The Company also recorded a $3.8 million charge to cover costs associated with the separation of an executive officer. The Company recognized a pre-tax gain of $3.1 million on the sale of its 50% interest in SMP to Philips in February 2001.

(4)	In June 2001, the Company recorded a $95.8 million charge to cover costs associated with a worldwide restructuring program. This program includes phasing out of manufacturing operations at the Company’s Guadalajara, Mexico facility, transferring certain manufacturing activities performed at the Company’s Aizu, Japan and Seremban, Malaysia facilities to other Company-owned facilities or to third party contractors and consolidation of other operations.

(5)	At June 29, 2001, the Company was not in compliance with certain of its senior credit facilities. On August 13, 2001, the Company’s lenders agreed to waive such non-compliance and to amend the related agreement to temporarily eliminate certain covenants, reduce certain covenants, add new covenants, increase interest rates applicable to outstanding borrowings and require the Company to obtain a $100 million investment from TPG. On September 7, 2001, the Company issued 10,000 shares of its Series A Cumulative Convertible Redeemable Preferred Stock to an affiliated of TPG resulting in proceeds of $99.2 million. As the preferred stock is convertible into shares of common stock at a price lower than the market price on the date of issuance there was a beneficial conversion feature (“BCF”) of $13.1 million inherent in the preferred stock. The BCF was originally recorded as a discount against the preferred shares with an offsetting increase to additional paid-in capital. However, since the preferred shares are convertible immediately and have no stated redemption date, the discount was accreted in full on the day of issuance. The net loss applicable to common shareholders increased by the $13.1 million accretion for purposes of calculating earnings per share.

(6)	During the fourth quarter of 2001, the Company recorded a $366.8 million income tax charge to establish a valuation allowance for the portion of its deferred taxes for which it is more likely than not that the related benefits will not be recognized. Additionally, the Company recorded a $16.6 million charge to cover costs associated with a worldwide restructuring program. The charge included $5.6 million to cover employee separation costs with the termination of approximately 50 employees and $11.0 million for asset impairments charged directly against the related assets.

REPORT OF INDEPENDENT ACCOUNTANTS ON

FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders

of ON Semiconductor Corporation

      Our audits of the consolidated financial statements referred to in our report dated February 5, 2002, except for Note 9 for which the date is March 3, 2003, appearing in this Registration Statement on Form S-4 of ON Semiconductor Corporation also included an audit of the financial statement schedule included herein. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth herein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

February 5, 2003

ON SEMICONDUCTOR CORPORATION

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Balance at	Charged to	Charged to			Balance at
	Beginning	Costs and	Other		Deductions/	End of
Description	of Period	Expenses	Accounts		Writeoffs	Period

	(In millions)
Allowance for doubtful accounts
Year ended December 31, 2000	$2.0	$0.8	$1.4	(1)	$1.1	$3.1

Year ended December 31, 2001	$3.1	$0.5	$—		$1.3	$2.3

Year ended December 31, 2002	$2.3	$—	$—		$0.4	$1.9

Inventory reserves
Year ended December 31, 2000	$28.2	$44.1	$—		$49.4	$22.9

Year ended December 31, 2001	$22.9	$50.9	$—		$22.5	$51.3

Year ended December 31, 2002	$51.3	$16.0	$—		$23.6	$43.7

Allowance for deferred tax assets
Year ended December 31, 2000	$—	$—	$—		$—	$—

Year ended December 31, 2001	$—	$366.8	$83.8	(2)	$—	$450.6

Year ended December 31, 2002	$450.6	$1.0	$90.2	(3)	$—	$541.8

(1)	Represents allowance recorded in connection with the acquisition of Cherry Semiconductor.

(2)	Represents the valuation allowance related to the 2001 portion of the net operating loss that was not recognized during the year.

(3)	Represents the valuation allowance related to the 2002 net operating loss that was not recognized during the year.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

(A Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2002 and 2001 and for
the Years Ended December 31, 2002, 2001 and 2000

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Member of Semiconductor Components Industries, LLC

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, member’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of Semiconductor Components Industries, LLC and its subsidiaries (a wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets effective January 1, 2002 as well as its methods of accounting for sales to distributors, derivative instruments and hedging activities effective January 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

February 5, 2003, except for Note 8
for which the date is March 3, 2003

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31

	2002	2001

	(In millions)
ASSETS
Cash and cash equivalents	$176.4	$174.2
Receivables, net (including $4.7 and $21.3 due from Motorola)	121.4	142.2
Inventories, net	155.0	180.2
Other current assets	33.3	34.0
Deferred income taxes	6.4	7.5

Total current assets	492.5	538.1
Property, plant and equipment, net	389.5	482.8
Deferred income taxes	—	0.4
Goodwill	77.3	77.3
Intangibles assets, net	26.7	38.6
Notes receivable from affiliates	130.6	131.1
Other assets	38.7	41.7

Total assets	$1,155.3	$1,310.0

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Accounts payable (including $0.1 and $3.3 payable to Motorola)	$74.0	$108.6
Accrued expenses (including $0.7 and $11.7 payable to Motorola)	97.0	101.5
Due to affiliates, net	5.4	5.6
Income taxes payable	14.8	6.1
Accrued interest	43.6	13.4
Deferred income on sales to distributors	70.8	99.4
Current portion of long-term debt	9.3	12.4

Total current liabilities	314.9	347.0
Long-term debt (including $126.9 and $115.2 payable to Motorola)	1,393.9	1,374.5
Other long-term liabilities	42.9	48.3
Deferred income taxes	2.2	—

Total liabilities	1,753.9	1,769.8

Commitments and contingencies (See Note 15)	—	—

Contributed capital	793.5	785.9
Accumulated other comprehensive income (loss)	(34.3)	(32.8)
Accumulated deficit	(1,357.8)	(1,212.9)

Total member’s equity (deficit)	(598.6)	(459.8)

Total liabilities and member’s equity (deficit)	$1,155.3	$1,310.0

The accompanying notes are an integral part of these

consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Total revenues (including $87.7, $98.9 and $206.0 from Motorola)	$1,084.0	$1,213.3	$2,070.2
Cost of sales	805.9	991.0	1,356.8

Gross profit	278.1	222.3	713.4

Operating expenses:
Research and development	67.9	80.9	69.2
Selling and marketing	61.2	74.8	100.1
General and administrative	102.9	133.8	233.4
Amortization of intangibles	11.9	22.6	16.8
Write-off of acquired in-process research and development	—	—	26.9
Restructuring and other	26.7	150.1	4.8

Total operating expenses	270.6	462.2	451.2

Operating income (loss)	7.5	(239.9)	262.2
Interest expense, net	(138.1)	(133.6)	(131.2)

Income (loss) before income taxes, extraordinary loss and cumulative effect of accounting change	(130.6)	(373.5)	131.0
Income tax provision	(7.8)	(342.9)	(46.5)

Income (loss) before extraordinary loss and cumulative effect of accounting change	(138.4)	(716.4)	84.5
Extraordinary loss on debt prepayment (net of income taxes of $0 in 2002 and $11.7 in 2000)	(6.5)	—	(17.5)
Cumulative effect of accounting change (net of income taxes of $38.8)	—	(116.4)	—

Net income (loss)	$(144.9)	$(832.8)	$67.0

The accompanying notes are an integral part of these

consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBER’S EQUITY (DEFICIT)

		Accumulated
		Other
		Comprehensive
	Contributed	Income	Accumulated
	Capital	(Loss)	Deficit	Total

		(In millions)
Balance at December 31, 1999	$359.5	$2.7	$(447.1)	$(84.9)
Net capital contributions from Member	301.9			301.9
Comprehensive income (loss):
Net income	—	—	67.0	67.0
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	(3.1)	—	(3.1)
Additional minimum pension liability	—	(0.3)	—	(0.3)

Other comprehensive loss		(3.4)		(3.4)

Comprehensive income		—		63.6

Balance at December 31, 2000	661.4	(0.7)	(380.1)	280.6
Net capital contributions from Member	124.5			124.5
Comprehensive income (loss):
Net loss	—	—	(832.8)	(832.8)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	—	(3.9)	—	(3.9)
Additional minimum pension liability	—	(13.5)	—	(13.5)
Cumulative effect of accounting change	—	(5.7)	—	(5.7)
Effects of cash flow hedges	—	(9.0)	—	(9.0)

Other comprehensive loss		(32.1)		(32.1)

Comprehensive loss		—		(864.9)

Balance at December 31, 2001	785.9	(32.8)	(1,212.9)	(459.8)
Net capital contributions from Member	7.6			7.6
Comprehensive income (loss), net of tax:
Net loss			(144.9)	(144.9)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment		2.3		2.3
Additional minimum pension liability		(5.8)		(5.8)
Unrealized losses on deferred compensation plan investments		(0.6)		(0.6)
Effects of cash flow hedges		2.6		2.6

Other comprehensive loss		(1.5)		(1.5)

Comprehensive loss		—		(146.4)

Balance at December 31, 2002	$793.5	$(34.3)	$(1,357.8)	$(598.6)

The accompanying notes are an integral part of these

consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Cash flows from operating activities:
Net income (loss)	$(144.9)	$(832.8)	$67.0
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	122.3	153.5	149.4
Write-off of acquired in-process research and development	—	—	26.9
Extraordinary loss on debt prepayment	6.5	—	29.2
Cumulative effect of accounting change	—	155.2	—
Amortization of debt issuance costs and debt discount	8.7	6.0	5.9
Provision for excess inventories	12.1	50.9	44.1
Non-cash impairment of property, plant and equipment	11.5	56.2	—
Non-cash interest on junior subordinated note payable to Motorola	11.7	10.7	9.6
Stock compensation expense	4.5	5.0	0.7
Deferred income taxes	5.2	318.5	(9.1)
Other	(0.8)	(2.2)	(0.7)
Changes in assets and liabilities:
Receivables	23.0	129.0	(1.6)
Inventories	13.4	17.7	(76.0)
Other assets	(3.3)	(1.7)	(27.6)
Accounts payable	(34.9)	(60.5)	40.2
Accrued expenses	(7.7)	(63.0)	46.4
Due to affiliates	0.1	1.7	7.2
Income taxes payable	8.7	(11.6)	(13.7)
Accrued interest	19.2	5.7	(12.2)
Deferred income on sales to distributors	(28.6)	(82.8)	—
Other long-term liabilities	0.1	5.4	(3.8)

Net cash provided by (used in) operating activities	26.8	(139.1)	281.9

Cash flows from investing activities:
Purchases of property, plant and equipment	(23.9)	(109.4)	(176.2)
Investment in business, net of cash acquired	—	—	(253.2)
Other investments	—	(0.5)	(2.3)
Loans to affiliates	—	(5.0)	(43.1)
Proceeds from repayment of loans to affiliates	0.5	—	—
Proceeds from sales of property, plant and equipment	4.8	13.8	18.1

Net cash used in investing activities	(18.6)	(101.1)	(456.7)

Cash flows from financing activities:
Net capital contributions from Member	2.6	119.5	301.2
Proceeds from debt issuance	290.7	—	—
Proceeds from senior credit facilities and other borrowings	—	125.0	226.1
Payment of capital lease obligation	(1.1)	(1.9)	—
Payment of debt issuance costs	(12.1)	(5.1)	(3.2)
Repayment of senior credit facilities, including prepayment penalty in 2000	(287.1)	(5.6)	(131.5)
Repayment of senior subordinated notes, including prepayment penalty	—	—	(156.8)

Net cash provided by (used in) financing activities	(7.0)	231.9	235.8

Effect of exchange rate changes on cash and cash equivalents	1.0	0.8	(0.1)

Net increase (decrease) in cash and cash equivalents	2.2	(7.5)	60.9
Cash and cash equivalents, beginning of period	174.2	181.7	120.8

Cash and cash equivalents, end of period	$176.4	$174.2	$181.7

The accompanying notes are an integral part of these

consolidated financial statements.

Note 1:     Background and Basis of Presentation

      Semiconductor Components Industries, LLC (“SCI LLC” or the “Company”) is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). The Company is one of the largest independent suppliers of semiconductor components in the world. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., ON Semiconductor was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). ON Semiconductor continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector.

      On August 4, 1999, ON Semiconductor was recapitalized and certain related transactions were effected pursuant to an agreement among ON Semiconductor, the Company, Motorola and affiliates of Texas Pacific Group (“TPG”). As a result of the Recapitalization, an affiliate of TPG owned approximately 91% and Motorola owned approximately 9% of the outstanding common stock of ON Semiconductor. In addition, as part of these transactions, TPG received 1,500 shares and Motorola received 590 shares of ON Semiconductor’s mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by the Company. Cash payments to Motorola in connection with the Recapitalization were financed through equity investments by affiliates of TPG totaling $337.5 million, borrowings totaling $740.5 million under the Company’s $875 million senior bank facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because TPG’s affiliate did not acquire substantially all of ON Semiconductor’s common stock, the basis of ON Semiconductor’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

Note 2:     Liquidity

      During the year ended December 31, 2002, the Company incurred a net loss of $144.9 million compared to a net loss of $832.8 million in 2001 and net income of $67.0 million in 2000. The Company’s net results included restructuring and other of $26.7 million, $150.1 million and $4.8 million in 2002, 2001 and 2000, respectively, as well as interest expense of $138.1 million, $133.6 million and $131.2 million, respectively. The Company’s operating activities provided cash of $26.8 million in 2002 and $281.9 million in 2000 and used cash of $139.1 million in 2001.

      At December 31, 2002, the Company had $176.4 million in cash and cash equivalents, net working capital of $177.6 million, term or revolving debt of $1,403.2 million and a member’s deficit of $598.6 million. The Company’s long-term debt includes $701.6 million under its senior bank facilities; $291.4 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $126.9 million under a 10% junior subordinated note payable to Motorola due 2011; and, $23.3 million under a note payable to a Japanese bank due 2010. The Company was in compliance with all of the covenants contained in its various debt agreements as of December 31, 2002 and expects to remain in compliance over the next twelve months.

      The Company’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control.

      If the Company fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to the Company. Although there can be no assurance, management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund the Company’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2003. To the extent that results or events differ from the Company’s financial projections or business plans, its liquidity may be adversely impacted.

Note 3:     Significant Accounting Policies

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in companies that represent less than 20% of the related voting stock are accounted for on the cost basis as the Company does not exercise significant influence. All material intercompany accounts and transactions have been eliminated.

Reclassifications

      Certain amounts have been reclassified to conform with the current year presentation.

Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, inventories and deferred tax assets; reserves for customer incentives, restructuring charges and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates.

Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

      Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market. The Company records provisions for slow moving inventories based upon a regular analysis of inventory on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months.

      These provisions can influence results from operations. For example, when demand for a given part falls, all or a portion of the related inventory is reserved, impacting cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, a higher than normal margin will generally be recognized. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost and are depreciated over estimated useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

      The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of the purchase price of the Cherry acquisition (described in Note 6 “Acquisition”) over the estimated fair value of the net assets acquired and was being amortized on a straight line basis over its estimated useful life of ten years until January 1, 2002 when the Company adopted Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets.” The Company also acquired certain intangible assets in the Cherry acquisition that are being amortized on a straight line basis over estimated useful lives of five years.

      Under SFAS 142, goodwill is evaluated for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company performs its annual impairment analysis during the fourth quarter of each year.

Debt Issuance Costs

      Debt issuance costs are capitalized and amortized over the terms of the underlying agreements. Upon prepayment of debt, the related unamortized debt issuance costs are charged to operations. Amortization of debt issuance costs is included in interest expense while the unamortized balance is included in other assets.

Revenue Recognition

      The Company generates revenue from sales of its semiconductor products to original equipment manufacturers, distributors and electronic manufacturing service providers. The Company recognizes revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales returns and allowances.

      Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Research and Development Costs

      Research and development costs are expensed as incurred.

Stock-Based Compensation

      The Company accounts for employee stock options relating to the common stock of ON Semiconductor accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

      Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for 2002, 2001, and 2000 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	Year Ended December 31,

	2002	2001	2000

Net income (loss), as reported	$(144.9)	$(832.8)	$67.0
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	4.5	3.7	0.5
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(15.4)	(17.9)	(7.1)

Pro forma net income (loss)	$(155.8)	$(847.0)	$60.4

      The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2002	2001	2000

Expected life (in years)	5	5	5
Risk-free interest rate	4.15%	4.82%	6.41%
Volatility	0.70	0.70	0.60

Employee Stock Purchase Plan	2002	2001	2000

Expected life (in years)	0.25	0.25	0.33
Risk-free interest rate	1.71%	4.26%	6.20%
Volatility	0.70	0.70	0.60

      The weighted-average estimated fair value of employee stock options granted during 2002, 2001 and 2000 was $1.83, $3.25 and $8.67 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during 2002, 2001 and 2000 was $0.60, $1.24 and $3.73, respectively.

Income Taxes

      Income taxes are accounted for using the asset and liability method and are determined on a separate return basis. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

      In determining the amount of the valuation allowance, estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, a valuation allowance was established for the majority of the Company’s deferred tax assets. Additionally, throughout 2002, no incremental deferred tax benefits were recognized. The Company’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

Foreign Currencies

      Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of financial statements of these subsidiaries, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions. The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within member’s equity (deficit).

Defined Benefit Plans

      The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company does not expect the implementation of SFAS No. 143 to have a material effect on its results of operations.

      The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company’s adoption of SFAS No. 144 did not impact its financial condition or results of operations.

      In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund

Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends FASB Statement No. 13, Accounting for Leases” and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective January 1, 2003. While the adoption of SFAS 145 will require reclassifications of amounts within the Company’s statement of operations, there will be no impact on the Company’s financial condition, results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for the Company’s fiscal year 2002. The interim disclosure requirements are effective for the first quarter of fiscal year 2003. The Company has no plans to change to the fair value based method of accounting for stock-based employee compensation.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately and such disclosures have been included in Note 7 “Balance Sheet Information”. The Company does not expect the adoption of FIN No. 45 to have a material effect on its financial condition or results of operations.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “ Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created to acquired prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 to have an impact on its financial condition or results of operations.

Note 4:     Accounting Changes

Goodwill and Other Intangible Assets

      Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. The provisions of SFAS 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that such assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), require that reporting units be identified for the purpose of assessing potential future impairments of goodwill and remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

      The Company’s goodwill at January 1, 2002 totaled $77.3 million and relates to the Cherry acquisition described in Note 6. As a result of the adoption of SFAS No. 142, the Company discontinued amortization of the Cherry goodwill at the beginning of 2002. During the first quarter of 2002, the Company identified its various reporting units, which correspond with its four product lines, and allocated its assets and liabilities to such reporting units. The goodwill relating to the Cherry acquisition was specifically identified with and included in the Company’s Power Management and Standard Analog reporting unit. During the second quarter of 2002, the Company completed the first step of its transitional goodwill impairment test and determined that the estimated fair value of the Power Management and Standard Analog reporting unit as of January 1, 2002 exceeded the reporting unit’s carrying amount by a substantial amount. As a result, an impairment of the Cherry goodwill as of that date was not indicated and completion of the second step test was not required. The Company updated its goodwill impairment analysis during the fourth quarter of 2002 and determined that a related impairment did not exist.

      The following table, with comparable actual amounts, sets forth the pro forma effects on net income (loss) assuming that the Company had adopted the provisions of SFAS No. 142 at the date of the Cherry acquisition in April 2000:

	Year Ended December 31,

	As	As	Pro	As	Pro
	Reported	Reported	Forma	Reported	Forma
	2002	2001	2001	2000	2000

Reported net income (loss) before extraordinary loss and cumulative effect of accounting change	$(138.4)	$(716.4)	$(716.4)	$84.5	$84.5

Add Back: Goodwill amortization, net of tax			10.7		7.7
Pro forma net income (loss) before extraordinary loss and cumulative effect of accounting change			$(705.7)		$92.2

Reported net income (loss)	$(144.9)	$(832.8)	$(832.8)	$67.0	$67.0

Add Back: Goodwill amortization, net of tax			10.7		7.7

Pro forma net income (loss)			$(822.1)		$74.7

Revenue Recognition

      Sales are made to distributors under agreements that allow certain rights of return and price protection on products that are not resold by such distributors. Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from our distributors on these unsold products. Effective January 1, 2001, the Company changed its revenue recognition method on sales to distributors so that such revenues are recognized at the time the distributor sells the Company’s products to the end customer. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

      Management believes that this accounting change was to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand end user demand for the products the Company sells through distribution.

      Additionally, the timing of revenue recognition is no longer influenced by the distributor’s stocking decisions. This revenue recognition policy and manner of presentation is commonly used in the semiconductor industry.

      The impact of the accounting change for periods prior to 2001 was a charge of $155.2 million ($116.4 million, net of income taxes) and is reflected as the cumulative effect of change in accounting principle in the Company’s consolidated statement of operations and comprehensive loss in 2001. The accounting change resulted in an increase in revenues of $116.6 million and a reduction in net loss of $53.1 million for the year ended December 31, 2001.

      The estimated pro forma effects of the accounting change for the year ended December 31, 2000 are as follows (in millions):

Year Ended
December 31,
2000

As reported:
Revenues	$2,070.2
Net income before extraordinary loss	84.5
Net income	67.0
Pro forma effects reflecting the accounting change applied retroactively:
Revenues	$1,955.0
Net income before extraordinary loss	44.2
Net income	26.7

Derivatives Instruments and Hedging Activities

      The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities effective January 1, 2001.

      Upon adoption, the Company recorded an after-tax charge of approximately $3.4 million to accumulated other comprehensive income (loss). This charge consisted of an approximate $2.1 million adjustment to record the Company’s interest rate swaps in the consolidated balance sheet at their estimated fair values as well as the write-off of an approximate $3.5 million deferred charge relating to the payment made in December 2000 for the early termination of an interest rate protection agreement relating to a portion of the amounts outstanding under the Company’s senior bank facilities, both before income taxes of approximately $2.2 million.

      The Company uses forward foreign currency contracts to reduce its overall exposure to the effects of foreign currency fluctuations on its results of operations and cash flows. The fair value of these derivative instruments are recorded as assets or liabilities with gains and losses offsetting the losses and gains on the underlying assets or liabilities. The adoption of SFAS 133 did not impact the Company’s accounting and reporting for these derivative instruments.

Note 5:     Restructuring and Other

      The activity related to the Company’s restructuring program is as follows (in millions):

	Reserve			Reserve				Reserve
	Balance at	2001	2001	Balance at	2002	2002	2002	Balance at
	12/31/2000	Charges	Usage	12/31/2001	Charges	Usage	Adjustments	12/31/2002

December 2002 Restructuring	$0.7	$—	$(0.7)	$—	$—	$—	$—	$—
Cash employee separation charges	—	—	—	—	10.1	(0.2)	—	9.9
Cash exit costs	—	—	—	—	1.8	—	—	1.8

December 2002 Restructuring reserve balance	—			—				11.7

June 2002 Restructuring
Cash employee separation charges	—	—	—	—	2.9	(2.5)	—	0.4
Cash exit costs	—	—	—	—	2.8	(1.3)	—	1.5
Non-cash fixed asset write-offs	—	—	—	—	8.4	(8.4)	—	—
Non-cash stock compensation charges	—	—	—	—	1.0	(1.0)	—	—

June 2002 Restructuring reserve balance	—			—				1.9

March 2002 Restructuring
Cash employee separation charges	—	—	—	—	7.0	(4.3)	0.3	3.0
Non-cash stock compensation charges	—	—	—	—	0.2	(0.2)	—	—

March 2002 Restructuring reserve balance	—			—				3.0

December 2001 Restructuring
Cash employee separation charges	—	4.0	(1.8)	2.2	—	(2.1)	—	0.1
Non-cash fixed asset write-offs	—	11.1	(11.1)	—	—	—	—	—
Non-cash stock compensation and pension charges	—	1.5	(1.5)	—	—	—	—	—

December 2001 Restructuring reserve balance	—			2.2				0.1

June 2001 Restructuring
Cash employee separation charges	—	36.1	(29.3)	6.8	—	(5.7)	0.6	1.7
Cash exit costs	—	10.0	—	10.0	—	(8.1)	(0.8)	1.1
Non-cash fixed asset write-offs	—	42.2	(42.2)	—	—	—	—	—
Non-cash stock compensation and pension charges	—	7.2	(7.2)	—	—	—	—	—

June 2001 Restructuring reserve balance	—			16.8				2.8

March 2001 Restructuring
Cash employee separation charges	—	31.3	(30.5)	0.8	—	(0.7)	(0.1)	—
Non-cash fixed asset write-offs	—	2.9	(2.9)	—	—	—	—	—

March 2001 Restructuring reserve balance	—			0.8				—

	$0.7	$146.3	$(127.2)	$19.8	$34.2	$(34.5)	$(0.0)	$19.5

      The following table reconciles the restructuring activity in the tables above to the “Restructuring and other” caption on the Statement of Operations for the years ended December 31, 2002 and 2001, respectively (in millions):

Year Ended
December 31, 2002

2002 restructuring charges	$34.2
Plus: Additional charges related to Guadalajara and France	1.9
Less: Reserves released during the period	(1.9)
Plus: Other charges related to the termination of executive officers (December 2002)	4.9
Less: Motorola gain	(12.4)

Restructuring and other	$26.7

Year Ended
December 31, 2001

2001 restructuring charges	$146.3
Plus: Other charges related to the termination of an executive officer (March 2001)	3.8

Restructuring and other	$150.1

     December 2002 Restructuring Program

      In December 2002, the Company recorded a $11.6 million (net of a $0.6 adjustment) restructuring charge. The charge included $10.1 million to cover employee separation costs relating the termination of approximately 300 employees and approximately $1.8 million in expected lease termination and other exit costs associated with the decommissioning of certain assets. The headcount reductions began in the first quarter of 2003 and are expected to be completed by December 2003 and will impact both manufacturing and non-manufacturing personnel mainly in the United States. The charge also included an additional $0.3 million reserve related to headcount reduction in Toulouse, France that was part of the March 2002 restructuring program. The $0.6 adjustment related to release of previous reserves associated with the June 2001 restructuring programs due to the Company’s analysis of estimated costs to complete those programs. As of December 31, 2002 the remaining liability relating to this restructuring was $11.7 million.

      In December 2002, the Company also recorded a $4.9 million charge to cover the costs associated with the separation of two of its executive officers. In connection with the separation, the Company reserved $2.0 million related to the cash portion of the related separation agreements. In addition, the Company agreed to modify the vesting and exercise period for a portion of the executives’ stock options. This modification resulted in a non-cash stock compensation charge of $2.9 million with an offsetting credit to additional paid-in capital.

     June 2002 Restructuring Program

      In June 2002, the Company recorded charges totaling $16.7 million for costs associated with its worldwide restructuring programs. The charges included $3.9 million to cover employee separation costs associated with the termination of 79 U.S. employees, $2.8 million for exit costs consisting primarily of manufacturing equipment and supply contract termination charges, and $8.4 million for equipment write-offs that were charged directly against the related assets. An additional $1.0 million in exit costs and $0.6 million in employee separation costs were accrued relating to the closure of the Company’s Guadalajara, Mexico manufacturing facility that was part of the June 2001 restructuring program described below.

      The employee separation costs reflected further reductions in general and administrative staffing levels and included $1.0 million of non-cash stock compensation charges associated with the modification of stock options for certain terminated employees. As of December 31, 2002, all impacted employees had been terminated and the Company currently expects that remaining employee separation cost reserve of $0.4 million as of that date will be paid out by June 30, 2003.

      As a result of continuing economic conditions, the Company determined that certain manufacturing equipment purchase and supply agreements were no longer economical to complete and accrued estimate termination charges of $2.8 million during the second quarter of 2002. As of December 31, 2002, the Company had settled certain of these obligations with payments of $1.3 million and is currently in discussions to settle its remaining obligations.

      During the second quarter of 2002, the Company identified certain manufacturing equipment that would no longer be used internally and recorded a charge of $7.0 million to write-down the remaining carrying value to its estimated net realizable value. Additionally, the Company determined that it would not invest the capital required to complete an equipment project and recorded a charge of $1.4 million to write-off the carrying value of the related project.

      During the second quarter of 2002, the Company reached a settlement of various contractual issues with Motorola in exchange for a cash payment from Motorola of $10.6 million which resulted in a related gain of $12.4 million. The Company also recorded a $1.2 million reversal of amounts previously provided in connection with its June 2001 restructuring program as a result of favorable negotiated contract termination costs.

     March 2002 Restructuring Program

      In March 2002, the Company recorded a $7.1 million (net of a $0.1 million adjustment to the March 2001 restructuring program) charge to cover employee separation costs relating to the termination of approximately 72 employees. Approximately $5.0 million of this charge is attributable to employee terminations resulting from the Company’s decision to relocate its European administrative functions from Toulouse, France to Roznov, Czech Republic and Piestany, Slovakia. The relocation of these functions is currently expected to be completed by June 30, 2003. The remaining $2.2 million relates to reductions in selling, general and administrative functions primarily in the U.S. The March 2002 charge also included $0.2 million of non-cash employee stock compensation expense associated with the modification of stock options for certain terminated employees. The Company recorded an additional $0.3 million in employee separation costs relating to the relocation of the administrative functions in Toulouse, France during the fourth quarter of 2002 as a result of its reevaluation of remaining costs to be incurred. As of December 31, 2002, 51 employees have been terminated under this program and the Company currently expects that the remaining terminations will be completed by June 30, 2003. As of December 31, 2002 the remaining liability relating to this restructuring was $3.0 million.

     December 2001 Restructuring Program

      In December 2001, the Company recorded charges totaling $16.6 million for costs associated with its worldwide restructuring programs. The charges included $5.5 million to cover employee separation costs associated with the terminations of 50 employees as well as $11.1 million for property and equipment write-offs that were charged directly against the related assets.

      The employee separation costs reflected reductions in selling, general and administrative staffing levels in the U.S., United Kingdom, Germany, France and Singapore and included $0.2 million of non-cash charges associated with the modification of stock options for certain terminated employees as well as $1.3 million for additional pension charges relating to the terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet.) As of December 31, 2002, all impacted employees had been terminated and the Company currently expects that the remaining reserve of $0.1 million will be paid out by March 2003.

      The $11.1 million charge related the write-off of certain property and equipment located in Phoenix, Arizona that would no longer be utilized as a result of the Company’s restructuring activities.

     June 2001 Restructuring Program

      In June 2001, the Company recorded charges totaling $95.5 million for costs associated with its worldwide restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its manufacturing and distribution operations to meet declining customer demand. The programs included the phasing out of manufacturing operations at the Company’s Guadalajara, Mexico facility by June 2002, transferring certain manufacturing activities performed at the Company’s Aizu, Japan and Seremban, Malaysia facilities to other Company-owned facilities or to third party contractors by June 2002 and December 2001, respectively, the shutdown of the Hong Kong Distribution Center and transfer of related functions to its Singapore Distribution Center. The charge included $36.1 million to cover employee separation costs associated with the termination of approximately 3,000 employees, $1.1 million of non-cash charges associated with the modification of stock options for certain terminated employees and $6.1 million for additional pension charges related to the terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet.) As of December 31, 2002, all but 10 employees had been terminated under the June 2001 restructuring program. The remaining employees are located at the Company’s Guadalajara facility. Manufacturing operations in Guadalajara ceased in June 2002 as originally planned; however, various administrative activities relating to the plant closure remain. The Company currently expects that these activities will be completed by March 31, 2003.

      The planned discontinuation of manufacturing activities triggered an impairment analysis to the carrying value of the related assets and resulted in the Company recording asset impairment charges totaling $42.2 million. This charge included $31.6 million related to the Guadalajara manufacturing facility, $4.2 million related to the Aizu, Japan 4-inch wafer fabrication line and $2.2 million related to the Seremban assembly and test facility. The Company measured the amount of each asset impairment by comparing the carrying value of the respective assets to the related estimated fair value. The Company estimated future net cash flows for the period of continuing manufacturing activities (June 2002 for Guadalajara and Aizu, December 31, 2001 for Seremban) for each group of assets using price, volume, cost, capital and salvage value assumptions that management considered to be reasonable in the circumstances. The impairment charges were recorded for the amount by which the carrying value of the respective assets exceeded their estimated fair value. The related assets have been sold to third parties at amounts that approximated their estimated fair values, were transferred to other manufacturing facilities at their previously existing carrying values or are currently held for sale. The only remaining assets to be disposed of under this restructuring program are the land and building at the Guadalajara manufacturing facility. The Company is currently evaluating offers for these assets and, based on these offers, expects that the carrying value will be fully realized. The charge also included $4.2 million for the write-off of assets that will no longer be used by the Company as a result of this restructuring program.

      The June 2001 charge also included $10.0 million to cover certain exit costs relating facility closure and contract terminations. This charge included $2.8 for expected facility clean up activities, $1.0 million for equipment disposal fees, $2.0 million for equipment purchase cancellations and $4.2 million for other contract cancellations. As discussed previously, the Company recorded an additional $1.0 million in exit costs and $0.6 million in employee separation costs relating to the Guadalajara manufacturing facility during the second quarter of 2002 as a result of its reevaluation of remaining costs to be incurred with respect to the closure of that facility. As previously mentioned, the Company currently expects the remaining exit activities will be completed by March 31, 2003. As of December 31, 2002 the remaining liability relating to this restructuring program was $2.8 million.

     March 2001 Restructuring Program

      In March 2001, the Company recorded charges totaling $34.2 million for costs associated with its worldwide restructuring programs. The charges included $31.3 million to cover employee separation costs associated with the termination of 1,100 employees as well as $2.9 million for equipment write-offs that were charged directly against the related assets.

      The employee separation costs reflected further reductions in manufacturing, selling, general and administrative staffing levels in the U.S., Mexico, the Philippines and Malaysia as well as non-cash charges associated with the modification of stock options for certain terminated employees. All impacted employees had been terminated and the Company released the remaining $0.1 million reserve to income during the second quarter of 2002.

      The March 2001 charge included property and equipment write downs of $2.9 million relating to assets at the previously mentioned locations that could not be utilized or transferred to other locations.

      Also in March 2001, the Company recorded a $3.8 million charge to cover costs associated with the separation of one of the Company’s executive officers. In connection with the separation, the Company paid the former executive officer $1.9 million. In addition, the Company agreed to accelerate the vesting of the remaining stock options to purchase common stock and to allow such options to remain exercisable for the remainder of their ten-year term. The Company recorded a non-cash charge of $1.9 million related to modification of these options with an offsetting credit to additional paid-in capital.

     2000 Restructuring Program

      During 2000, the Company recorded a $5.6 million charge to cover costs associated with a restructuring program at its manufacturing facility in Guadalajara, Mexico. The charge included $3.2 million to cover employee separation costs associated with the termination of approximately 500 employees and $2.4 million for asset impairments that were charged directly against the related assets. In September 2000, the Company completed its evaluation of the costs to be incurred and released $0.8 million of the remaining reserve for employee separation costs to income. As of December 31, 2001, there was no remaining liability relating to the 2000 restructuring program.

Note 6:     Acquisition

      On April 3, 2000, the Company acquired all of the outstanding capital stock of Cherry Semiconductor Corporation (“Cherry”) for approximately $253.2 million in cash (including acquisition related costs), which was financed with cash on hand and borrowings of $220.0 million under the Company’s senior bank facilities. Cherry, which was renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets, and had revenues for its fiscal year ended February 29, 2000 of $129.1 million.

      The Cherry acquisition was accounted for using the purchase method of accounting and, as a result, the purchase price and related costs were allocated to the estimated fair value of assets acquired and liabilities assumed at the time of the acquisition based on management estimates as follows (in millions):

Fair value of tangible net assets	$71.3
Developed technology	59.3
In-process research and development	26.9
Assembled workforce	10.0
Excess of purchase price over estimated fair value of net assets acquired (goodwill)	85.7

$253.2

      Developed technology is being amortized on a straight-line basis over an estimated useful life of five years. Goodwill was being amortized on a straight-line basis over an estimated useful life of ten years; however, as mentioned previously, such amortization was discontinued January 1, 2002 upon the adoption of SFAS 142. Additionally, assembled workforce was being amortized over an estimated useful life of five years, however assembled workforce does not meet the requirements for an intangible asset apart from goodwill. Accordingly, upon adoption of SFAS 142, the Company reclassified the unamortized balance of assembled workforce to goodwill and the related amortization was discontinued.

      The fair value of acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. Significant assumptions that had to be made in using this approach included revenue and operating margin projections and determination of the applicable discount rate. The fair value of acquired in-process research and development was based on sales forecasts and cost assumptions projected to be achievable by Cherry on a stand-alone basis. Operating margins were based on cost of goods sold and selling, general and administrative expenses as a percentage of revenues. All projected revenue and cost information was based on historical results and trends and did not include any synergies or cost savings that may result from the acquisition. The rate used to discount future projected cash flows resulting from the acquired in-process research and development was 20%, which was derived from a weighted average cost of capital analysis increased to reflect additional risks inherent in the development life cycle.

      At the date of acquisition, in-process research and development consisted of sixty-five projects that had not yet reached technological feasibility and for which no alternative future uses had been identified. Accordingly, the estimated fair value of these projects was expensed as of the acquisition date. Such projects were approximately 70% to 80% complete at the date of the acquisition. The estimated cost to complete these projects at that date was approximately $4.1 million. Of the sixty-five projects in process at the date of acquisition, the Company completed thirty-one projects, abandoned twenty-nine projects and are in the process of completing the remaining five projects, which have an estimated completion cost of $0.5 million. Subsequent to the acquisition date, the Company experienced an industry downturn that required it to scale back research and development activities. Due to the decline in product demand subsequent to the acquisition, 2002 revenues associated with the completed projects were approximately $12.5 million, or 30% of the amount originally forecasted for all acquired in-process research and development projects at the date of acquisition.

Note 7:     Balance Sheet Information

      Balance sheet information is as follows (in millions):

	December 31,

	2002	2001

Receivables, net:
Accounts receivable	$123.2	$144.1
Less: Allowance for doubtful accounts	(1.8)	(1.9)

	$121.4	$142.2

Inventories, net:
Raw materials	$12.3	$12.1
Work in process	104.6	138.4
Finished goods	81.5	79.9

Total inventories	198.4	230.4
Less: Inventory reserves	(43.4)	(50.2)

	$155.0	$180.2

	December 31,

	2002	2001

Property, plant and equipment, net:
Land	$11.7	$11.4
Buildings	346.6	379.9
Machinery and equipment	774.7	959.4

Total property, plant and equipment	1,133.0	1,350.7
Less: Accumulated depreciation	(743.5)	(867.9)

	$389.5	$482.8

Goodwill, net:
Goodwill	$95.7	$95.7
Less: Accumulated amortization	(18.4)	(18.4)

	$77.3	$77.3

Intangible asset, net:
Developed technology	$59.3	$59.3
Less: Accumulated amortization	(32.6)	(20.7)

	$26.7	$38.6

Other assets:
Debt issuance costs	$33.7	$35.2
Other	5.0	6.5

	$38.7	$41.7

Accrued expenses:
Accrued payroll	$27.5	$28.2
Sales related reserves	14.1	15.0
Restructuring reserves	19.5	19.8
Other	35.9	38.5

	$97.0	$101.5

Other long-term liabilities:
Accrued retirement benefits	$33.7	$25.0
Cash flow hedge liability	8.2	12.5
Other	1.0	10.8

	$42.9	$48.3

Other comprehensive loss:
Foreign currency translation adjustments	$(2.0)	$(4.3)
Additional minimum pension liability	(19.6)	(13.8)
Net unrealized losses and adjustments related to cash flow hedges	(12.1)	(14.7)
Unrealized losses on deferred compensation plan investments	(0.6)	—

	$(34.3)	$(32.8)

      Depreciation expense totaled $105.1 million, $122.8 million and $126.3 million for 2002, 2001 and 2000, respectively. Amortization expense related to the developed technology totaled $11.9, $11.6, and $9.1 million in 2002, 2001 and 2000, respectively.

      Estimated amortization expense of the intangible asset is as follows:

Year Ended December 31,

2003	$11.9
2004	11.9
2005	2.9

$26.7

      The activity related to the Company’s allowance for doubtful accounts, inventory reserves, allowance for deferred tax assets and warranty reserves for 2000, 2001 and 2002 follows:

	Balance at	Charged to	Charged to			Balance at
	Beginning	Costs and	Other		Deductions/	End of
Description	of Period	Expenses	Accounts		Writeoffs	Period

Allowance for doubtful accounts
Year ended December 31, 2000	$2.0	$0.8	$1.4	(1)	$1.7	$2.5

Year ended December 31, 2001	$2.5	$0.5	$—		$1.1	$1.9

Year ended December 31, 2002	$1.9	$0.2	$—		$0.3	$1.8

Inventory reserves
Year ended December 31, 2000	$28.2	$44.1	$—		$49.8	$22.5

Year ended December 31, 2001	$22.5	$50.9	$—		$23.2	$50.2

Year ended December 31, 2002	$50.2	$12.1	$—		$18.9	$43.4

Allowance for deferred tax assets
Year ended December 31, 2000	$—	$—	$—		$—	$—

Year ended December 31, 2001	$—	$366.8	$83.8	(2)	$—	$450.6

Year ended December 31, 2002	$450.6	$1.0	$86.3	(3)	$—	$537.9

Warranty reserves
Year ended December 31, 2000	$2.1	$2.4	$—		$1.0	$3.5

Year ended December 31, 2001	$3.5	$0.1	$—		$0.6	$3.0

Year ended December 31, 2002	$3.0	$0.1	$—		$0.4	$2.7

(1) Represents allowance recorded in connection with the acquisition of Cherry Semiconductor.

(2)	Represents the valuation allowance related to the 2001 portion of the net operating loss that was not recognized during the year.

(3)	Represents the valuation allowance related to the 2002 net operating loss that was not recognized during the year.

Note 8:     Long-Term Debt

      Long-term debt consists of the following (dollars in millions):

		December 31, 2002		December 31, 2001

	Amount of	Interest		Interest
	Facility	Rate	Balance	Rate	Balance

Senior Bank Facilities:
Tranche A	$200.0	6.4375%	$6.6	8.4375%	$17.0
Tranche B	325.0	6.4375%	209.9	8.4375%	312.5
Tranche C	350.0	6.4375%	226.0	8.4375%	336.5
Tranche D	200.0	6.4375%	134.1	8.4375%	197.7
Revolver	150.0	6.4375%	125.0	8.4375%	125.0

			701.6		988.7
12% Senior Secured Notes due 2008, interest payable semi-annually, net of debt discount of $8.6			291.4
12% Senior Subordinated Notes due 2009, interest payable semi-annually			260.0		260.0
10% Junior Subordinated Note to Motorola due 2011, interest compounded semi-annually, payable at maturity			126.9		115.2
2.25% Note payable to Japanese bank due 2010			23.3		21.9
Capital lease obligation			—		1.1

			1,403.2		1,386.9
Less: Current maturities			(9.3)		(12.4)

			$1,393.9		$1,374.5

Senior Bank Facilities

      Borrowings under the senior bank facilities, which bear interest at rates selected by the Company based on either LIBOR or an alternative base rate, as defined, plus an interest rate spread, amortize within three to five years. As of December 31, 2002, the senior bank facilities contained a $150.0 million revolving line of credit. Borrowings of $125.0 million and letters of credit totaling $17.1 million were outstanding against the line of credit at December 31, 2002 leaving $7.9 million of availability at that date. As discussed below, $62.5 million of borrowings outstanding under the revolving line of credit were converted to a new Tranche R term loan in February 2003 pursuant to amendments to the senior bank facilities made in connection with the issuance of the Company’s 12% first-lien senior secured notes due 2010 described below (the “First-Lien Notes”.) Additionally, the Company used $180.9 million of the net cash proceeds from the issuance of the First-Lien Notes to prepay a portion of the senior bank facilities, including $25.0 million of which proceeds were used to repay borrowings then outstanding under the revolving line of credit and permanently reduce the commitments thereunder by such amount. As described in Note 12, the Company hedges a portion of the interest rate risk associated with the senior bank facilities.

      At June 29, 2001, the Company was not in compliance with the interest expense coverage and leverage ratio requirements under its senior bank facilities. On August 13, 2001, the Company received a waiver in respect to such non-compliance at June 29, 2001 and in respect of any future non-compliance with such covenants through December 31, 2002. In connection with such waiver, the Company amended its senior bank facilities to, among other things, reduce interest expense coverage and leverage ratio requirements through December 31, 2005, add minimum cash and EBITDA level covenants through December 31, 2002, require the Company to obtain $100 million through an equity investment from TPG, increase the required interest rate spreads applicable to outstanding borrowings (“supplemental interest”), and, to revise certain mandatory prepayment provisions contained in the original agreement.

      In connection with the issuance of $300 million principal amount of 12% second-lien senior secured notes due 2008 (the “Second-Lien Notes”) described below, the Company amended its senior bank facilities on April 17, 2002 to, among other things, permit the issuance of the Second-Lien Notes, eliminate interest expense coverage and leverage ratio requirements through December 31, 2003 and to reduce the minimum interest expense coverage ratio requirement and increase the maximum leverage ratio requirements for the period from January 1, 2004 through June 30, 2006, extend the minimum cash and EBITDA level covenants through December 31, 2003, permit the redemption of up to 35% of the Second-Lien Notes with net proceeds of any equity offerings on or prior to May 15, 2005, allow certain asset sales and to permit borrowings of up to $100.0 million by or for the benefit of the Company’s Leshan joint venture so long as the related proceeds are used to prepay loans under the senior bank facilities. The Company was in compliance with the various covenants and other requirements contained in its senior bank facilities, as amended, through December 31, 2002.

      In connection with the issuance of the First-Lien Notes described below, the Company amended its senior bank facilities effective as of February 14, 2003 to, among other things, permit the issuance of the First-Lien Notes, eliminate the interest expense and leverage coverage ratio requirements, reduce the minimum EBITDA level covenant (as defined) to $140.0 million for any four consecutive fiscal quarters until the final maturity of the senior bank facilities, reduce permitted annual capital expenditures to $100.0 million (subject to increases in certain circumstances), permit the redemption of up to 35% of the First-Lien Notes with net proceeds of any equity offerings on or prior to March 15, 2006 and to convert $62.5 million of the amounts outstanding under the revolving credit facility to a new Tranche R term loan. Although there can be no assurances, the Company believes that it will be able to comply with the various covenants and other requirements contained in its senior bank facilities, as amended, through December 31, 2003.

Second-Lien Notes

      On May 6, 2002, ON Semiconductor and SCI LLC, (collectively, the “Issuers”) issued $300.0 million principal amount of Second-Lien Notes in a private offering that was exempt from the registration requirements of the federal securities laws. The Second-Lien Notes, which are callable after four years, were issued at 96.902% of par value and generated net proceeds of $278.6 million after such discount and the payment of issuance costs. The net proceeds were used to prepay a portion of the amounts outstanding under the Company’s senior bank facilities. Because the amount outstanding under the senior bank facilities was reduced below $750.0 million, the supplemental interest charges were reduced from 3.0% to 1.0%. The Company has the option to terminate the supplemental interest charges by paying the entire accrued balance of supplemental interest charges on March 31, 2003. Alternatively, the Company can elect to pay 50% of the existing accrued balance at March 31, 2003 and continue accruing supplemental interest charges through June 30, 2003, at which time all remaining supplemental interest is due. Approximately $25.7 million of supplemental interest charges had been accrued as of December 31, 2002. In connection with this prepayment, the Company wrote off $6.5 million of debt issuance costs which is reflected as an extraordinary loss in the Company’s consolidated statement of operations for the year ended December 31, 2002. The Second-Lien Notes accrued interest at the rate of 12% until February 6, 2003, when the related annual interest increased to 13%. The increased interest rate will remain in effect unless on or prior to August 6, 2003 the Company issues $100.0 million of its common stock or certain convertible preferred stock to financial sponsors and uses the net proceeds to prepay additional amounts outstanding under its senior bank facilities or under any other credit facility secured by a first-priority lien and permanently reduces the related loan commitments in an amount equal to the amount prepaid. Interest on Second-Lien Notes is payable semi-annually on May 15 and November 15.

      The Second-Lien Notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by the Company’s domestic restricted subsidiaries that are also guarantors under the 12% Senior Subordinated Notes Due 2009 (the “Senior Subordinated Notes”) described below. In addition, the Second-Lien Notes and the related guarantees are secured on a second-priority basis by the capital stock or other equity interests of the Company’s domestic subsidiaries, 65% of the capital stock or other equity interests of the Company’s first-tier foreign subsidiaries and substantially all other assets, in each case that are held by the Company or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

      The Issuers filed an exchange offer registration statement on October 1, 2002 relating to the Second-Lien Notes pursuant to a registration rights agreement. The registration statement was declared effective by the Securities and Exchange Commission on January 27, 2003, and the exchange offer was consummated on February 28, 2003.

First-Lien Notes

      On March 3, 2003, the Issuers issued $200.0 million principal amount of First-Lien Notes in a private offering that was exempt from the registration requirements of the federal securities laws. The First-Lien Notes, which are callable after four years, were issued at 95.467% of par value and generated net proceeds of approximately $180.9 million after taking into consideration the discount and the payment of expected issuance costs. The net proceeds were used to prepay a portion of the amounts outstanding under the Company’s senior bank facilities, including $25.0 million relating to the Company’s revolving credit facility. In connection with the prepayment, the Company wrote off $3.5 million of debt issuance costs in the first quarter of 2003.

      The First-Lien Notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by the Company’s domestic restricted subsidiaries. In addition, the First-Lien Notes and related guarantees are secured on a first-priority basis by the assets that secure the senior bank facilities and they rank equal in right of payment with all of the Company’s and the guarantors’ existing and future senior indebtedness and senior to the Company’s and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of the Company’s subsidiaries that have not guaranteed such notes.

Senior Subordinated Notes

      In connection with the Recapitalization described in Note 1, the Company and ON Semiconductor co-issued $400.0 million principal amount of its 12% senior subordinated notes (the “Senior Subordinated Notes”) due 2009. Except as described below, the Senior Subordinated Notes may not be redeemed prior to August 1, 2004. Redemption prices range from 106% of the principal amount if redeemed in 2004 to 100% if redeemed in 2008 or thereafter. The Company was able to redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes prior to August 4, 2002 with the proceeds of a public equity offering at a redemption price of 112% of the amount redeemed. On May 3, 2000, the Company completed its initial public offering (IPO) of its common stock and a portion of the proceeds was used to redeem $140.0 million of the Senior Subordinated Notes.

Japanese Loan

      In 2000, the Company’s Japanese subsidiary entered into a yen-denominated note agreement with a Japanese bank to finance the expansion of its manufacturing facilities. The loan, which has a balance of $23.3 million at December 31, 2002 (based on the yen-to-dollar exchange rate in effect at that date) and bears interest at an annual rate of 2.25%, requires semi-annual principal and interest payments through September 2010 of approximately $1.9 million (based on the yen-to-dollar exchange rate at December 31, 2002.) The note is unsecured, however, the bank has rights under the agreement to obtain collateral in certain circumstances. In addition, the note is guaranteed by SCI LLC the Company’s primary domestic operating subsidiary.

Debt Issuance Costs

      In connection with the Recapitalization, the Company incurred $52.6 million in costs relating to the establishment of its senior bank facilities and the issuance of its Senior Subordinated Notes. During 2002, 2001 and 2000, the Company incurred $12.1 million, $5.1 million and $3.2 million, respectively, relating to amendments under its senior bank facilities or additional borrowings. The Company wrote-off $6.5 million and $17.5 million of debt issuance costs in 2002 and 2000, respectively, in connection with the various prepayments as outlined above. Other assets at December 31, 2002 and 2001 includes $33.7 million and $35.2 million, respectively, of unamortized debt issuance costs.

      Annual maturities relating to the Company’s long-term debt as of December 31, 2002 are as follows (in millions):

Actual Maturities

2003	9.3
2004	11.8
2005	236.9
2006	280.9
2007	176.8
Thereafter	687.5

Total	$1,403.2

Note 9:     Note Receivable from Affiliates

      In connection with the Recapitalization, the Company loaned certain affiliates $83.0 million to refinance third-party non-recourse loans. During 2000 and 2001, the Company loaned these affiliates an additional $43.1 million and $5.0 million, respectively, to finance facility expansion. Such loans totaled $130.6 and $131.1 at December 31, 2002 and 2001, respectively, bear interest at rates ranging from at 7.0%-10.5%, payable quarterly, and mature at various dates through December 31, 2006. These loans are with the following affiliates (in millions):

		December 31,

Company Name	Country	2002	2001

Tesla Sezam a.s.	Czech Republic	$54.8	$54.8
Terolsil a.s.	Czech Republic	12.5	13.0
Leshan-Phoenix Semiconductor Company Ltd.	China	63.3	63.3

		$130.6	$131.1

      The loans outstanding to Leshan-Phoenix Semiconductor Company Ltd were renegotiated during the third quarter of 2002 to reduce the interest rate from 7.0% to 3.5% per annum to better align the interest rate with market rates for similar instruments in China.

Note 10:     Income Taxes

      Geographic sources of income (loss) before income taxes, extraordinary loss and cumulative effect of accounting change are as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

United States	$(227.9)	$(196.6)	$63.3
Foreign	97.3	(176.9)	67.7

	$(130.6)	$(373.5)	$131.0

      The provision for income taxes is as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

Current
Federal	$—	$(19.5)	$37.1
State and local	0.1	0.1	4.6
Foreign	3.9	5.6	15.4

	4.0	(13.8)	57.1

Deferred
Federal	—	315.8	(8.7)
State and local	—	39.5	(1.3)
Foreign	3.8	1.4	(0.6)

	3.8	356.7	(10.6)

	$7.8	$342.9	$46.5

      A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,

	2002	2001	2000

U.S. federal statutory rate	(35.0)%	(35.0)%	35.0%
Increase (decrease) resulting from:
State and local taxes, net of federal tax benefit	(8.9)	(3.5)	3.0
Foreign withholding taxes	1.3	1.5	2.2
Foreign rate differential	(22.1)	11.0	(4.7)
Change in valuation allowance	68.5	117.6	—
Other	2.1	0.2	—

	5.9%	91.8%	35.5%

      Deferred tax assets are as follows (in millions):

	Year Ended December 31,

	2002	2001

Tax-deductible goodwill	$235.2	$255.4
Reserves and accruals	24.2	31.7
Inventories	14.8	29.3
Property, plant and equipment	14.9	28.3
Net operating loss and tax credit carryforwards	234.8	94.2
Other	18.2	19.6

Gross deferred tax assets	542.1	458.5
Valuation allowance	(537.9)	(450.6)

Net deferred tax asset	$4.2	$7.9

      A valuation allowance has been recorded against the Company’s deferred tax assets, with the exception of deferred tax assets at certain foreign subsidiaries, as management believes it is more likely than not that these assets will not be realized.

      As of December 31, 2002, the Company’s federal, state, and foreign net operating loss carryforwards were $540.1 million, $606.9 million, and $44.9 million, respectively. If not utilized, these net operating losses will expire in varying amounts from 2006 through 2023. The Company’s ability to utilize its federal net operating loss carryforwards may be limited in the future if the Company experiences an ownership change as defined by the Internal Revenue Code.

      Income taxes have not been provided on the undistributed earnings of the Company’s foreign subsidiaries (approximately $50.9 million at December 31, 2002) over which it has sufficient influence to control the distribution of such earnings and has determined that such earnings have been reinvested indefinitely. These earnings could become subject to federal income tax if they are remitted as dividends, if foreign earnings are loaned to any of the Company’s domestic subsidiaries, or if the Company sells its investment in such subsidiaries. The Company estimates that repatriation of these foreign earnings would generate additional foreign withholding taxes of $11.6 million.

Note 11:     Employee Benefit Plans

     Defined Benefit Plans

      In connection with the Recapitalization, the Company established the ON Semiconductor pension plan (the “Plan”) that, after one year of service, covered most U.S. employees who were also formerly employees of Motorola. The Plan’s benefit formula was dependent upon employee’s earnings and years of service. Benefits under the Plan are valued utilizing the projected unit credit cost method. The Company’s policy is to fund its defined benefit plans in accordance with the requirements and regulations of the Internal Revenue Code.

      In November 1999, the Plan was amended so that benefit accruals under the Plan will be discontinued effective December 31, 2004 for those employees whose combined age and years of service (in complete years) equaled or exceeded 65 at August 4, 1999 (the “Grandfathered Employees”). Benefit accruals under the plan for all other employees were discontinued effective December 31, 2000. Upon termination or retirement, employees may elect to receive their benefits in the form of either an annuity contract or a lump-sum distribution. In 2000, the ON Semiconductor Grandfathered Pension Plan (the “Grandfathered Plan”) was established and the assets and accumulated benefits related to the Grandfathered Employees were transferred to the Grandfathered Plan.

      Effective April 15, 2001, the Company terminated the Plan in a standard termination, which requires plan assets be sufficient to provide all benefits for participants and beneficiaries of deceased participants. Substantially all accrued benefits under the Plan were distributed to participants by December 31, 2001.

      Certain of the Company’s foreign subsidiaries provide retirement plans for substantially all of their employees. Such plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under all foreign pension plans are also valued using the projected unit credit cost method.

      The following is a summary of the status of the Company’s various pension plans and the net periodic pension cost (dollars in millions):

	2002			2001

	U.S.	Foreign		U.S.	Foreign
	Pension	Pension		Pension	Pension
	Plans	Plans	Total	Plans	Plans	Total

Assumptions used to value the Company’s pension obligations are as follows:
Rate of compensation increase	3.00%	3.17%		3.00%	3.77%
Discount rate	5.00%	4.40%		7.40%	5.08%
Benefit obligation, beginning of period	$41.5	$22.3	$63.8	$77.4	$32.8	$110.2
Service cost	1.8	1.3	3.1	2.1	2.2	4.3
Interest cost	3.0	0.8	3.8	2.4	1.6	4.0
Curtailment gain	—	(0.3)	(0.3)	—	(0.2)	(0.2)
Actuarial (gain) loss	5.3	1.2	6.5	18.0	(0.5)	17.5
Benefits paid	(4.8)	(6.7)	(11.5)	(58.4)	(11.7)	(70.1)
Translation (gain) loss	—	0.7	0.7	—	(1.9)	(1.9)

Benefit obligation, end of period	$46.8	$19.3	$66.1	$41.5	$22.3	$63.8

Change in Plan Assets:
Fair value, beginning of period	$10.1	$9.1	$19.2	$60.5	$18.1	$78.6
Actual return on plan assets	(1.1)	0.3	(0.8)	0.4	(0.6)	(0.2)
Employer contributions	13.0	1.3	14.3	7.6	4.4	12.0
Benefits paid	(4.8)	(6.7)	(11.5)	(58.4)	(11.7)	(70.1)
Translation gain (loss)	—	—	—	—	(1.1)	(1.1)

Fair value, end of period	$17.2	$4.0	$21.2	$10.1	$9.1	$19.2

Balances, end of period:
Pension benefit obligation	$(46.8)	$(19.3)	$(66.1)	$(41.5)	$(22.3)	$(63.8)
Fair value of plan assets	17.2	4.0	21.2	10.1	9.1	19.2

Funded status	(29.6)	(15.3)	(44.9)	(31.4)	(13.2)	(44.6)
Unrecognized net actuarial loss (gain)	20.0	1.5	21.5	17.3	(0.2)	17.1
Unrecognized prior service cost	0.9	1.9	2.8	1.3	2.2	3.5

Net liability recognized end of period	$(8.7)	$(11.9)	$(20.6)	$(12.8)	$(11.2)	$(24.0)

The net amounts recognized in the consolidated balance sheet consist of the following:
Accrued expenses	$(6.4)	$(2.0)	$(8.4)	$(13.0)	$(1.3)	$(14.3)
Other long-term liabilities	(22.0)	(11.8)	(33.8)	(14.9)	(9.9)	(24.8)
Intangible asset	0.8	1.2	2.0	1.3	—	1.3
Accumulated other comprehensive income (loss)	18.9	0.7	19.6	13.8	—	13.8

Net liability recognized, end of period	$(8.7)	$(11.9)	$(20.6)	$(12.8)	$(11.2)	$(24.0)

	2002			2001			2000

	U.S.	Foreign		U.S.	Foreign		U.S.	Foreign
	Pension	Pension		Pension	Pension		Pension	Pension
	Plans	Plans	Total	Plans	Plans	Total	Plans	Plans	Total

Assumptions used to determine pension costs are as follows:
Discount rate	7.40%	5.08%		6.80%	5.76%		6.80%	6.22%
Expected return on assets	8.50%	3.17%		8.50%	7.46%		8.50%	5.15%
Rate of compensation increase	3.00%	3.77%		3.00%	3.77%		5.00%	4.75%
Components of net periodic pension cost:
Service cost	$1.8	$1.3	$3.1	$2.1	$2.2	$4.3	$4.7	$2.6	$7.3
Interest cost	3.0	0.8	3.8	2.4	1.6	4.0	4.5	2.0	6.5
Expected return on assets	(1.2)	(0.3)	(1.5)	(1.4)	(1.0)	(2.4)	(5.2)	(1.5)	(6.7)
Amortization of prior service cost	0.1	0.3	0.4	0.2	0.4	0.6	0.2	0.6	0.8
Other losses	4.9	—	4.9	0.3	—	0.3	—	—	—
Settlement loss (curtailment gain)	0.4	(0.3)	0.1	9.9	2.3	12.2	—	—	—

Net periodic pension cost	$9.0	$1.8	$10.8	$13.5	$5.5	$19.0	$4.2	$3.7	$7.9

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $63.8 million, $56.8 million, and $19.6 million, respectively as of December 31, 2002 and $60.4 million, $54.6 million and $16.3 million, respectively as of December 31, 2001.

      The Company recognizes a minimum liability in its financial statements for its underfunded pension plans. The accrued pension liability of $42.2 million and $39.1 million at December 31, 2002 and 2001, respectively includes an additional minimum liability of $21.6 million and $15.1 million, respectively. The additional minimum liability was offset by a $2.0 million intangible asset and a $19.6 increase to stockholders’ deficit at December 31, 2002 compared with a $1.3 million intangible asset and a $13.8 million increase to stockholders’ deficit at December 31, 2001.

      In regards to the Grandfathered Plan, the Company reevaluated its current assumptions in light of the actual returns experienced, current annuity rates and the expected discontinuation of benefits as of December 31, 2004 with the subsequent payment of benefits in 2005. The discount rate used to determine the pension obligation at December 31, 2002 and to determine future expense was lowered to 5.0% from 7.4% in the previous year. In addition, the expected return on plan assets used to determine future expense was lowered to 2.5% from 8.5%, reflecting the Company’s change in investment policy regarding the assets of the Grandfathered Plan. Upon the termination of the Grandfathered Plan, the Company is obligated to ensure that the plan has assets sufficient to pay accrued benefits.

     Defined Contribution Plans

      The Company has a deferred compensation plan (“the Savings Plan”) for all eligible U.S. employees established under the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may contribute a percentage of their salary subject to certain limitations. Effective January 1, 2000, the Company began a matching contribution of 100% of the first 4% of employee contributions, and 50% of the next 4% of employee contributions, as defined in the Savings Plan.

      The Company recognized $7.1 million of expense relating to matching contributions in 2000. Effective March 1, 2001 the Company amended the Savings Plan to make the matching contribution discretionary. A discretionary matching contribution was offered through April 2001, resulting in $2.2 million of related expense in 2001. Effective January 1, 2002, the Company reinstated a discretionary matching contribution of

100% of the first 3% of employee contributions and, if certain financial goals are achieved, an additional 50% of the next 6% of employee contributions. In 2002 the Company recognized $4.0 of expense relating to matching contributions in 2002.

      Certain foreign subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.4 million, $0.6 million and $1.0 million relating to these plans for the years ended 2002, 2001 and 2000, respectively.

Note 12:     Financial Instruments

     Foreign Currencies

      As a multinational business, the Company’s transactions are denominated in a variety of currencies. When appropriate, the Company uses forward foreign currency contracts to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. The Company’s policy prohibits trading in currencies for which there are no underlying exposures, or entering into trades for any currency to intentionally increase the underlying exposure.

      Under the Company’s foreign exchange management program, foreign subsidiaries provide forecasts of their foreign currency exposures. The Company then aggregates the forecasted amounts and enters into foreign currency contracts in order to create an offset to the underlying exposures. Losses or gains on the underlying cash flows or investments offset gains or losses on the financial instruments. The Company primarily hedges existing assets and liabilities and cash flows associated with transactions currently on its balance sheet.

      At December 31, 2002 and 2001, the Company had net outstanding foreign exchange contracts with notional amounts of $19.5 million and $33.8 million, respectively. Such contracts were obtained through financial institutions and were scheduled to mature within three months. Management believes that these financial instruments should not subject the Company to increased risks from foreign exchange movements because gains and losses on these contracts, which are included in other current liabilities, should offset losses and gains on the assets, liabilities and transactions being hedged. The following schedule shows the net foreign exchange positions in U.S. dollars as of December 31, 2002 and 2001 (in millions):

	December 31,

	2002	2001
	Buy (Sell)	Buy (Sell)

Japanese Yen	$(16.3)	$(31.9)
Czech Koruna	2.7	—
Euro	(11.4)	(8.0)
Philippine Peso	1.8	—
Mexican Peso	0.3	2.4
British Pound	5.0	6.1
Singapore Dollar	1.8	1.5
Swedish Krona	1.5	—
Taiwan Dollar	(4.9)	(3.4)
Other	—	(0.5)

	$(19.5)	$(33.8)

      The Company is exposed to credit-related losses if counterparties to its foreign exchange contracts fail to perform their obligations. At December 31, 2002, the counterparties on the Company’s foreign exchange contracts are two highly rated financial institutions and no credit-related losses are anticipated. Amounts payable or receivable under the contracts are included in other current assets or accrued expenses in the accompanying consolidated balance sheet. For 2002, 2001, and 2000, aggregate foreign currency transaction gains/(losses) total $(0.3) million, $1.2 million and $6.9 million, respectively.

Interest Rate Agreements

      At December 31, 2002, the Company had two interest rate swaps of $100.0 million and $55.0 million, which were required by its senior bank facilities. The interest rate swaps are floating-to-fixed rate agreements based on LIBOR with quarterly interest rate resets. The $100.0 million swap has a fixed rate of 5.9% and expires in December 2004 while the $55.0 million swap has a fixed rate of 6.8% and expires in September 2003. The notional amounts are used solely as the basis for which the payment streams are calculated and exchanged. The notional amount is not a measure of the exposure to the Company through the use of the swaps. Amounts to be paid or received under the contracts are recorded in either other current assets or accrued expenses in the accompanying consolidated balance sheet and as an adjustment to interest expense.

Other

      At December 31, 2002, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not hedge the value of its equity investments in its subsidiaries or affiliated companies.

Note 13:	Fair Value of Financial Instruments

      The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

      The carrying amount approximates fair value due to the short-term maturities of such instruments.

Notes Receivable from Affiliates

      Due to the related party nature of the notes receivable from affiliates, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rates for similar instruments. At December 31, 2002 and 2001, the carrying value of the notes receivable from affiliates was $130.6 million and $131.1 million, respectively.

Long-term Debt

      The fair values of the Company’s long-term borrowings are determined by obtaining quoted market prices if available or market prices for comparable debt instruments.

Foreign Currency Exchange Contracts

      Forward foreign exchange contracts are valued at current foreign exchange rates for contracts with similar maturities.

Interest Rate Agreements

      The fair values of the Company’s interest rate swaps represent the amounts at which they could be settled and are estimated by obtaining quotes from brokers.

      The carrying amounts and fair values of the Company’s financial instruments at December 31, 2002 and 2001 are as follows (in millions):

	December 31, 2002		December 31, 2001

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt	$(1,393.9)	$(999.9)	$(1,374.5)	$(1,132.3)
Foreign currency exchange contracts	(0.3)	(0.3)	0.9	0.9
Interest rate agreements	(10.5)	(10.5)	(12.2)	(12.2)

Note 14:	Stock Options

      Certain employees of the Company participate in the ON Semiconductor 1999 Founders Stock Option Plan (“the 1999 Plan”), which is an incentive plan for key employees, directors and consultants. A total of 11.6 million shares of ON Semiconductor’s common stock have been reserved for issuance under the 1999 Plan. The 1999 Plan is administered by the ON Semiconductor Board of Directors or a committee thereof, which is authorized to, among other things, select the key employees, directors and consultants who will receive grants and determine the exercise prices and vesting schedules of the options. Prior to the existence of a public market for ON Semiconductor’s common stock, ON Semiconductor’s Board of Directors determined the fair market value.

      Company employees also participate in ON Semiconductor’s 2000 Stock Incentive Plan (“the 2000 Plan”) to provide key employees, directors and consultants with various equity-based incentives as described in the plan document. During 2001, ON Semiconductor stockholders voted to amend the 2000 Plan to increase the number of shares of its common stock issuable thereunder by 3.0 million (for an aggregate of 13.0 million shares at December 31, 2001). The 2000 Plan is administered by the ON Semiconductor Board of Directors or a committee thereof, which is authorized to determine, among other things, the key employees, directors or consultants who will receive awards under the plan, the amount and type of award, exercise prices or performance criteria, if applicable, and vesting schedules.

      Generally, the options granted under both plans vest over a period of four years. Under the 1999 Plan, all outstanding options and under the 2000 Plan certain outstanding options vest automatically upon a change of control, as defined, provided the option holder is employed by the Company on the date of the change in control. Under the 2000 Plan, certain other outstanding options vest upon a change of control if the Board of Directors of ON Semiconductor, in its discretion, provides for acceleration of the vesting of said options. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

      There was an aggregate of 6.3 million, 4.7 million and 6.6 million shares of common stock available for grant under the 1999 Plan and the 2000 Plan at December 31, 2002, 2001 and 2000, respectively.

      Additional information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	18.2	$5.87	13.8	$6.49	9.5	$1.50
Grants	8.0	3.00	8.4	5.26	5.4	15.09
Exercises	(0.7)	1.50	(0.5)	1.50	(0.4)	1.50
Cancellations	(2.6)	9.99	(3.5)	7.42	(0.7)	7.71

Outstanding at end of year	22.9	$4.55	18.2	$5.87	13.8	$6.49

Exercisable at end of year	7.9	$4.95	4.4	$4.74	2.2	$3.63

Weighted average fair value of options granted during the period		$1.83		$3.25		$8.67

      The following tables summarize options outstanding and options exercisable at December 31, 2002 (shares in millions):

	Outstanding Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.25-$1.50	6.9	7.01	$1.48
$1.80-$2.71	2.1	9.84	1.95
$3.22-$4.24	7.8	8.97	3.51
$5.50-$9.03	3.7	8.20	6.42
$10.88-$21.38	2.4	7.38	15.84

Totals	22.9		$4.55

	Exercisable Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.25-$1.50	5.0	6.73	$1.50
$3.22-$4.24	0.4	8.54	3.86
$5.50-$9.03	1.0	8.10	6.65
$10.88-$21.38	1.5	7.37	15.85

Totals	7.9		$4.95

      These options will expire if not exercised at specific dates through November 2012.

      In 2002, the Company recorded charges of $4.1 million related to the modification of option terms for employees terminated under the restructuring plan as well as the separation of an executive officer. These charges are recorded in restructuring and other in the consolidated statement of operations with an offsetting credit to additional paid-in capital. In 2002, the Company also recorded $0.4 million of compensation expense related to stock options issued to consultants and other stock option modifications to certain employees.

      In 2001, ON Semiconductor, on behalf of the Company, issued warrants to purchase 1,250,000 shares of common stock to consultants for services rendered during 2001. These warrants, which have an exercise price of $1.90 per share, were recorded at their estimated fair value of $1.3 million as a charge to general and administrative expense and with an offsetting credit to contributed capital. These warrants vested at the date of grant and expire in October 2005.

      During 2000, an employee of the Company was granted 80,000 stock appreciation rights under the 2000 Plan with a reference price of $16.00.

      In 2000, the Company granted certain consultants options to purchase approximately 91,000 shares of common stock at exercise prices ranging from $1.50 to $16.00 per share. The aggregate estimated fair value of these options of $1.2 million was recognized as general and administrative expense over the term of the respective consulting agreements, approximately $0.5 million in 2001 and $0.7 million in 2000. These grants expire at various dates through June 2003.

      The Company’s employees participate in the 2000 Employee Stock Purchase Plan sponsored by ON Semiconductor. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of ON Semiconductor’s common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. Employees are limited to annual purchases of $25,000 under this plan. In addition, during each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2002, 2001 and 2000, employees purchased approximately 1.0 million, 1.3 million and 1.0 million shares under the plan. During 2001, shareholders voted to amend the 2000 Employee Stock Purchase Plan to increase the number of shares of ON Semiconductor’s common stock issuable thereunder by 4.0 million (for an aggregate of 5.5 million shares).

Note 15:	Commitments and Contingencies

Leases

      The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2002 (in millions):

Year Ending December 31:

2003	$9.0
2004	4.1
2005	2.4
2006	1.1
2007	0.3
Thereafter	—

$16.9

      The Company’s existing leases do not contain significant restrictive provisions; however, certain leases contain renewal options and provisions for payment by the Company of real estate taxes, insurance and maintenance costs. Total rent expense for the years ended December 31, 2002, 2001 and 2000 was $11.8 million, $10.5 million and $12.7 million, respectively.

      At December 31, 2002, two letters of credit totaling $7.5 million partially secure an operating lease and a service agreement with an information technology vendor. A downgrade in the Company’s debt rating could trigger acceleration of remaining amounts due under these agreements, a portion of which would be satisfied by the letters of credit. The lease expires 2003 while the service agreement expires in 2006. These letters of credit are renewable on a yearly basis until 2005 when they expire.

     Other Contingencies

      The Company’s manufacturing facility in Phoenix, Arizona is located on property that is a “Superfund” site, a property listed on the National Priorities List and subject to clean-up activities under the Comprehensive Environmental Response, Compensation, and Liability Act. Motorola is actively involved in the cleanup of on-site solvent contaminated soil and groundwater and off-site contaminated groundwater pursuant to consent decrees with the State of Arizona. As part of the August 4, 1999 recapitalization, Motorola has retained responsibility for this contamination, and has agreed to indemnify the Company with respect to remediation costs and other costs or liabilities related to this matter.

Commitments with Affiliates

      Leshan-Phoenix Semiconductor Company Ltd. (“Leshan”), operates a back-end manufacturing facility in Leshan, China. ON Semiconductor owns a majority of the outstanding equity interests of the Leshan joint venture. Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder. These requests represent a purchase commitment by the respective shareholder of the Leshan joint venture; however, each shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. The Company provides forecasted needs to Leshan on a periodic basis, an approximate six-month cycle, which are used to establish pricing over the forecasted period, and, as described above, the Company is responsible for underutilized capacity cost due to variations from our forecasted needs. The Company committed to purchase 85%, 81% and 86% of the total products produced by Leshan in 2002, 2001 and 2000, respectively, and is currently committed to purchase 82% of the product produced by Leshan in 2003. In 2002, 2001 and 2000, respectively, the Company made actual purchases of 76%, 43% and 86% of Leshan’s production and, as a result, incurred $1.5 million and $6.4 million in underutilization charges in 2002 and 2001, respectively.

Legal Matters

      The Company and ON Semiconductor are involved in a variety of legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters, including the matters described in the next paragraph, will have a material adverse effect on the Company or ON Semiconductor’s financial condition, results of operations or cash flows.

      During the period July 5, 2001 through July 27, 2001, ON Semiconductor was named as a defendant in three shareholder class action lawsuits that were filed in federal court in New York City against ON Semiconductor and certain of its current and former officers, current directors and the underwriters for its initial public offering. The lawsuits allege violations of the federal securities laws and have been docketed in the U.S. District Court for the Southern District of New York as: Abrams v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6114; Breuer v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6287; and Cohen v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6942. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint that supersedes the individual complaints originally filed. The amended complaint alleges, among other things, that the underwriters of ON Semiconductor’s initial public offering improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of ON Semiconductor’s common stock in the aftermarket as conditions of receiving shares in its initial public offering. The amended complaint further alleges that these supposed practices of the underwriters should have been disclosed in ON Semiconductor’s initial public offering prospectus and registration statement. The amended complaint alleges violations of both the registration and antifraud provisions of the federal securities laws and seeks unspecified damages. We understand that various other plaintiffs have filed substantially similar class action cases against approximately 300 other publicly traded companies and their public offering underwriters in New York City, which along with the cases against ON Semiconductor have all been transferred to a single federal district judge for purposes of coordinated case management. ON Semiconductor believes that the claims against it are without merit and have defended, and intend to continue to defend, the litigation vigorously. The litigation process is inherently uncertain, however, and ON Semiconductor cannot guarantee that the outcome of these claims will be favorable.

      Accordingly, on July 15, 2002, together with the other issuer defendants, ON Semiconductor filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In addition, the parties have stipulated to the voluntary dismissal without prejudice of our individual current and former officers and directors who were named as defendants in our litigation, and they are no longer parties to the lawsuit. On February 19, 2003, the Court issued its ruling on the motions to dismiss filed by the underwriter and issuer defendants. In that ruling the Court granted in part and denied in part those motions. As to the claims brought against ON Semiconductor under the antifraud provisions of the securities laws, the Court dismissed all of these claims with prejudice, and refused to allow plaintiffs the opportunity to re-plead these claims. As to the claims brought under the registration provisions of the securities laws, which do not require that intent to defraud be pleaded, the Court denied the motion to dismiss these claims as to ON Semiconductor and as to substantially all of the other issuer defendants as well. The Court also denied the underwriter defendants’ motion to dismiss in all respects. While the Company can make no promises or guarantees as to the outcome of these proceedings, it believes that the final result of these actions will have no material effect on the Company’s consolidated financial condition, results of operations or cash flows.

Note 16:	Related Party Transactions

      The Company agreed to pay TPG an annual management fee of up to $2.0 million. In connection with the Cherry acquisition described in Note 6, the Company paid TPG a $2.0 million advisory fee in-lieu of the annual management fee for 2000. Under the Company’s amended debt agreements, the payment of the annual management fee to TPG in cash has been waived until certain conditions are met and no such payments occurred in 2001 or 2002. Management fees may be paid to TPG with the Company’s common stock or warrants.

      In connection with the Recapitalization, Motorola assigned, licensed or sublicensed intellectual property to the Company relating to certain of the Company’s products. Motorola also agreed to continue providing manufacturing and assembly services, to continue using similar services the Company provides to them and to lease real estate to the Company. The manufacturing and assembly services that the Company and Motorola have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. Subject to the Company’s right to cancel upon six months’ written notice, the Company has minimum commitments to purchase manufacturing services from Motorola of approximately $1.0 million in 2003.

      Related party activity between the Company and Motorola is as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

Cash paid for:
Purchases of manufacturing services from Motorola	$13.8	$86.1	$162.3
Cost of other services, rent and equipment purchased from Motorola	1.5	17.7	96.0
Cash received for:
Freight sharing agreement with Motorola	$21.4	$21.9	$23.8
Rental of property and equipment to Motorola	9.1	11.2	11.9
Product sales to Motorola	98.2	92.5	215.8

      On April 8, 2002, the Company and Motorola, Inc. reached agreement regarding certain post-closing payments to be made under agreements entered into in connection with the August 1999 Recapitalization. Pursuant to the agreement, Motorola paid the Company $10.6 million during the second quarter of 2002. As a result, the Company recognized a related gain of $12.4 million, which is included in restructuring and other in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2002.

      As part of the Recapitalization, Motorola agreed to provide the Company with worldwide freight services through August 4, 2002. This agreement resulted in better prices than the Company could obtain from third parties. The cost increases resulting from the expiration of this agreement, which totaled approximately $11 million in 2002 as compared to 2001, have been factored into our current operating plans.

      ON Semiconductor operates two manufacturing facilities in the Czech Republic. The Company purchases the majority of the related products as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

Purchases of manufacturing services and inventory	$84.3	$60.5	$77.1

Note 17:     Supplemental Disclosure of Cash Flow Information

      The Company’s non-cash financing activities and cash payments for interest and income taxes are as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

Non-cash financing activities:
Equipment acquired through capital leases	$—	$3.0	$—
Cash (received) paid for:
Interest	98.9	118.1	131.2
Income taxes	(0.6)	(1.3)	53.6

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2002 and 2001 and for the Years Ended December 31, 2002 and 2001
and for the Period from October 27, 2000 (inception) through December 31, 2000

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholder of ON Semiconductor Trading Ltd.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of ON Semiconductor Trading Ltd. and its subsidiaries (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The Company has extensive transactions and relationships with ON Semiconductor Corporation and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

      As described in Note 4 to the consolidated financial statements, the Company changed its method of accounting for sales to distributors effective January 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

February 5, 2003, except for
the fourth paragraph of
Note 12 for which the date is
March 3, 2003

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED BALANCE SHEET

	December 31,

	2002	2001

	(In millions, except
	share data)
ASSETS
Cash and cash equivalents	$30.8	$33.5
Receivables, net	82.7	68.5
Inventories, net	108.6	152.3
Other current assets	16.3	3.9
Income taxes receivable	3.5	—
Due from affiliates	—	96.7
Deferred income taxes	2.8	3.6

Total current assets	244.7	358.5
Property, plant and equipment, net	8.8	15.1
Deferred income taxes	1.3	1.8
Other assets	—	0.1

Total assets	$254.8	$375.5

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Accounts payable	$34.2	$46.2
Accrued expenses	21.2	11.2
Due to affiliates	76.2	—
Income taxes payable	—	0.3
Deferred income on sales to distributors	52.9	61.4

Total current liabilities	184.5	119.1
Other long-term liabilities	2.0	2.4
Notes payable to parent	160.3	367.9

Total liabilities	346.8	489.4

Commitments and contingencies (See Note 12)	—	—

Common stock ($1.00 par value, 50,000 shares authorized, 12,000 shares issued and outstanding)	—	—
Additional paid-in capital	40.4	40.4
Accumulated other comprehensive income	0.5	0.5
Retained earnings (accumulated deficit)	(132.9)	(154.8)

Total stockholder’s equity (deficit)	(92.0)	(113.9)

Total liabilities and stockholder’s equity (deficit)	$254.8	$375.5

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF OPERATIONS

			October 27,
			2000
	Year Ended		(inception)
	December 31,		through
			December 31,
	2002	2001	2000

	(In millions)
Revenues:
External revenues	$690.0	$744.4	$202.2
Revenues from affiliates	230.3	272.9	106.3

Total revenues	920.3	1,017.3	308.5

Cost of sales:
External cost of sales	473.5	598.6	141.1
Cost of sales to affiliates	288.1	341.0	95.9

Total cost of sales	761.6	939.6	237.0

Gross profit	158.7	77.7	71.5

Operating expenses:
Research and development	55.1	72.4	2.3
Selling and marketing	24.6	28.6	6.9
General and administrative	37.7	43.3	40.8
Restructuring and other	6.0	16.0	—

Total operating expenses	123.4	160.3	50.0

Operating income (loss)	35.3	(82.6)	21.5
Interest expense, net	(12.1)	(13.3)	(0.8)

Income (loss) before income taxes and cumulative effect of accounting change	23.2	(95.9)	20.7
Income tax benefit (provision)	(1.3)	1.2	0.7

Income (loss) before cumulative effect of accounting change	21.9	(94.7)	21.4
Cumulative effect of accounting change, net of tax	—	(81.5)	—

Net income (loss)	$21.9	$(176.2)	$21.4

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)

		Accumulated
		Other	Retained
	Additional	Comprehensive	Earnings
	Paid-In	Income	(Accumulated
	Capital	(Loss)	Deficit)	Total

	(In millions)
Contribution of interests in affiliated companies from Parent at inception	$40.4	$—	$—	$40.4
Comprehensive income:
Net income	—	—	21.4	21.4
Other comprehensive income:
Foreign currency translation adjustment	—	0.6	—	0.6

Other comprehensive income	—	0.6	—	0.6

Comprehensive income	—	—	—	22.0

Balance at December 31, 2000	40.4	0.6	21.4	62.4
Comprehensive loss:
Net loss	—	—	(176.2)	(176.2)
Other comprehensive loss:
Foreign currency translation adjustment	—	(0.1)	—	(0.1)

Other comprehensive loss	—	(0.1)	—	(0.1)

Comprehensive loss	—	—	—	(176.3)

Balance at December 31, 2001	40.4	0.5	(154.8)	(113.9)
Comprehensive income
Net income	—	—	21.9	21.9

Comprehensive income	—	—	—	21.9

Balance at December 31, 2002	$40.4	$0.5	$(132.9)	$(92.0)

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			October 27, 2000
			(inception)
	Year Ended December 31,		through
			December 31,
	2002	2001	2000

	(In millions)
Cash flows from operating activities:
Net income (loss)	$21.9	$(176.2)	$21.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4.7	7.1	0.5
Cumulative effect of accounting change	—	81.5	—
Provision for excess inventories	13.2	42.4	4.7
Non-cash impairment of property, plant and equipment	0.2	2.7	—
Deferred income taxes	1.3	1.3	(3.0)
Other	0.9	(0.9)	—
Changes in assets and liabilities:
Receivables	(14.2)	78.4	(12.2)
Inventories	30.5	17.1	(4.6)
Other assets	(12.3)	1.1	(2.6)
Due from affiliates	96.7	(93.7)	—
Accounts payable	(12.0)	(15.2)	6.9
Accrued expenses	10.0	(44.5)	9.9
Due to affiliates	76.8	(71.1)	(20.6)
Income taxes payable	(3.8)	(13.4)	2.5
Deferred income on sales to distributors	(8.5)	(34.3)	—
Other long-term liabilities	(0.4)	0.2	0.3

Net cash provided by (used in) operating activities	205.0	(217.5)	3.2

Cash flows from investing activities:
Purchases of property, plant and equipment	(0.3)	(2.5)	(1.3)
Proceeds from sales of property, plant and equipment	0.2	0.3	—

Net cash used in investing activities	(0.1)	(2.2)	(1.3)

Cash flows from financing activities:
Cash received in connection with contribution of interests in affiliated companies from Parent at inception	—	—	31.9
Proceeds from borrowings from Parent	206.3	515.5	58.7
Repayment of borrowings from Parent	(413.9)	(320.0)	(34.8)

Net cash provided by (used in) financing activities	(207.6)	195.5	55.8

Net increase (decrease) in cash and cash equivalents	(2.7)	(24.2)	57.7
Cash and cash equivalents, beginning of period	33.5	57.7	—

Cash and cash equivalents, end of period	$30.8	$33.5	$57.7

See accompanying notes to consolidated financial statements.

Note 1:     Background and Basis of Presentation

      ON Semiconductor Trading Ltd. (the “Company” or “ON Trading”), located in Hamilton, Bermuda, is a wholly-owned subsidiary of Semiconductor Components Industries, LLC (“SCI LLC” or “Parent”), which is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). ON Trading is responsible for selling ON Semiconductor’s products outside the United States, Mexico, Brazil and Puerto Rico. ON Trading performs certain functions related to sales, procurement, data aggregation, inventory management, research and development, and managing distribution scheduling. In order to function in this capacity, ON Trading entered into a cost sharing agreement with SCI LLC during 2000, which provided ON Trading with the right to use ON Semiconductor’s intellectual property for the purpose of manufacturing, selling, importing and exporting property outside of the United States, Mexico, Brazil and Puerto Rico.

      In October 2000, SCI LLC transferred the ownership of certain of its wholly-owned subsidiaries to the Company in exchange for 12,000 shares of the Company’s common stock which represents the entire ownership in the Company. These transactions were accounted for as the combination of companies under common control and have been reflected in the accompanying financial statements on the historical cost basis. The book value of the net assets transferred, which included $31.9 million of cash, was $40.4 million.

Note 2:     Liquidity

      The Company’s ability to fund working capital, capital expenditures and business development efforts depends on the future operating performance of its ultimate parent, ON Semiconductor. During the year ended December 31, 2002, ON Semiconductor incurred a net loss of $141.9 million compared to a net loss of $831.4 million in 2001 and net income of $71.1 million in 2000. ON Semiconductor’s net results included restructuring and other of $27.7 million, $150.4 million and $4.8 million in 2002, 2001 and 2000, respectively, as well as interest expense of $145.2 million, $133.5 million and $131.2 million, respectively. ON Semiconductor’s operating activities provided cash of $30.6 million in 2002 and $301.3 million in 2000 and used cash of $137.3 million in 2001.

      At December 31, 2002, ON Semiconductor had $182.4 million in cash and cash equivalents, net working capital of $195.0 million, term or revolving debt of $1,403.2 million and a stockholders’ deficit of $662.1 million. ON Semiconductor’s long-term debt includes $701.6 million under its senior bank facilities; $291.4 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $126.9 million under a 10% junior subordinated note payable to Motorola due 2011; and, $23.3 million under a note payable to a Japanese bank due 2010. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements as of December 31, 2002 and expects to remain in compliance over the next twelve months.

      ON Semiconductor’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may beyond its control.

      If ON Semiconductor fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to ON Semiconductor. Although there can be no assurance, management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund ON Semiconductor’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2003. To the extent that results or events differ from ON Semiconductor’s financial projections or business plans, the Company’s liquidity may be adversely impacted.

Note 3:     Significant Accounting Policies

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables and inventories; reserves for customer incentives and restructuring charges; and, the fair values of financial instruments (including derivative financial instruments). Actual results could differ from these estimates.

Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

      Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market. The Company records provisions for slow moving inventories based upon a regular analysis of inventory levels on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months.

      These provisions can influence results from operations. For example, when demand for a given part falls, all or a portion of the related inventory is reserved, impacting cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, a higher than normal margin will generally be recognized. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

Property and Equipment

      Property and equipment are recorded at cost and are depreciated over estimated useful lives of 3-20 years using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

      The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Revenue Recognition

      The Company generates revenue from the sales of its semiconductor products to original equipment manufacturers, distributors and electronic manufacturing service providers as well as to affiliated companies.

The Company recognizes revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales costs and allowances. Revenues generated from sales to affiliated companies are based on intercompany pricing agreements and recognized when title and risk of loss has passed to the affiliate.

      Prior to January 1, 2001, the Company recognized revenue on all distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from distributors as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Research and Development Costs

      Research and development costs are expensed as incurred.

Stock-Based Compensation

      The Company accounts for employee stock options relating to the common stock of ON Semiconductor in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

      Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for 2002, 2001, and 2000 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

			October 27,
			2000
	Year Ended		(inception)
	December 31,		through
			December 31,
	2002	2001	2000

Net income (loss), as reported	$21.9	$(176.2)	$21.4
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2.3)	(1.9)	(1.1)

Pro forma net income (loss)	$19.6	$(178.1)	$20.3

      The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2002	2001	2000

Expected life (in years)	5	5	5
Risk-free interest rate	4.15%	4.83%	6.45%
Volatility	0.70	0.70	0.60

Employee Stock Purchase Plan	2002	2001	2000

Expected life (in years)	0.25	0.25	0.33
Risk-free interest rate	1.71%	4.26%	6.20%
Volatility	0.70	0.70	0.60

      The weighted-average estimated fair value of employee stock options granted during 2002, 2001 and 2000 was $1.93, $3.23 and $9.67 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during 2002, 2001 and 2000 was $0.62, $1.24 and $3.82, respectively.

Income Taxes

      The Company is based in Bermuda, which does not levy taxes on income. Income taxes in the accompanying consolidated financial statements relate to the Company’s wholly-owned subsidiaries operating outside of Bermuda.

      Income taxes are accounted for using the asset and liability method and are determined on a separate return basis. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

      In determining the amount of the valuation allowance, estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, a valuation allowance was established for the majority of the Company’s deferred tax assets. Additionally, throughout 2002, no incremental deferred tax benefits were recognized. The Company’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

Foreign Currencies

      Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of financial statements of these subsidiaries, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions. The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within stockholder’s equity (deficit).

Defined Benefit Plans

      The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

Reclassifications

      Certain amounts have been reclassified to conform with the current year presentation.

Related Party Transactions

      The Company has extensive transactions and relationships with ON Semiconductor and its affiliates which include intercompany pricing agreements, an intellectual property royalty agreement and general and administrative and research and development cost sharing agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company does not expect the implementation of SFAS No. 143 to have a material effect on its results of operations.

      The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company’s adoption of SFAS No. 144 did not impact its financial condition or results of operations.

      In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends FASB Statement No. 13, “Accounting for Leases” and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective January 1, 2003. The Company does not expect the adoption of SFAS 145 to have a material effect on its financial condition or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for the Company’s fiscal year 2002. The interim disclosure requirements are effective for the first quarter of fiscal year 2003. The Company has no plans to change to the fair value based method of accounting for stock-based employee compensation.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately and such disclosures have been included in Note 6 “Balance Sheet Information”. The Company does not expect the adoption of FIN No. 45 to have a material effect on its financial condition or results of operations.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created to acquired prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 to have an impact on its financial condition or results of operations.

Note 4:     Accounting Change

      Sales are made to distributors under agreements that allow certain rights of return and price protections on products that are not resold by such distributors. Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from our distributors on these unsold products. Effective January 1, 2001, the Company changed its revenue recognition method on sales to distributors so that such revenues are recognized at the time the distributor sells the Company’s products to the end customer. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

      Management believes that this accounting change was to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand end user demand for the products the Company sells through distribution. Additionally, the timing of revenue recognition is no longer influenced by the distributor’s stocking decisions. This revenue recognition policy and manner of presentation is commonly used in the semiconductor industry.

      The impact of the accounting change for periods prior to 2001 was a charge of $81.5 million and is reflected as the cumulative effect of change in accounting principle in the Company’s consolidated statement of operations and comprehensive loss for 2001. The accounting change resulted in an increase in revenues of $55.7 million and a reduction in net loss of $29.5 million for the year ended December 31, 2001.

      The estimated pro forma effects of the accounting change for the period from October 27, 2000 (inception) through December 31, 2000 are as follows (in millions):

As reported:
Revenues	$308.5
Net income	21.4
Pro forma effects of reflecting the accounting change applied retroactively:
Revenues	$300.1
Net income	18.3

Note 5:	Restructuring and Other

      The activity related to the Company’s restructuring reserve is as follows (in millions):

	Reserve				Reserve				Reserve
	Balance at	2001	2001		Balance at	2002	2002	2002	Balance at
	12/31/2000	Charges	Usage	Adjustments	12/31/2001	Charges	Usage	Adjustments	12/31/02

	$—	$—	$—	$—	$—	$—	$—	$—	$—
June 2002 Restructuring
Cash employee separation charges	—	—	—	—	—	0.6	(0.2)	—	0.4
Non-cash fixed asset write-offs	—	—	—	—	—	0.2	(0.2)	—	—

June 2002 Restructuring reserve balance	—				—				0.4

March 2002 Restructuring
Cash employee separation charges	—	—	—	—	—	5.3	(2.7)	0.3	2.9

March 2002 Restructuring reserve balance	—				—				2.9

December 2001 Restructuring
Cash employee separation charges	—	1.1	(0.3)	—	0.8	—	(0.8)	—	—
Non-cash fixed asset write-offs	—	1.3	(1.3)	—	—	—	—	—	—

December 2001 Restructuring reserve balance	—				0.8				—

June 2001 Restructuring
Cash employee separation charges	—	4.8	(4.7)	(0.1)	—	—	—	—	—
Cash exit costs	—	1.3	—	—	1.3	—	(0.9)	(0.4)	—
Non-cash fixed asset write-offs	—	1.4	(1.4)	—	—	—	—	—	—
Non-cash stock compensation and pension charges	—	0.5	(0.5)	—	—	—	—	—	—

June 2001 Restructuring reserve balance	—				1.3				—

March 2001 Restructuring
Cash employee separation charges	—	5.7	(5.4)	—	0.3	—	(0.3)	—	—

March 2001 Restructuring reserve balance	—				0.3				—

	$—	$16.1	$(13.6)	$(0.1)	$2.4	$6.1	$(5.1)	$(0.1)	$3.3

      The following table reconciles the restructuring activity in the tables above to the “Restructuring and other” caption on the Statements of Operations and Comprehensive Loss for the years ended December 31, 2002 and 2001, respectively (in millions):

Year Ended
December 31, 2002

2002 restructuring charges	$6.1
Less: Reserves released during the period	(0.1)

Restructuring and other	$6.0

Year Ended
December 31, 2001

2001 restructuring charges	$16.1
Less: Reserves released during the period	(0.1)

Restructuring and other	$16.0

June 2002 Restructuring Program

      In June 2002, the Company recorded charges totaling $0.8 million for costs associated with its restructuring activities including $0.6 million to cover employee separation costs associated with the termination of two employees and $0.2 million for equipment write-offs that were charged directly against the related assets. The employee separation costs reflected further reductions in general and administrative staffing levels. As of December 31, 2002, the two employees had been terminated and the Company currently expects that the remaining employee separation cost reserve of $0.4 million as of that date will be paid out by June 30, 2003.

March 2002 Restructuring Program

      In March 2002, the Company recorded a $5.3 million charge to cover employee separation costs relating to the termination of 62 employees. Approximately $5.0 million of this charge is attributable to employee terminations resulting from the Company’s decision to relocate its European administrative functions from Toulouse, France to Roznov, Czech Republic and Piestany, Slovakia. The relocation of these functions is currently expected to be completed by June 30, 2003. The remaining $0.3 million relates to reductions in selling, general and administrative functions primarily in the United Kingdom. The Company recorded an additional $0.3 in employee separation costs relating to the relocation of the administrative functions in Toulouse, France during the fourth quarter of 2002 as a result of its reevaluation of remaining costs to be incurred. As of December 31, 2002, 41 employees have been terminated under this program and the Company currently expects that the remaining terminations will be completed by June 30, 2003. As of December 31, 2002 the remaining liability relating to this restructuring was $2.9 million.

December 2001 Restructuring Program

      In December 2001, the Company recorded charges totaling $2.4 million for costs associated with its worldwide restructuring programs. The charges included $1.1 million to cover employee separation costs associated with the terminations of 5 employees as well as $1.3 million for property and equipment write-offs that were charged directly against the related assets.

      The employee separation costs reflected reductions in selling, general and administrative staffing levels. As of December 31, 2002, all impacted employees had been terminated.

      The $1.3 million charge related the write-off of certain property and equipment located in France and Slovakia that would no longer be utilized as a result of the Company’s restructuring activities.

June 2001 Restructuring Program

      In June 2001, the Company recorded charges totaling $8.0 million for costs associated with its worldwide restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its operations to meet declining customer demand. The charge included $4.8 million to cover employee separation costs associated with the termination of approximately 175 employees and $0.5 million for additional pension charges related to the terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet.) As of December 31, 2002, all of the employees had been terminated under this restructuring program.

      The Company identified certain manufacturing equipment that would no longer be used internally and recorded a charge of $1.4 million to write-off the assets.

      The June 2001 charge also included $1.3 million to cover certain exit costs relating to contract terminations. During 2002, the Company recorded a $0.4 adjustment to release reserves associated with the June 2001 restructuring programs due to the Company’s analysis of estimated costs to complete those programs. As of December 31, 2002, all exit activities have been completed.

March 2001 Restructuring Program

      In March 2001, the Company recorded charges totaling $5.7 million for costs associated with its worldwide restructuring programs. The charges of $5.7 million cover employee separation costs associated with the termination of approximately 80 employees. The employee separation costs reflected reductions in selling, general and administrative staffing. As of December 31, 2002, all of the employees had been terminated under this restructuring program.

Note 6:	Balance Sheet Information

      Balance sheet information is as follows (in millions):

	December 31,

	2002	2001

Receivables, net:
Accounts receivable	$83.3	$69.2
Less: Allowance for doubtful accounts	(0.6)	(0.7)

	$82.7	$68.5

Inventories, net:
Raw materials	$3.7	$5.2
Work in process	78.9	131.4
Finished goods	67.2	59.3

Total inventories	149.8	195.9
Less: Inventory reserves	(41.2)	(43.6)

	$108.6	$152.3

Property, plant and equipment, net:
Buildings	$0.6	$0.8
Machinery and equipment	31.3	41.4

Total property, plant and equipment	31.9	42.2
Less: Accumulated depreciation	(23.1)	(27.1)

	$8.8	$15.1

	December 31,

	2002	2001

Accrued expenses:
Accrued payroll	$5.9	$5.5
Sales related reserves	3.1	1.8
Restructuring reserve	3.3	2.4
Other	8.9	1.5

	$21.2	$11.2

Other comprehensive income:
Foreign currency translation adjustments	$0.5	$0.5

      Depreciation expense totaled $4.7 million and $7.1 million for the years ended December 31, 2002 and 2001 and $0.5 million for the period from October 27, 2000 (inception) through December 31, 2000.

      The activity related to the Company’s inventory reserves and warranty reserves for the period from October 27, 2000 (inception) through December 31, 2000 and for the years ended December 31, 2001 and 2002 follows:

	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other	Deductions/	End of
Description	of Period	Expenses	Accounts	Writeoffs	Period

Inventory reserves
Period from October 27, 2000 (inception) through December 31, 2000	$—	$4.7	$12.6 (1)	$—	$17.3

Year ended December 31, 2001	$17.3	$42.4	$—	$16.1	$43.6

Year ended December 31, 2002	$43.6	$13.2	$—	$15.6	$41.2

Warranty reserves
Period from October 27, 2000 (inception) through December 31, 2000	$—	$1.1	$0.9 (1)	$0.9	$1.1

Year ended December 31, 2001	$1.1	$—	$—	$0.4	$0.7

Year ended December 31, 2002	$0.7	$0.1	$—	$0.1	$0.7

(1)	Represents reserves recorded at the Company’s inception on October 27, 2000.

Note 7:     Income Taxes

      Geographic sources of income (loss) before income taxes and cumulative effect of accounting change are as follows (in millions):

	Year Ended		October 27, 2000
	December 31,		(inception)
			through
	2002	2001	December 31, 2000

Bermuda	$18.4	$(93.3)	$32.3
Other foreign countries	4.8	(2.6)	(11.6)

	$23.2	$(95.9)	$20.7

      The provision (benefit) for income taxes for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 (inception) through December 31, 2000, all of which relates to operations outside of Bermuda, is as follows (in millions):

	Year Ended		October 27, 2000
	December 31,		(inception)
			through
	2002	2001	December 31, 2000

Current	$(0.2)	$(2.1)	$2.9
Deferred	1.5	0.9	(3.6)

	$1.3	$(1.2)	$(0.7)

      A reconciliation of the Bermuda federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended		October 27, 2000
	December 31,		(inception)
			through
	2002	2001	December 31, 2000

Bermuda federal statutory rate	—%	—%	—%
Increase (decrease) resulting from:
Foreign rate differential	(5.0)	(2.0)	(3.4)
Change in valuation allowance	10.6	0.7	—

	5.6%	(1.3)%	(3.4)%

      Deferred tax assets are as follows (in millions):

	December 31,

	2002	2001

Tax-deductible goodwill	$1.3	$1.7
Reserves and accruals	1.5	1.9
Inventories	0.1	0.1
Net operating loss and tax credit carryforwards	4.2	2.3
Other	0.1	—

	7.2	6.0
Valuation allowance	(3.1)	(0.6)

Net deferred tax asset	$4.1	$5.4

      A valuation allowance has been recorded against the portion of the Company’s deferred tax assets that management believes is more likely than not that the related tax benefits will not be realized.

      As of December 31, 2002 and 2001, the Company’s foreign net operating loss carryforwards were $13.0 million and $9.0 million, respectively. If not utilized, these net operating losses will expire in varying amounts through 2007.

      Income taxes have not been provided on the undistributed earnings of the Company’s foreign subsidiaries (approximately $68.5 million at December 31, 2002) over which it has sufficient influence to control the distribution of such earnings and has determined that such earnings have been reinvested indefinitely. These earnings could become subject to additional tax if they are remitted as dividends, if foreign earnings are loaned to any of the Company’s subsidiaries, or it the Company sells its investment in such subsidiaries. The Company estimates that repatriation of these foreign earnings would generate additional foreign withholding taxes of $5.1 million.

Note 8:     Related Party Transactions

      At December 31, 2002 and 2001, the total aggregate amount outstanding under various loan agreements between the Company and its Parent was $160.3 million and $367.9 million, respectively. The loan agreements expire on December 31, 2004, bear interest at a weighted average rate of 4.97% and are unsecured.

      The Company consigns inventory to affiliates to perform all semiconductor manufacturing activities. The Company is charged for these activities based on intercompany pricing agreements with the respective affiliates and records the related costs in inventory. Finished goods are either sold to third-party customers outside the United States or to affiliates. Sales to affiliates are also based on intercompany transfer pricing agreements.

      SCI LLC also incurs certain general and administrative and research and development costs that directly benefit the Company. General and administrative expenses that directly benefit the Company are specifically identified by management and charged to the Company by SCI LLC. Research and development costs are allocated and charged based on the percent of the Company’s third-party sales to total ON Semiconductor third-party sales. Additionally, SCI LLC charges the Company a royalty fee for the use of ON Semiconductor’s intellectual property. The royalty fee is a minimum of $10.0 million annually and is based on a percentage of the Company’s third-party sales, such percentage determined based on the overall annual gross margin percentage of ON Semiconductor. The allocations utilized in arriving at the amounts reflected in the accompanying consolidated financial statements are based on assumptions that management believes are reasonable in the circumstances; however, such allocations are not necessarily indicative of the costs that would have been incurred by the Company had it operated as a stand-alone entity.

      Related party activity between the Company and its affiliates is as follows (in millions):

			October 27, 2000
	Year Ended	Year Ended	(inception)
	December 31,	December 31,	through
	2002	2001	December 31, 2000

Purchases of manufacturing services from affiliates	$719.4	$814.0	$447.6

Expense allocations from SCI LLC:
General and administrative expenses
Royalties	$10.0	$10.0	$8.5
Other	22.9	22.0	3.3

	$32.9	$32.0	$11.8

Research and development	$45.0	$59.6	$2.3

Note 9:     Employee Benefit Plans

Defined Benefit Plans

      Certain of the Company’s subsidiaries provide retirement plans for substantially all of their employees. The plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under these pension plans are valued using the projected unit credit cost method.

      The following is a summary of the status of the pension plans and the net periodic pension cost (dollars in millions):

	December 31,	December 31,
	2002	2001

Assumptions used to value the Company’s pension obligations are as follows:
Rate of compensation increase	3.00%	3.00%
Discount rate	5.50%	5.50%
Change in Benefit Obligation:
Benefit obligation, beginning of period	$2.4	$2.6
Service cost	0.1	0.2
Interest cost	0.1	0.1
Curtailment gain	(0.3)	—
Actuarial (gain) loss	0.3	(0.4)
Translation (gain) loss	0.4	(0.1)

Benefit obligation, end of period	$3.0	$2.4

Change in Plan Assets:
Fair value, beginning of period	$0.4	$0.3
Actual return on plan assets	0.1	0.1

Fair value, end of period	$0.5	$0.4

Balances, end of period:
Pension benefit obligation	$(3.0)	$(2.4)
Fair value of plan assets	0.5	0.4

Funded status	(2.5)	(2.0)
Unrecognized net actuarial gain	(0.1)	(0.4)
Unrecognized prior service cost	0.4	0.5

Net liability recognized, net of period	$(2.2)	$(1.9)

The net amounts recognized in the consolidated balance sheet consist of the following:
Accrued expenses	$(0.4)	$—
Other long-term liabilities	(1.8)	(1.9)

Net liability recognized, net of period	$(2.2)	$(1.9)

			October 27, 2000
			(inception
	December 31,	December 31,	through
	2002	2001	December 31, 2000

Assumptions used to determine pension costs are as follows:
Discount rate	5.50%	6.00%	6.00%
Expected return on assets	5.75%	6.00%	6.00%
Rate of compensation increase	3.00%	3.00%	3.00%
Components of net periodic pension cost:
Service cost	$0.1	$0.2	$—
Interest cost	0.1	0.1	—
Expected return on assets	—	—	—
Amortization of prior service cost	0.1	0.1	—
Curtailment gain	(0.3)	—	—

Net periodic pension cost	$—	$0.4	$—

Defined Contribution Plans

      Certain subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.1 million, $0.3 million and $0.1 million for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 (inception) through December 31, 2000, respectively, relating to these plans.

Note 10:     Stock Options

      Certain employees of the Company participate in ON Semiconductor stock option plans.

      Generally, the options granted under these plans vest over a period of four years. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

      Information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	2.3	$6.72	1.5	$7.57	1.0	1.50
Grants	0.7	3.16	1.1	5.22	0.6	16.75
Exercises	(0.1)	1.50	(0.1)	1.50	(0.1)	1.50
Cancellations	(0.3)	9.57	(0.2)	6.62	—	—

Outstanding at end of year	2.6	$5.53	2.3	$6.72	1.5	$7.57

Exercisable at end of year	0.9	$5.81	0.5	$6.11	0.2	$3.77

Weighted average fair value of options granted during the period		$1.93		$3.23		$9.67

      The following tables summarize options outstanding and options exercisable at December 31, 2002:

	Outstanding Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.25-$2.71	0.8	7.04	$1.58
$3.22-$6.95	1.4	8.65	4.30
$9.03-$20.25	0.4	7.42	16.41

Totals	2.6		$5.53

	Exercisable Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.25-$2.71	0.5	6.69	$1.50
$3.22-$6.95	0.2	8.37	4.89
$9.03-$20.25	0.2	7.42	16.42

Totals	0.9		$5.81

      These options will expire if not exercised at specific dates through November 2012.

      Eligible employees also participate in ON Semiconductor’s 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their eligible earnings applied towards the purchase of shares of ON Semiconductor common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. During each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2002, 2001 and 2000, employees purchased approximately 122,000, 188,000 and 104,000 shares under the plan.

Note 11:	Foreign Currency Exchange Contracts

      The Company’s foreign currency exposures are included in ON Semiconductor’s worldwide foreign currency exposure management program. ON Semiconductor aggregates the forecasted foreign currency exposures for each of its subsidiaries on a monthly basis and enters into forward currency contracts in order to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. Prior to January 1, 2001, the Company entered into its own foreign currency contracts. The Company’s net foreign currency transaction gains (losses) included in the accompanying consolidated statement of operations for the years ended December 31, 2002 and 2001 and for the period October 27, 2000 (inception) through December 31, 2000 are $2.4 million, $1.3 million and $(0.1) million, respectively.

Note 12:	Commitments and Contingencies

Operating Leases

      The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2002 (in millions):

2003	$3.5
2004	2.3
2005	1.4
2006	0.9
2007	0.3
Thereafter	—

$8.4

Legal Matters

      ON Semiconductor is currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on ON Semiconductor’s financial condition, results of operations or cash flows.

Common Stock Collateral Pledge

      On May 6, 2002, ON Semiconductor and SCI LLC (collectively, the “Issuers”) issued $300 million principal amount of second lien notes in a private offering that was exempt from registration requirements of the U.S. Federal Securities laws. The notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are guarantors under its senior subordinated notes. In addition, the notes and guarantees are secured on a second priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

      On March 3, 2003, the Issuers issued $200.0 million principal amount of first-lien senior secured notes due 2010 (the “First-Lien Notes”) in a private offering that was exempt from registration requirements of the U.S. Federal Securities laws. The obligations under the First-Lien Notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than SCI LLC). The First-Lien Notes and guarantees are secured on a first-priority basis the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

Note 13:     Fair Value of Financial Instruments

      The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

      The carrying amount approximates fair value due to the short-term maturities of such instruments.

Notes Payable to Parent

      Due to the related party nature of the notes payable to Parent, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rate for similar instruments. At December 31, 2002 and 2001, the carrying value of the notes payable to Parent was $160.3 million and $367.9 million, respectively.

Note 14:	Supplemental Disclosure of Cash Flow Information

      Cash payments for interest and income taxes for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 (inception) through December 31, 2000 are as follows (in millions):

	2002	2001	2000

Cash (received) paid for:
Interest	$14.2	$13.7	$0.4
Income taxes	3.2	(10.4)	0.7

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2002 and 2001 and for
the Years Ended December 31, 2002, 2001 and 2000

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of SCG Malaysia Holdings Sdn. Bhd.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of SCG Malaysia Holdings Sdn. Bhd. and its subsidiaries (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The Company has extensive transactions and relationships with ON Semiconductor Corporation and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona
February 5, 2003, except for

the third paragraph of
Note 10 for which the date is
March 3, 2003

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED BALANCE SHEET

	December 31,

	2002	2001

	(In millions, except
	share data)
ASSETS
Cash and cash equivalents	$10.7	$1.4
Receivables, net	—	7.5
Inventories, net	0.8	0.4
Other current assets	3.5	5.2
Due from affiliates	17.0	5.4
Income taxes receivable	10.4	7.1
Deferred income taxes	0.6	1.2

Total current assets	43.0	28.2
Property, plant and equipment, net	103.1	131.2

Total assets	$146.1	$159.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$6.1	$17.4
Accrued expenses	1.6	3.8

Total current liabilities	7.7	21.2
Other long-term liabilities	4.4	4.1
Notes payable to affiliate	89.4	89.4
Deferred income taxes	1.6	0.7

Total liabilities	103.1	115.4

Commitments and contingencies (See Note 10)	—	—

Common stock (200,000,000 authorized, 147,517,167 shares issued and outstanding)	38.8	38.8
Additional paid-in capital	11.9	10.0
Accumulated deficit	(7.7)	(4.8)

Total stockholder’s equity	43.0	44.0

Total liabilities and stockholder’s equity	$146.1	$159.4

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Sales to affiliates	$89.1	$99.1	$359.8
Cost of sales	78.7	86.6	330.9

Gross profit	10.4	12.5	28.9

Operating expenses:
General and administrative	8.0	8.8	10.3
Restructuring and other	(1.9)	9.4	—

Total operating expenses	6.1	18.2	10.3

Operating income (loss)	4.3	(5.7)	18.6
Interest expense, net	(8.2)	(8.4)	(10.3)

Income (loss) before income taxes	(3.9)	(14.1)	8.3
Income tax benefit	1.0	3.9	6.0

Net income (loss)	$(2.9)	$(10.2)	$14.3

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

				Retained
			Additional	Earnings
	Common Stock	Common	Paid-In	(Accumulated
	(Shares)	Stock	Capital	Deficit)	Total

	(In millions, except share data)
Balance at December 31, 1999	147,517,167	$38.8	$1.8	$(8.9)	$31.7
Contributed services by Parent		—	5.4	—	5.4
Comprehensive income:
Net income		—	—	14.3	14.3

Comprehensive income				14.3	14.3

Balance at December 31, 2000	147,517,167	38.8	7.2	5.4	51.4
Contributed services by Parent		—	2.8	—	2.8
Comprehensive income (loss):
Net loss		—	—	(10.2)	(10.2)

Comprehensive loss				(10.2)	(10.2)

Balance at December 31, 2001	147,517,167	38.8	10.0	(4.8)	44.0
Contributed services by Parent		—	1.9	—	1.9
Comprehensive income (loss):
Net loss		—	—	(2.9)	(2.9)

Comprehensive loss				(2.9)	(2.9)

Balance at December 31, 2002	147,517,167	$38.8	$11.9	$(7.7)	$43.0

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Cash flows from operating activities:
Net income (loss)	$(2.9)	$(10.2)	$14.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31.9	32.7	28.9
Non-cash impairment of property, plant and equipment	—	0.9	—
Non-cash support costs provided by Parent	1.9	2.8	5.4
Deferred income taxes	1.5	(3.1)	(4.9)
Other	0.2	5.6	0.2
Changes in assets and liabilities:
Receivables	7.5	(7.2)	1.5
Inventories	(0.4)	4.0	24.6
Other assets	1.7	1.4	(4.7)
Due from affiliates	(7.6)	(6.8)	7.1
Accounts payable	(11.3)	3.0	3.4
Accrued expenses	(2.2)	0.4	1.1
Income taxes receivable	(3.3)	(3.0)	(4.1)
Other long-term liabilities	0.3	(1.0)	1.5

Net cash provided by operating activities	17.3	19.5	74.3

Cash flows from investing activities:
Purchases of property, plant and equipment	(8.1)	(47.4)	(49.5)
Proceeds from sales of property, plant and equipment	0.1	1.2	13.0

Net cash used in investing activities	(8.0)	(46.2)	(36.5)

Cash flows from financing activities:
Repayment of borrowings to affiliate	—	(25.0)	(22.2)

Net cash provided by (used in) financing activities	—	(25.0)	(22.2)

Net increase (decrease) in cash and cash equivalents	9.3	(51.7)	15.6
Cash and cash equivalents, beginning of period	1.4	53.1	37.5

Cash and cash equivalents, end of period	$10.7	$1.4	$53.1

See accompanying notes to consolidated financial statements.

Note 1:     Background and Basis of Presentation

      SCG Malaysia Holdings Sdn. Bhd. (the “Company” or “SCG Malaysia”) is a wholly-owned subsidiary of Semiconductor Components Industries, LLC (“SCI LLC” or “Parent”), which is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”.) The Company and its wholly-owned subsidiary, SCG Industries Malaysia Sdn. Bhd., are located in Seremban, Malaysia and are primarily engaged in the manufacture of semiconductor products. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., ON Semiconductor was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). ON Semiconductor continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. The Company was capitalized by the issuance of 147,517,167 shares of common stock to SCI LLC in connection with the Recapitalization.

      On August 4, 1999, ON Semiconductor was recapitalized and certain related transactions were effected pursuant to an agreement among ON Semiconductor, the Company, Motorola and affiliates of Texas Pacific Group (“TPG”). As a result of the Recapitalization, an affiliate of TPG owned approximately 91% and Motorola owned approximately 9% of the outstanding common stock of ON Semiconductor. In addition, as part of these transactions, TPG received 1,500 shares and Motorola received 590 shares of ON Semiconductor’s mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by SCI LLC. Cash payments to Motorola in connection with the Recapitalization were financed through equity investments by affiliates of TPG totaling $337.5 million, borrowings totaling $740.5 million under SCI LLC’s $875 million senior bank facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because TPG’s affiliate did not acquire substantially all of ON Semiconductor’s common stock, the basis of ON Semiconductor’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

      Prior to November 1, 2000, the Company produced a portion of its die requirements internally and purchased its remaining requirements from an affiliated company. The Company then converted such die into semiconductor products and then sold such products to an affiliated company. Effective November 1, 2000, the Company sold its existing inventories at a cost of $20.5 million, excluding wafers, to another affiliated company and now performs assembly and test manufacturing services for that affiliated company on a consignment basis.

      SCI LLC incurs certain manufacturing and information technology support costs that directly benefit its various manufacturing affiliates including the Company. Although such costs are not recorded in the Company’s local statutory accounts and are not deductible for local tax purposes, they have been allocated to the Company and reflected in the accompanying consolidated financial statements as cost of sales with an offsetting capital contribution from SCI LLC. The allocations utilized in arriving at the amounts reflected in the accompanying consolidated financial statements are based on assumptions that management believes are reasonable in the circumstances; however, such allocations are not necessarily indicative of the costs that would have been incurred by the Company had it operated as a stand-alone entity.

Note 2:     Liquidity

      The Company’s ability to fund working capital, capital expenditures and business development efforts depends on the future operating performance of its ultimate parent, ON Semiconductor. During the year ended December 31, 2002, ON Semiconductor incurred a net loss of $141.9 million compared to a net loss of $831.4 million in 2001 and net income of $71.1 million in 2000. ON Semiconductor’s net results included restructuring and other of $27.7 million, $150.4 million and $4.8 million in 2002, 2001 and 2000, respectively, as well as interest expense of $145.2 million, $133.5 million and $131.2 million, respectively. ON Semiconductor’s operating activities provided cash of $30.6 million in 2002 and $301.3 million in 2000 and used cash of $137.3 million in 2001.

      At December 31, 2002, ON Semiconductor had $182.4 million in cash and cash equivalents, net working capital of $195.0 million, term or revolving debt of $1,403.2 million and a stockholders’ deficit of

$662.1 million. ON Semiconductor’s long-term debt includes $701.6 million under its senior bank facilities; $291.4 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $126.9 million under a 10% junior subordinated note payable to Motorola due 2011; and, $23.3 million under a note payable to a Japanese bank due 2010. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements as of December 31, 2002 and expects to remain in compliance over the next twelve months.

      ON Semiconductor’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control.

      If ON Semiconductor fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to ON Semiconductor. Although there can be no assurance, management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund ON Semiconductor’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2003. To the extent that results or events differ from ON Semiconductor’s financial projections or business plans, the Company’s liquidity may be adversely impacted.

Note 3:     Significant Accounting Policies

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables and inventories; reserves for customer incentives, restructuring charges and pension obligations; and, the fair values of financial instruments (including derivative financial instruments). Actual results could differ from these estimates.

Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

      Inventories consist of raw materials and are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost and are depreciated over useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using straight-line and accelerated methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

      The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Revenue Recognition

      Prior to November 1, 2000, the Company recognized revenue when semiconductor products were delivered to the affiliated company. These revenues included the cost of raw materials inventory purchased from third-parties and affiliates plus a markup based on an intercompany transfer pricing agreement. Effective November 1, 2000, the Company recognizes revenue when assembly and test services are completed on inventory consigned in from affiliates and the related products are delivered to the affiliated company. Revenues include the cost of wafers purchased from third-parties and the assembly and test services performed plus a markup based on an intercompany transfer pricing agreement.

     Stock-Based Compensation

      The Company accounts for employee stock options relating to the common stock of ON Semiconductor in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

      Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for 2002, 2001, and 2000 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	Year Ended December 31,

	2002	2001	2000

Net income (loss), as reported	$(2.9)	$(10.2)	$14.3
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(0.7)	(0.7)	(0.6)

Pro forma net income (loss)	$(3.6)	$(10.9)	$13.7

      The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2002	2001	2000

Expected life (in years)	5	5	5
Risk-free interest rate	4.15%	4.81%	6.59%
Volatility	0.70	0.70	0.60

Employee Stock Purchase Plan	2002	2001	2000

Expected life (in years)	0.25	0.25	0.33
Risk-free interest rate	1.71%	4.26%	6.20%
Volatility	0.70	0.70	0.60

      The weighted-average estimated fair value of employee stock options granted during 2002, 2001 and 2000 was $1.98, $3.18 and $9.24 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during 2002, 2001 and 2000 was $0.59, $1.09 and $3.87, respectively.

     Income Taxes

      Income taxes are accounted for using the asset and liability method and are determined on a separate return basis. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

     Foreign Currencies

      The Company utilizes the U.S. dollar as its functional currency. The net effects of gains and losses from foreign currency transactions and from the translation of foreign currency financial statements into U.S. dollars are included in current operations.

     Related Party Transactions

      The Company has extensive transactions and relationships with ON Semiconductor and its affiliates including intercompany pricing agreements and certain manufacturing and information technology support agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

     Defined Benefit Plans

      The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

     Reclassifications

      Certain amounts have been reclassified to conform with the current year presentation.

     Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company does not expect the implementation of SFAS No. 143 to have a material effect on its results of operations.

      The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company’s adoption of SFAS No. 144 did not impact its financial condition or results of operations.

      In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends FASB Statement No. 13, Accounting for Leases” and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective January 1, 2003. The Company does not expect the adoption of SFAS 145 to have a material effect on its financial condition or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for the Company’s fiscal year 2002. The interim disclosure requirements are effective for the first quarter of fiscal year 2003. The Company has no plans to change to the fair value based method of accounting for stock-based employee compensation.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately. The Company does not expect the adoption of FIN 45 to have a material effect on its financial condition or results of operations.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created to acquired prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 to have an impact on its financial condition or results of operations.

Note 4:     Property, Plant and Equipment

      Property, plant and equipment consists of the following at December 31, 2002 and 2001 (in millions):

	December 31,

	2002	2001

Property, plant and equipment, net:
Buildings	$46.6	$44.8
Machinery and equipment	243.9	249.1

Total property, plant and equipment	290.5	293.9
Less: Accumulated depreciation	(187.4)	(162.7)

	$103.1	$131.2

      Depreciation expense totaled $31.9 million, $ 32.7 million and $28.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 5:     Notes Payable to Affiliate

      In conjunction with the Recapitalization, the Company entered into notes payable with an affiliate totaling $114.4 million. Borrowings under the notes payable bear interest at 9.3% (payable monthly) and are due July 31, 2011. As of December 31, 2002 and 2001, $89.4 million was outstanding under these notes payable.

      Cash paid for interest was $8.7 million, $8.4 million and $9.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 6:     Income Taxes

      The income tax provision (benefit) is as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

Current	$(2.6)	$(0.8)	$(1.2)
Deferred	1.6	(3.1)	(4.8)

	$(1.0)	$(3.9)	$(6.0)

      A reconciliation of the Malaysia statutory income tax rate to the Company’s effective income tax is as follows:

	Year Ended December 31,

	2002	2001	2000

Malaysia statutory rate	(28.0)%	(28.0)%	28.0%
Increase (decrease) resulting from:
Reinvestment allowances	—	(9.6)	(123.4)
Non-deductible corporate expense allocation	—	3.0	18.2
Income taxes of prior years	(187.0)	0.4	(21.0)
Foreign currency remeasurement	72.7	6.7	20.7
Other	6.2	(0.2)	5.2

	(136.1)%	(27.7)%	(72.3)%

      Deferred tax assets (liabilities) at December 31, 2002 and 2001 are as follows (in millions):

	Year Ended
	December 31,

	2002	2001

Reserves and accruals	$0.3	$0.2
Property, plant and equipment	(2.9)	(0.9)
Other	1.6	1.2

Net deferred tax asset (liability)	$(1.0)	$0.5

      Cash paid for income taxes was $0.8 million, $2.2 million and $3.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 7:     Employee Benefit Plans

      The Company has a noncontributory pension plan that covers most employees. The benefit formula is dependent upon employee earnings and years of service. The Company’s policy is to fund the plan in accordance with the requirements and regulations of Malaysian labor laws. Benefits under the pension plan are valued using the projected unit credit method.

      The following is a summary of the status of the pension plan and the net periodic pension cost (dollars in millions):

	December 31,

	2002	2001

Assumptions used to value the Company’s pension obligations are as follows:
Rate of compensation increase	5.50%	5.50%
Discount rate	5.50%	5.50%
Change in Benefit Obligation:
Benefit obligation, beginning of period	$4.1	$5.1
Service cost	0.4	0.5
Interest cost	0.2	0.3
Curtailment gain	—	(0.4)
Actuarial loss	0.2	0.1
Benefits paid	(0.3)	(1.5)

Benefit obligation, end of period	$4.6	$4.1

	December 31,

	2002	2001

Balances, end of period:
Pension benefit obligation	$(4.6)	$(4.1)
Fair value of plan assets	—	—

Funded status	(4.6)	(4.1)
Unrecognized net actuarial loss	0.2	—

Net liability recognized, end of period	$(4.4)	$(4.1)

	December 31,

	2002	2001	2000

Assumptions used to determine pension costs are as follows:
Discount rate	5.50%	7.00%	6.50%
Expected return on assets	5.50%	7.00%	6.50%
Rate of compensation increase	5.50%	7.00%	6.50%
Components of net periodic pension cost:
Service cost	$0.4	$0.5	$0.5
Interest cost	0.2	0.3	0.3
Curtailment gain	—	(0.3)	—

Net periodic pension cost	$0.6	$0.5	$0.8

Note 8:     Foreign Currency Exchange Contracts

      The Company’s foreign currency exposures are included in ON Semiconductor’s worldwide foreign currency exposure management program. ON Semiconductor aggregates the forecasted foreign currency exposures for each of its subsidiaries on a monthly basis and enters into forward currency contracts in order to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. Prior to January 1, 2001, the Company entered into its own foreign currency contracts. The Company’s net foreign currency transaction losses included in the accompanying consolidated statement of operations for the years ended December 31, 2002, 2001 and 2000 are $0.0 million, $0.2 million and $0.6 million, respectively. The following schedule shows the notional amounts of net foreign exchange positions in U.S. dollars as of December 31, 2000 (in millions):

2000
Buy
(Sell)

Japanese Yen	$2.3
Malaysian Ringgit	19.4
Euro	1.8
Other	2.0

$25.5

Note 9:     Fair Value of Financial Instruments

      The Company uses the following methods to estimate the fair values of its financial instruments:

     Cash and Cash Equivalents

      The carrying amount approximates fair value due to the short-term maturities of such instruments.

     Notes Payable to Affiliates

      Due to the related party nature of the notes payable to affiliates, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rate for similar instruments. At December 31, 2002 and 2001, the carrying value of the notes payable to affiliates was $89.4 million respectively.

Note 10:     Commitments and Contingencies

     Legal Matters

      ON Semiconductor is currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on ON Semiconductor’s financial condition, results of operations or cash flows.

     Common Stock Collateral Pledge

      On May 6, 2002, ON Semiconductor and SCI LLC (collectively, the “Issuers”) issued $300 million principal amount of second lien notes in a private offering that was exempt from registration requirements of the Federal Securities laws. The notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are guarantors under its senior subordinated notes. In addition, the notes and guarantees are secured on a second priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

      On March 3, 2003, the Issuers issued $200.0 million principal amount of first-lien senior secured notes due 2010 (the “First-Lien Notes”) in a private offering that was exempt from registration requirements of the Federal Securities laws. The obligations under the First-Lien Notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than SCI LLC). The First-Lien Notes and guarantees are secured on a first-priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

Note 11:     Restructuring and Other

      The activity related to the Company’s restructuring reserve is as follows (in millions):

	Reserve			Reserve			2002	Reserve
	Balance at	2001	2001	Balance at	2002	2002	Reserves	Balance at
	12/31/2000	Charges	Usage	12/31/2001	Charges	Usage	Released	12/31/2002

	$—	$—	$—	$—	$—	$—	$—	$—
June 2001 Restructuring
Cash employee separation charges	—	4.4	(2.7)	1.7	—	—	(1.7)	—
Cash exit costs	—	0.6	—	0.6	—	(0.4)	(0.2)	—
Non-cash fixed asset write-offs	—	0.9	(0.9)	—	—	—	—	—

June 2001 Restructuring reserve balance	—			2.3				—

March 2001 Restructuring
Cash employee separation charges	—	3.5	(3.5)	—	—	—	—	—

March 2001 Restructuring reserve balance	—			—				—

	$—	$9.4	$(7.1)	$2.3	$—	$(0.4)	$(1.9)	$—

     June 2001 Restructuring Program

      In June 2001, the Company recorded charges totaling $5.9 million for costs associated with its restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its manufacturing operations to meet declining customer demand. The programs included the transfer of certain manufacturing operations at the Company’s facility to other ON Semiconductor-owned facilities or to third party contractors by December 2001. The charge included $4.4 million to cover employee separation costs associated with the termination of approximately 700 employees. All impacted employees had been terminated and the Company released the remaining $1.7 million reserve to income during the second quarter of 2002.

      The planned discontinuation of certain manufacturing activities triggered an impairment analysis to the carrying value of the related assets and resulted in the Company recording asset impairment charges totaling $0.9 million. This charge included $0.9 million related to the Seremban assembly and test facility. The Company measured the amount of each asset impairment by comparing the carrying value of the respective assets to the related estimated fair value. The Company estimated future net cash flows for the period of continuing manufacturing activities for each group of assets using price, volume, cost, capital and salvage value assumptions that management considered to be reasonable in the circumstances. The impairment charges were recorded for the amount by which the carrying value of the respective assets exceeded their estimated fair value. The related assets have been sold to third parties at amounts that approximated their estimated fair values or were transferred to other manufacturing facilities at their previously existing carrying values.

      The June 2001 charge also included $0.6 million to cover certain exit costs relating facility closure. All facility closure activities had been completed and the Company released the remaining $0.2 million reserve to income during the third quarter of 2002.

     March 2001 Restructuring Program

      In March 2001, the Company recorded charges totaling $3.5 million for costs associated with its restructuring programs. The charges of $3.5 million cover employee separation costs associated with the termination of approximately 350 employees. The employee separation costs reflected further reductions in manufacturing, general and administrative staffing levels in Malaysia. All impacted employees have been terminated under this restructuring program.

Note 12:     Stock Options

      Certain employees of the Company participate in ON Semiconductor stock option plans.

      Generally, the options granted under these plans vest over a period of four years. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

      Information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	0.6	$6.94	0.5	$8.00	0.3	1.50
Grants	0.2	3.24	0.2	5.14	0.2	15.96
Exercises	—	—	—	—	—	—
Cancellations	(0.1)	5.38	(0.1)	12.08	—	—

Outstanding at end of year	0.7	$6.12	0.6	$6.94	0.5	$8.00

Exercisable at end of year	0.3	$8.17	0.1	$1.57	0.1	$1.50

Weighted average fair value of options granted during the period		$1.98		$3.18		$9.24

      The following tables summarize options outstanding and options exercisable at December 31, 2002:

	Outstanding Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.45-$3.86	0.4	7.93	$2.50
$5.95-$6.95	0.1	8.16	6.14
$13.06-$16.00	0.2	7.32	15.99

Totals	0.7		$6.12

	Exercisable Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.45-$3.86	0.2	6.89	$1.68
$13.06-$16.00	0.1	7.32	16.00

Totals	0.3		$8.17

      These options will expire if not exercised at specific dates through July 2012.

      Eligible employees also participate in ON Semiconductor’s 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of ON Semiconductor common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. During each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2002, and 2001, employees purchased approximately 185,000 and 89,000 shares under the plan.

SCG PHILIPPINES, INCORPORATED
(An Indirect Wholly-Owned Subsidiary of
ON Semiconductor Corporation)

FINANCIAL STATEMENTS

As of December 31, 2002 and 2001 and for
the Years Ended December 31, 2002, 2001 and 2000

Report of Independent Accountants

To the Board of Directors and
Stockholder of SCG Philippines, Incorporated

      In our opinion, the accompanying balance sheet and the related statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of SCG Philippines, Incorporated (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2002 and December 31, 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The Company has extensive transactions and relationships with ON Semiconductor Corporation and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

February 5, 2003, except for
the fourth paragraph of
Note 10 for which the date is
March 3, 2003

SCG PHILIPPINES, INCORPORATED

BALANCE SHEET

	December 31,

	2002	2001

	(In millions)
ASSETS
Cash and cash equivalents	$4.6	$3.5
Receivable from Motorola	—	2.3
Other current assets	2.4	5.4
Due from affiliates	7.0	2.9
Deferred income taxes	—	0.1

Total current assets	14.0	14.2
Property, plant and equipment, net	31.0	38.8
Other assets	0.3	0.5

Total assets	$45.3	$53.5

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$2.6	$2.9
Accrued expenses	0.5	0.3
Due to affiliates	0.2	0.3
Income taxes payable	0.4	—

Total current liabilities	3.7	3.5
Other long-term liabilities	0.2	0.1
Deferred income taxes	0.6	0.7

Total liabilities	4.5	4.3

Commitments and contingencies (See Note 10)	—	—

Common stock	68.2	67.4
Accumulated deficit	(27.4)	(18.2)

Total stockholder’s equity	40.8	49.2

Total liabilities and stockholder’s equity	$45.3	$53.5

The accompanying notes are an integral part of these financial statements.

SCG PHILIPPINES, INCORPORATED

STATEMENT OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Sales to affiliates	$34.1	$32.4	$164.1
Cost of sales to affiliates	31.0	28.0	148.9

Gross profit	3.1	4.4	15.2

Operating expenses:
General and administrative	2.7	3.3	3.9
Restructuring and other	2.3	2.1	—

Total operating expenses	5.0	5.4	3.9

Operating income (loss)	(1.9)	(1.0)	11.3
Interest income	0.1	—	0.3

Income (loss) before income taxes	(1.8)	(1.0)	11.6
Income tax benefit (provision)	(1.4)	1.0	(3.1)

Net income (loss)	$(3.2)	$—	$8.5

The accompanying notes are an integral part of these financial statements.

SCG PHILIPPINES, INCORPORATED

STATEMENT OF STOCKHOLDER’S EQUITY

		Retained
		Earnings
	Common	(Accumulated
	Stock	Deficit)	Total

Balance at December 31, 1999	$65.2	$3.9	$69.1
Contributed services by Parent	1.1	—	1.1
Dividends paid	—	(10.0)	(10.0)
Comprehensive income:
Net income	—	8.5	8.5

Balance at December 31, 2000	66.3	2.4	68.7
Contributed services by Parent	1.1	—	1.1
Dividends paid	—	(20.6)	(20.6)
Comprehensive loss:
Net loss	—	—	—

Balance at December 31, 2001	67.4	(18.2)	49.2
Contributed services by Parent	0.8	—	0.8
Dividends paid	—	(6.0)	(6.0)
Comprehensive loss:
Net loss	—	(3.2)	(3.2)

Balance at December 31, 2002	68.2	(27.4)	40.8

The accompanying notes are an integral part of these financial statements.

SCG PHILIPPINES, INCORPORATED

STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Cash flows from operating activities:
Net income (loss)	$(3.2)	$—	$8.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10.0	10.9	9.7
Write-off of receivable from Motorola	2.3	—	—
Non-cash impairment write-down of property, plant and equipment	—	0.6	—
Non-cash support costs provided by Parent	0.8	1.1	1.1
Deferred income taxes	—	(1.0)	1.1
Other	(0.6)	1.0	0.2
Changes in assets and liabilities:
Receivables	—	(0.3)	0.2
Inventories	—	—	9.6
Other assets	3.2	(0.5)	(2.5)
Due from affiliates	(4.1)	(2.8)	1.2
Accounts payable	(0.3)	(1.4)	1.7
Accrued expenses	0.2	(1.6)	(0.1)
Due to affiliates	(0.1)	0.2	—
Income taxes payable	0.4	—	(2.2)
Other long-term liabilities	0.1	0.1	0.3

Net cash provided by operating activities	8.7	6.3	28.8

Cash flows from investing activities:
Purchases of property, plant and equipment	(1.6)	(1.5)	(13.1)
Proceeds from sales of property, plant and equipment	—	—	1.1

Net cash used in investing activities	(1.6)	(1.5)	(12.0)

Cash flows from financing activities:
Payment of dividends	(6.0)	(20.6)	(10.0)

Net cash used in financing activities	(6.0)	(20.6)	(10.0)

Net increase (decrease) in cash and cash equivalents	1.1	(15.8)	6.8
Cash and cash equivalents, beginning of year	3.5	19.3	12.5

Cash and cash equivalents, end of year	$4.6	$3.5	$19.3

The accompanying notes are an integral part of these financial statements.

Note 1:	Background and Basis of Presentation

      SCG Philippines, Incorporated (the “Company”) is a wholly-owned subsidiary of Semiconductor Components Industries, LLC (“SCI LLC” or “Parent”), which is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). The Company is located in Carmona, Philippines and is primarily engaged in the manufacture of semiconductor products. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., ON Semiconductor was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). ON Semiconductor continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. The Company’s common stock consists of 3,000,000 authorized shares, 2,250,000 shares of which were issued to SCI LLC in connection with the Recapitalization and remain outstanding.

      Prior to November 1, 2000, the Company produced a portion of its die requirements internally and purchased its remaining requirements from an affiliated company. The Company then converted such die into semiconductor products and then sold such products to an affiliated company. Effective November 1, 2000, the Company sold its existing inventories at a cost of $12.7 million to another affiliated company and now performs assembly and test manufacturing services for that affiliated company on a consignment basis.

      SCI LLC incurs certain manufacturing and information technology support costs that directly benefit its various manufacturing affiliates including the Company. Although such costs are not recorded in the Company’s local statutory accounts and are not deductible for local tax purposes, they have been allocated to the Company and reflected in the accompanying financial statements as cost of sales with an offsetting capital contribution from SCI LLC. The allocations utilized in arriving at the amounts reflected in the accompanying financial statements are based on assumptions that management believes are reasonable in the circumstances; however, such allocations are not necessarily indicative of the costs that would have been incurred by the Company had it operated as a stand-alone entity.

Note 2:	Liquidity

      The Company’s ability to fund working capital, capital expenditures and business development efforts depends on the future operating performance of its ultimate parent, ON Semiconductor. During the year ended December 31, 2002, ON Semiconductor incurred a net loss of $141.9 million compared to a net loss of $831.4 million in 2001 and net income of $71.1 million in 2000. ON Semiconductor’s net results included restructuring and other of $27.7 million, $150.4 million and $4.8 million in 2002, 2001 and 2000, respectively, as well as interest expense of $145.2 million, $133.5 million and $131.2 million, respectively. ON Semiconductor’s operating activities provided cash of $30.6 million in 2002 and $301.3 million in 2000 and used cash of $137.3 million in 2001.

      At December 31, 2002, ON Semiconductor had $182.4 million in cash and cash equivalents, net working capital of $195.0 million, term or revolving debt of $1,403.2 million and a stockholders’ deficit of $662.1 million. ON Semiconductor’s long-term debt includes $701.6 million under its senior bank facilities; $291.4 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $126.9 million under a 10% junior subordinated note payable to Motorola due 2011; and, $23.3 million under a note payable to a Japanese bank due 2010. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements as of December 31, 2002 and expects to remain in compliance over the next twelve months.

      ON Semiconductor’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control.

      If ON Semiconductor fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to ON Semiconductor. Although there can be no assurance, management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund ON Semiconductor’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2003. To the extent that results or events differ from ON Semiconductor’s financial projections and business plans, the Company’s liquidity may be adversely impacted.

Note 3:	Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables; restructuring charges and pension obligations; and future cash flows associated with long-lived assets. Actual results could differ from these estimates.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short-term maturities of such instruments.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost and are depreciated over estimated useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

      The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Revenue Recognition

      Prior to November 1, 2000, the Company recognized revenue when semiconductor products were delivered to the affiliated company. These revenues included the cost of raw materials inventory purchased from third-parties and affiliates plus a markup based on an intercompany transfer pricing agreement. Effective November 1, 2000, the Company no longer takes title to the raw material inventory and recognizes revenue when assembly and test services are completed on inventory consigned in from affiliates and the related products are delivered to the affiliated company. Revenues include the cost of assembly and test services performed plus a markup based on an intercompany transfer pricing agreement.

Stock-Based Compensation

      The Company accounts for employee stock options relating to the common stock of ON Semiconductor in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to

Employees” (“APB 25”) and provides the pro forma disclosures required by Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock Based Compensation”. The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

      Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for 2002, 2001, and 2000 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	Year Ended December 31,

	2002	2001	2000

Net income (loss), as reported	$(3.2)	$—	$8.5
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(0.3)	(0.2)	(0.1)

Pro forma net income (loss)	$(3.5)	$(0.2)	$8.4

      The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2002	2001	2000

Expected life (in years)	5	5	5
Risk-free interest rate	4.35%	4.93%	6.48%
Volatility	0.70	0.70	0.60

Employee Stock Purchase Plan	2002	2001	2000

Expected life (in years)	0.25	0.25	0.33
Risk-free interest rate	1.71%	4.26%	6.20%
Volatility	0.70	0.70	0.60

      The weighted-average estimated fair value of employee stock options granted during 2002, 2001 and 2000 was $1.94, $3.26 and $8.92 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during 2002, 2001 and 2000 was $0.51, $1.11 and $4.16 per share, respectively.

Income Taxes

      Income taxes are accounted for using the asset and liability method and are determined on a separate return basis. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

Foreign Currencies

      The Company utilizes the U.S. dollar as its functional currency. The net effects of gains and losses from foreign currency transactions and from the translation of foreign currency financial statements into U.S. dollars are included in current operations.

Defined Benefit Plan

      The Company maintains a defined benefit pension plan covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of the pension plan.

Related Party Transactions

      The Company has extensive transactions and relationships with ON Semiconductor and its affiliates including intercompany pricing agreements and certain manufacturing and information technology support agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying value and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company does not expect the implementation of SFAS No. 143 to have a material effect on its results of operations.

      The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company’s adoption of SFAS No. 144 did not impact its financial condition or results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends FASB Statement No. 13, Accounting for Leases” and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective January 1, 2003. The Company does not expect the adoption of SFAS No. 145 to have a material effect on its financial condition or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for the Company’s fiscal year 2002. The interim disclosure requirements are effective for the first quarter of fiscal year 2003. The Company has no plans to change to the fair value based method of accounting for stock-based employee compensation.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately. The Company does not expect the adoption of FIN No. 45 to have a material effect on its financial condition or results of operations.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created to acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied to the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN No. 46 to have an impact on its financial condition or results of operations.

Note 4:     Restructuring and Other

      The activity related to the Company’s restructuring program is as follows (in millions):

	Reserve				Reserve				Reserve
	Balance at	2001	2001	Reserves	Balance at	2002	2002	Reserves	Balance at
	12/31/2000	Charges	Usage	Released	12/31/2001	Charges	Usage	Released	12/31/2002

	$—	$—	$—	$—	$—	$—	$—	$—	$—
June 2001 Restructuring
Cash employee separation charges	—	0.6	(0.3)	(0.3)	—	—	—	—	—

June 2001 Restructuring reserve balance	—				—				—

March 2001 Restructuring
Cash employee separation charges	—	1.2	(1.2)	—	—	—	—	—	—
Non-cash fixed asset write-offs	—	0.6	(0.6)	—	—	—	—	—	—

March 2001 Restructuring reserve balance	—				—				—

	$—	$2.4	$(2.1)	$(0.3)	$—	$—	$—	$—	$—

      The following table reconciles the restructuring activity in the tables above to the “Restructuring and other” caption on the statement of operations for the years ended December 31, 2002 and 2001 (in millions):

Year Ended
December 31,
2002

2002 restructuring charges	$—
Plus: Motorola receivable write-off	2.3

Restructuring and other	$2.3

December 31,
2001

2001 restructuring charges	$2.4
Less: Reserves released during the period	(0.3)

Restructuring and other	$2.1

      During the second quarter of 2002, ON Semiconductor and Motorola reached a settlement of various contractual issues in exchange for a cash payment from Motorola of $10.6 million which resulted in a related gain to ON Semiconductor of $12.4 million. Because the majority of the contractual issues were between SCI LLC and Motorola, the related gain was recorded entirely on the books of SCI LLC. As a part of the settlement included forgiveness of a receivable due from Motorola, the Company recorded a $2.3 million write-off, which is included in restructuring and other in the statement of operations for the year ended December 31, 2002.

June 2001 Restructuring Program

      In June 2001, the Company recorded charges totaling $0.6 million for costs associated with a restructuring program. The charge included $0.6 million to cover employee separation costs associated with the termination of approximately 30 employees. All impacted employees had been terminated and the Company released the remaining $0.3 million reserve to income during the fourth quarter of 2001 as the actual severance costs were less than originally estimated.

March 2001 Restructuring Program

      In March 2001, the Company recorded charges totaling $1.8 million for costs associated with a restructuring program. The charges included $1.2 million to cover employee separation costs associated with the termination of approximately 100 employees as well as $0.6 million for equipment write-offs that were charged directly against the related assets.

      The employee separation costs reflected reductions in the Company’s manufacturing, general and administrative staffing levels. All impacted employees have been terminated under this restructuring program.

      The March 2001 charge included property and equipment write downs of $0.6 million relating to assets that could not be utilized or transferred to other affiliated locations.

Note 5: Balance Sheet Information

      Balance sheet information is as follows (in millions):

	December 31,

	2002	2001

Other current assets:
Value added tax receivable	$1.3	$2.1
Income tax receivable	—	0.4
Prepaid assets	0.3	1.5
Production supplies, tool and die	0.7	1.4
Other	0.1	—

	$2.4	$5.4

Property, plant and equipment, net:
Buildings	$27.0	$26.7
Machinery and equipment	65.7	64.7

Total property, plant and equipment	92.7	91.4
Less: Accumulated depreciation	(61.7)	(52.6)

	$31.0	$38.8

Accrued expenses:
Current portion of pension liability	$0.2	$0.3
Accrued payroll	0.2	—
Other	0.1	—

	$0.5	$0.3

      Depreciation expense totaled $10.0 million, $10.9 million and $9.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 6: Income Taxes

      The provision (benefit) for income taxes is as follows (in millions):

	Year Ended December 31,

	2002	2001	2000

Current	$1.5	$0.1	$2.0
Deferred	(0.1)	(1.1)	1.1

	$1.4	$(1.0)	$3.1

      A reconciliation of the Philippines statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,

	2002	2001	2000

Philippines federal statutory rate	(32.0)%	(32.0)%	32.0%
Increase (decrease) resulting from:
Tax holiday	—	(33.1)	(13.3)
Foreign currency remeasurement	98.9	72.9	7.2
Non-deductible corporate allocation	14.2	28.3	2.9
Prior year taxes	—	(125.4)	—
Other	(1.9)	(6.3)	(2.4)

	79.2%	(95.6)%	26.4%

      Deferred tax assets (liabilities) are as follows (in millions):

	Year Ended
	December 31,

	2002	2001

Unrealized foreign exchange gains	$(0.1)	$—
Reserves and accruals	0.3	0.2
Depreciation	(1.0)	(1.2)
Other	0.2	0.4

Net deferred tax liability	$(0.6)	$(0.6)

      Cash paid for income taxes was $0.6 million, $0.2 million and $4.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 7: Employee Benefit Plan

Defined Benefit Plan

      The Company has a pension plan that covers most employees. The benefit formula is dependent upon employee years of service. The Company’s policy is to fund the plan in accordance with the requirements and regulations of Philippine labor laws. Benefits under this pension plan are valued using the projected unit credit cost method.

      The following is a summary of the status of the Company’s pension plan and the net periodic pension cost (dollars in millions):

	December 31,	December 31,
	2002	2001

Assumptions used to value the Company’s pension obligations are as follows:
Rate of compensation increase	9.00%	10.00%
Discount rate	11.00%	12.00%

	December 31,	December 31,
	2002	2001

Change in Benefit Obligation:
Benefit obligation, beginning of period	$2.0	$2.6
Service cost	0.2	0.2
Interest cost	0.3	0.3
Actuarial gain	(0.1)	(0.2)
Benefits paid	(0.1)	(0.8)
Translation gain	(0.1)	(0.1)

Benefit obligation, end of period	$2.2	$2.0

Change in Plan Assets:
Fair value, beginning of period	$1.2	$2.1
Actual return on plan assets	0.1	—
Employer contributions	0.3	—
Benefits paid	(0.1)	(0.8)
Translation loss	(0.1)	(0.1)

Fair value, end of period	$1.4	$1.2

Balances, end of period:
Pension benefit obligation	$(2.2)	$(2.0)
Fair value of plan assets	1.4	1.1

Funded status	(0.8)	(0.9)
Unrecognized net actuarial loss	—	0.1
Unrecognized prior service cost	0.4	0.4

Net liability recognized, end of period	$(0.4)	$(0.4)

The net amounts recognized in the balance sheet consist of the following:
Accrued expenses	$(0.2)	$(0.3)
Other long-term liabilities	(0.2)	(0.1)

Net liability recognized, end of period	$(0.4)	$(0.4)

	Year Ended December 31,

	2002	2001	2000

Assumptions used to determine pension costs are as follows:
Discount rate	12.00%	12.00%	12.00%
Expected return on assets	12.00%	12.00%	12.00%
Rate of compensation increase	10.00%	10.00%	10.00%
Components of net periodic pension cost:
Service cost	$0.2	$0.2	$0.2
Interest cost	0.3	0.3	0.3
Expected return on assets	(0.2)	(0.2)	(0.2)
Amortization of prior service cost	0.1	—	—

Net periodic pension cost	$0.4	$0.3	$0.3

Note 8:	Foreign Currency Exchange Contracts

      The Company’s foreign currency exposures are included in ON Semiconductor’s worldwide foreign currency exposure management program. ON Semiconductor aggregates the forecasted foreign currency exposures for each of its subsidiaries on a monthly basis and enters into forward currency contracts in order to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. Prior to January 1, 2001, the Company entered into its own foreign currency contracts. The Company’s net foreign currency transaction losses included in the accompanying statement of operations for the years ended December 31, 2002, 2001 and 2000 are $0.0 million, $0.4 million and $0.4 million, respectively. The notional amounts of net foreign exchange positions in U.S. dollars are $4.3 million Philippine Peso and $0.1 million Japanese Yen, totaling $4.4 million as of December 31, 2000.

Note 9:	Stock Options

      Certain employees of the Company participate in ON Semiconductor stock option plans.

      Generally, the options granted under these plans vest over a period of four years. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

      Information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	0.3	$7.26	0.2	$9.04	0.1	$1.50
Grants	0.1	3.17	0.1	5.27	0.1	15.45
Exercises	—	—	—	—	—	—
Cancellations	—	—	—	—	—	—

Outstanding at end of year	0.4	$6.15	0.3	$7.26	0.2	$9.04

Exercisable at end of year	0.1	$8.13	0.1	$5.06	—	$4.88

Weighted average fair value of options granted during the period		$1.94		$3.26		$8.92

      The following tables summarize options outstanding and options exercisable at December 31, 2002:

	Outstanding Options

		Weighted
		Average	Weighted
		Contractual	Average
	Number	Life	Exercise
	Shares	(in years)	Price

Range of Exercise Prices
$1.25 — $2.71	0.1	6.85	$1.53
$3.22 — $6.95	0.2	8.64	3.70
$13.06 — $16.00	0.1	7.42	15.27

Totals	0.4		$6.15

Exercisable Options

Weighted
		Average	Weighted
		Contractual	Average
	Number	Life	Exercise
	Shares	(in years)	Price

Range of Exercise Prices
$13.06 — $16.00	0.1	7.39	$15.53

      These options will expire if not exercised at specific dates through September 2012.

2000 Employee Stock Purchase Plan

      Eligible employees also participate in ON Semiconductor’s 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of ON Semiconductor common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. During each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2002, and 2001, employees purchased approximately 13,000 and 11,000 shares under the plan, respectively.

Note 10:	Commitments and Contingencies

Leases

      The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2002 (in millions):

Year ending December 31:
2003	$0.5
2004	0.2
2005	0.1

$0.8

Legal Matters

      ON Semiconductor is currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on ON Semiconductor’s financial condition, results of operations or cash flows.

Common Stock Collateral Pledge

      On May 6, 2002, ON Semiconductor and SCI LLC (collectively, the “Issuers”) issued $300 million principal amount of second lien notes due 2008 in a private offering that was exempt from registration requirements of the Federal Securities laws. The notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are guarantors under its senior subordinated notes. In addition, the notes and guarantees are secured on a second priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its first-tier foreign subsidiaries, including the Company, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

      On March 3, 2003, the Issuers issued $200.0 million principal amount of first-lien senior secured notes due 2010 (the “First-Lien Notes”) in a private offering that was exempt from registration requirements of the Federal Securities laws. The obligations under the First-Lien Notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than SCI LLC). The First-Lien Notes and guarantees are secured on a first-priority basis the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its first-tier foreign subsidiaries, including the Company, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

Appendix A

Everett Tackett, APR	Scott Sullinger
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	scott.sullinger@onsemi.com

ON SEMICONDUCTOR REPORTS FIRST QUARTER 2003 RESULTS

      PHOENIX, Ariz. — May. 1, 2003 — ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the first quarter of 2003 were $267 million, an increase of approximately $1 million from the fourth quarter of 2002. The company reported a net loss of $31 million in the first quarter of 2003, as compared to a net loss of $40 million in the fourth quarter of 2002. The company’s loss per share was $0.19 in the first quarter of 2003 compared to a loss per share of $0.24 in the fourth quarter of 2002. The company’s first quarter results included a $3.5 million or $0.02 per share loss on debt prepayment stemming from the issuance of $200 million in first lien notes to pay down bank debt. The company’s fourth quarter results included $17.5 million or $0.10 per share of restructuring and other charges.

      On a mix adjusted basis, average selling prices in the first quarter of 2003 were down around 5 percent quarter over quarter primarily resulting from contractual price negotiations that took place with some of the company’s customers in the fourth quarter of 2002. The price decline in the first quarter was slightly higher than previously anticipated.

      EBITDA for the first quarter of 2003 was $41 million, as compared to EBITDA for the fourth quarter of 2002 of $30 million. EBITDA for the first quarter of 2003 included $3.5 million in loss on debt prepayment, and EBITDA for the fourth quarter of 2002 included $17.5 million of restructuring and other charges. A reconciliation of this non-GAAP financial measure to the company’s net loss and net cash provided by (used in) operating activities prepared in accordance with U.S. GAAP is set out in the attached reconciliation.

      “Despite numerous market challenges in the first quarter, I’m happy to report that we were still able to grow our revenues slightly compared to the fourth quarter,” said Keith Jackson, ON Semiconductor president and CEO. “In addition, operating income was $11 million, or approximately 4 percent of revenue.”

Second Quarter 2003 Outlook

      “Regarding our second quarter outlook, we anticipate that total revenues will be in line with the first quarter. Backlog levels at the beginning of the second quarter of 2003 were similar to backlog levels at the beginning of the first quarter of 2003 and we continue to be in a high turns environment,” Jackson said. “We are assuming that turns levels in the second quarter will be consistent with the first quarter. We expect that our gross margins and operating margins will increase slightly as a result of our cost reduction measures. Growing EBITDA is a key corporate priority, and we expect our cost reduction measures to result in EBITDA improvement in the second quarter. We also expect a slight reduction in our cash balance during the second quarter due to modest changes in working capital.”

Teleconference

      ON Semiconductor will hold a conference call for the financial community at 5 p.m. Eastern time (EDT) today to discuss the first quarter results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at http://www.onsemi.com. The Web cast will be available for 30 days following the conference call.

About ON Semiconductor

      ON Semiconductor (NASDAQ: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to second quarter 2003 revenues, gross and operating margins, EBITDA, turns, cost reductions/savings, cash, working capital and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, our transfer to the NASDAQ SmallCap Market (including impairment of the marketability and liquidity of our common stock, the impairment of our ability to raise capital and other risks associated with trading on the SmallCap), risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2002 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED STATEMENTS OF OPERATIONS

	Quarter Ended

	April 4,	December 31,	March 29,
	2003	2002	2002

	(In millions, except per share data)
Total revenues	$266.5	$265.7	$269.1
Cost of sales	196.2	192.4	210.9

Gross profit	70.3	73.3	58.2

Operating expenses:
Research and development	17.7	17.5	17.3
Selling and marketing	16.1	16.5	14.6
General and administrative	22.1	22.4	29.2
Amortization of intangibles	3.0	2.9	3.0
Restructuring and other	—	17.5	7.1

Total operating expenses	58.9	76.8	71.2

Operating income (loss)	11.4	(3.5)	(13.0)

Other income (expenses), net:
Interest expense	(37.6)	(37.5)	(34.7)
Equity in earnings of joint ventures	1.4	0.5	1.2
Loss on debt prepayment	(3.5)	—	—

Other income (expenses), net	(39.7)	(37.0)	(33.5)

Loss before income taxes and minority interests	(28.3)	(40.5)	(46.5)
(Provision) benefit for income taxes	(2.0)	1.2	(3.7)
Minority interests	(0.3)	(0.3)	0.2

Net loss	(30.6)	(39.6)	(50.0)
Less: Redeemable preferred stock dividends	(2.2)	(2.2)	(2.1)

Net loss applicable to common stock	$(32.8)	$(41.8)	$(52.1)

Earnings (loss) per common share:
Basic:
Net loss applicable to common stock	$(0.19)	$(0.24)	$(0.30)

Diluted:
Net loss applicable to common stock	$(0.19)	$(0.24)	$(0.30)

Weighted average common shares outstanding:
Basic	176.4	176.1	174.8

Diluted	176.4	176.1	174.8

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 4,	December 31,
	2003	2002

	(Unaudited)

	(In millions)
Assets
Cash and cash equivalents	$189.1	$182.4
Receivables, net	129.3	121.6
Inventories, net	166.7	160.0
Other current assets	27.5	36.6
Deferred income taxes	7.6	6.4

Total current assets	520.2	507.0
Property, plant and equipment, net	431.0	454.1
Investments in and advances to joint ventures	100.7	99.3
Goodwill	77.3	77.3
Intangible assets, net	23.7	26.7
Other assets	42.8	38.7

Total assets	$1,195.7	$1,203.1

Liabilities, Minority Interests, Redeemable Preferred Stock and Stockholders’ Deficit
Accounts payable	$116.8	$77.4
Accrued expenses	85.0	99.9
Income taxes payable	14.8	11.0
Accrued interest	22.8	43.6
Deferred income on sales to distributors	68.2	70.8
Current portion of long-term debt	4.0	9.3

Total current liabilities	311.6	312.0
Long-term debt	1,413.4	1,393.9
Other long-term liabilities	45.8	42.9
Deferred income taxes	0.9	2.2

Total liabilities	1,771.7	1,751.0

Minority interests in consolidated subsidiaries	4.2	4.1

Redeemable preferred stock	112.3	110.1

Common stock	1.8	1.8
Additional paid-in capital	735.5	737.4
Accumulated other comprehensive income	(32.2)	(34.3)
Accumulated deficit	(1,397.6)	(1,367.0)

Total stockholders’ deficit	(692.5)	(662.1)

Total liabilities, minority interests, redeemable preferred stock and stockholders’ deficit	$1,195.7	$1,203.1

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

	Quarter Ended

	April 4,	December 31,	March 29,
	2003	2002	2002

	(in millions)
Net loss	$(30.6)	$(39.6)	$(50.0)
Plus:
Depreciation and amortization	32.0	33.2	34.0
Interest expense, net	37.6	37.5	34.7
Income tax provision (benefit)	2.0	(1.2)	3.7

EBITDA	41.0	29.9	22.4
Increase (decrease):
Interest expense, net of interest income	(37.6)	(37.5)	(34.7)
Income tax provision (benefit)	(2.0)	1.2	(3.7)
Loss on debt prepayment	3.5	—	—
Amortization of debt issuance costs and debt discount	2.2	2.4	1.6
Provision for excess inventories	4.0	(0.4)	10.7
Non-cash impairment of property, plant and equipment	—	1.0	—
Non-cash interest on junior subordinated note payable to Motorola	3.3	3.1	2.7
Undistributed earnings of unconsolidated joint ventures	(1.4)	(0.5)	(1.2)
Deferred income taxes	(2.5)	2.5	0.7
Stock compensation expense	0.1	3.2	0.3
Other	0.8	(0.1)	(0.3)
Changes in operating assets and liabilities	0.1	2.5	(22.9)

Net cash provided by (used in) operating activities	$11.5	$7.3	$(24.4)

*	EBITDA represents net income (loss) before interest expense, provision for income taxes and depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by (used in) operating activities, the most directly comparable financial measure under generally accepted accounting principles.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Prospectus or in the accompanying Letter of Transmittal. You must not rely on any unauthorized information or representations. This Prospectus and the accompanying Letter of Transmittal are an offer to sell or to buy only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this Prospectus is accurate as of the date on the front cover of the Prospectus or the date of the document incorporated by reference. The information in the accompanying Letter of Transmittal is accurate as of its date.

(ON SEMICONDUCTOR LOGO)